Exhibit 2.1


                AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT

                                     BETWEEN

                            PRIME HOSPITALITY CORP.,
                                   as Seller,

                                       and

            AMERICAN GENERAL HOSPITALITY OPERATING PARTNERSHIP, L.P.
                                  as Purchaser

                                 January 7, 1998

                              Meriden, Connecticut
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                                TABLE OF CONTENTS

                                                                            Page

   SECTION 1.  DEFINITIONS....................................................1

    1.1.  "Acquisition Costs" ................................................1
    1.2.  "Adjustments" ......................................................2
    1.3.  "Affiliate" ........................................................2
    1.4.  "Agreement" ........................................................2
    1.5.  "Business Day" .....................................................2
    1.6.  "Change in Control" ................................................2
    1.7.  "Closing" ..........................................................2
    1.8.  "Closing Date" .....................................................2
    1.9.  "Code" .............................................................3
    1.10. "Construction Costs" ...............................................3
    1.11. "Contracts" ........................................................3
    1.12. "Cut-Off Time" .....................................................3
    1.13. "Defective Property" ...............................................3
    1.14. "Deposit" ..........................................................4
    1.15. "Diligence Notice" .................................................4
    1.16. "Documents" ........................................................4
    1.17. "Due Diligence Material" ...........................................4
    1.18. "Environmental Laws" ...............................................4
    1.19. "Environmental Report" .............................................4
    1.20. "Escrow Agent" .....................................................4
    1.21. "Escrow Agreement" .................................................4
    1.22. "Estoppel Certificate" .............................................4
    1.23. "Exchange Act" .....................................................5
    1.24. "Excluded Intellectual Property" ...................................5
    1.25. "FF&E" .............................................................5
    1.26. "FF&E Leases" ......................................................5
    1.27. "Financial Statements" .............................................5
    1.28. "Franchise Agreement" ..............................................5
    1.29. "Franchisor Comfort Letters" .......................................5
    1.30. "Full Service Hotels" ..............................................6
    1.31. "Group Two Sale Agreement" .........................................6
    1.32. "Hazardous Substance" ..............................................6
    1.33. "Hotel" ............................................................6
    1.34. "Improvements" .....................................................6
    1.35. "Intangible Property" ..............................................6
    1.36."Leased FF&E" .......................................................7
    1.37. "Letter of Credit...................................................7
    1.38. "Liquidated Damages" ...............................................7
    1.39. "Liquor License" ...................................................7
    1.40. "Mortgagee" ........................................................7
    1.41. "Offer" ............................................................7
    1.42. "Operating Leases" .................................................7
    1.43. "Operating Lessee" .................................................7
    1.44. "Original Agreement" ...............................................7
    1.45. "Other Agreements" .................................................7
    1.46. "Other Revenues" ...................................................7


                                      (i)
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    1.47. "Permitted Encumbrances" ...........................................7
    1.48. "Person" .......................................................... 8
    1.49. "Project Plan" .................................................... 8
    1.50. "Property" ........................................................ 8
    1.51. "Proposed AmeriSuites Hotel" ...................................... 8
    1.52. "Prorations Settlement" ........................................... 8
    1.53. "Purchase Price" .................................................. 8
    1.54. "Purchaser" ....................................................... 8
    1.55. "Real Property" ................................................... 8
    1.56. "REIT" ............................................................ 8
    1.57. "Restricted Period" ............................................... 8
    1.58. "Room Revenues" ................................................... 8
    1.59. "SEC Documents" ................................................... 8
    1.60. "Seller" .......................................................... 9
    1.61. "Seller's knowledge" .............................................. 9
    1.62. "Seller Subsidiary" ............................................... 9
    1.63. "Space Leases" .................................................... 9
    1.64. "Subordination, Nondisturbance and Attornment Agreement" .......... 9
    1.65. "Survey" .......................................................... 9
    1.66. "Survival Period" ................................................. 9
    1.67. "Title Commitment" ................................................ 9
    1.68. "Title Company" ................................................... 9
    1.69. "WARN Act" ........................................................ 9

    SECTION 2.  PURCHASE AND SALE............................................10

    2.1.  Purchase and Sale..................................................10
    2.2.  Deposit............................................................10
    2.3.  Closing............................................................10
    2.4.  Purchase Price.....................................................10
    2.5.  Tax Free Exchange..................................................11

   SECTION 3.  DILIGENCE; CASUALTY AND CONDEMNATION..........................11

    3.1.  Diligence Inspections..............................................11
    3.2.  Defective Property.................................................14
    3.3.  Title Matters......................................................15
    3.4.  Survey.............................................................16
    3.5.  Additional Termination Option......................................16
    3.6.  Adjournment of Closing.............................................17

   SECTION 4.  CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE.................17

    4.1.  Closing Documents..................................................17
    4.2.  Condition of the Property..........................................19
    4.3.  Title Policies.....................................................20
    4.4.  Opinions of Counsel................................................20
    4.5.  Other Approvals....................................................20
    4.6.  Representations....................................................20
    4.7.  Default Under Group Two Sale Agreement.............................20
    4.8.  Default under Other Agreements.....................................20


                                      (ii)
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   SECTION 5.  CONDITIONS TO SELLER'S OBLIGATION TO CLOSE....................21

    5.1.  Purchase Price.....................................................21
    5.2.  Closing Documents..................................................21
    5.3.  Opinion of Counsel.................................................21
    5.4.  Other Approvals....................................................22
    5.5.  Representations....................................................22
    5.6.  Default Under Group Two Sale Agreement.............................22
    5.7.  Default under Other Agreements.....................................22

   SECTION 6.  REPRESENTATIONS OF SELLER.....................................22

    6.1.  Status and Authority of Seller.....................................22
    6.2.  Action of Seller...................................................23
    6.3.  No Violations of Agreements........................................23
    6.4.  Litigation.........................................................23
    6.5.  Existing Leases, Agreements, Etc...................................23
    6.6.  Franchise Agreement................................................24
    6.7.  Contracts..........................................................24
    6.8.  Taxes..............................................................24
    6.9.  Not a Foreign Person...............................................24
    6.10. Hazardous Substances...............................................24
    6.11. Insurance..........................................................24
    6.12. FF&E...............................................................25
    6.13. Employment and Union Contracts.....................................25
    6.14. Adjacent Land Leases...............................................25
    6.15. Trademarks.........................................................25
    6.16. Compliance with Laws...............................................25
    6.17. Inventory..........................................................25
    6.18. Holder of Liquor License...........................................25

   SECTION 7.  REPRESENTATIONS OF PURCHASER..................................26

    7.1.  Status and Authority of Purchaser..................................27
    7.2.  Action of Purchaser................................................27
    7.3.  No Violations of Agreements........................................27
    7.4.  Litigation.........................................................27
    7.5.  No Conflicts.......................................................27

   SECTION 8.  COVENANTS OF SELLER AND PURCHASER.............................28

    8.1.  Covenants of Seller................................................28

   SECTION 9.  CLOSING COSTS.................................................31

    9.1.  Closing Costs......................................................31

   SECTION 10.  DEFAULT......................................................32

    10.1. Default by Seller..................................................32
    10.2. Default by Purchaser...............................................32

   SECTION 11. LIQUOR LICENSE; FRANCHISE AGREEMENT...........................33

    11.1. Liquor License.....................................................33
    11.2. Franchise Agreement................................................33
    11.3. License for Excluded Intellectual Property.........................34


                                      (iii)
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   SECTION 12.  ADJUSTMENTS, PRORATIONS AND DEPOSITS.........................35

    12.1.  Matters to be Adjusted or Prorated................................35
    12.2.  Certiorari Proceeding.............................................37

   SECTION 13.  RIGHT OF FIRST REFUSAL; RADIUS RESTRICTION; AMERISUITES HOTEL
                   PURCHASE OPTION...........................................37

    13.1.  Right of First Refusal on Full Service Hotels.....................37
    13.2.  Radius Restriction................................................39
    13.3.  AmeriSuites Hotels................................................39
    13.4.  Multi-Property Exception..........................................43
    13.5.  Survival and Damages..............................................43
    13.6.  General Provisions................................................43

   SECTION 14.  MISCELLANEOUS................................................45

    14.1.  Agreement to Indemnify............................................45
    14.2.  Brokerage Commissions.............................................46
    14.3.  Publicity.........................................................46
    14.4.  Confidentiality...................................................47
    14.5.  Notices...........................................................47
    14.6.  Waivers, Etc......................................................49
    14.7.  Assignment; Successors and Assigns................................49
    14.8.  Severability......................................................50
    14.9.  Counterparts, Etc.................................................50
    14.10. Governing Law.....................................................50
    14.11. Performance on Business Days......................................51
    14.12. Attorneys' Fees...................................................51
    14.13. Section and Other Headings........................................51
    14.14. Financing and Priority of Operating Leases........................51
    14.15. Group Two Purchase and Sale Agreement.............................51
    14.16. Exceptions to Liquidated Damages..................................51

EXHIBITS
Exhibit  B    Legal Description of the Premises
Exhibit  D    Franchise Agreement
Exhibit  E-1  Form of Franchisor Comfort Letter in favor of Purchaser
Exhibit  E-2  Form of Franchisor Comfort Letter in favor of Mortgagee
Exhibit  H    Form of Operating Lease
Exhibit  I    List of Personal Property and Equipment Subject to UCC
                  Financing Statements
Exhibit  K    List of Space Leases and Security Deposits
Exhibit  L    Form of Subordination, Non-Disturbance and Attornment
                  Agreement
Exhibit  O    Form of Representation Letter in favor of Accountants
Exhibit  R    Form of Bill of Sale and Assignment Agreement


                                      (iv)
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Exhibit  S    Form of Assignment and Assumption of Space Leases
Exhibit  T    List of Leased FF&E
Exhibit  U    List of Employment Agreements and Union Contracts
Exhibit  V    Exclusions to Representations Regarding Compliance with
                  Applicable Laws
Exhibit  W    Form of Assignment and Assumption of Contracts
Exhibit  X    Environmental Report


                                       (v)

                AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT

      THIS AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT is made as of the 7th day of January, 1998, between PRIME HOSPITALITY CORP., a Delaware corporation ("Seller"), as seller, and AMERICAN GENERAL HOSPITALITY OPERATING PARTNERSHIP, L.P. ("Purchaser"), as purchaser.

                               W I T N E S S T H:

            WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Agreement dated as of November 20, 1997, as amended by Amendment to Purchase and Sale Agreement dated January __, 1998 (the "Original Agreement"), for the sale of certain properties, including the Property (as defined below); and

            WHEREAS, Seller and Purchaser desire to amend and restate the Original Agreement in the form of eight separate contracts, one contract for each of the Properties (as defined in the Original Agreement) (such contracts other than this Agreement being referred to herein as the "Other Agreements"); and

            WHEREAS, this Agreement shall constitute one of such eight separate contracts which shall amend and restate the Original Agreement; and

            WHEREAS, Seller is willing to sell Seller's interest in the Property to Purchaser, subject to and upon the terms and conditions hereinafter set forth.

            NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree that, with respect to the Property, all of the provisions of the Original Agreement are superseded, amended and restated in their entirety to read as follows:

SECTION 1. DEFINITIONS.

            Capitalized terms used in this Agreement shall have the meanings set forth below or in the Section of this Agreement referred to below:

            1.1. "Acquisition Costs" shall mean all costs and expenses incurred by Seller in connection with the proposed acquisition of a Proposed AmeriSuites Hotel, including without limitation, the purchase price under any contract of sale for the same, any architect, engineer, attorney, accountant and other professional fees, any due diligence expenses incurred in assessing the Proposed AmeriSuites Hotel, title and survey costs, transfer taxes and pre-opening expenses of the hotel, including without limitation, costs incurred in the reflagging of the hotel, promotional and advertising expenses, administrative expenses, employee hiring and training expenses, the cost of supplies, equipment and furniture purchased for the hotel, governmental, utility or other deposits required for operation of the hotel and similar costs.

            1.2. "Adjustments" shall have the meaning given such term in Section 12.1.

            1.3. "Affiliate" shall mean, with respect to any entity, any entity that , directly or indirectly, controls or is controlled by or is under common control with such entity. For the purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, through the ownership of voting securities, partnership interests or other equity interests.

            1.4. "Agreement" shall mean this Amended and Restated Purchase and Sale Agreement, together with Exhibits A through X attached hereto, as it and they may be amended from time to time as herein provided.

            1.5. "Business Day" shall mean any day other than a Saturday, Sunday or any other day on which banking institutions in the State of New York are authorized by law or executive action to close.

            1.6. "Change in Control" shall mean (a) any merger or consolidation of Seller with or into any Person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the beneficial ownership of Seller, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction any Person is or becomes, directly or indirectly, the beneficial owner of more than fifty percent (50%) of the shares of the total voting power of Seller; or (y) any Person obtains the power to direct or cause the direction of the management policies of Seller, whether through voting securities or by contract or otherwise.

            1.7. "Closing" shall have the meaning given such term in Section
2.3.

            1.8. "Closing Date" shall have the meaning given such term in
Section 2.3.


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            1.9. "Code" shall mean the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated thereunder.

            1.10. "Construction Costs" shall mean all hard and soft costs incurred by Seller or the Seller Subsidiary, as appropriate, in connection with the acquisition of the site and construction and related improvements for a Proposed AmeriSuites Hotel, including without limitation (a) the cost of funds used for such construction, whether provided by a third party lender or by Seller (the interest on such funds being calculated in the latter event at a rate equal to the prime rate reported in the Money Rates column or comparable section of The Wall Street Journal (or if The Wall Street Journal is no longer published, a different publication designated by Seller) as the rate then in effect for corporate loans at large U.S. money center commercial banks, plus three percent (3%) compounded monthly), (b) attorney, accountant, engineer, architect, contractor and other professional fees; (c) any due diligence expenses incurred in assessing a site for the Proposed AmeriSuites Hotel; (d) title and survey costs; (e) transfer taxes; and (f) pre-opening expenses of the hotel, including without limitation, promotional and advertising expenses, administrative expenses, employee hiring and training expenses, the cost of supplies, equipment and furniture ordered or purchased for the hotel, governmental, utility or other deposits required for operation of the hotel and similar costs.

            1.11. "Contracts" shall mean, all hotel licensing agreements and other service contracts (including without limitation the Franchise Agreement and the Liquor License), equipment leases, booking agreements and other arrangements or agreements to which Seller is a party affecting the ownership, repair, maintenance, management, leasing or operation of the Property, to the extent Seller's interest therein is assignable or transferable.

            1.12. "Cut-Off Time" shall mean 12:01 a.m. on the Closing Date of this Agreement.

            1.13. "Defective Property" shall mean the Property if and when such Property (i) has been condemned in whole or in part, or (ii) by reason of damage by fire, vandalism, acts of God or other casualty or cause, has suffered damage such that expenditures equal to or greater than $500,000 (as such cost is determined by an architect or engineer selected by Seller and reasonably satisfactory to Purchaser) shall be required in order to restore the Property into substantially the same condition as existing prior to such damage.


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            1.14. "Deposit" shall have the meaning given such term in Section
2.2.

            1.15. "Diligence Notice" shall mean that certain letter, dated November 26, 1997, from Purchaser to Seller, delivered pursuant to Sections 3.3 and/or 3.4 of the Original Agreement.

            1.16. "Documents" shall mean, with respect to any Property, all books, records and files relating to the leasing, maintenance, management or operation of the Property.

            1.17. "Due Diligence Material" shall have the meaning set forth in
Section 14.4.

            1.18. "Environmental Laws" shall mean the Comprehensive Environmental Response, Compensation and Liability Act, 42 U. S. C. ss. 9601, et seq., the Resource Conservation and Recovery Act, 42 U. S. C. ss. 6901, et seq., the Clean Air Act, 42 U.S.C. ss. 7401, et seq., the Clean Water Act, 33 U.S.C. ss. 1251, et seq., the Toxic Substances Control Act, 15 U.S.C. ss. 2601, et seq., and the Occupational Safety and Health Act, 29 U.S.C. ss. 651, et seq., as any of the preceding have been amended prior to the date hereof, and any other federal, state, or local law, ordinance, regulation, rule, order, decision or permit relating to the protection of the environment or of human health from environmental effects of Hazardous Substances and which are applicable to the Hotel.

            1.19. "Environmental Report" shall have the meaning given such term in Section 6.10.

            1.20. "Escrow Agent" shall mean Chicago Title Insurance Company.

            1.21. "Escrow Agreement" shall mean that certain Escrow Deposit Agreement dated as of even date herewith among Purchaser, Seller and Escrow Agent.

            1.22. "Estoppel Certificate" shall mean a statement made by the franchisor under the Franchise Agreement in favor of Purchaser and/or any Mortgagee certifying to such matters as Purchaser and/or its Mortgagee may reasonably request, including, without limitation, the following: that an attached copy of the Franchise Agreement is a true, correct and complete copy of such Franchise Agreement which has not been modified except as identified; that Seller is not in monetary or other default under the Franchise Agreement and that no event has occurred which with the giving of notice or the passage of time or both will become a default under the Franchise Agreement; and to any other matters


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which franchisor is required to certify pursuant to the terms of the Franchise
Agreement; in a form reasonably acceptable to said franchisor; provided, however, that if the Franchise Agreement (i) does not require and the estoppel certificate is delivered without the inclusion of a statement that no event has occurred which with the giving of notice or the passage of time or both will become a default, or (ii) refers to any non-monetary, immaterial defaults under the Franchise Agreement on an estoppel certificate, then in either case the estoppel certificate shall be deemed satisfactory to fulfill Seller's obligations under Section 4.1(h), provided Seller shall indemnify and hold harmless Purchaser against any loss, cost, damage, claim or liability occasioned by such immaterial default.

            1.23. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

            1.24. "Excluded Intellectual Property" shall mean all trademarks, trade names, copyrights, patents or technical processes owned or used, in whole or in part, by Seller at the Property and also used in connection with any other property owned, leased or managed by Seller (and shall not include such items which are used with respect to Seller itself or Seller's Affiliates).

            1.25. "FF&E" shall mean, all supplies, appliances, machinery, devices, fixtures, appurtenances, equipment, furniture, furnishings and articles of tangible personal property of every kind and nature whatsoever located in or at, or used exclusively in connection with the ownership, operation or maintenance of the Property, excluding however (a) the Leased FF&E and (b) any such items which are owned by tenants, subtenants, concessionaires or licenses under the Space Leases, guests, invitees, employees, agents or independent contractors.

            1.26. "FF&E Leases" shall mean the leases for all of the Leased
FF&E.

            1.27. "Financial Statements" shall have the meaning given such term in Section 3.1(b).

            1.28. "Franchise Agreement" shall mean the hotel licensing agreement applicable to the Hotel which is listed on Exhibit D, pursuant to which the Hotel is operated under the flag identified on Exhibit D.

            1.29. "Franchisor Comfort Letters" shall mean letters from the franchisor under the Franchise Agreement in favor of the Purchaser (or such designee of Purchaser as may take title to the Property, provided Purchaser advises Seller of such designee at least thirty (30) days prior to Closing) and any Mortgagee, substantially in the forms attached as Exhibits E-1 and E-2 or in such other form as the franchisor, Purchaser or Purchaser's designee or Mortgagee, as applicable, shall agree, provided that such other form substantially covers the matters set forth in said Exhibits E-1 and E-2.

            1.30. "Full Service Hotels" shall mean hotels with a restaurant and meeting facilities and may have some or all of the following: conference facilities, banquet space, lounge areas, gift shops, recreational facilities (including swimming pool), and guest services (including room service, valet service and laundry).

            1.31. "Group Two Sale Agreement" shall have the meaning given that term in Section 14.15.

            1.32. "Hazardous Substance" shall mean any substance defined as a "hazardous waste," "hazardous substance," "toxic substance," "hazardous material," pollutant, contaminant or any word of similar import under any Environmental Laws, including, without limitation, oil, petroleum, or any petroleum-derived substance or waste, asbestos or asbestos-containing materials, PCBs, explosives, radioactive materials, dioxin, or urea formaldehyde insulation.

            1.33. "Hotel" shall mean the hotel located at the Property.

            1.34. "Improvements" shall mean all buildings, fixtures, walls, fences, landscaping and other structures and improvements situated on, affixed or appurtenant to the Real Property.

            1.35. "Intangible Property" shall mean all transferable or assignable permits, certificates of occupancy, operating permits, sign permits, development rights and approvals, certificates, licenses, warranties and guarantees, telephone exchange numbers identified with the Property held by Seller and all other transferable intangible property, miscellaneous rights, benefits and privileges of any kind or character with respect to the Property held by Seller, including without limitation all trademarks, trade names, copyrights, patents or technical processes, owned and used by Seller which pertain solely to the Property and expressly excluding the Excluded Intellectual Property and all trademarks, trade names, copyrights, patents or technical processes used with respect to Seller itself or Seller's Affiliates, and expressly excluding the Contracts.


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

            1.36. "Leased FF&E" shall have the meaning given such term in
Section 6.12.

            1.37. "Letter of Credit" shall have the meaning given such term in
Section 2.2.

            1.38. "Liquidated Damages" shall have the meaning given such term in
Section 10.1.

            1.39. "Liquor License" shall mean a license to provide alcoholic beverages at the Hotel issued by the state in which the Hotel is located or other applicable governmental authority.

            1.40. "Mortgagee" shall mean any and all lenders who provides financing to Purchaser in connection with the Property.

            1.41. "Offer" shall have the meaning given such term in Section 13.

            1.42. "Operating Lease" shall mean the lease to be entered into between Purchaser or its designee, as landlord, and Operating Lessee, as tenant, on the Closing Date with respect to the Property, substantially in the form of Exhibit H.

            1.43. "Operating Lessee" shall mean a wholly-owned subsidiary of Seller as tenant, of an Operating Lease(s); which is a single-purpose entity with the sole purpose of leasing, managing, maintaining, operating and performing other related functions for the Hotel.

            1.44. "Original Agreement" shall have the meaning given such term in the recitals to this Agreement.

            1.45. "Other Agreements" shall have the meaning given such term in the recitals to this Agreement.

            1.46. "Other Revenues" shall have the meaning given such term in
Section 12.1.

            1.47. "Permitted Encumbrances" shall mean (a) liens for taxes, assessments and governmental charges with respect to the Property not yet due and payable or due and payable but not yet delinquent or as to which adequate reserves are provided therefor; (b) the Space Leases; (c) applicable zoning regulations and ordinances provided the same do not prohibit or impair in any material respect use of the Property as a hotel as currently operated and constructed; (d) UCC Financing Statements securing the purchase price of FF&E under the FF&E Leases identified on Exhibit I; provided, however, that such liens shall be confined


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

to the asset in question and the aggregate principal amount of indebtedness secured by such liens shall not exceed the cost of acquisition or construction of the property subject thereto; (e) such other nonmonetary encumbrances with respect to the Property which are not objected to by Purchaser in accordance with Section 3; and (f) such exceptions or matters, as the case may be, otherwise accepted by Purchaser pursuant to Section 3.

            1.48. "Person" shall mean any individual, corporation, general and limited partnership, limited liability company, stock company or association, joint venture, association, company, trust, bank, trust company, land trust, business trust or other legal entity.

            1.49. "Project Plan" shall have the meaning given such term in
Section 13.3.

            1.50. "Property" shall mean all of the Seller's interest in the Real Property, and in the FF&E, the Documents, the Improvements and the Intangible Property related to the Real Property.

            1.51. "Proposed AmeriSuites Hotel" shall have the meaning given such term in Section 13.3.

            1.52. "Prorations Settlement" shall have the meaning given such term in Section 12.1.

            1.53. "Purchase Price" shall have the meaning given such term in
Section 2.4.

            1.54. "Purchaser" shall have the meaning given such term in the preamble to this Agreement.

            1.55. "Real Property" shall mean the real property described on Exhibit B, together with all easements, rights of way, privileges, licenses and appurtenances which Seller may now own with respect thereto.

            1.56. "REIT" shall mean American General Hospitality Corporation.

            1.57. "Restricted Period" shall have the meaning given such term in
Section 13.

            1.58. "Room Revenues" shall have the meaning given such term in
Section 12.1.

            1.59. "SEC Documents" shall mean all reports, schedules, forms, statements and other documents filed by the

REIT with the SEC pursuant to the Securities Act and the reporting requirements of Section 13 of the Exchange Act.

            1.60. "Seller" shall have the meaning given such term in the preamble to this Agreement

            1.61. "Seller's knowledge" shall mean the actual knowledge, after review of the Seller's records with respect to the matter at issue, of (a) John
M. Elwood, Executive Vice President and Chief Financial Officer, (b) David Simon, President and Chief Executive Officer, (c) Richard Szymanski, Vice President and Corporate Controller, (d) Joseph Bernadino, Senior Vice President, Secretary and Corporate Counsel, (e) Linda Rials, Regional Vice President, (f) Steve Kronick, Regional Vice President, (g) Peter Marino, Regional Vice President and (e) the present general manager of the Property. The individuals identified in this Section 1.61 are the individuals in the Seller who are most likely to have information concerning matters to which Seller is making a representation or warranty in this Agreement.

            1.62. "Seller Subsidiary" shall have the meaning set forth in
Section 13.1.

            1.63. "Space Leases" shall mean, collectively, all of the leases, together with any amendments or modifications thereto, for the lease of space within the Property with Seller as lessor which are identified on Exhibit K.

            1.64. "Subordination, Nondisturbance and Attornment Agreement" shall mean if Mortgagee desires a lien superior in priority to the Operating Lease, an agreement substantially in the form attached hereto as Exhibit L.

            1.65. "Survey" shall have the meaning given such term in Section
3.4.

            1.66. "Survival Period" shall have the meaning given such term in
Section 6.

            1.67. "Title Commitment" shall have the meaning given such term in
Section 3.3.

            1.68. "Title Company" shall mean, collectively, Chicago Title Insurance Company and Commonwealth Land Title Insurance Company, each as a 50% co-insurers, or such other title insurance company or companies as shall have been reasonably approved by Purchaser and Seller.

            1.69. "WARN Act" shall have the meaning given such term in Section 8.1(e).

SECTION 2. PURCHASE AND SALE.

            2.1. Purchase and Sale. In consideration of the mutual covenants herein contained, Purchaser hereby agrees to purchase from Seller, and Seller hereby agrees to sell to Purchaser, all of Seller's right, title and interest in and to the Property for the Purchase Price, subject to and in accordance with the terms and conditions of this Agreement.

            2.2. Deposit. Purchaser has deposited with the Escrow Agent the sum of Five Hundred Thirteen Thousand Seven Hundred Fifty Dollars ($513,750) (together with all interest accrued thereon, if any, the "Deposit") in the form of an unconditional, irrevocable letter of credit issued by Bank One, Texas, N.A. (the "Letter of Credit"). The Letter of Credit shall be in the amount of Seven Million Five Hundred Thousand Dollars ($7,500,000), which amount shall represent the Deposit as well as the deposits required pursuant to the Other Agreements. The Deposit (and the Letter of Credit) shall be held pursuant to, and disbursed according to, the terms of the Escrow Agreement. Notwithstanding anything to the contrary contained in this Agreement, until the Deposit is disbursed in accordance with the Escrow Agreement, this Agreement shall not terminate and shall remain in full force and effect to the extent necessary for such purpose.

            2.3. Closing. The purchase and sale of the Property shall be consummated at a closing (the "Closing") to be held at the offices of Willkie Farr & Gallagher, One Citicorp Center, 153 East 53rd Street, New York, New York or at such other location as Seller and Purchaser may agree, at 10:00 a.m. local time, on January 9, 1998 or such earlier date as Seller and Purchaser may agree upon (the "Closing Date"); provided, however, that Seller shall have the right, by written notice to Purchaser, to adjourn the Closing Date for up to ninety
(90) days as set forth in Section 3 or to satisfy its obligations with respect to that Property under Section 4, unless such obligations shall have been waived by Purchaser and provided that such adjournment with respect to the Property shall not adjourn the Closing Date with respect to any of the other properties to be conveyed under the Other Agreements.

            2.4. Purchase Price.

            (a) At the Closing, Purchaser shall pay to Seller for the Property a purchase price (the "Purchase Price") in the amount of Nine Million Four Hundred Eighty-Five Thousand Dollars ($9,485,000), allocated Eight Million Four Hundred Ninety Thousand Dollars ($8,490,000) to the Real Property and Improvements and Nine Hundred Ninety-Five Thousand Dollars

($995,000) to the personal property including, without limitation, the FF&E and the Intangible Property.

            (b) The Purchase Price (plus or minus adjustments and prorations set forth in Section 12 hereof) shall be payable by wire transfer of immediately available federal funds on the Closing Date to an account to be designated by Seller prior to the Closing.

            2.5. Tax Free Exchange.

            (a) Purchaser shall use commercially reasonable efforts to cooperate with Seller (which cooperation shall be at Seller's expense) in structuring one or more Section 1031 exchanges, if so desired by Seller, provided that such structuring shall not materially adversely affect Purchaser's rights hereunder.

            (b) Purchaser shall not be required to incur any additional liability by reason of the provisions of this Section 2.5 and Seller hereby indemnifies Purchaser from and against any and all cost, expense, loss, liability or damage resulting from its cooperation under this Section 2.5.

            (c) Purchaser and its agents and attorneys do not guarantee any specific tax treatment by reason of this Section 2.5.

            (d) Any reasonable costs and expenses incurred by purchaser in connection with Purchaser complying with the terms of this Section 2.5 shall be paid by Seller.

SECTION 3. DILIGENCE; CASUALTY AND CONDEMNATION.

            3.1. Diligence Inspections.

            (a) Purchaser and Purchaser's authorized representatives and employees shall have the right, at Purchaser's sole cost, risk and expense, from time to time to enter upon and pass through the Hotel during normal business hours and upon reasonable notice to Seller to examine and inspect all of the then-existing books, records, surveys, plans, specifications, permits, certificates of occupancy and other files that are relevant to the management, ownership, operation, use, occupancy, construction and leasing of the Hotel, as are in Seller's possession and control, and have not been otherwise provided to Purchaser pursuant to this Agreement. Purchaser agrees and acknowledges that it has investigated and/or received the opportunity to investigate the Property to its satisfaction and that it is not relying on any materials, statements, representations or warranties of any kind, other than as specifically set forth in this Agreement, in purchasing the Property. To the extent that, in connection with such investigation, Purchaser, its agents, representatives or contractors, has damaged or disturbed or does damage or disturb the Real Property or the Improvements located thereon, Purchaser shall return the same to substantially the same condition which existed immediately prior to such damage or disturbance. In the event that the transactions contemplated by this Agreement are not closed and consummated for any reason, Purchaser shall deliver to Seller all tests, reports and inspections of the Property made and conducted by Purchaser or for its benefit or any other documents or information Purchaser has received pursuant to this Agreement. Purchaser shall indemnify, defend and hold harmless Seller from and against any and all cost, expense, liability, loss or damage which Seller may incur as a result of any act or omission of Purchaser or its representatives, agents or contractors in connection with such examinations and inspections, other than to the extent that any expense, loss or damage arises from any gross negligence or willful misconduct of Seller. The provisions of this Section 3.1(a) shall survive the termination of this Agreement and the Closing.

            (b) Seller has delivered to Purchaser true, correct and complete copies (or where specifically indicated original counterparts) of the following, together with all amendments, modifications, renewals or extensions thereof:

                  (i) All warranties, guaranties, indemnities and claims for the benefit of Seller relating to the Hotel or any part thereof which are still in effect;

                  (ii) Financial statements prepared in accordance with generally accepted accounting principals, balance sheets, income statements, general ledgers and budgets for the Hotel, for the current year to date and each of the three (3) years prior to the year of this Agreement (the "Financial Statements"), including the itemization of annual insurance premiums for each such year for fire, extended coverage, workers' compensation, vandalism and malicious mischief, general liability, business interruption, rents and other forms of insurance shown thereon; expenses incurred for water, electricity, natural gas, sewer and other utility charges; total rents and revenues collected from tenants and from hotel guests and other patrons of the Hotel; management fees; maintenance, repairs and other expenses relating to the management and operation of the Hotel; occupancy statistics for the Hotel for the current year to date and the prior three (3) calendar years; and all capital expenditures made during the aforementioned periods. To the extent that the Financial Statements provided by Seller for the current year do not include any period up to and including the Closing Date, Seller shall, within 25 days after the Closing Date, provide Purchaser with monthly unaudited Financial Statements applicable to such period inclusive of the Closing Date;

                  (iii) All of the most recent real estate and personal property tax statements with respect to the Hotel and, to the extent in Seller's possession or control or readily available without expense, notices of appraised value for the Real Property and Improvements;

                  (iv) To the extent in Seller's possession or control or readily obtainable without expense, all engineering and architectural plans, drawings and specifications relating to the Hotel, as well as copies of any environmental reports, boundary surveys, engineering reports and subsurface studies affecting the Hotel. If the Hotel is purchased by Purchaser, all such documents and information shall thereupon be and become the property of Purchaser without payment of any additional consideration therefor; provided, however, in the event that the Closing does not actually occur, Purchaser shall return such information to Seller;

                  (v) All Contracts;

                  (vi) All Space Leases and all agreements for real estate commissions, brokerage fees, finder's fees or other compensation payable by Seller in connection therewith which would be binding on Purchaser after Closing;

                  (vii) All notices received from governmental authorities in connection with the Hotel;

                  (viii) A list of all current Hotel employees and their salaries or wages and all employment benefits accompanied by copies of their employment agreements and/or union contracts, if any;

                  (ix) All FF&E Leases;

                  (x) The Franchise Agreement and a current deficiency report and the two most recent inspection reports of the franchiser of the Hotel, together with any product improvement plan requirements previously submitted to Seller by such franchiser or to which Seller has agreed;

                  (xi) A schedule of any litigation, arbitration or administrative proceedings pending or threatened with respect to any Hotel;

                  (xii) Any leases of adjacent land or facilities used in connection with the operation of the Hotel; and

                  (xiii) Seller's 1997 capital and operating budgets and all materials relating to its marketing program.

At such time prior to Closing as Seller has knowledge (as defined in this Agreement) of any material inaccuracy, misstatement or omission in any of the information furnished to Purchaser pursuant to this Section 3.1(b), Seller shall notify Purchaser in writing of the same and shall supply Purchaser with updated information or schedules, as required. Upon notification to Purchaser, any representations and warranties of Seller in this Agreement related to such information shall be deemed modified to incorporate such information. If any of Seller's representations or warranties is modified such that any representation or warranty is materially and adversely different than that made upon execution of this Agreement, then Purchaser may terminate this Agreement by notice given to Seller within ten (10) Business Days after Seller has provided such information.

Purchaser's representatives shall have access to all financial and other information relating to the Hotel, to the extent in Seller's possession and control (and without requiring Seller to expend funds except a diminimus amount), sufficient to enable the REIT to prepare audited financial statements in conformity with Regulation S-X of the U.S. Securities and Exchange Commission and to enable the REIT to satisfy its reporting obligations under the Exchange Act or to prepare a registration statement, report or disclosure statement for filing with the SEC on behalf of the REIT and/or its Affiliates. Prior to completion of the audit of the Property currently being performed by Coopers & Lybrand, L.L.P., Seller shall provide to Purchaser's representatives a signed representation letter substantially in the form attached hereto as Exhibit O for the Property.

            3.2. Defective Property.

            (a) If, prior to the Closing, (i) the Property suffers a casualty or condemnation which causes the Property to become a Defective Property, (ii) the Property is not, prior to the Closing, restored to a condition substantially the same as the condition thereof immediately prior to such casualty or condemnation, and (iii) Purchaser provides written notice of same to Seller no later than the Closing Date, time being of the essence, then subject to paragraph (b) of this Section 3.2 and the remainder of this Section 3, Purchaser may elect at its option to terminate this Agreement. Promptly upon learning of the same, Seller covenants and agrees to provide Purchaser with prompt written notice of any casualty or condemnation affecting the Property.

            (b) If Purchaser timely gives notice to Seller of any Defective Property, and Purchaser and Seller shall, acting reasonably and in good faith, be unable or unwilling to agree (x) that Seller shall, at its sole cost, attempt to remedy the applicable defect prior to the Closing (in which event Seller shall have the right to adjourn the Closing Date pursuant to the provisions of
Section 3.7 for up to ninety (90) days for such purpose), (y) that Purchaser shall, notwithstanding such defect, acquire the Defective Property subject to a reduction in the Purchase Price, as reasonably determined by Seller and Purchaser, sufficient to compensate Purchaser for such defect, or (z) on the substitution of another property owned by Seller for such Defective Property, this Agreement shall, at Purchaser's option, terminate.

            3.3. Title Matters. Purchaser has received from the Title Company a preliminary title commitment for a fee policy having an effective date after the date of the Original Agreement, for an ALTA (or such other form reasonably approved by Purchaser) owner's policy of title insurance with respect to the Property, together with complete and legible copies of all instruments and documents referred to as exceptions to title (collectively, the "Title Commitment"). Except as set forth in the Diligence Notice, Purchaser acknowledges that it does not have any other objections to title exceptions shown on the Title Commitment. Seller acknowledges and agrees that Seller shall attempt to remedy the objections set forth in the Diligence Notice with respect to the Property. Seller shall have the right to adjourn the Closing Date pursuant to Section 3.6 for up to ninety (90) days for such purpose. If Seller shall be unable to remove any such title defects to which Purchaser has objected in accordance with this Section 3.3, Purchaser may elect (i) to terminate this Agreement, and this Agreement shall be of no further force and effect, except as otherwise expressly provided herein, or (ii) to consummate the transactions contemplated hereby, notwithstanding such title defect, without any abatement or reduction in the Purchase Price on account thereof. Purchaser shall make any such election by written notice to Seller given on or prior to the earlier of the Closing Date or the fifth Business Day after Seller's notice of its inability to cure such defect, and time shall be of the essence with respect to the giving of such notices by Purchaser. Failure of Purchaser to give such notice shall be deemed an election by Purchaser to proceed in accordance with clause (ii) above, and such exception shall be a Permitted Encumbrance.

            Notwithstanding the foregoing, Seller shall be obligated to take any and all actions necessary to remove as a title exception (and shall not have the aforesaid option to not cure) any mortgages, deeds of trust, judgments and other liens of a monetary nature, as well as any liens or encumbrances created, permitted or suffered by Seller from and after the date of the Diligence Notice.

            3.4. Survey. Purchaser has received a survey with respect to the Real Property (the "Survey") by a licensed surveyor in the jurisdiction in which the Property is located, which (i) contains an accurate legal description of the Property, (ii) shows the location, dimension and description (including applicable recording information) of all utilities, easements, encroachments and other physical matters affecting the Property, the number of striped parking spaces located thereon and all applicable building set-back lines, (iii) states whether the Property is located within a 100-year flood plain and (iv) is certified to Purchaser and the Title Company and such other persons as shall have been requested by Purchaser or Seller. Except as set forth in the Diligence Notice, Purchaser acknowledges and agrees that it does not have any other objections to any matter shown on the Survey. Seller acknowledges and agrees that Seller shall attempt to remedy the objections set forth in the Diligence Notice with respect to the Survey. Seller shall have the right to adjourn the Closing Date for up to ninety (90) days pursuant to Section 3.6 for such purpose. If Seller shall be unable to remove any such survey defect to which Purchaser has objected, Purchaser may elect (i) to terminate this Agreement and this Agreement shall terminate and be of no further force or effect except as otherwise expressly provided herein, or (ii) to consummate the transactions contemplated hereby, notwithstanding such defect, without any abatement or reduction in the Purchase Price on account thereof. Purchaser shall make any such election by written notice to Seller given on or prior to the earlier of the Closing Date or fifth Business Day after Seller's notice of its inability to cure such defect and time shall be of the essence with respect to the giving of such notice by Purchaser. Failure of Purchaser to give such notice shall be deemed an election by Purchaser to proceed in accordance with clause (ii) above and such matter shall be a Permitted Encumbrance.

            3.5. Additional Termination Option. If Purchaser shall elect, pursuant to any provision of this Agreement or the Other Agreements to terminate any three or more of the Other Agreements and/or this Agreement, then, together with such notice of termination with respect to this Agreement or an Other Agreement which taken by itself or together with any prior notices of termination would result in three or more such terminations, Purchaser may, in such notice, or Seller may, within 10 Business Days of receipt of such notice of termination by written notice to Purchaser, terminate this Agreement and simultaneously terminate the Other Agreements and the Group Two Sale Agreement, in which event the Deposit shall be returned to Purchaser and the parties to this Agreement shall have no further obligations under this Agreement, the Other Agreements and the Group Two Sale Agreement except as expressly provided in this Agreement, the Other Agreements or the Group Two Sale Agreement. Notwithstanding the foregoing, if any provision in any Other Agreement expressly provides that a termination thereof shall not be considered for purposes of determining whether three such terminations have occurred, such provision of the Other Agreement shall be controlling.

            3.6. Adjournment of Closing.

            (a) At the request of either Purchaser or Seller, the Closing shall be adjourned for up to ninety (90) days until all objections with respect to the Property set forth in the Diligence Notice have been cured or remedied.

            (b) At Closing, if Seller is unable to deliver any Estoppel Certificates (as required by Section 4.1(h)), Franchisor Comfort Letters (as required by Section 4.1(j) or any necessary consents and approvals (as required by Section 4.5)), then unless such requirement is waived by Purchaser in its sole and absolute discretion, Seller shall have the right to adjourn the Closing for up to ninety (90) days. If at Closing Seller is unable to deliver any required Estoppel Certificates, Franchisor Comfort Letters or any necessary consents and approvals for three or more Properties under any of the Other Agreements and/or this Agreement, then unless the parties shall otherwise mutually agree (or unless such requirement is waived by Purchaser in its sole and absolute discretion), the Closing shall be adjourned with respect to the Property and all of the other Properties to be conveyed under the Other Agreements until such Estoppel Certificates, Franchisor Comfort Letters or consents are obtained provided such adjournment shall not be longer than ninety
(90) days.

SECTION 4. CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE.

The obligation of Purchaser to acquire the Property on the Closing Date shall be subject to the satisfaction of the following conditions precedent on and as of the Closing Date, any or all of which may be waived by Purchaser in its sole and absolute discretion:

            4.1. Closing Documents. Seller shall have delivered to Purchaser:

            (a) A good and sufficient special warranty deed in form as shall be customary in the jurisdiction in which the Property is located, in proper statutory form for recording, duly executed and acknowledged by Seller, conveying fee simple title to the Property, free from all liens and encumbrances other than the Permitted Encumbrances;

            (b) A bill of sale and assignment agreement, substantially in the form attached hereto as Exhibit R, duly executed and acknowledged by Seller, with respect to all of Seller's right, title and interest in, to and under the FF&E, the Documents and the Intangible Property with respect to the Property;

            (c) An assignment and assumption agreement, substantially in the form attached hereto as Exhibit S, duly executed and acknowledged by Seller, with respect to all of Seller's right, title and interest in, to and under the Space Leases with respect to the Property;

            (d) Duly executed transfer tax forms, as required by applicable law;

            (e) To the extent the same are in Seller's possession, fully executed copies of all Contracts pertaining to the Property;

            (f) A duly executed original counterpart of the Operating Lease for the Hotel and all other documents and sums required to be delivered by Seller pursuant thereto (including without limitation any Subordination, Nondisturbance and Attornment Agreement, if any, between Seller, as tenant, and any Mortgagee);

            (g) If necessary, an assignment and assumption agreement, substantially in the form attached hereto as Exhibit W, duly executed and acknowledged by Seller and Operating Lessee, with respect to all of Seller's right, title and interest in, to and under the Contracts;

            (h) Duly executed Estoppel Certificates from the franchisor under the Franchise Agreement; provided that any such Estoppel Certificate shall be provided to Purchaser prior to Closing promptly following receipt by Seller of the same;

            (i) Certificates of title for any motor vehicles constituting a portion of the FF&E;

            (j) Franchisor Comfort Letters;

            (k) Subject to the provisions of Section 11.1, copies of the Liquor License for the Hotel;

            (l) All original Documents, to the extent in Seller's possession and control, including without limitation all keys, access cards and access combinations for the Hotel;

            (m) Certified copies of all charter documents, applicable corporate resolutions and certificates of incumbency with respect to Seller;

            (n) An affidavit of Seller in accordance with Section 1445 of the Code and such documentation as shall be required to comply with the reporting requirements of Section 1099-S of the Code; and

            (o) Such other conveyance documents, certificates, deeds, affidavits, and other instruments as Purchaser or the Title Company may reasonably require to omit standard exceptions to title and to effectuate the transactions contemplated hereunder, including without limitation GAP undertakings, or as customarily given by sellers in connection with real or personal property with respect to the state in which the Property is located.

            4.2. Condition of the Property.

            (a) The Property shall, except as otherwise provided in Section 3.2, be in substantially the same physical condition (including without limitation, with respect to the environmental condition of the Property) as on the date of this Agreement, ordinary wear and tear excepted;

            (b) No material default or event which with the giving of notice and/or lapse of time could constitute a material default shall have occurred and be continuing under any material agreement benefiting or affecting the Property in any material respect;

            (c) No action shall be pending or threatened for the condemnation or taking by power of eminent domain of all or any material portion of the Property which would render the Property a Defective Property; and

            (d) All material licenses, permits and other authorizations necessary for the current use, occupancy and operation of the Property shall be in full force and effect in all material respects, including without limitation the Liquor License and Franchise Agreement.

            4.3. Title Policies. The Title Company shall be prepared, subject only to payment of the applicable premium, endorsement and related fees and delivery of all conveyance documents in recordable form, to issue a title insurance policy to Purchaser, subject only to the Permitted Encumbrances, in accordance with Section 3.3.

            4.4. Opinions of Counsel. Purchaser shall have received a written opinion from counsel to Seller regarding the organization and authority of Seller, the due execution and delivery of this Agreement and the Operating Lease, having the customary and reasonable assumptions and qualifications, and such other matters with respect to the transactions contemplated by this Agreement or the Operating Lease as the Purchaser may reasonably require. Seller and Purchaser shall agree upon local counsel for the jurisdiction in which the Property is located to provide an appropriate jurisdiction-specific opinion, the cost of which local counsel will be shared equally by Seller and Purchaser. An opinion from in-house counsel to Seller shall satisfy this Section 4.4 with respect to all matters which customarily do not require a local counsel opinion.

            4.5. Other Approvals. Seller shall have obtained and delivered to Purchaser, in form and substance reasonably satisfactory to Seller and Purchaser, (a) all required governmental approvals and waivers as may be necessary or appropriate to consummate the transactions contemplated by this Agreement; (b) the consent of the franchisor, if required; (c) the consent of the ground lessor under that certain Lease dated June 29, 1973 (as amended, the "Armonk Lease") for premises located in Armonk, New York to the transactions contemplated by the Group Two Sale Agreement; and (d) a modification of such Armonk Lease to extend the initial term thereof such that at the closing of such property there shall be at least thirty (30) years of the initial term remaining.

            4.6. Representations. All representations and warranties made herein by Seller shall be true and correct in all material respects.

            4.7. Default Under Group Two Sale Agreement. Seller shall not be in default, or have committed an act or failed to perform an act which, with the giving of notice, the passage of time or both, will become a default under, the Group Two Sale Agreement.

            4.8. Default under Other Agreements. Seller shall not be in default, or have committed an act or failed to perform an act which, with the giving of notice, the passage of time or both, will become a default under, any of the Other Agreements.

            In the event any condition to Purchaser's obligation to close set forth in this Section 4 is not satisfied with respect to the Property by the Closing Date (as adjourned, if applicable), Purchaser shall not be obligated to close and, at Purchaser's option, this Agreement shall terminate; provided, however, such failure of a condition shall not be a default under this Agreement.

SECTION 5. CONDITIONS TO SELLER'S OBLIGATION TO CLOSE.

The obligation of Seller to convey the Property on the Closing Date to Purchaser is subject to the satisfaction of the following conditions precedent on and as of the Closing Date, any or all of which may be waived by Seller in its sole and absolute discretion:

            5.1. Purchase Price. Purchaser shall deliver to Seller the Purchase Price, pursuant to Section 2.4.

            5.2. Closing Documents. Purchaser shall have delivered to Seller:

            (a) Duly executed and acknowledged counterparts of the documents described in Section 4.1 where applicable;

            (b) Certified copies of all charter documents, partnership agreements, applicable resolutions and certificates of incumbency with respect to Purchaser and its general partner; and

            (c) Such other conveyance documents, certificates, deeds, affidavits and other instruments as Seller or the Title Company may reasonably require to effectuate the transactions contemplated hereunder.

            5.3. Opinion of Counsel. Seller shall have received a written opinion from counsel to Purchaser regarding the organization and authority of Purchaser, the due execution and delivery of this Agreement and the Operating Lease, having the customary and reasonable assumptions and qualifications, and such other matters with respect to the transactions contemplated by this Agreement or the Operating Lease as Seller may reasonably require. As set forth in Section 4.3, Seller and Purchaser shall agree upon local counsel for the jurisdiction in which the Property is located to provide an appropriate jurisdiction-specific opinion, the cost of which local counsel will be shared equally by Seller and Purchaser. An opinion from in-house counsel to Purchaser shall satisfy this Section 5.3 with respect to all matters which customarily do not require a local counsel opinion.

            5.4. Other Approvals. Seller and Purchaser shall have received, in form and substance reasonably satisfactory to Seller and Purchaser, (a) all required governmental approvals and waivers as may be necessary or appropriate to consummate the transactions contemplated by this Agreement, other than as expressly set forth in Section 11.1; (b) all consents of franchisors, if required; (c) the consent of the ground lessor under the Armonk Lease to the transactions contemplated by the Group Two Sale Agreement; and (d) a modification of such Armonk Lease to extend the initial term thereof such that at the closing of such property there shall be at least thirty (30) years of the initial term remaining.

            5.5. Representations. All representations and warranties made herein by Purchaser shall be true and correct in all material respects.

            5.6. Default Under Group Two Sale Agreement. Purchaser shall not be in default, or have committed an act or failed to perform an act which, with the giving of notice, the passage of time or both, will become a default under, the Group Two Sale Agreement.

            5.7. Default under Other Agreements. Purchaser shall not be in default, or have committed an act or failed to perform an act which, with the giving of notice, the passage of time or both, will become a default under, any of the Other Agreements.

            In the event any condition to Seller's obligation to close set forth in this Section 5 is not satisfied, Seller shall not be obligated to close and, at Seller's option, this Agreement shall terminate, and except with respect to the failure of the conditions set forth in Section 5.1, Section 5.6 and Section
5.7 (which shall be a default under this Agreement), such failure of a condition shall not be a default under this Agreement.

SECTION 6. REPRESENTATIONS OF SELLER.

To induce Purchaser to enter into this Agreement, Seller represents to Purchaser as follows:

            6.1. Status and Authority of Seller. Seller is a corporation duly organized, validly existing and in corporate good standing under the laws of its state of incorporation, and has all requisite power and authority under the laws of such state and its respective charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Seller has duly qualified to transact business in each jurisdiction in which the nature of the business conducted by it requires such qualification, except where failure to do so could not reasonably be expected to have a material adverse effect.

            6.2. Action of Seller. Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by Seller on or prior to the Closing Date, such document shall constitute the valid and binding obligation and agreement of Seller, as the case may be, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

            6.3. No Violations of Agreements. Neither the execution, delivery or performance of this Agreement or the Operating Lease by Seller, nor compliance with the terms and provisions hereof or thereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon the Property pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Seller is bound.

            6.4. Litigation. Seller has not received any written notice of and, to Seller's knowledge, no action or proceeding is pending or threatened and no investigation looking toward such an action or proceeding has begun, which (a) questions the validity of this Agreement or the Operating Lease or any action taken or to be taken pursuant hereto, (b) will result in any material adverse change in the business, operation, affairs or condition of the Property, (c) will result in or subject the Property to a material liability, or (d) involves condemnation or eminent domain proceedings against any part of the Property.

            6.5. Existing Leases, Agreements, Etc. Other than any agreements provided to Purchaser not later than December 15, 1997, there are no other material agreements for the use or occupancy of the Property which will be binding on Purchaser subsequent to the Closing Date, which Purchaser cannot terminate. The list of Space Leases attached hereto as Exhibit K is a current, complete and accurate listing of all leases affecting the Property as of the date hereof. The copies of the Space Leases provided or made available to Purchaser not later than December 15, 1997 are full and complete copies of said Space Leases and, to Seller's knowledge, are valid, in full force and effect and no party has breached any material condition or provision thereof. No tenant under any Lease has prepaid rent or additional rent or any other items under the Space Leases for more than one (1) month in advance and there are no security deposits held by Seller under any of the Space Leases other than as set forth on Exhibit K.

            6.6. Franchise Agreement. The Franchise Agreement listed on Exhibit D is the sole franchise agreement affecting the Property as of the date hereof. The copy of the Franchise Agreement provided or made available to Purchaser not later than December 1, 1997 is a true and complete copy of said Franchise Agreement and, to Seller's knowledge, is valid, in full force and effect and no party has breached any material condition or provision thereof.

            6.7. Contracts. The copies of the Contracts provided or made available to Purchaser not later than December 1, 1997 are true and complete copies of said Contracts and, to Seller's knowledge, are valid, in full force and effect and no party has breached any material condition or provision thereof.

            6.8. Taxes. To Seller's knowledge, other than the amounts disclosed by tax bills, no taxes or special assessments of any kind (special, bond or otherwise) are or have been levied with respect to the Property, or any portion thereof, which are outstanding or unpaid, other than amounts not yet due and payable or, if due and payable, not yet delinquent.

            6.9. Not a Foreign Person. Seller is not a "foreign person" within the meaning of Section 1445 of the Code.

            6.10. Hazardous Substances. To the best of Sellers' knowledge, and except for the conditions specifically described in the environmental report listed on Exhibit X (the "Environmental Report"), (i) no Hazardous Substances are located on or have been released or disposed of in, on, under or from the Hotel so as to impose liability or require remediation under any Environmental Laws and (ii) no liability under or violation of any Environmental Laws or condition that could give rise to such liability or violation exists with respect to the Hotel, including without limitation liabilities relating to offsite disposal of waste in connection with the Hotel. To the best of Seller's knowledge, there are no pending or threatened claims by any person arising out of any alleged violation of Environmental Laws or any release or threatened release of Hazardous Substances arising out of the ownership or operation of the Hotel.

            6.11. Insurance. Seller has not received any written notice from any insurance carrier of defects or inadequacies in the Property which, if uncorrected, would result in a termination of insurance coverage or a material increase in the premiums charged therefor.

            6.12. FF&E. All FF&E is owned by Seller (other than such items listed on Exhibit T (the "Leased FF&E") and any such items which are owned by tenants, subtenants, concessionaires or licensees under the Space Leases, guests, invitees, employees, agents or independent contractors).

            6.13. Employment and Union Contracts. Exhibit U to this Agreement is a true and complete list of all employment agreements and union contracts or other labor agreements with respect to the Property.

            6.14. Adjacent Land Leases. Seller does not lease any land or facilities adjacent to the Property.

            6.15. Trademarks. Seller has received no written notice that the use of any trademark or tradename is in violation of any trademark or tradename owned by any other person or entity.

            6.16. Compliance with Laws. To Seller's knowledge, the Property is in compliance with all laws of governmental authorities which are applicable to the Property or the use or operation of the Property, except as set forth on
Exhibit V.

            6.17. Inventory. At Closing, the Property shall contain sufficient supplies and personalty to operate the Property in a manner consistent with the operation of the Property immediately prior to the Closing by Seller.

            6.18. Holder of Liquor License. The holder of the Liquor License for the Property is Prime Hospitality Corp., a Delaware corporation.

The representations made in this Agreement by Seller shall be deemed remade by Seller as of the Closing Date with the same force and effect as if made on, and as of, such date; provided, however, that, Seller shall have the right, from time to time prior to the Closing Date, to modify the representations as necessary to conform to factual changes by notice to Purchaser. If a Seller representation or warranty thereby is modified to an extent that the representation or warranty is materially and adversely different than that made upon execution of this Agreement, then Purchaser may terminate this Agreement, provided notice of such termination is given to Seller within ten (10) Business Days after Seller has provided notice of the modification.

The representations made in Section 6.1 and Section 6.2 shall survive the Closing indefinitely. The representations made in Section 6.3 through and including Section 6.18 shall survive Closing for a period of one (1) year (the "Survival Period") and, upon termination of the Survival Period, shall terminate absolutely will full and final discharge of liability except to the extent that Purchaser shall have given to Seller written notice of a breach thereof within the Survival Period (but in any event promptly after learning of such breach) specifying in sufficient detail the facts constituting such alleged breach and the loss then reasonably ascertainable as a consequence thereof, and an opportunity to cure such breach within a reasonable period of time after Purchaser having learned of such breach. Notwithstanding any provision to the contrary set forth in this Agreement, Purchaser shall have no claim against Seller and Seller shall have no liability to Purchaser, in the event of a breach of any of Seller's representations and warranties and statements in this Agreement in a respect which is not material and which does not result in any loss or damage to Purchaser.

Except as otherwise expressly provided in this Agreement or any documents to be delivered to Purchaser at the Closing, Seller disclaims the making of any representations or warranties, express or implied, regarding the Property or matters affecting the Property, whether made by Seller, on Seller's behalf or otherwise, including, without limitation, the physical condition of the Property, title to or the boundaries of the Real Property, pest control matters, soil conditions, the presence, existence or absence of hazardous wastes, toxic substances or other environmental matters, compliance with building, health, safety, land use and zoning laws, regulations and orders, structural and other engineering characteristics, traffic patterns, market data, economic conditions or projections, and any other information pertaining to the Property or the market and physical environments in which they are located. Purchaser acknowledges (i) that Purchaser has made and is relying upon its own investigation or that of third parties with respect to the physical, environmental, economic and legal condition of the Property and (ii) that Purchaser is not relying upon any statements, representations or warranties of any kind, other than those specifically set forth in this Agreement or in any document to be delivered to Purchaser at the Closing made by Seller. Purchaser further acknowledges that it has not received from or on behalf of Seller any accounting, tax, legal, architectural, engineering, property management or other advice with respect to this transaction and is relying solely upon the advice of third party accounting, tax, legal, architectural, engineering, property management and other advisors. Subject to the provisions of this Agreement, Purchaser shall purchase the Property in its "as is" condition on the Closing Date.

SECTION 7. REPRESENTATIONS OF PURCHASER.

To induce Seller to enter into this Agreement, Purchaser represents to Seller as follows:

            7.1. Status and Authority of Purchaser. Purchaser is a limited partnership duly organized, validly existing and in trust good standing under the laws of the State of Delaware and has all requisite power and authority under the laws of such state and under its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Purchaser has duly qualified and is in good standing as a trust or unincorporated business association in each jurisdiction in which the nature of the business conducted by it requires such qualification.

            7.2. Action of Purchaser. Purchaser has taken all necessary action to authorize the execution, delivery and performance of its obligations under this Agreement and the Operating Lease, and upon the execution and delivery of any document to be delivered by Purchaser on or prior to the Closing Date such document shall constitute the valid and binding obligation and agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

            7.3. No Violations of Agreements. Neither the execution, delivery or performance of this Agreement or the Operating Lease by Purchaser, nor compliance with the terms and provisions hereof or of the Operating Lease, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of Purchaser pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Purchaser is bound.

            7.4. Litigation. Purchaser has not received any written notice of, and, to Purchaser's knowledge, no action or proceeding is pending or threatened and no investigation looking toward such an action or proceeding has begun which questions the validity of this Agreement or the Operating Lease or any action taken or to be taken pursuant hereto or pursuant to the Operating Lease.

            7.5. No Conflicts. Neither the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby by Purchaser will conflict with or result in a material breach or violation of, or constitute a default under the charter, bylaws, certificate of limited partnership or limited partnership agreement, as the case may be, of the Purchaser; any indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument to which Purchaser is a party or to which it, any of its properties or other assets is subject; or any applicable material statute, judgment, decree, order, rule or regulation of any court or governmental agency or body applicable to Purchaser.

            The representations made in this Agreement by Purchaser shall be deemed remade by Purchaser as of the Closing Date with the same force and effect as if made on, and as of, such date; provided, however, that, Purchaser shall have the right, from time to time prior to the Closing Date, to modify the representations as necessary to conform to factual changes by notice to Seller. If a Purchaser representation or warranty thereby is modified to an extent that the representation or warranty is materially and adversely different than that made upon execution of this Agreement, then Seller may terminate this Agreement, provided notice of such termination is given to Purchaser within ten (10) Business Days after Seller has provided notice of the modification.

            The representations made in Section 7.1 and Section 7.2 shall survive the Closing indefinitely. The representations made in Section 7.3 through and including Section 7.5 shall survive Closing for the Survival Period and, upon termination of the Survival Period, shall terminate absolutely will full and final discharge of liability except to the extent that Seller shall have given to Purchaser written notice of a breach thereof within the Survival Period (but in any event promptly after learning of such breach) specifying in sufficient detail the facts constituting such alleged breach and the loss then reasonably ascertainable as a consequence thereof, and an opportunity to cure such breach within a reasonable period of time after Seller having learned of such breach. Notwithstanding any provision to the contrary set forth in this Agreement, Seller shall have no claim against Purchaser and Purchaser shall have no liability to Seller, in the event of a breach of any of Purchaser's representations and warranties and statements in this Agreement in a respect which is not material and which does not result in any loss or damage to Seller.

SECTION 8. COVENANTS OF SELLER AND PURCHASER.

            8.1. Covenants of Seller. Seller hereby covenants with Purchaser, which covenants shall be performed at Seller's sole cost and expense unless otherwise set forth in this Agreement, that commencing upon the date of the Original Agreement and continuing until the Closing Date (or as otherwise set forth below):

            (a) Upon learning of any material change in any condition of the Property or of any event or circumstance which makes any representation or warranty of Seller to Purchaser under this Agreement untrue or misleading in any material respect, promptly to notify Purchaser thereof (Purchaser agreeing, on learning of any such fact or condition, promptly to notify Seller thereof);

            (b) To continue or cause to continue to operate the Property, under the Franchise Agreement in a good and businesslike fashion consistent with its past practices (which Seller believes to be in compliance with the Franchise Agreement) and to cause the Property to be maintained in good working order and condition in a manner consistent with its past practice;

            (c) To provide to Purchaser, promptly upon reasonable request, such unaudited financial and other information and certifications of Seller with respect to the Property as Purchaser may from time to time reasonably request in order to comply with any applicable securities laws and/or any rules, regulations or requirements of the Securities and Exchange Commission and, if required or requested, to permit Purchaser to incorporate by reference any information included in filings made by Seller with the Securities and Exchange Commission. Without limiting the foregoing, Seller shall provide to Purchaser a copy of each monthly profit and loss statement for the Property;

            (d) Seller shall not, without the Purchaser's written consent, enter into any modifications, renewals or extensions of any of the Space Leases or the Franchise Agreement, other than those modifications, renewals or extensions required by the terms of the applicable document, or enter into any other leases, agreements, mortgages or other loan documents or other commitments relating to the Property or the operation of the Hotel other than in the normal course of business and which are by their terms terminable without penalty upon not more than thirty (30) days notice;

            (e) From and after the Closing Date, to employ substantially all of the present employees of the Hotel, in at least the number and positions as are required in order to avoid triggering any notification requirements under the Worker Adjustment Retraining and Notification Act ("WARN Act"), without limiting Seller's ability to discharge any or all of such employees thereafter (provided, however, that no such discharge will trigger a WARN Act notification or otherwise impose any obligations on Seller). Any employees of Seller working at the Hotel as of the Closing Date shall remain the employees of Seller after the Closing Date. Seller hereby agrees to indemnify and hold harmless Purchaser from and against any and all liability, cost, damages and expenses arising from or relating to the failure of Seller to comply with this Section 8.1(e). The provisions of this Section 8.1(e) shall survive the Closing;

            (f) To operate, manage, and maintain the Hotel consistent with Seller's prior practice and as a reasonable and prudent operator of like-kind hotels in the same competitive market would operate, manage, and maintain the Hotel, including, without limitation, (i) using reasonable efforts to keep available the services of its present employees at the Improvements and to preserve its relations with guests, suppliers and other parties doing business with Seller with respect to the Hotel, (ii) accepting booking contracts for the use of the Hotel facilities on terms not less favorable than the terms typically arranged by Seller as of the date of this Agreement and in accordance with Seller's prior practice, (iii) maintaining the current level of advertising and other promotional activities for Hotel facilities, (iv) maintaining its books of accounts and records in the usual, regular and ordinary manner, in accordance with generally accepted accounting principles applied on a basis consistent with the basis used in keeping its books in prior years; (v) continuing to operate the Property under the Liquor License and Franchise Agreement in a fashion consistent with its past practice (which Seller believes to be in compliance with such Liquor License and Franchise Agreement); (vi) maintaining supplies and personalty consistent with the prior operations of Seller; (vii) expending such amounts for advertising and promotions as are scheduled to be expended prior to Closing pursuant to Seller's 1997 operating budget for the Hotel; and (viii) expending such amounts for capital improvements as are scheduled to be expended prior to Closing pursuant to Seller's 1997 capital budget for the Hotel, provided that if any such scheduled capital improvement is not completed prior to Closing, Seller shall complete such improvements at its sole cost and expense in a manner consistent with Seller's past operation of the Hotel and this subparagraph (viii) shall survive Closing;

            (g) To keep and maintain the Hotel in a state of repair and condition consistent with the requirements of clause (f) above;

            (h) To keep, observe, and perform all its obligations in all material respects under the Space Leases, the Franchise Agreement, the Liquor License and the Contracts for the Hotel, and all other applicable contractual arrangements relating to the Hotel consistent with Seller's past practice;

            (i) To not enter into any new agreements of the nature of Contracts or Space Leases or any amendments, modifications, renewals or extensions of any existing Contracts or Space Leases, without Purchaser's prior written consent, except that the Seller shall not be required to obtain Purchaser's consent to any new agreement or any renewal or extension of existing agreements which may be terminated on not more than thirty (30) days prior notice without cost or expense. Any such new agreement or renewal or extension of existing agreements to which Purchaser's consent was not obtained, whether or not such consent is required under this Section 8.1(i) shall subject the applicable agreement to Purchaser's review under Section 3;

            (j) To not cause or permit the removal of FF&E from the Hotel except for the purpose of discarding and replacing, where needed or appropriate, worn items, and timely make all repairs, maintenance, and replacements to keep the Hotel and all FF&E in good operating condition;

            (k) To comply with all federal, state, and municipal laws, ordinances, regulations, and orders relating to the Hotel;

            (l) To not sell or assign or enter into any agreement to sell or assign, or to create or permit to exist any lien or encumbrance (other than a Permitted Exception) on, the Hotel or any portion thereof;

            (m) To not cancel any existing booking contracts for the use of Hotel facilities or new booking contracts obtained by Seller after the date of this Agreement except as may be consistent with Seller's past practices and the practices of a reasonable and prudent operator of a like-kind hotels in the same competitive market, and to continue to book contracts and reservations consistent with prior practices;

            (n) To pay or cause to be paid all taxes, assessments and other impositions levied or assessed on the Hotel or any part thereof on or before the date on which the payment thereof is due;

            (o) To use reasonable, good faith efforts to obtain the Estoppel Certificates, the Franchisor Comfort Letters, and any consents and approvals necessary for the transaction contemplated by this Agreement at least one week prior to the Closing; to continue to use reasonable, good faith efforts to obtain such items thereafter; to promptly inform Purchaser of any issues or problems which Seller foresees in obtaining any such items; and to deliver each such item to Purchaser promptly after receipt thereof; and

            (p) To keep the existing insurance coverage for the Hotel in full force and effect.

SECTION 9. CLOSING COSTS.

            9.1. Closing Costs. Each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any legal and accounting fees, inspection fees, and the costs and expenses of preparing engineering and environment reports, market studies and appraisals, whether or not the transactions contemplated hereby are consummated. The cost of the Survey, Title Commitment (and the policies and endorsements issued pursuant thereto), all state and local sales, transfer, excise, value-added or other similar taxes, all recording and filing fees that may be imposed by reason of the sale, transfer, assignment and delivery of the Property shall be shared equally by Seller and Purchaser. As between Purchaser and Seller, the cost of seeking consents including, without limitation, any transfer or assumption fees incurred in connection therewith, Franchisor Comfort Letters and Estoppel Certificates shall be borne solely by Seller.

SECTION 10. DEFAULT.

            10.1. Default by Seller. If Seller shall have made any representation herein which shall be untrue or misleading in any material respect (subject to the right to cure in Section 6), or if Seller shall fail to perform any of the material covenants and agreements contained herein to be performed by Seller and such failure continues for a period of ten (10) days after notice thereof from Purchaser, Purchaser, as its sole and exclusive remedy, may terminate this Agreement, in which event the Deposit shall be returned to Purchaser and Seller shall be obligated to pay Purchaser Five Hundred Thirteen Thousand Seven Hundred Fifty Dollars ($513,750) as liquidated damages and not as a penalty (the "Liquidated Damages"). Purchaser and Seller acknowledge that the damages which may be incurred by Purchaser in the event of Seller's default are difficult to quantify as of the date of this Agreement; the Liquidated Damages represent the parties reasonable estimate of Purchaser's probable future damages in the event of Seller's default and the Liquidated Damages represent fair and reasonable compensation to Purchaser in the event of Seller's default. Except with respect to the Liquidated Damages, Purchaser hereby waives any and all rights it may have to sue Seller for money damages in connection with this Agreement.

            10.2. Default by Purchaser. If Purchaser shall have made any representation herein which shall be untrue or misleading in any material respect (subject to the right to cure in Section 7), or if Purchaser shall fail to perform any of the covenants and agreements contained herein to be performed by it and such failure shall continue for a period of ten (10) days after notice thereof from Seller, Seller may, as its sole and exclusive remedy at law and in equity, terminate this Agreement, whereupon Purchaser shall be obligated to pay Seller an amount equal to the Liquidated Damages, as liquidated damages and not as a penalty. The Deposit shall be retained by Seller and offset against the Liquidated Damages. Purchaser and Seller acknowledge that the damages which may be incurred by Seller in the event of

Purchaser's default are difficult to quantify as of the date of this Agreement; the Liquidated Damages represent the parties reasonable estimate of Seller's probable future damages in the event of Purchaser's default and the Liquidated Damages represent fair and reasonable compensation to Seller in the event of Purchaser's default.

SECTION 11. LIQUOR LICENSE; FRANCHISE AGREEMENT

            11.1. Liquor License. Seller currently holds the Liquor License for the Hotel and if, in compliance with all applicable laws, statutes, rules, regulations and ordinances, Seller may continue to hold such Liquor License following the Closing, Seller shall maintain the Liquor License and Purchaser shall not interfere with the maintenance of the Liquor License. If Seller may not continue to hold a Liquor License for the Property following the Closing or if the existing Liquor License needs to be revised to reflect the Purchaser as owner of the Property, then Seller shall apply for a new or modified Liquor License or, if advised by local counsel to be required under local laws, regulations or orders, Purchaser or its designee shall apply for a liquor license for the Hotel, at Seller's sole cost and expense, promptly after Closing. Seller and Purchaser shall cooperate to obtain a liquor license for the Hotel or modifications to the existing Liquor License or to maintain the existing Liquor License in effect. Until such time as such new or modified liquor license is obtained, Seller shall take all steps reasonably necessary to enable the current Liquor License to be used by the Hotel and to permit the uninterrupted sale and service of alcoholic beverages at the Hotel. The provisions of this Section 11.1 shall survive the Closing.

            11.2. Franchise Agreement.

            (a) Purchaser may instruct Seller to terminate the Franchise Agreement with such termination to be effective as of the Closing Date, in Purchaser's sole discretion, provided that in such event Purchaser shall be solely responsible for the payment of liquidated damages, termination fees, costs or other liabilities arising from or related to the termination of such Franchise Agreement and shall indemnify and hold harmless Seller therefrom. The preceding provisions of this Section 11.2 shall survive the Closing or earlier termination of this Agreement.

            (b) As between Seller and Purchaser, Seller shall be solely responsible for obtaining, at its sole cost and expense, the Franchisor Comfort Letters and the consent of the franchisor, if required pursuant to the Franchise Agreement, to the transactions described in this Agreement; provided that the failure of Seller to obtain such Franchisor Comfort Letters or consents of franchisors, after using commercially reasonable, good faith efforts to do so in accordance with Section 8.1(o), shall not be a default under this Agreement; provided further that Seller's obligation and liability to pay administrative fees imposed by the franchisor for such Franchisor Comfort Letters, such consents or otherwise in connection with the transaction contemplated by this Purchase Agreement shall be limited to the first One Hundred Thousand Dollars ($100,000) of the collective administrative fees required by the franchisor and by any franchisor in connection with the transactions contemplated by the Other Agreements and one-half of all amounts in excess thereof, and Purchaser hereby covenants and agrees to pay the other one-half of such administrative fees in excess of One Hundred Thousand Dollars ($100,000). In no event shall the requirement of payment of administrative fees constitute a reason for Purchaser to fail to close on the Property.

            (c) In the event Purchaser directs Seller to terminate the Franchise Agreement pursuant to this Section 11.2 and intends to cause Operating Lessee, as lessee, to enter into a new franchise agreement at the Closing and has a binding commitment from the new franchisor for the same (subject to reasonable conditions), Seller and Purchaser hereby agree to negotiate in good faith to an adjustment of the rent payable pursuant to the Operating Lease, based on the terms and conditions of the new franchise agreement and its anticipated effect on Gross Revenues (as defined in the Operating Lease).

            (d) Notwithstanding anything to the contrary contained herein (including without limitation subparagraph (b) above), if in connection with the transaction contemplated by this Agreement or the obtaining of the Franchisor Comfort Letters or franchisor consents, the franchisor requires any capital improvement to be made at the Property (hereinafter, a "PIP"), Purchaser shall be solely responsible for the cost and expense of the same. In no event shall the requirement of a PIP constitute a reason for Purchaser to fail to close on the Property. In lieu of agreeing to any PIP requirement, Purchaser may direct Seller to terminate the Franchise Agreement as provided in Section 11.2(a). If any such PIP requirement is imposed solely as a result of Purchaser's request for a Franchisor Comfort Letter, Purchaser may waive the delivery of such Franchisor Comfort Letter as a condition to Closing.

            11.3. License for Excluded Intellectual Property. At the Closing, as part of the bill of sale and assignment agreement, Seller shall grant to Purchaser a nonexclusive license to use the Excluded Intellectual Property pursuant to the following terms and conditions:

            (a) the license shall be effective from the Closing Date until the earlier of (i) the tenth anniversary of the

Closing Date; or (ii) a termination pursuant to the provisions of Section 11.3(d) below;

            (b) upon the expiration of the license pursuant to clause (i) of subparagraph (a) above, the license shall automatically terminate, without the need of notice from Seller, and Purchaser shall have no further right to use the Excluded Intellectual Property in connection with the Property;

            (c) Purchaser covenants that it shall not and shall not permit the license for the Excluded Intellectual Property to be used in any manner which could impair the value of the Excluded Intellectual Property or the reputation of Seller or Seller's Affiliates or of any of the properties owned by Seller sharing the Excluded Intellectual Property with the Property; Purchaser shall indemnify and hold harmless Seller from and against any losses, costs or damages incurred by Seller as a result of Purchaser's failure to perform the covenant set forth in this subparagraph (c); and

            (d) in the event Purchaser fails to perform the covenant set forth in subparagraph (c) above, Seller shall have the right to terminate the license upon written notice to Purchaser, and Purchaser shall have no further right to use the Excluded Intellectual Property.

The provisions of this Section 11.3 shall survive the Closing.

SECTION 12. ADJUSTMENTS, PRORATIONS AND DEPOSITS.

            12.1. Matters to be Adjusted or Prorated. To the extent then capable of being calculated or estimated, on the Closing Date (the "Prorations Settlement"), and otherwise within 30 days after the Closing Date, the following items shall be apportioned as of the Cut-Off Time with respect to the Property and appropriate payments made as described in this Agreement in respect thereof (collectively, the "Adjustments"):

            (a) Real estate and ad valorem taxes and assessments based on the rates and assessed valuation applicable in the current fiscal tax year, or if not established for such year, the latest fiscal year for which assessed. (In the latter case, an appropriate correction in the adjustment shall be made within one year after the Closing Date when the current year's assessments are established.)

            (b) All rates, rents, charges, and payments for sewer, water, gas, electricity, telephone and other utility services for which final bills have not been rendered as of the Closing Date. Seller shall exercise reasonable efforts to cause meters to be read as of the Closing Date.

            (c) Compensation for all employees, including all accrued wages, fringe benefits, including pension and similar benefits, vacation and sick pay, unemployment compensation, social security and other payroll taxes, and disability and workers' compensation insurance.

            (d) Any taxes accrued and/or payable to the various local governments by any business entity operating the Hotel and its related businesses, including business and occupation taxes, retail sales taxes, gross receipts taxes, and other special lodging or hotel taxes, but excluding income taxes and franchise taxes of Seller.

            (e) Rents collected under the Space Leases, including percentage rents (if any) based on the results from the most recently completed period (and adjusting payments shall be made as soon as reasonably practical after the Closing Date when final results are reported).

            (f) All revenues from the rental of Hotel rooms (exclusive of Other Revenues) ("Room Revenues") for the night that includes 12:01 a.m. on the Closing Date, which shall be divided equally between Purchaser and Seller.

            (g) All revenues earned from operation of the Hotel other than Room Revenues, including without limitation, revenues from the sale of food, beverages, rental of meeting and banquet rooms, telephone sales, vending machines, valet and parking services, revenues from any "mini-bars" located in the Hotel rooms and all other revenues (the "Other Revenues"), provided that Other Revenues arising from the sale of food and beverages in restaurants and bars which do not remain open the entire Cut-Off Night shall be apportioned as of the last hour at which the applicable restaurant or bar is open.

            (h) All sales, excise, hotel occupancy or other similar taxes (excluding in any event income, franchise and real property taxes) collected with respect to the Room Revenues and Other Revenues.

            (i) All costs and expenses of operating the Hotel, including without limitation, amounts paid or payable under the Contracts, Franchise Agreement, and FF&E Leases which are reasonably capable of such proration.

            (j) Seller's active guest ledger, cash drawers and house account, which shall be purchased at par.

      Seller shall pay all accounts payable at the Hotel relating to services or goods provided prior to Closing.

      With respect to subparagraph (b) through (j), it is the intent of Seller and Purchaser that all income and expenses relating to the Property shall be prorated as provided in this Section 12 such that Seller shall have the benefit of all income and be responsible for all expenses and liabilities incurred in connection with the Property fairly allocable to the period prior to the Closing Date and that Operating Lessee under the Operating Lease at the Property shall have the benefit of all income and be responsible for all expenses and liabilities of the Property relating to the period from and after the Closing Date. With respect to the prorations and Adjustments set forth in subparagraph
(a) of this Section 12.1, the Purchase Price shall be adjusted based on the prorations between Seller and Purchaser with respect to such subparagraph.

            12.2. Certiorari Proceeding. Any refunds with respect to certiorari proceedings for tax years prior to and including the current tax year shall belong to Seller and Seller may continue with and control such proceedings, provided that if any portion of a refund is received by Seller which relates to any period after the Closing, such portion shall be delivered to Purchaser. After the Review Period, Seller shall keep Purchaser advised of the status of any certiori proceedings which relate to the current tax year or could affect the taxes due for a subsequent tax year and Purchaser shall have the right to participate in and approve tax settlements of such certiori proceedings which relate to the current tax year, which settlements shall not be effective without Purchaser's prior written approval.

SECTION 13. RIGHT OF FIRST REFUSAL; RADIUS RESTRICTION; AMERISUITES HOTEL PURCHASE OPTION.

            13.1. Right of First Refusal on Full Service Hotels.

            (a) Seller hereby grants to Purchaser a right of first refusal for a period commencing on the Closing Date and terminating on the earlier of (i) the fifth anniversary of the Closing Date and (ii) the date upon which Article XXXVI of the Operating Lease for the Property is effected such that Seller no longer manages the Property (the "Restricted Period") on any and all Full Service Hotels owned as of the date of this Agreement or acquired or constructed during the Restricted Period by (A) Seller or (B) any of Seller's wholly-owned subsidiaries or any other Person for which Seller may direct the sale of such Person's assets, whether through voting securities or by contract or otherwise (a "Seller Subsidiary"), on the terms and conditions set forth in this Section
13.1. If during the Restricted Period, Seller or a Seller Subsidiary shall receive a bona fide offer (the "Offer") from an unaffiliated third party to purchase one or more of its Full Service Hotels and such Offer contains a price and terms acceptable to Seller or the Seller Subsidiary, as applicable, then Seller (x) shall notify Purchaser in writing promptly after the receipt of the Offer, such notice to be accompanied by a copy of the Offer, and (y) as promptly as possible, shall provide copies of, or reasonable access to, due diligence materials in Seller's possession, custody or control relating to the such Full Service Hotels (including historical occupancy and Rev PAR information, title policies, title commitments and copies of documents referenced therein, surveys, environmental audits, zoning reports, engineering reports, appraisals, budgets and other similar materials, all to the extent in Seller's possession or control). By its delivery of such due diligence materials, Seller shall not be warranting or guaranteeing the accuracy of such information (though Seller shall not deliver any information which it knows to be untrue or misleading), it being agreed that Purchaser shall be responsible for making an independent investigation and determination with respect to such information. Within ten
(10) Business Days after the receipt of Seller's notice and the documents referred to in clause (y) of this Section 13.1, Purchaser shall notify Seller and the Seller Subsidiary in writing whether Purchaser desires to purchase the applicable Full Service Hotel at the price and on the terms set forth in the Offer.

            (b) If Purchaser shall fail to respond within the ten (10) Business Day period referenced in subparagraph (a) above, Purchaser shall be deemed conclusively to have elected not to purchase the Full Service Hotel. In such event or if Purchaser elects not to purchase the Full Service Hotel, Seller or the Seller Subsidiary shall have the right to transfer the Full Service Hotel covered by the Offer to the party making the Offer, substantially in accordance with the terms of the Offer and without material modifications beneficial to said third party purchaser, without any further notice to Purchaser. If, however, Seller or the Seller Subsidiary and such third party purchaser thereafter agree to terms for such purchase which are materially different from those provided in the Offer and beneficial to the third party purchaser, then Purchaser's right of first refusal under this Section 13.1 shall be renewed with respect to such Full Service Hotel, on the terms of the Offer as so modified. If the sale of a Full Service Hotel is consummated with a third party, provided that Seller shall have complied with the requirements of this Section 13.1, this
Section 13.1 shall no longer be applicable with respect to such Full Service Hotel simultaneously with the sale. The exercise or non-exercise by Purchaser of the right to purchase a Full Service Hotel does not affect Purchaser's continuing right of first refusal with respect to any other Full Service Hotels.

            (c) If Purchaser elects to purchase the Full Service Hotel pursuant to the Offer, then within ten (10) Business Days after Seller's receipt of Purchaser's election to purchase, Seller or a Seller Subsidiary, as applicable, and Purchaser shall execute and deliver a contract of sale relating to such Full Service Hotel, containing the terms and conditions set forth in the Offer. Within three (3) Business Days after execution of such contract of sale, Purchaser shall pay the "Deposit" amount required thereunder to be held in escrow pursuant to the terms of the contract of sale. Purchaser agrees that the deposit required by any contract of sale to which Purchaser is a party for a Full Service Hotel shall be five percent (5%) of the purchase price for the Full Service Hotel.

            (d) Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 13.1 shall not apply to the Property or to any other properties for which Purchaser has terminated this Agreement or any of the Other Agreements, as applicable, or which has been eliminated from the Group Two Sale Agreement (unless the problem which Purchaser identified in the applicable notice of termination has been remedied in full), and Seller may sell such Properties without regard to this Section 13.1.

            (e) Purchaser's rights under this Section 13.1 shall not apply to any Full Service Hotel which is subject to any foreclosure sale, or deed-in-lieu thereof and upon the completion of any such foreclosure sale or deed-in-lieu thereof, this Section 13.1 shall no longer be applicable with respect to such Full Service Hotel, unless the purchaser at such foreclosure sale is the Seller or a Seller Subsidiary. No further instrument or confirmation shall be required with respect to such termination.

            (f) Notwithstanding anything to the contrary contained in this Agreement, this Section 13.1 shall not apply to the Full Service Hotel located in St. Thomas and known as "Frenchman's Reef" and Purchaser may sell that property without regard to this Section 13.1.

            13.2. Radius Restriction. Subject to the provisions of Section 13.4 below, during the Restricted Period, neither Seller nor any Seller Subsidiary shall own, lease, acquire, construct or manage any Full Service Hotel located within a three (3) mile radius of the Hotel.

            13.3. AmeriSuites Hotels.

            (a) In the event that Seller or any Seller Subsidiary shall seek to acquire and/or construct a new "AmeriSuites" brand hotel within a radius of three (3) miles of the Property (each a "Proposed AmeriSuites Hotel") at any time during the Restricted

Period, Purchaser or any of its Affiliates shall have the right and option to purchase said Proposed AmeriSuites Hotel (or Seller's interest therein) pursuant to the terms and conditions set forth below.

            (b) With respect to each Proposed AmeriSuites Hotel, to the extent in Seller's possession and control and (to the extent applicable to the Proposed AmeriSuites Hotel) Seller shall submit in writing to Purchaser (or shall provide Purchaser with notice of and reasonable access to) the items set forth in clauses (i) through (ix) below (collectively, a "Project Plan") as soon as such information is readily available and, with respect to any Proposed AmeriSuites Hotel which Seller seeks to construct, no later than 210 days prior to the anticipated completion date for construction set forth in the Project Plan. The Project Plan shall be comprised of the following:

                  (i) to the extent then available or completed, detailed plans and specifications for the construction of the Proposed AmeriSuites Hotel;

                  (ii) a schedule for the estimated costs of construction prepared jointly by the contractor engaged to perform the work and Seller; a construction schedule setting forth the target commencement date, substantial completion date and final completion date for the construction of the Projected AmeriSuites Hotel and the dates for completion of the various phases of construction, if applicable;

                  (iii) estimated operating expenses and cash flow, occupancy projections and Rev PAR information for the first twelve months after opening and for periods thereafter, to the extent then developed;

                  (iv) historical occupancy and Rev Par information for the preceding three years;

                  (v) estimated costs for reflagging the Proposed AmeriSuites Hotel;

                  (vi) a title insurance commitment issued in Seller's name relating to the site of the Proposed AmeriSuites Hotel, together with copies of all documents referenced therein;

                  (vii) a survey of the site for the Proposed AmeriSuites Hotel;

                  (viii) any environmental or engineering reports prepared in connection with the Proposed AmeriSuites Hotel; and

                  (ix) such other information (including without limitation market information) with respect to a Proposed AmeriSuites Hotel as may be reasonably necessary to permit a purchaser to adequately evaluate the same, provided such information has been developed and is in the possession of Seller or may be obtained at a nominal cost.

By its delivery of the Project Plan as provided in this Section 13.3(b), Seller shall not be warranting or guaranteeing the accuracy of such information (though Seller shall not deliver any information which it knows to be untrue or misleading), it being agreed that Purchaser shall be responsible for making an independent investigation and determination with respect to such information.

            (c) No later than the date which is 30 days after Seller has provided the Project Plan to Purchaser, Purchaser shall notify Seller whether it will acquire the Proposed AmeriSuites Hotel on the following terms and conditions:

                  (i) The purchase price for the Proposed AmeriSuites Hotel shall be either (X) one hundred five percent (105%) of Construction Costs, if Seller constructs the Proposed AmeriSuites Hotel or (Y) 105% of Acquisition Costs, if Seller acquires an existing Proposed AmeriSuites Hotel; provided, however, that if Seller is able to assign to Purchaser any contract of sale between Seller and an owner of a Proposed AmeriSuites Hotel, without penalty, consent or a requirement of Seller's continuing liability thereafter, then Purchaser, in its sole discretion, may accept such assignment and pay to Seller in lieu of the purchase price described in this subparagraph (i), an amount equal to the sum of (A) any deposits made by Seller under the contract of sale,
(B) any reasonable costs or expenses incurred by Seller as of the date of the assignment and (c) an amount equal to that which, absent the assignment to Purchaser, would have been five percent (5%) of Acquisition Costs or Construction Costs, as appropriate;

                  (ii) Within three (3) Business Days after providing its notice of intent to purchase the Proposed AmeriSuites Hotel, Purchaser shall provide to an escrow agent reasonably acceptable to Seller and Purchaser a deposit toward the purchase price in an amount equal to five percent (5%) of the purchase price, which deposit, at Purchaser's election, may be in the form of a letter of credit issued by a bank or other lending institution reasonably approved by Seller;

                  (iii) Any hotel which Purchaser or its Affiliates acquires pursuant to this Section 13.3 shall be operated as an AmeriSuites brand hotel pursuant to a franchise agreement entered into by Purchaser or its Affiliate, as franchisee, and Seller, as franchisor, which franchise agreement shall have a minimum term of ten (10) years and be in Seller's then-standard form of franchise agreement at such time;

                  (iv) At the Closing, in the event Purchaser or its Affiliate simultaneously enters into an operating lease with an Affiliate of Purchaser for the operation of the Proposed AmeriSuites Hotel and directs that the such entity be the franchisee, Seller, as franchisor, shall provide a "comfort letter" in favor of Purchaser substantially in the form of Exhibit E-1; and

                  (v) If Seller constructs the Proposed AmeriSuites Hotel, the obligation of Purchaser to close on the acquisition thereof shall be conditioned on receipt of a temporary certificate of occupancy for the Proposed AmeriSuites Hotel.

            (d) If Purchaser elects to acquire the Proposed AmeriSuites Hotel, then within ten (10) Business Days after Seller's receipt of Purchaser's election to purchase, Seller or a Seller Subsidiary, as applicable, and Purchaser shall execute and deliver a contract of sale relating to such Proposed AmeriSuites Hotel, containing (among other terms) the terms and conditions set forth in this Section 13.3.

            (e) If Purchaser fails to exercise its option to purchase by providing written notice to Seller within the time period set forth in subparagraph (c), Purchaser shall be deemed conclusively to have rejected its option to purchase the Proposed AmeriSuites Hotel. In such event or if Purchaser rejects its option to purchase a Proposed AmeriSuites Hotel, this Agreement immediately shall terminate and be of no further force and effect with respect to such Proposed AmeriSuites Hotel. Notwithstanding the foregoing, Seller shall be obligated to re-offer such Proposed AmeriSuites Hotel to Purchaser in accordance with this Section 13.3 if the size of the Proposed AmeriSuites Hotel is changed substantially or any projection of total costs and expenses for such Proposed AmeriSuites Hotel shows total costs and expenses which are substantially less than those contained in the Project Plan. The exercise or non-exercise by Purchaser of the right to purchase a particular Proposed AmeriSuites Hotel does not affect Purchaser's continuing rights under this
Section 13.3 with respect to any other Proposed AmeriSuites Hotels.

            (f) Except as provided by subsection (g) below, the obligations of Seller under this Section 13.3 shall apply to any "AmeriSuites" hotels which Seller or any Seller Subsidiary owns or which Seller or any Seller Subsidiary has the right to sell, and Seller shall cause such Seller Subsidiaries desiring to sell any "AmeriSuites" or similar hotel to comply with this Section 13.3 on the same terms as Seller. Reference to "sell" in this

Section 13.3 shall refer to sale of fee simple title, ground lease, joint venture or similar arrangements.

            (g) The provisions of this Section 13.3 shall not apply to any AmeriSuites hotels which are owned, operated or under construction by Seller or a Seller Subsidiary as of the date of this Agreement, including without limitation those certain AmeriSuites hotels located at (i) Shelton, CT, (ii) Secaucus, NJ, (iii) Princeton, NJ and (iv) Las Vegas, NV, and Seller may own, operate and/or construct such AmeriSuites hotels without regard to this Agreement.

            13.4. Multi-Properties Exception. Notwithstanding anything to the contrary contained herein, if Seller at any time (including during the Restricted Period), (i) has the opportunity to own, lease, acquire, construct or manage five (5) or more Full Service Hotels (other than the Hotel and the hotels subject to the Other Agreements or the Group Two Sale Agreement) as a result of a single transaction and (ii) twenty-five percent (25%) or less of such Full Service Hotels would violate the restrictions set forth in Section 13.2 above, then Seller, in its sole discretion, may own, lease, acquire, construct or manage such Full Service Hotels, which Full Service Hotels shall not be subject to the provisions of Section 13.2 and there shall be no default of this Agreement by reason of Seller owning, leasing, acquiring, developing or managing such Full Service Hotels.

            13.5. Survival and Damages. Notwithstanding any contrary limitations contained elsewhere in this Agreement, the provisions of this Section 13 shall survive the Closing for the duration of the Restricted Period. In the event that Seller or a Seller Subsidiary shall breach any of the covenants and provisions contained in this Section 13, Purchaser shall be entitled to enforce the terms of this section by specific performance or seek damages in a court of law and the provisions of Section 10 shall not apply.

            13.6. General Provisions.

            (a) The provisions of this Section 13 shall be binding solely on Seller and Seller Subsidiaries and not on other of Seller's Affiliates or their respective directors, officers, shareholders or employees. Furthermore, the provisions of this Section 13 shall not apply to transfers by operation of law, deed or otherwise to a Person in the event of a Change in Control of Seller, and immediately after such a Change in Control, the provisions of this Section 13 shall be deemed null, void and of no further force and effect.

            (b) When applicable pursuant to Section 13.1 or Section 13.3, Seller or a Seller Subsidiary, as applicable, and

Purchaser or its Affiliate, as applicable, shall use reasonable, good faith efforts to agree upon the terms of the contract of sale which shall incorporate the terms of this Agreement to the extent consistent with the Offer or the provisions of Section 13.3, as applicable, provided that the provisions in this
Section 13 shall not be included in such a contract of sale. If Seller or a Seller Subsidiary and Purchaser or its Affiliate shall be unable to agree on the terms thereof within ten (10) Business Days after Seller's receipt of Purchaser's election to purchase, the parties shall submit such issue to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association or any successor organization thereto.

            (c) Time shall be of the essence as to all periods set forth in this
Section 13.

            (d) If Purchaser shall at any time materially breach its agreement to purchase any Full Service Hotel or any Proposed AmeriSuites Hotel or materially default under any contract of sale entered into with respect thereto (subject to any applicable notice and cure periods), Purchaser thereafter shall have no further rights to purchase hotel properties pursuant to Section 13.1 and/or Section 13.3 and Seller shall have no further obligations under said Sections. This provision shall be in addition to any and all other remedies, including liquidated damages provisions, which Seller may have under said contracts of sale.

            (e) As a condition to receiving the due diligence materials and Project Plans contemplated in Section 13.1 and Section 13.3, Purchaser shall sign a confidentiality agreement in form reasonably acceptable to Seller, which confidentiality agreement shall contain substantially the same provisions as
Section 14.4.

            (f) None of the rights created or granted pursuant to this Section 13 shall constitute a lien on any property.

            (g) Neither party hereto shall record this Agreement or any memorandum thereof without the written consent of the other party.

            (h) The provisions of this Section 13 shall be personal to Purchaser and its Affiliates. In no event shall Purchaser assign, transfer or otherwise convey its rights under this Section 13 to any Person other than an Affiliate of Purchaser without Seller's prior written consent, which consent may be withheld in Seller's sole discretion; any transfer in violation of this Section 13.6(h) shall be void and of no force or effect.

            (i) Notwithstanding anything to the contrary contained in this Agreement, Seller retains the unrestricted right to continue to grant franchise agreements for "AmeriSuites" hotels to unaffiliated third-parties. So long as such franchisees are not Seller Affiliates, the provisions of this Section 13 shall be inapplicable with respect thereto.

            (j) The provisions of this Section 13 shall survive the Closing.

SECTION 14. MISCELLANEOUS.

            14.1. Agreement to Indemnify.

            (a) Subject to any express provisions of this Agreement to the contrary, (i) Seller shall indemnify and hold harmless Purchaser and its permitted (under this Agreement) successors and assigns from and against any and all obligations, claims, losses, damages, liabilities, and expenses (including, without limitation, reasonable attorneys' and accountants' fees and disbursements) arising out of (x) Space Leases or the Contracts and relating to periods prior to the Closing or (y) any damage to property of others or injury to or death of any person or any claims for any debts or obligations occurring on or about or in connection with the Property or any portion thereof at any time or times prior to the Closing or (z) all accounts payable and sales taxes due for or on account of the period prior to Closing, and (ii) Purchaser shall indemnify and hold harmless Seller from and against any and all obligations, claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys' and accountants' fees and disbursements) arising out of (x) the Contracts or the Space Leases relating to periods on or after the Closing, or (y) any damage to property of others or injury to or death of any person or any claims for any debts or obligations occurring on or about the Property or any portion thereof at any time or times on or after the Closing or (z) sales taxes due for or on account of the period from and after the Closing.

            (b) Whenever it is provided in this Agreement that an obligation of Seller will be assumed by Purchaser on or after the Closing, Purchaser shall be deemed to have also agreed to indemnify and hold harmless Seller and its respective successors and assigns from and against all claims, losses, damages, liabilities, costs, and expenses (including, without limitation, reasonable attorneys' and accountants' fees and expenses) arising from any failure of Purchaser to perform the obligation so assumed on or after the Closing.

            (c) Whenever either party shall learn through the filing of a claim or the commencement of a proceeding or otherwise of the existence of any liability for which the other party is or may be responsible under this Agreement, the party learning of such liability shall notify the other party promptly and furnish such copies of documents (and make originals thereof available) and such other information as such party may have that may be used or useful in the defense of such claims and shall afford said other party full opportunity to defend the same in the name of such party and shall generally cooperate with said other party in the defense of any such claim.

            (d) At the request of either party, the provisions of this Section
14.1 shall be included in any or all of the Closing documents contemplated by this Agreement. The provisions of this Section 14.1 shall survive the Closing and the termination of this Agreement.

            14.2. Brokerage Commissions. Each of the parties hereto represents to the other parties that it dealt with no broker, finder or like agent in connection with this Agreement or the transactions contemplated hereby, other than NationsBanc Montgomery Securities, Inc.. Seller shall be solely responsible for and shall indemnify and hold harmless Purchaser and its respective legal representatives, heirs, successors and assigns from and against any loss, liability or expense, including, reasonable attorneys' fees, arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by NationsBanc Montgomery Securities, Inc. or any other broker, finder or like agent claiming by or through Seller. Purchaser shall be solely responsible for and shall indemnify and hold harmless Seller and its respective legal representatives, heirs, successors and assigns from and against any loss, liability or expense, including, reasonable attorneys' fees, arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made any broker, finder or like agent claiming by or through Purchaser. The provisions of this Section 14.2 shall survive the Closing and any termination of this Agreement.

            14.3. Publicity. The parties agree that no party shall contact or conduct negotiations with public officials, make any public pronouncements, issue press releases or otherwise furnish information regarding this Agreement, the transactions contemplated by this Agreement or any materials provided or prepared in accordance with this Agreement (including without limitation, all due diligence materials, whether prepared by Seller or Purchaser) to any third party without the consent of the other parties, which consent shall not be unreasonably withheld, delayed or conditioned, except as required by law or contractual obligations of such parties to third parties or as advised by reputable counsel to be in accordance with law or such contractual obligation. No party, or its employees shall trade in the securities of any parent or affiliate of Seller or of Purchaser until a public announcement of the transactions contemplated by this Agreement has been made. No party shall record this Agreement or any notice thereof. The provisions of this Section 14.3 shall survive the Closing or earlier termination of this Agreement.

            14.4. Confidentiality. Except to the extent otherwise provided herein, required by law or advised by counsel to be in accordance with law or as contemplated by Section 14.3, until the consummation of the transactions contemplated by this Agreement, Seller and Purchaser shall hold and shall cause the Seller Subsidiaries and the Purchaser's Affiliates, respectively, to hold all information and documents obtained in connection with the transactions contemplated by this Agreement confidential, including without limitation any oral and written information concerning the Seller and the Hotel (collectively, the "Due Diligence Material"), provided that the parties to this Agreement may disclose such information and documents to their respective legal counsel, accountants, employees (to the extent an employee's services are requested in connection with this Agreement), lenders and their counsel, brokers, boards of directors, any hotel franchisors, any marketing company employed to do feasibility studies or any investment banking, environmental or engineering consultants retained in connection with the proposed transaction, subject to this confidentiality provision. If the purchase and sale contemplated by this Agreement is not consummated for any reason whatever, each party to this Agreement shall as soon as reasonably practicable, return all such information and documents (and any copies thereof in such parties' possession) to the other party. Purchaser and Seller each hereby agree to indemnify and hold harmless the other from and against any and all claims, demands, suits, causes of action, judgments, damages, losses, fines, penalties, costs and expenses, including without limitation reasonable attorneys' fees and disbursements relating to the a breach by such indemnifying party (or its directors, officers, shareholders, partners, members, agents, employees or any independent contractors retained by
it) of any of the covenants to be performed by such party contained in this
Section 14.4. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 14.4 shall survive the Closing for a period of two (2) years. With respect to the indemnity obligations or any breach of this Section 14.4, the provisions of Section 10 shall not apply and the indemnified party may seek damages in a court of law or exercise any other remedies available at law or equity.

            14.5. Notices. (a) Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing and the same shall be delivered either in hand, by telecopier with written acknowledgment of receipt, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

            (b) All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of acknowledged receipt, in the case of a notice by telecopier, and, in all other cases, upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

            (c) All such notices shall be addressed,

      If to Seller to:

      Prime Hospitality Corp.
      700 Route 46 East
      Fairfield, New Jersey  07707-2700
      Attn:  Mr. David Simon
      [Telecopier No. (201) 882-8577]

      and

      Prime Hospitality Corp.
      700 Route 46 East
      Fairfield, New Jersey  07707-2700
      Attn:  General Counsel
      [Telecopier No. (201) 882-8577]

      with a copy to:

      Willkie Farr & Gallagher
      One Citicorp Center
      153 East 53rd Street
      New York, New York  10022-4677
      Attn:  Eugene A. Pinover, Esq.
      [Telecopier No. (212) 821-8111]

      if to Purchaser, to:

      American General Hospitality
      Operating Partnership, L.P.
      5605 MacArthur Blvd., Suite 1200
      Irving, Texas 75038

      Attn:  Steven D. Jorns and/or Bruce G. Wiles
      [Telecopier No. (972) 550-6895]

      with a copy to:

      Battle Fowler LLP
      75 East 55th Street
      New York, New York 10022
      Attn:  Douglas A. Raelson, Esq.
      [Telecopier No. (212) 856-7806]

            (a) By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

            14.6. Waivers, Etc. Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation or warranty contained herein, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party's right at a later time to enforce or require performance of such provision or any other provision hereof. This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.

            14.7. Assignment; Successors and Assigns. Except as otherwise expressly set forth in this Agreement, this Agreement and all rights and obligations hereunder shall not be assignable by any party without the written consent of the other parties; provided, however, that (a) Purchaser shall have the right to designate an Affiliate(s) of Purchaser to receive record title to the Property, (b) Seller shall have the right to designate an Affiliate of Seller to be the Operating Lessee under the Operating Lease. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other persons.

            14.8. Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

            14.9. Counterparts, Etc. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the parties hereto relating to the subject matter hereof.

            14.10. Governing Law. This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of the State of New York applicable to contracts between residents of the State of New York which are to be performed entirely within the State of New York, regardless of (i) where this Agreement is executed or delivered; or (ii) where any payment or other performance required by this Agreement is made or required to be made; or
(iii) where any breach of any provision of this Agreement occurs, or any cause of action otherwise accrues; or (iv) where any action or other proceeding is instituted or pending; or (v) the nationality, citizenship, domicile, principal place of business, or jurisdiction of organization or domestication of any party; or (vi) whether the laws of the forum jurisdiction otherwise would apply the laws of a jurisdiction other than the State of New York; or (vii) any combination of the foregoing.

            To the maximum extent permitted by applicable law, any action to enforce, arising out of, or relating in any way to, any of the provisions of this Agreement may be brought and prosecuted in such court or courts located in the State of New York as is provided by law; and the parties consent to the jurisdiction of said court or courts located in the State of New York and to service of process by registered mail, return receipt requested, or by any other manner provided by law.

            14.11. Performance on Business Days. In the event the date on which performance or payment of any obligation of a party required hereunder is other than a Business Day, the time for payment or performance shall automatically be extended to the first Business Day following such date.

            14.12. Attorneys' Fees. If any lawsuit or arbitration or other legal proceeding arises in connection with the interpretation or enforcement of this Agreement, the prevailing party therein shall be entitled to receive from the other party the prevailing party's costs and expenses, including reasonable attorneys' fees incurred in connection therewith, in preparation therefor and on appeal therefrom, which amounts shall be included in any judgment therein.

            14.13. Section and Other Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

            14.14. Financing and Priority of Operating Lease. If Purchaser, in connection with the Closing or thereafter during the term of the Operating Lease, desires to obtain financing from a Mortgagee secured by a lien on the Property, Purchaser shall cause the Mortgagee to provide Operating Lessee, as lessee, with a Subordination, Nondisturbance and Attornment Agreement. If Purchaser shall fail to provide such Subordination, Nondisturbance and Attornment Agreement, the Operating Lease shall be superior to the lien of said financing. The provisions of this Section 14.14 shall survive Closing or termination of this Agreement.

            14.15. Group Two Purchase and Sale Agreement. Contemporaneously with entering into the Original Agreement, Purchaser and Seller entered into that certain Purchase and Sale Agreement for the sale of an additional eleven properties (or leasehold interests therein) (the "Group Two Sale Agreement"), the closing of which sale is not contemplated to occur prior to September 30, 1998. The parties agree that any default or termination of this Agreement automatically shall be a default or termination, as applicable, of the Group Two Sale Agreement.

            14.16. Exceptions to Liquidated Damages. Notwithstanding anything to the contrary contained in this Agreement, the provisions of Section 10 shall not apply to any rights or obligations of Seller or Purchaser which survive the Closing and in connection with such matters which survive the

Closing, a party may seek damages in a court of law or exercise any other remedies available at law or equity.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as a sealed instrument as of the date first above written.

                                    SELLER:

                                    PRIME HOSPITALITY CORP.


                                    By:
                                        -------------------------
                                        Richard Szymanski
                                        Vice President

                                    PURCHASER:

                                    AMERICAN GENERAL HOSPITALITY OPERATING
                                    PARTNERSHIP, L.P., a Delaware limited
                                    partnership

                                    By: AGH GP, Inc., its sole general partner


                                    By:
                                        --------------------------
                                        Bruce G. Wiles
                                        Executive Vice President

                                   EXHIBIT B
                                LEGAL DESCRIPTION
                                  (CROSSROADS)
                               MAHWAH, NEW JERSEY

--------------------------------------------------------------------------------

ALL THAT CERTAIN TRACT, PARCEL AND LOT OF LAND LYING AND BEING SITUATE IN THE TOWNSHIP OF MAHWAH, COUNTY OF BERGEN, STATE OF NEW JERSEY, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

KNOWN AND DESIGNATED AS THE HOTEL UNIT SITUATE IN "CROSSROADS CONDOMINIUM", TOGETHER WITH AN UNDIVIDED $50. 00 PERCENTAGE INTEREST IN THE COMMON ELEMENTS APPURTENANT THERETO (AND IN THE LIMITED COMMON ELEMENTS APPURTENANT THERETO, AS FOLLOWS, IF ANY) AND A 50.00 PERCENTAGE INTEREST IN THE TOWER SITE COMMON ELEMENTS OF SAID CONDOMINIUM APPURTENANT THERETO, AS THE SAME IS SET FORTH IN THE MASTER DEED FOR "CROSSROADS CONDOMINIUM" WHICH SAID MASTER DEED IS DATED DECEMBER 28, 1994 AND DULY RECORDED IN THE OFFICE OF THE CLERK/REGISTER OF BERGEN COUNTY ON JANUARY 23, 1995 IN DEED BOOK 7763, PAGE 1 AS THE SAME MAY BE NOW OR HEREAFTER LAWFULLY AMENDED.

SAID PREMISE BEING ALSO DESCRIBED AS FOLLOWS:

KNOWN AND DESIGNATED AS THE HOTEL UNIT SITUATE IN "CROSSROADS CONDOMINIUM", TOGETHER WITH AN UNDIVIDED $50. 00 PERCENTAGE INTEREST IN THE COMMON ELEMENTS APPURTENANT THERETO (AND IN THE LIMITED COMMON ELEMENTS APPURTENANT THERETO, AND A 50.00 PERCENTAGE INTEREST IN THE TOWER SITE COMMON ELEMENTS OF SAID CONDOMINIUM APPURTENANT THERETO AS THE SAME IS SET FORTH IN THE MASTER DEED FOR "CROSSROADS CONDOMINIUM" WHICH SAID MASTER DEED IS DATED DECEMBER 28, 1994 AND DULY RECORDED IN THE OFFICE OF THE CLERK/REGISTER OF BERGEN COUNTY ON JANUARY 23, 1995 IN DEED BOOK 7763, PAGE 1 AS THE SAME MAY BE NOW OR HEREAFTER LAWFULLY AMENDED.

THE FOREGOING DESCRIPTION BEING IN ACCORDANCE WITH A SURVEY PREPARED BY YURASEK CONSULTANTS, DATED NOVEMBER 15, 1994, REVISED TO DECEMBER 11, 1997.

TOGETHER WITH 100 FOOT WIDE EASEMENT FOR ACCESS AND UTILITIES AND EASEMENT(S) AND ROAD IMPROVEMENT AGREEMENT SET FORTH IN DEED BOOK 6880 PAGE 16, FIRST AMENDMENT IN DEED BOOK 7148 PAGE 52, SECOND AMENDMENT IN DEED BOOK 7343 PAGE 1, THIRD AMENDMENT IN DEED BOOK 7533 PAGE 817.

TOGETHER WITH ROAD EASEMENT(S) SET FORTH IN DEED BOOK 7309 PAGE 638.

SAID CONDOMINIUM UNIT BEING LOCATED WITHIN THE CONFINES OF THE FOLLOWING DESCRIBED PREMISES:

BEGINNING AT A POINT ON THE EASTERLY LINE OF NEW JERSEY ROUTE 287, SAID POINT BEING IN THE DIVISION LINE OF LANDS NOW OR FORMERLY OF INTERNATIONAL CROSSROADS HOLDING CORPORATION AND LANDS NOW OR FORMERLY OF SHARP ELECTRONICS; SAID POINT OF BEGINNING BEING DISTANT 92 FEET ON A COURSE OF SOUTH 69 DEGREES 42 MINUTES 10 SECONDS EAST FROM A POINT ON THE FORMER EASTERLY SIDELINE OF NEW JERSEY STATE HIGHWAY ROUTE 17 DISTANT 1916.52 FEET SOUTHERLY, AS MEASURED ALONG THE FORMER EASTERLY LINE OF NEW JERSEY STATE HIGHWAY ROUTE 17 FROM THE DIVISION LINE OF THE STATE OF NEW JERSEY AND THE STATE OF NEW YORK, AND RUNNING THENCE;

                            (Continued on Next Page)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

1. ALONG THE DIVISION LINE OF LANDS NOW OR FORMERLY OF INTERNATIONAL CROSSROADS HOLDING CORPORATION AND LANDS NOW OR FORMERLY 0F SHARP ELECTRONICS, SOUTH 69 DEGREES 42 MINUTES 10 SECONDS EAST, A DISTANCE OF 1,937.10 FEET TO A POINT; THENCE

2. SOUTH 03 DEGREES 17 MINUTES 56 SECONDS EAST, A MEASURED DISTANCE OF 285.42 FEET (DEED REFERENCE: 294.16 FEET) TO AN ANGLE POINT; THENCE

3. SOUTH 05 DEGREES 43 MINUTES 46 SECONDS WEST, A DISTANCE OF 309.86 FEET TO AN ANGLE POINT; THENCE

4. SOUTH 12 DEGREES 56 MINUTES 45 SECONDS WEST, A DISTANCE OF 293.49 FEET TO AN ANGLE POINT; THENCE

5. SOUTH 19 DEGREES 36 MINUTES 00 SECONDS WEST, A DISTANCE OF 506.39 FEET TO AN ANGLE POINT; THENCE

6. SOUTH 33 DEGREES 37 MINUTES 03 SECONDS WEST, AND PART OF THE DISTANCE CROSSING THE RAMAPO RIVER, A DISTANCE OF 1,210.20 FEET TO A POINT; THENCE

7. LEAVING THE RAMAPO RIVER, SOUTH 47 DEGREES 36 MINUTES 43 SECONDS EAST, A DISTANCE OF 82.45 FEET TO A POINT; THENCE

8. SOUTH 32 DEGREES 03 MINUTES 07 SECONDS WEST, A DISTANCE OF 85.22 FEET TO A POINT IN THE NORTHEASTERLY SIDELINE OF NEW JERSEY STATE HIGHWAY ROUTE NO. 17; THENCE

9. ALONG NEW JERSEY STATE HIGHWAY ROUTE NO. 17, NORTH 55 DEGREES 11 MINUTES 07 SECONDS WEST, AND PART OF THE DISTANCE CROSSING THE RAMAPO RIVER, A DISTANCE OF
243.89 FEET TO A POINT IN THE DIVISION LINE BETWEEN LANDS NOW OR FORMERLY OF INTERNATIONAL CROSSROADS HOLDING CORPORATION AND LANDS NOW OR FORMERLY OF ELTING, VICTOR, AND INGANAMORT; THENCE

10. ALONG THE LAST MENTIONED DIVISION LINE, NORTH 28 DEGREES 53 MINUTES 07 SECONDS EAST, A DISTANCE OF 119.26 FEET TO A POINT IN THE DIVISION LINE BETWEEN LANDS NOW OR FORMERLY OF INTERNATIONAL CROSSROADS HOLDING CORPORATION, LANDS NOW OR FORMERLY OF ELTING, VICTOR AND INGANAMORT AND LANDS NOW FORMERLY OF SUBURBAN PROPANE GAS CO.; THENCE

11. ALONG THE LAST MENTIONED DIVISION LINE, NORTH 47 DEGREES 36 MINUTES 43 SECONDS WEST, A DISTANCE OF 528.84 FEET TO AN ANGLE POINT IN THE DIVISION LINE BETWEEN LANDS NOW OR FORMERLY OF INTERNATIONAL CROSSROADS HOLDING CORPORATION AND LANDS NOW FOR FORMERLY OF SUBURBAN PROPANE GAS CO.; THENCE

12. ALONG THE LAST MENTIONED DIVISION LINE, NORTH 42 DEGREES 17 MINUTES 45 SECONDS EAST, A MEASURED DISTANCE OF 124.37 FEET (DEED REFERENCE: NORTH 42 DEGREES 23 MINUTES 17 SECONDS EAST 125.00 FEET) TO A CONCRETE MONUMENT AND CORNER BEING A POINT IN THE DIVISION LINE BETWEEN LANDS NOW OR FORMERLY OF INTERNATIONAL CROSSROADS HOLDING CORPORATION, LANDS NOW OR FORMERLY OF SUBURBAN PROPANE GAS CO. AND LANDS NOW


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

OR FORMERLY OF LEISURE TIME TOURS; THENCE

13. ALONG THE LAST MENTIONED DIVISION LINE, NORTH 47 DEGREES 31 MINUTES 05 SECONDS WEST, A MEASURED DISTANCE OF 326.34 FEET (DEED REFERENCE: NORTH 47 DEGREES 36 MINUTES 43 SECONDS WEST 326.10 FEET) TO A CONCRETE MONUMENT AND CORNER BEING A POINT IN THE DIVISION LINE BETWEEN LANDS NOW OR FORMERLY OF INTERNATIONAL CROSSROADS HOLDING CORPORATION AND LANDS NOW OR FORMERLY OF LEISURE TIME TOURS; THENCE

14. ALONG THE LAST MENTIONED DIVISION LINE, NORTH 35 DEGREES 54 MINUTES 52 SECONDS EAST, A MEASURED DISTANCE OF 75.01 FEET (DEED REFERENCE: NORTH 35 DEGREES 36 MINUTES 17 SECONDS EAST 75.00 FEET) TO A CONCRETE MONUMENT AND CORNER; THENCE

15. CONTINUING ALONG THE LAST MENTIONED DIVISION LINE, NORTH 47 DEGREES 36 MINUTES 43 SECONDS WEST, A DISTANCE OF 251.91 FEET TO A POINT IN THE CENTERLINE OF LEISURE LANE (FORMERLY HOUVENKOFF ROAD); THENCE

16. NORTH 35 DEGREES 14 MINUTES 51 SECONDS EAST, ALONG THE CENTERLINE OF LEISURE LAND (FORMERLY HOUVENKOFF ROAD) A DISTANCE OF 100.24 FEET TO A POINT IN THE CENTERLINE OF PARK LANE; THENCE

17. NORTH 47 DEGREES 19 MINUTES 53 SECONDS WEST, ALONG THE CENTERLINE OF PARK LANE, A DISTANCE OF 393.00 FEET TO THE NORTHWESTERLY LINE OF PARK LANE AND THE POINT IN THE DIVISION LINE BETWEN LANDS NOW OR FORMERLY OF INTERNATIONAL CROSSROADS HOLDING CORPORATION, PARK LANE AND LANDS NOW OR FORMERLY OF LEISURE TIME TOURS; THENCE

18. ALONG THE LAST MENTIONED DIVISION LINE, SOUTH 42 DEGREES 40 MINUTES 07 SECONDS WEST, A DISTANCE OF 303.90 FEET TO A POINT IN THE NORTHEASTERLY SIDELINE OF NEW JERSEY STATE HIGHWAY ROUTE NO. 17; THENCE

19. ALONG SAME NORTH 43 DEGREES 23 MINUTES 24 SECONDS WEST, A DISTANCE OF 146.62 FEET A POINT; THENCE

20. CONTINUING ALONG THE SAME SOUTH 63 DEGREES 08 MINUTES 11 SECONDS WEST, A DISTANCE OF 157.00 FEET TO A POINT; THENCE

21. CONTINUING ALONG THE SAME IN A NORTHWESTERLY DIRECTION, ON A CURVE TO THE RIGHT HAVING A RADIUS OF 1,307.69 FEET AND A CENTRAL ANGLE OF 15 DEGREES 26 MINUTES 04 SECONDS, AN ARC DISTANCE OF 352.27 FEET TO AN ANGLE POINT; THENCE

22. CONTINUING ALONG SAME NORTH 01 DEGREES 17 MINUTES 57 SECONDS WEST, A DISTANCE OF 18.81 FEET TO THE INTERSECTION OF THE EASTERLY LINE OF NEW JERSEY STATE HIGHWAY ROUTE 17 WITH THE SOUTHEASTERLY LINE OF NEW JERSEY ROUTE NO. 287; THENCE

23. ALONG THE SOUTHEASTERLY LINE OF NEW JERSEY ROUTE NO. 287, NORTH 82 DEGREES 24 MINUTES 59 SECONDS EAST, A DISTANCE OF 82.20 FEET TO AN ANGLE POINT IN SAME; THENCE

24. CONTINUING ALONG THE SOUTHEASTERLY LINE OF NEW JERSEY ROUTE NO. 287, NORTH 32 DEGREES 27 MINUTES 40 SECONDS EAST, A DISTANCE OF 155.63 FEET TO AN ANGLE POINT IN


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

SAME; THENCE

25. CONTINUING ALONG THE SOUTHEASTERLY LINE OF NEW JERSEY ROUTE NO. 287, NORTH 24 DEGREES 41 MINUTES 23 SECONDS EAST, A DISTANCE OF 268.49 FEET TO AN ANGLE POINT IN SAME; THENCE

26. CONTINUING ALONG THE SOUTHEASTERLY LINE OF NEW JERSEY ROUTE NO. 287, NORTH 16 DEGREES 10 MINUTES 52 SECONDS EAST, A DISTANCE OF 461.38 FEET TO AN ANGLE POINT IN SAME; THENCE

27. CONTINUING ALONG THE SOUTHEASTERLY LINE OF NEW JERSEY ROUTE NO. 287, NORTH 22 DEGREES 40 MINUTES 18 SECONDS EAST, A DISTANCE OF 728.80 FEET TO THE POINT AND PLACE OF BEGINNING.

BEING ALSO KNOWN AS (REPORTED FOR INFORMATIONAL PURPOSES ONLY):

P/O LOT 2, BLOCK 26, ON THE OFFICIAL TAX MAP OF THE TOWNSHIP OF MAHWAH.


--------------------------------------------------------------------------------

                                    Exhibit C

                            Exchange Rights Agreement

            THIS EXCHANGE RIGHTS AGREEMENT (this "Agreement"), dated as of _________, 1997, is entered into by and among American General Hospitality Corporation, a Maryland corporation (the "Company" ), American General Hospitality Operating Partnership, L.P., a Delaware limited partnership (the "Operating Partnership"), and the Persons whose names are set forth on Exhibit A attached hereto.

                                R E C I T A L S:

            A. The Company, through AGH GP, Inc., a Nevada corporation ("AGH GP") and AGH LP, Inc., a Nevada corporation ("AGH LP"), each a wholly-owned subsidiary of the Company, have formed the Operating Partnership pursuant to the Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated July 31, 1996, as subsequently amended (the "Partnership Agreement").

            B. Pursuant to the Partnership Agreement, the Limited Partners (as defined below) hold units of limited partnership interest ("OP Units") in the Operating Partnership.

            C. The Operating Partnership has agreed to provide the Limited Partners with certain rights to exchange their OP Units for cash or, at the election of the Company, for shares of the Company's common stock, $0.01 par value per share (the "REIT Stock").

            Accordingly, the parties hereto do hereby agree as follows:

                                    ARTICLE 1
                                  DEFINED TERMS

            The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

            "Assignee" means a Person to whom one or more OP Units have been transferred in a manner permitted under the Partnership Agreement, but who has not become a substituted Limited Partner in accordance therewith.

            "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

            "Cash Amount" means an amount of cash per OP Unit equal to the Value on the Valuation Date of the REIT Stock Amount.

            "Exchange Factor" means 1.0, provided, that in the event that the Company (i) declares or pays a dividend on its outstanding REIT Stock in REIT Stock or makes a distribution to all holders of its outstanding REIT Stock in REIT Stock; (ii) subdivides its outstanding REIT Stock; or (iii) combines its outstanding REIT Stock into a smaller number of shares of REIT Stock, the Exchange Factor shall be adjusted by multiplying the Exchange Factor by a fraction, the numerator of which shall be the number of shares of REIT Stock issued and outstanding on the record date for such dividend, contribution, subdivision or combination assuming for such purpose that such dividend, distribution, subdivision or combination has occurred as of such time, and the denominator of which shall be the actual number of shares of REIT Stock (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, subdivision or combination. Any adjustment to the Exchange Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

            "Exchanging Partner" has the meaning set forth in Section 2.1 hereof.

            "Exchange Right" has the meaning set forth in Section 2.1 hereof.

            "Lien" means any lien, security interest, mortgage, deed of trust, charge, claim, encumbrance, pledge, option, right of first offer or first refusal and any other right or interest of others of any kind or nature, actual or contingent, or other similar encumbrance of any nature whatsoever.

            "Limited Partner" means any Person, other than AGH LP, named as a Limited Partner on Exhibit A or has become a Limited Partner in accordance with the Partnership Agreement.

            "Lock-up Agreement" means the Lock-up Agreement among the Company and the Limited Farmers, dated the date hereof.

            "Notice of Exchange" means the Notice of Exchange substantially in the form of Exhibit B to this Agreement.

            "REIT Stock Amount" means that number of shares of REIT Stock equal to the product of the number of OP Units offered for exchange by an Exchanging Partner, multiplied by the Exchange Factor as of the Valuation Date, provided, that in the event the Company or the Operating Partnership issues to all holders of REIT Stock rights, options, warrants or convertible or exchangeable securities entitling the stockholders to subscribe for or purchase REIT Stock, or any other securities or property (collectively, the "rights"), then the REIT Stock Amount shall also include such rights that a holder of that number of shares of REIT Stock would be entitled to receive.

            "SEC" means the Securities and Exchange Commission.

            "Specified Exchange Date" means the tenth (10th) Business Day after receipt by the Operating Partnership and the Company of a Notice of Exchange; provided, however, that if the Operating Partnership has more than 99 partners, as determined in accordance with the provisions of Treasury Regulation Section 1.7704-1(h), then the Specified Exchange Date shall mean the thirty-first (31st) calendar day after receipt by the Operating Partnership and the Company of a Notice of Exchange.

            "Valuation Date" means the date of receipt by the Operating Partnership and the Company of a Notice of Exchange or, if such date is not a Business Day, the first Business Day thereafter.

            "Value" means, with respect to shares of REIT Stock, the average of the daily market price for the five (5) consecutive trading days immediately preceding the Valuation Date. The market price for each such trading day shall be: (i) if the REIT Stock is listed or admitted to trading on the New York Stock Exchange (the "NYSE"), any national securities exchange or the Nasdaq Stock Market ("Nasdaq"), the closing price on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day; (ii) if the REIT Stock is not listed or admitted to trading on the NYSE, any national securities exchange or the Nasdaq, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the Company; or (iii) if the REIT Stock is not listed or admitted to trading on the NYSE, any national securities exchange or the Nasdaq and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the Company, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than five (5) days prior to the date in question) for which prices have been so reported; provided, that if there are no bid and asked prices reported during the five (5) days prior to the date in question, the Value of the REIT Stock shall be determined by the independent directors of the Company acting in good faith on the basis of such quotations and other information as they consider, in their reasonable judgment, appropriate. In the event the REIT Stock Amount includes rights that a holder of REIT Stock would be entitled to receive, then the Value of such rights shall be determined by the independent directors of the Company acting in good faith on the basis of such quotations and other information as they consider, in their reasonable judgment, appropriate.

                                    ARTICLE 2
                                 EXCHANGE RIGHT

            Section 2.1. Exchange Right.

            A. Subject to Sections 2.1.B, 2.1.C, 2.1.D and 2.1.E hereof, and subject to any limitations under applicable law, the Operating Partnership hereby grants to each Limited Partner and each Limited Partner hereby accepts the right (the "Exchange Right"), exercisable on or after the date that is six
(6) months after the date of this Agreement to exchange on a Specified Exchange Date all or a portion of the OP Units held by such Limited Partner at an exchange price equal to the Cash Amount. The Exchange Right shall be exercised pursuant to a Notice of Exchange delivered to the Operating Partnership, with a copy delivered to the Company, by the Limited Partner who is exercising the Exchange Right (the "Exchanging Partner"); provided, however, that the Company, on behalf of the Operating Partnership, may elect, after a Notice of Exchange is delivered, to satisfy the Exchange Right which is the subject of such notice in accordance with Section 2.1.B. A Limited Partner may not exercise the Exchange Right for less than one thousand (1,000) OP Units or, if such Limited Partner holds less than one thousand (1,000) OP Units, all of the OP Units held by such Limited Partner. Any Assignee of a Limited Partner may exercise the rights of such Limited Partner pursuant to this Section 2.1, and such Limited Partner shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such Assignee. In connection with any exercise of such rights by an Assignee on behalf of a Limited Partner, the Cash Amount or the REIT Stock Amount, as the case may be, shall be satisfied by the Operating Partnership or the Company, as the case may be, directly to such Assignee and not to such Limited Partner.

            B. Notwithstanding the provisions of Section 2.1.A, the Company may, on behalf of the Operating Partnership, in its sole and absolute discretion, elect to satisfy an Exchanging Partner's Exchange Right by exchanging REIT Stock and rights equal to the REIT Stock Amount on the Specified Exchange Date for the OP Units offered for exchange by the Exchanging Partner. In the event the Company shall elect to satisfy, on behalf of the Operating Partnership, an Exchanging Partner's Exchange Right by exchanging REIT Stock for the OP Units offered for exchange, (i) the Company hereby agrees to notify the Exchanging Partner within five (5) Business Days after the receipt by the Company of such Notice of Exchange, (ii) each Exchanging Partner hereby agrees to execute such documents and instruments as the Company may reasonably require in connection with the issuance of REIT Stock upon exercise of the Exchange Right and (iii) the Company hereby agrees to deliver stock certificates representing fully paid and nonassessable shares of REIT Stock.

            C. Notwithstanding anything herein to the contrary, the Company shall not be entitled to satisfy an Exchanging Partner's Exchange Right pursuant to Section 2.1.B if the delivery of REIT Stock to such Limited Partner by the Company pursuant to Section 2.1.B (regardless of the Operating Partnership's obligations to the Limited Partner under Section 2.l.A) (i) would be prohibited under the Articles of Incorporation of the Company, (ii) would otherwise jeopardize the REIT status of the Company, or (iii) would cause the acquisition of the REIT Stock by the Limited

Partner to be "integrated" with any other distribution of REIT Stock by the Company for purposes of complying with the registration provisions of the Securities Act of 1933, as amended.

            D. Any Cash Amount to be paid to an Exchanging Partner shall be paid on the Specified Exchange Date; provided, however, that the Operating Partnership may elect to cause the Specified Exchange Date to be delayed for up to an additional 60 days to the extent required for the Company to cause additional REIT Shares to be issued to provide financing to be used to make such payment of the Cash Amount by the Operating Partnership.

            E. Notwithstanding the provisions of Section 2.1., any person to whom OP Units have been pledged, in compliance with the terms of the Lock-up Agreement, may exercise its Exchange Right prior to the date that is six (6) months after the date of this Agreement, provided however, such OP Units shall only be exchangeable for the Cash Amount.

            F. The Exchange Right shall expire with respect to any OP Units for which an Exchange Notice has not been delivered to the Operating Partnership and the Company on or before December 31, 2046.

            G. Any exchange of OP Units pursuant to this Article 2 shall be deemed to have occurred as of the Specified Exchange Pate for all purposes, including without limitation the payment of distributions or dividends in respect of OP Units or REIT Stock, as applicable. Any OP Units acquired by the Company pursuant to an exercise by any Limited Partner of an Exchange Right shall be deemed to be acquired by and reallocated or reissued to the Company. AGH GP, as general partner of the Operating Partnership, shall amend the Partnership Agreement to reflect each such exchange and reallocation or reissuance of OP Units and each corresponding recalculation of the OP Units of the Limited Partners. The number of OP Units to be reallocated or reissued to the Company shall equal the number of shares of REIT Stock issued to a Limited Partner upon exercise of an Exchange Right in accordance with the terms of this Agreement.

                                    ARTICLE 3
                                OTHER PROVISIONS

            Section 3.1. Covenants of the Company.

            A. At all times during the pendency of the Exchange Right, the Company shall reserve for issuance such number of shares of REIT Stock as may be necessary to enable the Company to issue such shares in full payment of the REIT Stock Amount in regard to all OP Units held by Limited Partners which are from time to time outstanding.

            B. During the pendency of the Exchange Right, the Company shall deliver to Limited Partners in a timely manner all reports filed by the Company with the SEC to the extent the Company also transmits such reports to its stockholders and all other communications transmitted from time to time by the Company to its stockholders generally.

            C. The Company shall notify each Limited Partner, upon request, of the then current Exchange Factor and such notice will include a reasonable explanation of the Exchange Factor calculation to be applied at such time.

            Section 3.2. Fractional Shares.

            No fractional shares of REIT Stock shall be issued upon exchange of OP Units. The number of full shares of REIT Stock which shall be issuable upon exchange of OP Units (or the cash equivalent amount thereof if the Cash Amount is paid) shall be computed on the basis of the aggregate amount of OP Units so surrendered. Instead of any fractional shares of REIT Stock which would otherwise be issuable upon exchange of any OP Units, the Operating Partnership shall pay a cash adjustment in respect of such fraction in an amount equal to the Cash Amount of an OP Unit multiplied by such fraction.

                                    ARTICLE 4
                               GENERAL PROVISIONS

            Section 4.1. Addresses and Notice.

            All notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, registered first-class mail, telex, telecopier, or any courier guaranteeing overnight delivery, (i) at the address listed on the records of the Operating Partnership, with respect to a Limited partner or Assignee, and (ii) at 5605 MacArthur Boulevard, Suite 1200, Irving, Texas 75038, Attn: President, with respect to the Operating Partnership or the Company.

            All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; three (3) business days after being deposited in the mail, postage prepaid, if mail; when answered back, if telexed; when receipt is acknowledged, if telecopies; or at the time delivered, if delivered by an air courier guaranteeing overnight delivery.

            Section 4.2. Titles and Captions.

            All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to "Articles" and "Sections" are to Articles and Sections of this Agreement.

            Section 4.3. Pronouns and Plurals.

            Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

            Section 4.4. Further Action and Additional Restrictions.

            The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

            Section 4.5. Binding Effect.

            This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns including subsequent Limited Partners or Assignees.

            Section 4.6. Waiver.

            No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

            Section 4.7. Counterparts.

            This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

            Section 4.8. Applicable Law.

            This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Maryland, without regard to the principles of conflicts of law thereof.

            Section 4.9. Invalidity of Provisions.

            If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

            Section 4.10. Entire Agreement.

            This Agreement contains the entire understanding and agreement among the Limited Partners, the Operating Partnership and the Company with respect to the subject matter hereof and supersedes any other prior written or oral understandings or agreements among them with respect thereto.

            Section 4.11. Amendment.

            This Agreement may be amended from time to time in the same manner as the Partnership Agreement (in accordance with Section 14.1A thereof) may be amended as provided therein but excluding the interests of AGH LP.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                        THE COMPANY:

                                        AMERICAN GENERAL HOSPITALITY CORPORATION


                                        By:
                                           ---------------------------
                                           Name:
                                           Title:

                                        AMERICAN GENERAL HOSPITALITY OPERATING
                                        PARTNERSHIP, L.P.

                                        BY: AGH GP, INC., its general partner


                                            By:
                                               -----------------------
                                               Name:
                                               Title:

      Signature page to the Exchange Rights Agreement entered into by and among American General Hospitality Corporation, American General Hospitality Operating Partnership, L.P. the undersigned and the other parties thereto.

                                           HOLDER(S):

Address:

700 Route 46 East                           PRIME HOSPITALITY CORP.
Fairfield, NJ 07007-2700

                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:

                                   Exhibit A

                      Limited Partners and Their Addresses

                                           HOLDER(S):

Address:

700 Route 46 East                           PRIME HOSPITALITY CORP.
Fairfield, NJ 07007-2700

                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:

                                   Exhibit B

                               Notice of Exchange

            The undersigned Limited Partner hereby irrevocably (i) exchanges ____________ OP Units in American General Hospitality Operating Partnership, L.P., in accordance with the terms of the Exchange Rights Agreement, dated as of ___________, 1997, and the Exchange Right referred to therein; (ii) surrenders such OP Units and all right, title and interest therein; and (iii) directs that the Cash Amount or REIT Stock Amount (as determined by the Company) deliverable upon exercise of the Exchange Right be delivered to the address specified below, and if REIT Stock is to be delivered, such REIT Stock will be registered or placed in the name(s) and at the address(es) specified below. The undersigned hereby represents, warrants, and certifies that the undersigned (a) has marketable and unencumbered title to such OP Units, free and clear, other than any encumbrance arising pursuant to the Partnership Agreement, of the rights or interests of any other person or entity; (b) has the full right, power, and authority to exchange and surrender such OP Units as provided herein; and (c) has obtained the consent or approval of all persons or entities, if any, (other than consent or approval that may be required of the Company or the Operating Partnership) having the right to consent or approve such exchange and surrender on the part of the undersigned.

Dated:_________________________

Name of Limited Partner:

                                                 -------------------------------
                                                 Please Print


                                                 -------------------------------
                                                 (Signature of Limited Partner)


                                                 -------------------------------
                                                 (Street Address)


                                                 -------------------------------
                                                 (City) (State)       (Zip Code)

                                                 Signature Guaranteed by:


                                                 -------------------------------

If REIT Stock is to be issued, issue to:

Name:_________________________________________

Please insert social security or identifying number:__________

                                    EXHIBIT D

                           LIST OF FRANCHISE EXHIBITS

Mahwah Sheraton Crossroads Hotel

License Agreement, dated 12/28/94 between Sheraton Franchise Corporation and Mahwah Holding Corp.

                                   Exhibit E-1

                               Form of Franchisor
                                Comfort Letter in
                               favor of Purchaser

                          Form of Owner Comfort Letter

                 [Letterhead of Holiday Inns Franchising, Inc.]

                             _________________, 1998

American General Hospitality Corporation
5605 MacArthur Blvd.
Suite 1200
Irving, Texas 75038

      Re: Holiday Inns Conversion License Agreement between _____________., a ____________ ("Lessee") and Holiday Inns Franchising, Inc. ("Franchiser/Licensor") dated _____, 19__ (the "Agreement"), granting to Lessee the right to operate a Holiday Inn hotel, including the use of the name(s) Holiday Inn and other related intellectual property rights (collectively, the "Trademarks") in connection with the hotel property located at ______________, ____________(the "Hotel")

Ladies and Gentlemen:

            The Franchiser/Licensor understands the following:

            A. American General Hospitality Operating Partnership, L.P., a Delaware limited partnership (the "Operating Partnership") is an affiliate of American General Hospitality Corporation, a Maryland corporation (the "Company"). The Operating Partnership, either directly or through an affiliate, has acquired or will acquire one hundred percent (100%) of the ownership interests the Hotel (the "Owner");

            B.    The Hotel will be leased to ________, a ________ ("Lessee");

            C. The Hotel will be managed by ___________,a _________ ("Manager"); and

            D. The Company's initial public offering and a secondary offering of stock in the Company were made pursuant to registration statements on

                  Form S-11. The Company may sell shares to the general public and, in connection therewith, the Company has the absolute and unbridled right to market such securities and prepare and file all necessary or reasonably required registration statements (each a "Registration Statement") and other papers, documents and instruments necessary or reasonably required in the Company's judgment, and that of its attorneys and underwriters, to file a Registration Statement with respect to its shares with the U.S. Securities and Exchange Commission and/or similar state authorities and to cause same to become effective and to disclose therein and thus to its underwriters, to the U.S. Securities and Exchange Commission and/or to similar state authorities and to the public all of the terms, conditions and provisions of the Agreement and any agreement with respect to a new franchise/license, as well as various documents delivered to the Company and/or the Operating Partnership pursuant to the Agreement and any agreement with respect to a new franchise/license.

            With the knowledge and understanding that the beneficiaries of this letter will rely upon the consents, agreements and certifications contained herein, the Franchiser/Licensor hereby consents, agrees and certifies as follows:

            1. Franchiser/Licensor consents to the use of the Trademarks and the discussion of the terms of the Agreement in any Registration Statement and any related preliminary or final prospectus; provided, however, that the Company include the following statement in the Registration Statement and any related preliminary or final prospectus:

            HOLIDAY INN(R) AND CROWNE PLAZA(R) ARE REGISTERED TRADEMARKS OF, AND HOLIDAY INN SELECT(SM) IS A REGISTERED SERVICE MARK OF, HOLIDAY INNS FRANCHISING, INC. ("HOLIDAY INNS"): HOLIDAY INNS HAS NOT ENDORSED OR APPROVED THE OFFERING OR ANY OF THE FINANCIAL RESULTS OF THE HOTELS SET FORTH IN THIS PROSPECTUS NOR DOES HOLIDAY INNS HAVE ANY INTEREST IN THE COMPANY, THE LESSEE, OR THE COMMON STOCK OFFERED HEREBY, EXCEPT AS A FRANCHISER. A GRANT OF A HOLIDAY INN, HOLIDAY INN SELECT, OR CROWNE PLAZA FRANCHISE LICENSE FOR CERTAIN OF THE HOTELS IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY HOLIDAY INNS (OR ANY OF ITS AFFILIATES, SUBSIDIARIES, OR DIVISIONS) OF THE COMPANY, THE OPERATING PARTNERSHIP, THE LESSEE, OR THE COMMON STOCK OFFERED HEREBY.

            [TO BE MODIFIED FOR [ILLEGIBLE]]

            2. Franchiser/Licensor agrees that the information attached as Exhibit A hereto concerning Franchiser/Licensor to be included in the Registration Statement is true and correct in all material respects.

            3. From and after the date hereof, Franchiser/Licensor agrees that it shall send a copy of any notice or statement of a breach or default under the Agreement or any notices or statement of any intention to cancel or terminate the Agreement by certified mail, return receipt requested, to the Company at the address shown above at the same time such notice or statement is sent to Lessee. The Company shall have the option, within a reasonable time, but not less than ninety (90) days following receipt by the Company of such notice to cure any such act, omission, breach, or default of Lessee. Any default which is not, by its nature, reasonably susceptible of being cured by the Company shall be deemed cured by the taking of possession of the Hotel by the Company's designee. Franchiser/Licensor agrees that, upon the termination of Lessee's leasehold interest in the Hotel or in the event of a default by Lessee under the Agreement, and the curing of such default by the Company, Franchiser/Licensor will permit the Hotel to be operated pursuant to the Agreement by a designee of the Company for a period of up to twelve months in order to allow such designee of the Company to apply for a new franchise/license.

            4. Franchiser/Licensor acknowledges that Lessee will lease the Hotel and certain other hotels, and agrees that such leasing of other hotels will not constitute a breach of the Agreement.

            5. Franchiser/Licensor acknowledges that Manager will manage and operate the Hotel and certain other hotels, and agrees that such management and operation of other hotels will not constitute a breach of the Agreement.

            6. The Franchiser/Licensor certifies, as of the date hereof, as follows:

            (a) Attached as Exhibit B is a true, correct and complete copy of the Agreement and all amendments, supplements and modifications thereof;

            (b) Lessee is the sole franchisee/licensee pursuant to the Agreement, with all rights and duties as franchisee/licensee pursuant to the Agreement, and is a franchisee/licensee in good standing under the terms of this Agreement;

            (c) There is presently no default, and, to the best of Franchiser/Licensor's knowledge, there is no event or state of facts that with the more passage of time or the notice of default or both would constitute a default, under the Agreement (including, without limitation, the provisions of the Franchiser/Licensor's standards manual or the requirements of any property improvement plan); and

            (d) There are no agreements or understandings, oral or otherwise, between Franchiser/Licensor and Lessee with regard to the Agreement, except as set forth in the Agreement.

            7. Notwithstanding anything to the contrary set forth herein, the Franchiser/Licensor acknowledges that the beneficial holder of the Agreement is the Operating Partnership.

            8. The provisions of this letter shall inure to the benefit of the Company, the Operating Partnership and other affiliates of the Company, Lessee and Manager, Owner and shall be binding upon Franchiser/Licensor, its successors and assigns.

                                             HOLIDAY INNS FRANCHISING, INC.


                                             By:
                                                --------------------------------
                                                Name:
                                                Title:

                                             Date:____________, 19__

                                   EXHIBIT A

                                   EXHIBIT B

                                   Exhibit E-2

             Form of Franchisor Comfort Letter in favor of Mortgagee

A form reasonably acceptable to Mortgagee and the franchisor.

                                   EXHIBIT G

                             Form of Lock-Up Letter

                                __________, 1997

American General Hospitality Corporation
American General Hospitality
  Operating Partnership, L.P.
5605 MacArthur Boulevard
Suite 1200
Irving, Texas 75038

Ladies and Gentlemen:

            Reference is made to that certain Purchase and Sale Agreement, dated as of ___________, 1997, as amended (the "Agreement") between Prime Hospitality Corp., a Delaware corporation, and American General Hospitality Operating Partnership, L.P., a Delaware limited partnership ("Operating Partnership"), pursuant to which the undersigned will receive interests in the Operating Partnership.

            In order to induce the Operating Partnership to consummate the transactions contemplated by the Agreement, the undersigned, intending to be legally bound, hereby agrees that, without the prior written consent of American General Hospitality Corporation (the "Company"), for a six month period commencing on the date hereof (the "Lock-up Period" ), the undersigned will not, directly or indirectly, offer to sell, sell, grant any option for the sale of, or otherwise dispose of or transfer, any units of limited partnership interest ("OP Units") in the Operating Partnership received pursuant to the Agreement or any shares of common stock of the Company, $0.01 par value per share (the "Stock"), issuable upon exchange of the OP Units in accordance with the Exchange Rights Agreement (the "Exchange Agreement") dated the date hereof among the undersigned, the Operating Partnership and the Company or pursuant to the Amended and Restated Agreement of Limited Partnership of the Operating Partnership.

            The undersigned acknowledges that any sale or transfer of any OP Units or Stock in violation of this letter will be null and void. The undersigned acknowledges that it is impossible to measure the damages that will accrue to the Operating Partnership or the Company by reason of a failure of the undersigned to comply with the provisions of this letter. Therefore, if the Company and/or the Operating Partnership shall institute any action or proceeding to enforce the provisions hereof, the undersigned agrees that the Company and/or the Operating Partnership shall be entitled to injunctive relief, and the undersigned waives, and shall not allege, any claim or defense to such action or proceeding, including, without limitation, any claim or defense that the undersigned has an adequate remedy at law.

            IN WITNESS WHEREOF, the undersigned has executed this Lock-Up Agreement as of the date first written above.

                                               PRIME HOSPITALITY CORP.


                                               By:
                                                  ------------------------------
                                                  Name:
                                                  Title:

                                    EXHIBIT H

                             FORM OF OPERATING LEASE


                                 LEASE AGREEMENT

                          DATED AS OF ________ __, 1998


                                     BETWEEN

                                -----------------

                                    AS LESSOR

                                       AND

                                -----------------

                                    AS LESSEE


                          [Name and location of Hotel]

                                TABLE OF CONTENTS

SECTION                                                                    PAGE
-------                                                                    ----

ARTICLE I
       1.1  Leased Property ..............................................   1
       1.2  Term .........................................................   2
       1.3  [Intentionally Omitted.] .....................................   2

ARTICLE II ...............................................................   2
       Definitions .......................................................   2

ARTICLE III
       3.1   Rent ........................................................  16
       3.2   Confirmation of Participating Rent ..........................  21
       3.3   Additional Charges ..........................................  23
       3.4   No Set Off ..................................................  23
       3.5   Annual Budget ...............................................  23
       3.6   Books and Records ...........................................  26
       3.7   [Intentionally omitted.] ....................................  26
       3.8   Hotel Operations ............................................  26
       3.9   Allocation of Revenues ......................................  27
       3.10  Performance Standard ........................................  27

ARTICLE IV ...............................................................  28
       4.1   Payment of Impositions ......................................  28
       4.2   Notice and Accrual of Impositions ...........................  30
       4.3   Adjustment of Impositions ...................................  31
       4.4   Utility Charges .............................................  31
       4.5   Franchise Fees ..............................................  31
       4.6   Ground Rent .................................................  31

ARTICLE V ................................................................  31
       5.1   No Termination, Abatement, etc ..............................  31

ARTICLE VI ...............................................................  32
       6.1   Ownership of the Leased Property ............................  32
       6.2   Lessee's Personal Property ..................................  32

ARTICLE VII ..............................................................  33
       7.1   Condition of the Leased Property ............................  33
       7.2   Use of the Leased Property ..................................  34
       7.3   Lessor to Grant Easements, etc. .............................  35

ARTICLE VIII .............................................................  35
       8.1   Compliance with Legal and Insurance Requirements,
               etc .......................................................  35
       8.2   Legal Requirements Covenants ................................  36
       8.3   Environmental Covenants .....................................  37

ARTICLE IX ...............................................................  39

                                                                          PAGE

        9.1   Maintenance and Repair .....................................  39

ARTICLE X ................................................................  41
       10.1   Alterations ................................................  41
       10.2   Salvage ....................................................  42
       10.3   Lessor Alterations .........................................  42

ARTICLE XI ...............................................................  42
       Liens .............................................................  42

ARTICLE XII ..............................................................  43
       Permitted Contests ................................................  43

ARTICLE XIII .............................................................  44
       13.1   General Insurance Requirements .............................  44
       13.2   Replacement Cost ...........................................  47
       13.3   [Intentionally omitted] ....................................  47
       13.4   Waiver of Subrogation ......................................  47
       13.5   Form Satisfactory, etc. ....................................  47
       13.6   Increase in Limits .........................................  47
       13.7   Blanket Policy .............................................  48
       13.8   Separate Insurance .........................................  48
       13.9   Reports on Insurance Claims ................................  48

ARTICLE XIV ..............................................................  49
       14.1   Insurance Proceeds .........................................  49
       14.2   Reconstruction in the Event of Damage or Destruction
               Covered by Insurance ......................................  49
       14.3   Reconstruction in the Event of Damage or Destruction
               Not Covered by Insurance ..................................  50
       14.4   Lessee's Property and Business Interruption
               Insurance .................................................  50
       14.5   Abatement of Rent ..........................................  50
       14.6   Damage Near End of Term ....................................  50

ARTICLE XV ...............................................................  51
       15.1   Definitions ................................................  51
       15.2   Parties' Rights and Obligations ............................  51
       15.3   Total Taking ...............................................  51
       15.4   Allocation of Award . . ....................................  51
       15.5   Partial Taking .............................................  52
       15.6   Temporary Taking ...........................................  52

ARTICLE XVI ..............................................................  53
       16.1   Events of Default ..........................................  53
       16.2   Remedies ...................................................  55
       16.3   [Intentionally omitted.] ...................................  57
       16.4   Waiver .....................................................  57
       16.5   Application of Funds .......................................  57

                                                                          PAGE

ARTICLE XVII .............................................................  57
       Lessor's Right to Cure Lessee's Default ...........................  57

ARTICLE XVIII ............................................................  58
       18.1   Personal Property Limitation ...............................  58
       18.2   Sublease Rent Limitation ...................................  58
       18.3   Sublease Lessee Limitation .................................  59
       18.4   Lessee Ownership Limitation ................................  59
       18.5   Lessee Net Worth ...........................................  59
       18.6   No Other Business ..........................................  60

ARTICLE XIX ..............................................................  60
       Holding Over ......................................................  60

ARTICLE XX ...............................................................  61
       Indemnification ...................................................  61

ARTICLE XXI ..............................................................  62
       21.1   Subletting and Assignment ..................................  62
       21.2   Attornment .................................................  63

ARTICLE XXII .............................................................  63
       Officer's Certificates; Financial Statements; Lessor's
              Estoppel Certificates and Covenants ........................  63

ARTICLE XXIII ............................................................  66
       Lessor's Right to Inspect .........................................  66

ARTICLE XXIV .............................................................  66
       No Waiver .........................................................  66

ARTICLE XXV ..............................................................  67
       Remedies Cumulative ...............................................  67

ARTICLE XXVI .............................................................  67
       Acceptance of Surrender ...........................................  67

ARTICLE XXVII ............................................................  67
       No Merger of Title ................................................  67

ARTICLE XXVIII ...........................................................  67
       28.1   Conveyance by Lessor .......................................  67
       28.2   Other Interests ............................................  68

ARTICLE XXIX .............................................................  70
       Quiet Enjoyment ...................................................  70

ARTICLE XXX ..............................................................  70
       Notices ...........................................................  70

                                                                          PAGE

ARTICLE XXXI .............................................................  71
       Appraisers ........................................................  71

ARTICLE XXXII ............................................................  72
       Security - Assignment of Agreements ...............................  72

ARTICLE XXXIII ...........................................................  73
       33.1  Miscellaneous ...............................................  73
       33.2  Transition Procedures .......................................  73
       33.3  Standard of Discretion ......................................  75
       33.4  Action for Damages ..........................................  75
       33.5   Limitation on Liability ....................................  75
       33.6  *** [FOR CROSSROADS, MAHWAH, NEW JERSEY ONLY Condominium
              Association Voting Rights ..................................  75

ARTICLE XXXIV ............................................................  75
       Memorandum of Lease ...............................................  75

ARTICLE XXXV .............................................................  76
       [Intentionally omitted.] ..........................................  76

ARTICLE XXXVI ............................................................  76
       36.1   Option to Terminate Lease - Appointment of Manager .........  76

ARTICLE XXXVII ...........................................................  79
       37.1   Compliance with Franchise Agreement ........................  79
       37.2   Compliance with Management Agreement. ......................  80

ARTICLE XXXVIII ..........................................................  80
       Capital Expenditures ..............................................  80

ARTICLE XXXIX ............................................................  82
       39.1   Lessor's Default ...........................................  82
       39.2   Limitation of Lessor's Liability ...........................  83

ARTICLE XL - ARBITRATION .................................................  83
       40.1   Arbitration ................................................  83
       40.2   Alternative Arbitration ....................................  83
       40.3   Arbitration Procedures .....................................  84

Exhibit A:    Other Properties

Exhibit B:    Land

Exhibit C:    Base Rent; Calculation of Participating Rent and Portion of Rent
              Attributable to Franchise

Exhibit D:    Description of Capital Improvements in Accordance with GAAP

                                 LEASE AGREEMENT

             THIS LEASE AGREEMENT (hereinafter called "Lease"), made as of the _____ day of January, 1998, by and between ***[AMERICAN GENERAL HOSPITALITY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership]*** (hereinafter called "Lessor"), and ______________________, a Delaware corporation hereinafter called "Lessee"), provides as follows:

                             W I T N E S S E T H:

            Lessor owns the Leased Property. Contemporaneously herewith Lessor and/or Affiliates of Lessor are acquiring (directly or indirectly) from Lessee and/or Affiliates of Lessee, certain Other Properties, and Lessor and such Affiliates are entering into the Other Leases with Lessee and/or Affiliates of Lessee.

            In furtherance of such series of transactions, Lessor and Lessee wish to enter into this Lease.

            NOW, THEREFORE, Lessor, in consideration of the payment of rent by Lessee to Lessor, the covenants and agreements to be performed by Lessee, and upon the terms and conditions hereinafter stated, does hereby rent and lease unto Lessee, and Lessee does hereby rent and lease from Lessor, the Leased Property.

                                    ARTICLE I

            1.1 Leased Property. The leased property (the "Leased Property") is comprised of Lessor's interest in the following:

            (a) the land described in Exhibit "B" attached hereto and by reference incorporated herein (the "Land");

            (b) all buildings, structures and other improvements of every kind including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site), parking areas and roadways appurtenant to such buildings and structures presently situated upon the Land (collectively, the "Leased Improvements");

            (c) all easements, rights and appurtenances relating to the Land and Leased Improvements;

            (d) all appliances, equipment, machinery, devices, fixtures, and other items of property required for or incidental to the use of the Leased Improvements as a hotel, including all components thereof, now and hereafter permanently affixed to or incorporated into the Leased Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, all of which to the greatest extent permitted by law are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto (collectively, the "Fixtures");

            (e) all furniture and furnishings and all other items of personal property (excluding Inventory and Lessee's Personal Property) located on, and used in connection with, the operation of the Leased Improvements as a hotel, together with all replacements, modifications, alterations and additions thereto;

            (f) all existing leases of the Leased Property (including any security deposits or collateral held by Lessor pursuant thereto); and

            (g) the rights of Lessor in the Franchise Agreement with respect to the Facility.

THE LEASED PROPERTY IS DEMISED IN ITS PRESENT CONDITION WITHOUT REPRESENTATION OR WARRANTY (EXPRESSED OR IMPLIED) BY LESSOR AND SUBJECT TO THE RIGHTS OF PARTIES IN POSSESSION, AND TO THE EXISTING STATE OF TITLE INCLUDING ALL COVENANTS, CONDITIONS, RESTRICTIONS, EASEMENTS AND OTHER MATTERS OF RECORD INCLUDING ALL APPLICABLE LEGAL REQUIREMENTS AND MATTERS WHICH WOULD BE DISCLOSED BY AN INSPECTION OF THE LEASED PROPERTY OR BY AN ACCURATE SURVEY THEREOF.

            1.2 Term. The term of the Lease (the "Term") shall commence on the date hereof (the "Commencement Date") and shall end on the tenth (10th) anniversary of the last day of the month prior to the month in which the Commencement Date occurs, unless sooner terminated in accordance with the provisions hereof.

            1.3 [Intentionally Omitted.]

                                   ARTICLE II

            Definitions: For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular, (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP, (c) all references in this Lease to designated "Articles," "Sections" and other subdivisions are to the designated Articles,

Sections and other subdivisions of this Lease and (d) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision.

            Additional Charges: As defined in Section 3.3.

            Affiliate: As used in this Lease the term "Affiliate" of a Person shall mean any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person. For the purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests, by contract or otherwise.

            Annual Budget: As used in this Lease, the term "Annual Budget" shall mean the Operating Budget and a Capital Budget prepared by Lessee and approved by Lessor in accordance with Section 3.5.

            Award: As defined in Section 15.1(c).

            Base Rate: The prime rate (or base rate) reported in the Money Rates column or comparable section of The Wall Street Journal as the rate then in effect for corporate loans at large U.S. money center commercial banks, whether or not such rate has actually been charged by any such bank. If no such rate is reported in The Wall Street Journal or if such rate is discontinued, then Base Rate shall mean such other successor or comparable rate as Lessor may reasonably designate.

            Base Rent: As defined in Section 3.1(a).

            Beverage Sales: Shall mean gross revenues from (i) the sale of wine, beer, liquor or other alcoholic beverages, whether sold in a bar or lounge, delivered to or available in a guest room, sold at meetings or banquets or at any other location at the Leased Property and (ii) non-alcoholic beverages sold in a bar or lounge. Such revenue shall include sales by Lessee and its permitted subtenants, licensees and concessionaires, but as to subleases, licenses or similar arrangements for alcoholic beverage sales which are entered into by Lessor or any prior owner of the Leased Property with parties who are not Affiliates of Lessee and which were existing as of the date of this Lease, such revenue shall only include rents received under such existing subleases, licenses or similar arrangements. Such revenue shall be determined in a manner consistent with the Uniform System and shall not include the following:

            (a) Any gratuity or service charge added to a customer's bill or statement in lieu of a gratuity which is paid directly to an employee to the extent actually paid to employees;

            (b) Credits, rebates or refunds; and

            (c) Sales taxes or taxes of any other kind imposed on the sale of alcoholic or other beverages.

            Business Day: Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which national banks in New York City or in the municipality wherein the Leased Property is located are closed.

            Capital Budget: As defined in Section 3.5.

            Capital Expenditures: Amounts advanced to pay the costs of Capital Improvements pursuant to an approved Capital Budget.

            Capital Expenditures Reserve: As defined in Article XXXVIII.

            Capital Impositions: Taxes, assessments or similar charges imposed upon or levied against the Leased Property for the costs of public improvements, including, without limitation, roads, sidewalks, public lighting fixtures, utility lines, storm sewers, drainage facilities, and similar improvements.

            Capital Improvements: Improvements to the Leased Property and replacement or refurbishing of Fixtures and of Furniture and Equipment that constitute portions of the Leased Property in connection with its Primary Intended Use, all as designated as capital improvements by and determined in accordance with GAAP, and as more fully described on Exhibit D attached.

            CERCLA: The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

            Change in Operations: As defined in Section 3.8.

            COBRA: The Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

            Code: The Internal Revenue Code of 1986, as amended.

            Commencement Date: As defined in Section 1.2.

            Company: American General Hospitality Corporation.

            Condemnation, Condemnor: As defined in Section 15.1.

            Consolidated Financials: For any fiscal year or other accounting period for Lessee and its consolidated Subsidiaries, statements of operations, partners' capital and cash flow (or, in the case of a corporation, statements of operations, retained earnings and cash flow) for such period and for the period from the beginning of the respective fiscal year to the end of such period and the related balance sheet as at the end of such period, together with the notes to any such yearly statement, all in such detail as may be required by the SEC with respect to filings made by the Company or Lessor, and setting forth in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, and prepared in accordance with GAAP and such statements shall, at Lessor's sole cost and expense, be audited annually (and quarterly if required by the SEC) by Coopers & Lybrand LLP or another so-called "Big Six" firm of independent certified public accountants designated by Lessor. Consolidated Financials shall be prepared on the basis of a December 31 fiscal year of Lessee.

            Consumer Price Index: The "Consumer Price Index" published by the Bureau of Labor Statistics of the United States Department of Labor, U.S. City Average, All Items for Urban Wage Earners and Clerical Workers (1982-1984 =
100).

            Date of Taking: As defined in Section 15.1(b).

            Emergency Expenditures: Expenditures required to take necessary or appropriate actions to respond to Emergency Situations.

            Emergency Situations: Fire, any other casualty, or any other events, circumstances or conditions which threaten the safety or physical well-being of the Facility's guests or employees or which involve the risk of material property damage or material loss to the Facility.

            Environmental Authority: Any department, agency or other body or component of any Government that exercises any form of jurisdiction or authority under any Environmental Law.

            Environmental Authorization: Any license, permit, order, approval, consent, notice, registration, filing or other form of permission or authorization required under any Environmental Law.

            Environmental Laws: All applicable federal, state, local and foreign laws and regulations relating to pollution of the environment (including without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including without limitation laws and regulations relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. Environmental Laws include but are not limited to CERCLA, FIFRA, RCRA, SARA and TSCA.

            Environmental Liabilities: Any and all actual or potential obligations to pay the amount of any judgment or settlement, the cost of complying with any settlement, judgment or order for injunctive or other equitable relief, the cost of compliance or corrective action in response to any notice, demand or request from an Environmental Authority, the amount of any civil penalty or criminal fine, and any court costs and reasonable amounts for attorney's fees, fees for witnesses and experts, and costs of investigation and preparation for defense of any claim or any Proceeding, regardless of whether such Proceeding is threatened, pending or completed, that may be or have been asserted against or imposed upon Lessor, Lessee, any Predecessor, the Leased Property or any property used therein and arising out of:

            (a) Failure to comply at any time with all Environmental Laws applicable to the Leased Property;

            (b) Presence of any Hazardous Materials on, in, under, at or in any way affecting the Leased Property, except to the extent used in the ordinary course of business at the Leased Property;

            (c) A Release or threatened Release of any Hazardous Materials on, in, at, under or in any way affecting the Leased Property;

            (d) Identification of Lessee, Lessor or any Predecessor as a potentially responsible party under CERCLA or under any other Environmental Law;

            (e) Presence at any time of any above-ground and/or underground storage tanks, as defined in RCRA or in any applicable Environmental Law on, in, at or under the Leased Property or any adjacent site or facility; or

            (f) Any and all claims for injury or damage to persons or property arising out of exposure to Hazardous Materials originating or located at the Leased Property, or resulting from operation thereof including, without limitation, claims resulting from such Hazardous Materials migrating to an adjoining property.

            Event of Default: As defined in Section 16.1.

            Facility: The hotel and/or other facility offering lodging and other services or amenities being operated or proposed to be operated on the Leased Property.

            Fair Market Value: The fair market value of the Leased Property (or any portion thereof) means an amount equal to the price that a willing buyer not compelled to buy would pay a willing seller not compelled to sell for such Leased Property, (a) assuming the same is unencumbered by this Lease, (b) determined in accordance with the appraisal procedures set forth in Article XXXI or in such other manner as shall be mutually acceptable to Lessor and Lessee,
(c) assuming that such seller must pay customary closing costs and title premiums, and (d) taking into account the positive or negative effect on the value of the Leased Property attributable to the interest rate, amortization schedule, maturity date, prepayment penalty and other terms and conditions of any encumbrance that is assumed by the transferee or subject to which the Leased Property is transferred. In addition, in determining the Fair Market Value with respect to damaged or destroyed Leased Property such value shall be determined as if such Leased Property had not been so damaged or destroyed.

            FIFRA: The Federal Insecticide, Fungicide, and Rodenticide Act, as amended.

            Fixtures: As defined in Section 1.1.

            Food Sales: Shall mean (i) gross revenues from the sale of food and non-alcoholic beverages that are sold or delivered on or off the Facility by Lessee, its permitted subtenants, licensees or concessionaires, whether for cash or for credit, including in respect of guest rooms, banquet rooms, meeting rooms and other similar rooms, and (ii) gross revenue from the rental of banquet, meeting and other similar rooms. Such revenue shall include sales by Lessee and its permitted subtenants, licensees and concessionaires, but as to subleases, licenses or similar arrangements for food and non-alcoholic beverage sales which were entered into by Lessor or any prior owner of the Leased Property with parties who are not Affiliates of Lessee and which are existing as of the date of this Lease, such revenue shall only include rents received under such existing subleases, licenses or similar arrangements. Such revenue shall be determined in a manner consistent with the Uniform System and shall not include the following:

            (a) Vending machine sales;

            (b) Any gratuities or service charges added to a customer's bill or statement in lieu of a gratuity which is paid directly to an employee to the extent actually paid to employees;

            (c) Non-alcoholic beverages sold from a bar or lounge;

            (d) Credits, rebates or refunds;

            (e) Sales taxes or taxes of any other kind imposed on the sale of food or non-alcoholic beverages; and

            (f) Amounts representing the value or cost of food or non-alcoholic beverages furnished on a complimentary basis to on-site employees of the Hotel.

            Franchise Agreement: Any hotel franchise agreement or license agreement obtained by Lessor under which the Facility is operated.

            Furniture and Equipment: For purposes of this Lease, the terms "furniture and equipment" shall mean collectively all furniture, furnishings, wall coverings, fixtures and hotel equipment and systems located at, or used in connection with, the Facility, together with all replacements therefor and additions thereto, including, without limitation, (i) all equipment and systems required for the operation of kitchens, bars and restaurants, if any, laundry and dry cleaning facilities, (ii) office equipment, (iii) dining room wagons, materials handling equipment, cleaning and engineering equipment, (iv) telephone and computerized accounting systems, and (v) vehicles.

            GAAP: Generally accepted accounting principles as are at the time applicable and otherwise consistently applied.

            General Partner: AGH GP, Inc., the general partner of Lessor. ***[Revise if Lessor is a special purpose entity.]***

            Government: The United States of America, any state, district or territory thereof, any foreign nation, any state, district, department, territory or other political division thereof, or any political subdivision of any of the foregoing.

            Gross Revenues: All revenues, receipts, and income of any kind derived directly or indirectly by Lessee from or in connection with the Facility (including rentals or other payments from tenants, lessees, licensees or concessionaires but not including their gross receipts) whether on a cash basis or credit, paid or collected, determined in accordance with GAAP and the Uniform System, including, but not limited to, Room Revenues, Food Sales, Beverage Sales and Other Income, excluding, however: (i) funds furnished by Lessor, (ii) federal, state and municipal excise, sales, occupancy and use taxes collected directly from patrons and guests or as a part of the sales price of any goods, services or displays, such as gross receipts, admissions, cabaret or similar or equivalent taxes and paid over to federal, state or municipal governments, (iii) gratuities actually paid to employees, (iv) proceeds of insurance and condemnation, (v) proceeds from sales other than sales in the ordinary course of business (vi) all loan proceeds from financing or refinancings of the Facility or interests therein or components thereof, (vii) judgments and awards, except any portion thereof arising from normal business operations of the hotel, (viii) such other items as are excluded from the definitions of Food Sales, Beverage Sales and Room Revenues, (ix) Real Estate Tax refunds pertaining to the Leased Premises, and (x) items constituting "allowances" under the Uniform System.

            Hazardous Materials: All chemicals, pollutants, contaminants, wastes and toxic substances, including without limitation:

            (a) Solid or hazardous waste, as defined in RCRA or in any Environmental Law;

            (b) Hazardous substances, as defined in CERCLA or in any Environmental Law;

            (c) Toxic substances, as defined in TSCA or in any Environmental
Law;

            (d) Insecticides, fungicides, or rodenticides, as defined in FIFRA or in any Environmental Law;

            (e) Gasoline or any other petroleum product or byproduct, polychlorinated biphenols, asbestos and urea formaldehyde;

            (f) Asbestos or asbestos containing materials;

            (g) Urea formaldehyde foam insulation; and

            (h) Radon gas.

            Holder: Any holder of a Mortgage, any purchaser of the Leased Property or any portion thereof at a foreclosure sale or any sale in lieu thereof, or any designee of any of the foregoing.

            Impositions: Collectively, all taxes (including, without limitation, all ad valorem, sales and use, occupancy, single business, gross receipts, transaction privilege, rent or similar taxes as the same relate to or are imposed upon Lessee or Lessor or Lessee's business conducted upon the Leased Property) assessments (including, without limitation, all assessments for public improvements or benefit, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term), water, sewer or other rents and charges, excises, tax inspection, authorization and similar fees and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased Property or the business conducted thereon by Lessee (including all interest and penalties thereon caused by any failure in payment by Lessee), which at any time during or with respect to the Term hereof may be assessed or imposed on or with respect to or be a lien upon (a) Lessor's interest in the Leased Property, (b) the Leased Property, or any part thereof or any rent therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on or in connection with the Leased Property by Lessee, or the leasing or use of the Leased Property or any part thereof by Lessee. Nothing contained in this definition of Impositions shall be construed to require Lessee to pay (1) any tax based on net income (whether denominated as a franchise or capital stock or other tax) imposed on Lessor or any other person, or (2) any net revenue tax of Lessor or any other person, or (3) any tax imposed with respect to the sale, exchange or other disposition by Lessor of any Leased Property or the proceeds thereof, or (4) any single business, gross receipts (other than a tax on any rent received by Lessor from Lessee), transaction, privilege or similar taxes as the same relate to or are imposed upon Lessor except to the extent that any tax, assessment, tax levy or charge that Lessee is obligated to pay pursuant to the first sentence of this definition and that is in effect at any time during the Term hereof is totally or partially repealed, and a tax, assessment, tax levy or charge set forth in clause (1) or (2) is levied, assessed or imposed expressly in lieu thereof.

            Indemnified Party: Either of a Lessee Indemnified Party or a Lessor Indemnified Party.

            Indemnifying Party: Any party obligated to indemnify an Indemnified Party pursuant to any provision of this Lease.

            Insurance Requirements: All terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy.

            Inventory: All "Inventories of Merchandise" and "Inventories of Supplies" as defined in the Uniform System, including, but not limited to, linens, china, silver, glassware and other non-depreciable personal property, and any property of the type described in Section 1221(1) of the Code.

            Land: As defined in Article I.

            Lease: This Lease.

            Lease Year: Any 12-month period from January 1 to December 31 during the Term, or any shorter period at the beginning or the end of the Term.

            Leased Improvements; Leased Property: Each as defined in Article I.

            Legal Requirements: All federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting either the Leased Property or the maintenance, construction, use, operation or alteration thereof (whether by Lessee or otherwise), whether or not hereafter enacted and in force, including (a) all laws, rules or regulations pertaining to the environment, occupational health and safety and public health, safety or welfare, and (b) any laws, rules or regulations that may (1) require repairs, modifications or alterations in or to the Leased Property or (2) in any way adversely affect the use and enjoyment thereof, and (c) all permits, licenses and authorizations necessary or appropriate to operate the Leased Property for its Primary Intended Use, including, but not limited to, any licenses required for the sale and service of alcoholic beverages, and (d) all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Lessee (other than encumbrances hereafter created by Lessor without the consent of Lessee), at any time in force affecting the Leased Property.

            Lessee: The Lessee designated on this Lease and its respective permitted successors and assigns.

            Lessee Indemnified Party: Lessee, any Affiliate of Lessee, any other Person against whom any claim for indemnification may be asserted hereunder as a result of a direct or indirect ownership interest in Lessee, the officers, directors, stockholders, members, partners, employees, agents and representatives of Lessee and any corporate stockholder, agent or representative of Lessee, and the respective heirs, personal representatives, successors and assigns of any such officer, director, stockholder, members, partners, employee, agent or representative.

            Lessee's Personal Property: As defined in Section 6.2.

            Lessor: The Lessor designated on this Lease and its respective successors and assigns.

            Lessor Indemnified Party: Lessor, any Affiliate of Lessor, including the Company and the General Partner, any other Person against whom any claim for indemnification may be asserted hereunder as a result of a direct or indirect ownership interest in Lessor, the officers, directors, stockholders, partners, members, employees, agents and representatives of any of the foregoing Persons and of any stockholder, partner, member, agent, or representative of any of the foregoing Persons, and the respective heirs, personal representatives, successors and assigns of any such officers, directors, partners, stockholders, members, employees, agents or representatives.

            Lessor's Audit: An audit by Lessor's independent certified public accountants of the operation of the Leased Property during any Lease Year, which audit shall be at Lessor's sole cost and expense and may, at Lessor's election, be either a complete audit of the Leased Property's operations or an audit of Room Revenues, Food Sales, Beverage Sales and Other Income realized from the operation of the Leased Property during such Lease Year.

      *** [FOR CROWNE PLAZA LAS VEGAS PROPERTY ONLY: Management Agreement: That certain Hotel Management Agreement between Lessee and Prime Hospitality Corp. dated the date hereof relating to the management of the Leased Property, a copy of which has been delivered to Lessor. NOTE: Management Agreement for 10 year term to be non-assignable, to provide for automatic termination upon termination of Lease and any managment fee payable thereunder to be subordinate to the Lease] ***.

            Manager: Prime Hospitality Corp., a Delaware corporation.

            Mortgage: As defined in Section 28.2.

            Net Worth: The excess of total assets over total liabilities, total assets and total liabilities each to be determined in accordance with GAAP, excluding, however, from the determination of total assets: (a) goodwill, organizational expenses, research and development expenses, trademarks, trade names, copyrights, patents, patent applications, and other similar intangibles;
(b) all deferred charges that are not required to be capitalized in accordance with GAAP or unamortized debt discounts and expenses; (c) treasury stock; (d) securities which are not readily marketable; (e) any write-up in the book value of any asset resulting from a revaluation thereof; (f) this Lease and the Other Leases; and (g) any items not included in clauses (a) through (f) above that are treated as intangibles in conformity with GAAP. All marketable securities will be valued at their current market value.

            New Management Agreement: Any hotel management agreement entered into between Lessee and AGHI (as defined in Section 36.1 hereof) or any experienced hotel management company, which is not an Affiliate of Lessee, pursuant to the terms of Article XXXVI hereof on terms satisfactory to Lessor, Lessee and AGHI or such third party management company, as the case may be.

            No Sale Period: A period of three (3) years from the date hereof.

            Notice: A notice given pursuant to Article XXX.

            Officer's Certificate: A certificate of Lessee reasonably acceptable to Lessor, signed by the chief financial officer or another officer duly authorized so to sign by Lessee or a general partner of Lessee, or any other person whose power and authority to act has been authorized by delegation in writing by any such officer.

            Operating Budget: As defined in Section 3.5.

            Other Income: All revenues, receipts, and income of any kind derived directly or indirectly from or in connection with the Facility and included in Gross Revenues other than Room Revenues, Food Sales or Beverage Sales.

            Overdue Rate: On any date, a rate equal to the Base Rate plus 5% per annum, but in no event greater than the maximum nonusurious rate then permitted under applicable law.

            Other Leases: The leases of the Other Properties between Lessor and/or its Affiliates and Lessee and/or its Affiliates.

            Other Properties: The properties described on Exhibit "A" attached hereto.

            Payment Date: Any due date for the payment of any installment of Rent.

            Participating Rent: As defined in Sections 3.1(b), 3.1(c) and
3.1(d).

            Person: The term "Person" means and includes individuals, corporations, general and limited partnerships, limited liability companies, stock companies or associations, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other legal entities and governments and agencies and political subdivisions thereof.

            Personal Property Taxes: All personal property taxes imposed on the furniture, furnishings or other items of personal property located on, and used in connection with, the operation of the Leased Improvements as a hotel (other than Inventory and other personal property owned by the Lessee), together with all replacements, modifications, alterations and additions thereto.

            Predecessor: Any Person whose liabilities arising under any Environmental Law have or may have been retained or assumed by Lessor or Lessee pursuant to the provisions of this Lease.

            Primary Intended Use: As defined in Section 7.2(b).

            Proceeding: Any judicial action, suit or proceeding (whether civil or criminal), any administrative proceeding (whether formal or informal) any investigation by a governmental authority or entity (including a grand jury), and any arbitration, mediation or other non-judicial process for dispute resolution.

            RCRA: The Resource Conservation and Recovery Act, as amended.

            Real Estate Taxes: All real estate taxes, including general and special assessments, if any, which are imposed upon the Land and any improvements thereon.

            Release: A "Release" as defined in CERCLA or in any Environmental Law, unless such Release has been properly authorized and permitted in writing by all applicable Environmental Authorities or is allowed by such Environmental Law without authorizations or permits.

            Rent: Collectively, the Base Rent, Participating Rent, and Additional Charges.

            RevPAR Decline: A decline of the RevPAR Yield Index of the Facility below 90.

            RevPAR Yield Index: The percentage amount obtained by dividing the RevPAR of the Leased Property by the RevPAR of the Leased Property's Competitive Set, with the terms "RevPAR" and "Competitive Set" having the meanings ascribed to them in Smith Travel Research Reports ("STR Reports"), calculated in accordance with the STR Reports which contains a full calendar year calculation thereof for the Leased Property (or if STR Reports are no longer published or do not contain sufficient information to make such calculation, the RevPAR Yield Index shall instead be calculated using the methodology presently used by STR Reports from information contained in any other publication reasonably selected by Lessor and recognized by the hotel industry as being an authoritative source of such information or, if no such publication exists, from an analysis conducted at the joint expense of Lessor and Lessee by a nationally recognized accounting firm with a hospitality division chosen by Lessor and Lessee).

            Room Revenues: Gross revenue from the rental of guest rooms, whether to individuals, groups or transients, at the Facility, determined in a manner consistent with the Uniform System and excluding the following:

            (a) The amount of all credits, rebates or refunds to customers, guests or patrons;

            (b) All sales taxes or any other taxes imposed on the rental of such guest rooms; and

            (c) Any fees collected for amenities including, but not limited to, telephone, laundry, movies or concessions.

            SARA: The Superfund Amendments and Reauthorization Act of 1986, as amended.

            SEC: The U.S. Securities and Exchange Commission or any successor agency.

            State The State or Commonwealth of the United States in which the Leased Property is located.

            Subsidiaries: Corporations or other entities in which Lessee or Lessor, as applicable, owns, directly or indirectly, more than 50% of the voting rights or control, as applicable (individually, a "Subsidiary").

            Taking: A permanent or temporary taking or voluntary conveyance during the Term hereof of all or part of the Leased Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any Condemnation or other eminent domain proceeding affecting the Leased Property.

            Tax Law Change: A change in the Code (including, without limitation, a change in the Treasury regulations promulgated thereunder) or in the judicial or administrative interpretations of the Code, which in Lessor's determination will permit Lessor or an Affiliate thereof to operate the Facility as a hotel without adversely affecting the Company's qualification for taxation as a real estate investment trust under the applicable provisions of the Code.

            Term: As defined in Section 1.2.

            TSCA: The Toxic Substances Control Act, as amended.

            Unavoidable Delay: Delay due to strikes, lock-outs, labor unrest, inability to procure materials, power failure, acts of God, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty, condemnation or other similar causes beyond the reasonable control of the party responsible for performing an obligation hereunder, provided that lack of funds shall not be deemed a cause beyond the reasonable control of either party hereto unless such lack of funds is caused by the breach of the other party's obligation to perform any obligations of such other party under this Lease.

            Unavoidable Occurrence: The occurrence of strikes, lock-outs, labor unrest, inability to procure materials, power failure, acts of God, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty, condemnation or other similar causes beyond the reasonable control of Lessee, provided that any such occurrence is an extraordinary (as opposed to a routine or cyclical) material event that was not reasonably foreseeable when the then applicable Annual Budget was prepared.

            Uneconomic for its Primary Intended Use: A state or condition of the Facility such that in the reasonable, good faith judgment of Lessor the Facility cannot be operated on a commercially practicable basis for its Primary Intended Use, such that Lessor intends to, and shall, complete the cessation of operations from the Leased Facility.

            Uniform System: Shall mean the Uniform System of Accounts for Hotels (8th Revised Edition, 1986) as published by the Hotel Association of New York City, Inc., as same may hereafter be revised, and as the same has been interpreted and applied by Coopers & Lybrand LLP in connection with the audit of the Leased Property prepared for the Company in connection with its initial public offering.

            Unsuitable for its Primary Intended Use: A state or condition of the Facility such that in the reasonable, good faith judgment of Lessor the Facility cannot function as an integrated hotel facility consistent with standards applicable to a well maintained and operated hotel comparable in quality and function to that of the Facility prior to the damage or loss.

            WARN: Work Adjustment and Retraining Notification Act, as amended.

                                   ARTICLE III

            3.1 Rent. Lessee will pay to Lessor by wire transfer of immediately available funds or such other transfer as Lessor may require, to the account of Lessor or to the account of such other Person, as Lessor from time to time may designate in a Notice, without set-off or deduction at any time, all Base Rent, Participating Rent and Additional Charges, during the Term, as follows:

            (a) Base Rent: The fixed annual sum set forth on Exhibit C (subject to adjustment and increase as set forth in this Subparagraph (a) and in Subparagraph (d) hereof, the "Base Rent"), payable in advance in consecutive monthly installments, the first of which shall be payable on the Commencement Date and continuing thereafter each subsequent calendar month of the Term, each such monthly payment to be paid on the first day of each such calendar month of the Term; provided, however, that (i) Base Rent shall be prorated as to any partial Lease Year, (ii) the first and last monthly payments of Base Rent shall be prorated as to any partial month, and (iii) payments of Base Rent shall be subject to abatement where and only where and to the extent expressly provided in this Lease. The Base Rent payable for each month shall equal the annual sum set forth on Exhibit C multiplied by a fraction having as its numerator the Budgeted Receipts for such month and having as its denominator the aggregate Budgeted Receipts for the current Lease Year. If the term of this Lease commences or ends other than on the first or last day of a month, the Base Rent due for such month shall equal the monthly Base Rent (computed as provided in the preceding sentence) multiplied by a fraction having as its numerator the number of days in said partial month and having as its denominator the number of days in the entire month. "Budgeted Receipts" shall mean the Gross Revenues projected in the Operating Budget for such Lease Year (or portion thereof).

            (b) Participating Rent: For each calendar month during the Term, Lessee shall pay percentage rent ("Participating Rent") in arrears in an amount calculated by the following formula (the "Revenues Computation"):

            For any month, Participating Rent shall equal:

                   The amount equal to the Monthly Revenue Computation (defined below)
                                      less
                   an amount equal to the Base Rent paid for the Lease Year to date less
                   an amount equal to the Participating Rent paid for the Lease Year to date.

The Participating Rent due for each calendar month during the Term shall be paid on or before the twenty-first (21st) day of the succeeding month. In no event shall Participating Rent be less than zero.

For purposes of defining the Monthly Revenues Computation:

                  (i) "Cumulative Monthly Portion" shall mean a fraction having as its numerator the aggregate Budgeted Receipts (as defined in Section 3.1(a)) for the calendar months in a Lease Year which have elapsed including the month for which the calculation is being made and having as its denominator the aggregate Budgeted Receipts for the Lease Year. The Cumulative Monthly Portion for the December 31 Participating Rent payment

(due January 21 of the next Lease Year) will be 100%, assuming that the Lease Year in question is a full Lease Year. If the term of this Lease commences or ends on other than the first or last day of a month, then when calculating the Cumulative Monthly Portion beginning or ending during such calendar month, the Cumulative Monthly Portion for such partial calendar month shall be the product of (i) a fraction having as its numerator the Budgeted Receipts for said month and having as its denominator the Budgeted Receipts for the entire calendar year, multiplied by (ii) another fraction having as its numerator the actual Gross Revenues received during said partial month and having as its denominator the actual Gross Revenues received during the entire month.(1)

                  (ii) "First Tier Room Revenue Percentage," "Second Tier Room Revenue Percentage," "Third Tier Room Revenue Percentage," "First Tier Food Sales Percentage," "Second Tier Food Sales Percentage," and "Other Income Percentage" shall mean the percentages corresponding to each of such terms as set forth on Exhibit C.

                  (iii) "Annual Room Revenues First Break Point" and "Annual Room Revenues Second Break Point" shall mean the amount of annual Room Revenues corresponding to each of such terms as set forth on Exhibit C.

                  (iv) "Annual Food Sales Break Point" shall mean the amount of annual Food Sales and Beverage Sales corresponding to such term as set forth on Exhibit C.

            The Monthly Revenues Computation shall be the amount obtained by adding, for the applicable Lease Year, (i) an amount equal to the First Tier Room Revenue Percentage of all year to date Room Revenues up to (but not exceeding) the Cumulative Monthly Portion of the Annual Room Revenues First Break Point, (ii) an amount equal to the Second Tier Room Revenue Percentage of all year to date Room Revenues in excess of the Cumulative Monthly Portion of the Annual Room Revenues First Break Point up to (but not exceeding) the Cumulative Monthly Portion of the Annual Room Revenues Second Break Point, (iii) an amount equal to the Third Tier Room Revenue Percentage of all year to date Room Revenues in excess of the Cumulative Monthly Portion of the Annual Room Revenues Second Break Point, (iv) an amount equal to the First Tier Food Sales Percentage of the Cumulative Monthly Portion of all year to date Food Sales and Beverage Sales up to (but not exceeding) the Cumulative Monthly Portion of the Annual

----------
(1) The Rent payable under each Operating Lease for the balance of 1997 year shall be based upon the per diem amount applicable to each of the Group One Properties set forth on Schedule A attached hereto.

Food Sales Break Point, (v) an amount equal to the Second Tier Food Sales Percentage of all year to date Food Sales and Beverage Sales in excess of the Cumulative Monthly Portion of the Annual Food Sales Break Point, and (vi) an amount equal to the Other Income Percentage of year to date revenues from Other Income.

            (c) Officer's Certificates. Within 21 days after each of the first three quarters of each Lease Year (or part thereof) in the Term, Lessee shall deliver to Lessor an Officer's Certificate reasonably acceptable to Lessor, setting forth the calculation of the Participating Rent payment for the three
(3) months comprising such quarter, based on the formulas set forth in Section 3.1(b). There shall be no reduction in the Base Rent regardless of the result of the Revenues Computation.

            In addition, on or before forty-five days after the end of each year, commencing with, February 14, 1999, Lessee shall deliver to Lessor an Officer's Certificate reasonably acceptable to Lessor setting forth the computation of the actual Participating Rent that accrued for each month of the Lease Year that ended on the immediately preceding December 31. Additionally, if the annual Participating Rent due and payable for any Lease Year (as shown in the applicable Officer's Certificate) exceeds the amount actually paid as Participating Rent by Lessee for such year, Lessee also shall pay such excess to Lessor at the time such certificate is delivered. If the Participating Rent actually due and payable for such Lease Year is shown by such certificate to be less than the amount actually paid as Participating Rent for the applicable Lease Year, at the option of Lessee, Lessor shall reimburse such amount to Lessee or credit such amount against subsequent months' Base Rent and, to the extent necessary, subsequent months' Participating Rent payments, or, if none, then such amounts shall be paid to Lessee. Any such credit to Base Rent shall not be applied for purposes of calculating Participating Rent payable for any subsequent month.

            Any difference between the annual Participating Rent due and payable for any Lease Year (as shown in the applicable Officer's Certificate or as adjusted pursuant to Section 3.1(d)) and the total amount actually paid by Lessee as Participating Rent for such Lease Year, whether in favor of Lessor or Lessee, shall bear interest at the Base Rate, which interest shall accrue from the due date of the last monthly Participating Rent payment for the Lease Year until the amount of such difference shall be paid or otherwise discharged. Any such interest payable to Lessor shall be deemed to be and shall be payable as Additional Charges.

            The obligation to pay Participating Rent shall survive the expiration or earlier termination of the Term, and a final reconciliation, taking into account, among other relevant adjustments, any adjustments which are accrued after such expiration or termination date but which related to Participating Rent accrued prior to such termination date, shall be made not later than ninety (90) days after such expiration or termination date.

            (d) CPI Adjustments. For each Lease Year during the Term beginning with the Lease Year commencing January 1, 1999, the Base Rent then in effect, the Annual Room Revenues First Break Point and the Annual Room Revenues Second Break Point (together, the "Annual Room Revenues Break Points"), and the Annual Food Sales Break Point then included in the Revenues Computation set forth in
Section 3.1(b), shall be increased as follows:

                  (i) For the Lease Year commencing January 1, 1999 and for each Lease Year thereafter during the Term, the Consumer Price Index for the day before the day that the new Lease Year commences (the "Measurement Date") shall be divided by the Consumer Price Index for the day that is twelve months preceding the Measurement Date;

                  (ii) The new Base Rent for the then current Lease Year shall be the product of the Base Rent in effect in the most recently ended Lease Year and the quotient obtained under subparagraph (1) above;

                  (iii) The new Annual Room Revenues Break Points in the Revenues Computation described in Section 3.1(b) above for the Lease Year commencing January 1, 1999 shall be the product of the Annual Room Revenues Break Points in effect in the Lease Year ending December 31, 1998 and the quotient obtained in subparagraph (1) above, and the new Annual Room Revenues Break Points in the Revenues Computation for the Lease Year beginning with the Lease Year commencing January 1, 1999 and for each Lease Year thereafter during the Term, shall be the product of (a) the Annual Room Revenues Break Points in effect in the most recently ended Lease Year and (b) the quotient obtained in subparagraph (1) above plus seventy-five one hundredths percent (.75%), *** [when applicable as shown the on the Smith Barney,. Inc. model LANGUAGE TO BE PROVIDED FOR EACH LEASE BASED ON THE SMITH BARNEY, INC. MODEL]***; and

                  (iv) The new Annual Food Sales Break Point in the Revenues Computation described in Section 3.1(b) above for the Lease Year commencing January 1, 1999 shall be the product of the Annual Food Sales Break Point in effect in the Lease Year ending December 31, 1998 and the quotient obtained in subparagraph (1) above, and the new Annual Food Sales Break Point in the Revenues Computation for the Lease Year beginning with the Lease Year commencing January 1, 1999 and for each Lease Year thereafter during the Term, shall be the product of (a) the Annual Food Sales Break Point in effect in the most recently ended Lease Year and (b) the quotient obtained in subparagraph (1) above plus seventy-five one hundredths percent (.75%), ***[when applicable s shown the on the Smith
Barney, Inc. model LANGUAGE TO BE PROVIDED FOR EACH LEASE BASED ON THE SMITH BARNEY, INC. MODEL] ***.

            In no event shall the Base Rent, the Annual Room Revenues Break Points or the Annual Food Sales Break Point be reduced as a result of any changes in the Consumer Price Index.

            Adjustments calculated as set forth above in the Base Rent, the Annual Room Revenues Break Points and the Annual Food Sales Break Point shall be effective on the first day of each calendar Lease Year to which such adjusted amounts apply. If Rent is paid prior to the determination of the amount of any adjustment to Base Rent, the Annual Room Revenues Break Points or the Annual Food Sales Break Point applicable for such period, whether because of a delay in the publication of the Consumer Price Index for the Measurement Date or because of any other reason, payment adjustments for any shortfall in or overpayment of Rent paid shall be made with the first Base Rent and Participating Rent payments due after the amount of the adjustments are determined.

            If (1) a significant change is made in the number or nature (or both) of items used in determining the Consumer Price Index, or (2) the Consumer Price Index shall be discontinued for any reason, the Bureau of Labor Statistics shall be requested to furnish a new index comparable to the Consumer Price Index, together with information which will make possible a conversion to the new index in computing the adjusted Base Rent, Annual Room Revenues Break Points, and Annual Food Sales Break Point hereunder. If for any reason the Bureau of Labor Statistics does not furnish such an index and such information, the parties will instead mutually select, accept and use such other index or comparable statistics on the cost of living in various U.S. cities that is computed and published by an agency of the United States or a responsible financial periodical of recognized authority.

            The portion of the aggregate of Base Rent and Participating Rent designated on Exhibit C payable for each Lease Year shall be attributed to the rights to the Franchise Agreement granted by Lessor to Lessee pursuant to
Section 1.1(g).

            3.2 Confirmation of Participating Rent. Lessee shall utilize, or cause to be utilized, an accounting system for the Leased Property in accordance with its usual and customary practices, and in accordance with GAAP and the Uniform System, that will accurately record all data necessary to compute Participating Rent, and Lessee shall retain, for at least five (5) years after the expiration of each Lease Year, reasonably adequate records conforming to such accounting system showing all data necessary to conduct Lessor's Audit and to compute Participating Rent for the applicable Lease Years. Lessor shall have the right from time to time by its accountants or representatives to audit such information in connection with Lessor's Audit, and to examine all Lessee's records (including supporting data and sales and excise tax returns) reasonably required to complete Lessor's Audit and to verify Participating Rent, subject to any prohibitions or limitations on disclosure of any such data under Legal Requirements. If any Lessor's Audit discloses a deficiency in the payment of Participating Rent, and either Lessee agrees with the result of Lessor's Audit or the matter is otherwise determined or compromised, then promptly after such agreement or determination Lessee shall pay to Lessor the amount of the deficiency, together with interest at the Overdue Rate from the date when said payment should have been made to the date of payment thereof; provided, however, that as to any Lessor's Audit that is commenced more than one (1) year after the end of any Lease Year, the deficiency, if any, with respect to such Participating Rent shall bear interest at the Overdue Rate only from the date such determination of deficiency is made unless such deficiency is the result of gross negligence or willful misconduct on the part of Lessee, in which case interest at the Overdue Rate will accrue from the date such payment should have been made to the date of payment thereof. If any Lessor's Audit discloses a deficiency in the payment of Participating Rent which, as finally agreed or determined exceeds 4%, Lessee shall pay the costs of the portion of Lessor's Audit allocable to the determination of Gross Revenues (the "Revenue Audit"). In no event shall Lessor undertake a Lessor's Audit more than three (3) years after the last day of the Lease Year for which such audit is requested. If any Lessor's Audit discloses an excess in the payment of Participating Rent, Lessor, at its option, shall reimburse such amount to Lessee or credit such amount against subsequent weeks' Base Rent, and, to the extent necessary, subsequent quarters' Participating Rent payments, or, if none, then such amount shall be paid to Lessee. Any credit to Base Rent shall not be applied for purposes of calculating Participating Rent payable for any subsequent quarter. Any proprietary information obtained by Lessor pursuant to the provisions of this Section shall be treated as confidential, except that such information may be used, subject to appropriate confidentiality safeguards, in any arbitration or litigation between the parties and except further that Lessor may disclose such information to prospective lenders and investors and to any other persons to whom disclosure is necessary to comply with applicable laws, regulations and government requirements. The obligations of Lessee contained in this Section shall survive the expiration or earlier termination of this Lease. Any dispute as to the existence or amount of any deficiency in the payment of Participating Rent as disclosed by Lessor's Audit shall, if not otherwise settled by the parties, be submitted to arbitration pursuant to the provisions of Section 40.2.

            3.3 Additional Charges. In addition to the Base Rent and Participating Rent, (a) Lessee also will pay and discharge as and when due and payable all other amounts, liabilities, obligations and Impositions that Lessee assumes or agrees to pay under this Lease, including, without limitation any fees, charges and assessments required to be paid pursuant to any [condominium](2) association or other like agreement pursuant to which charges or fees may be assessed against the Leased Property, and (b) in the event of any failure on the part of Lessee to pay any of those items referred to in clause
(a) of this Section 3.3, Lessee also will promptly pay and discharge every fine, penalty, interest and cost that may be added for nonpayment or late payment of such items (the items referred to in clauses (a) and (b) of this Section 3.3 being additional rent hereunder and being referred to herein collectively as the "Additional Charges"), and Lessor shall have all legal, equitable and contractual rights, powers and remedies provided either in this Lease or by statute or otherwise in the case of non-payment of the Additional Charges as in the case of non-payment of the Base Rent. If any installment of Base Rent, Participating Rent or Additional Charges (but only as to those Additional Charges that are payable directly to Lessor) shall not be paid on its due date, Lessee will pay Lessor within ten (10) days of demand, as Additional Charges, a late charge (to the extent not in violation of any usury statutes and otherwise permitted by law) computed at the Overdue Rate on the amount of such installment, from the due date of such installment to the date of payment thereof. To the extent that Lessee pays any Additional Charges to Lessor pursuant to any requirement of this Lease, Lessee shall be relieved of its obligation to pay such Additional Charges to the entity to which they would otherwise be due and Lessor shall pay same from monies received from Lessee.

            3.4 No Set Off. Except as provided in this Section 3.4, Rent shall be paid to Lessor without set off, deduction or counterclaim, subject to any other provisions of this Lease that expressly provide for adjustment or abatement of or set offs against Rent or other charges, and further subject to Lessee's right to assert any claim or mandatory counterclaim in any action brought by either party under this Lease.

            3.5 Annual Budget. Lessee shall prepare and submit to Lessor, by not later than ninety (90) days prior to the commencement of each Lease Year a capital budget (the "Capital Budget") and an estimate of Gross Revenues, and by not later than thirty (30) days prior to the commencement of each Lease Year, an operating budget (the "Operating Budget"), each of which shall be prepared in accordance with the requirements of this Section 3.5. The Operating Budget and the Capital Budget (together, the

----------
(2) Only include as to (Crossroads) Mahwah, New Jersey Lease.

"Annual Budget") shall be prepared in accordance with the Uniform System to the extent applicable and show by month and quarter and for the year as a whole in the degree of detail specified by the Uniform System for monthly statements, and in accordance with the detail level of monthly financial statements, the following:

            (a) Lessee's reasonable estimate of Gross Revenues (including room rates and Room Revenues) for the forthcoming Lease Year itemized on schedules on a monthly and quarterly basis as approved by Lessor and Lessee, together with the assumptions, in narrative form, forming the basis of such schedules.

            (b) An estimate of any amounts Lessor will be requested to provide for Capital Improvements during the current and the next Lease Year, subject to the limitations set forth in Article XXXVIII, including a reasonably detailed breakdown of all hard and soft costs for each Capital Improvement.

            (c) A cash flow projection.

            (d) A narrative description of the program for advertising and marketing the Facility for the forthcoming Lease Year containing a detailed budget itemization of the proposed advertising expenditures by category and the assumptions, in narrative form, forming the basis of such budget itemization.

            (e) Lessee's reasonable estimate for each quarter of the Lease Year of Participating Rent including Room Revenues, Food Sales, Beverage Sales and Other Income.

            Lessor shall have thirty (30) days after the date on which it receives the Capital Budget to review, approve, disapprove or change the entries and information appearing in the Capital Budget. If the parties are not able to reach agreement on the Capital Budget for any Lease Year during Lessor's thirty
(30) day review period, the parties shall attempt in good faith during the subsequent thirty (30) day period to resolve any disputes, which attempt shall include, if requested by either party, at least one (1) meeting of executive-level officers of Lessor and Lessee. The Capital Budget shall be finalized at least thirty (30) days prior to the commencement of each Lease Year, provided that in the event the parties are still not able to reach agreement on the Capital Budget for any particular Lease Year after complying with the foregoing requirements of this Section 3.5, the parties shall adopt such portions of the Capital Budget as they may have agreed upon, and any matters not agreed upon shall be referred to arbitration as provided for in
Section 40.2 hereof. Notwithstanding the foregoing, if Lessor believes that the amount budgeted for any particular Capital Improvement is in excess of the actual total cost for which such Capital Improvement could be built or installed, Lessor, in its sole discretion, may insist that the amount allocated for such

Improvement is in excess of the actual total cost for which such Capital Improvement could be built or installed, Lessor, in its sole discretion, may insist that the amount allocated for such Capital Improvement in the Capital Budget be reduced to the amount for which Lessor believes it can be built or installed and Lessor shall be responsible for supervising the design, installation and/or construction of such Capital Improvement, for which it shall be reimbursed in accordance with Article XXXVIII below. Pending the results of any arbitration or the earlier agreement of the parties, if the Capital Budget has not been agreed upon, no Capital Expenditures shall be made unless the same are set forth in a previously approved Capital Budget, are specifically required by Lessor or are otherwise required to comply with Legal Requirements, to make Emergency Expenditures or to comply with the Franchise Agreement. Lessee shall provide Lessor with copies of any revisions to the Annual Budget which it may desire or otherwise deem appropriate to make from time to time during any Lease Year, but no such revision shall require Lessor's approval or constitute a change in the Annual Budget for the purposes of any provisions of this Lease. The Capital Budget, once approved and as approved, shall form the basis on which expenditures for Capital Improvements shall be made. Subject to the terms and provisions of Article XXXVIII hereof, Lessor will be obligated to make all Capital Expenditures which are reflected on a Capital Budget which has been approved. Unless such expenditures are otherwise permitted in writing by Lessor or are Emergency Expenditures or are required by the Franchise Agreement, Lessee agrees not to cause or permit any such expenditures for a Lease Year in excess of those set forth in the Capital Budget. Lessee shall promptly report to Lessor in writing any actual or anticipated deviation from the Capital Budget of any material or long-term consequence. Representatives of Lessee and Lessor shall meet as requested by Lessor but not less frequently than monthly to review and discuss the previous and future quarters' operating statements, Gross Revenues, Capital Expenditures and the general concerns of Lessee and Lessor. In the event that Lessee fails to make expenditures for Capital Improvements in accordance with the provisions of the Capital Budget as set forth in this Section 3.5, then Lessor, in addition to its other rights and remedies under this Lease and under applicable law, shall have the right to submit the matter to arbitration under
Section 40.1 hereof.

            Lessor shall have thirty (30) days after the date on which it receives the Operating Budget to review the same and notify Lessee of its approval or disapproval. Any Notice of disapproval of the Operating Budget shall state with particularity the line items appearing therein to which Lessor disapproves and the amount Lessor is willing to approve for each such line item in Lessor's reasonable judgement. The Operating Budget shall be finalized by the commencement of each Lease Year. If the parties are not able to reach agreement as to an entry for approved Operating Budget of the immediately preceding year and with respect to all other line items contained in the Operating Budget for the particular Lease Year in question which have not been disapproved with particularity by Lessor, the parties shall use the amounts set forth in such Operating Budget. Lessor and Lessee shall attempt in good faith during the subsequent sixty (60) day period to resolve any disputes, which attempt shall include, if requested by either party, at least one (1) meeting of executive-level officers of Lessor and Lessee, provided that in the event the parties are still not able to reach agreement on the Operating Budget for any particular Lease Year after complying with the foregoing requirements of this Section 3.5, the parties shall submit the matter to arbitration under Section 40.2 hereof.

            3.6 Books and Records. Lessee shall keep full and adequate books of account and other records reflecting the results of operation of the Facility on an accrual basis, all in accordance with the Uniform System and GAAP and the obligations of Lessee under this Lease. The books of account and all other records relating to or reflecting the operation of the Facility shall be kept either at the Facility or at Lessee's offices in Fairfield, New Jersey and shall be available to Lessor and its representatives and its auditors or accountants, at all reasonable times for examination, audit, inspection, and transcription. All of such books and records pertaining to the Facility including, without limitation, books of account, guest records and front office records, at all times shall be the property of Lessor and shall not be removed from the Facility or Lessee's offices without Lessor's prior written approval. Lessee shall be entitled to make copies of any or all such books and records for its own files. Lessee's obligations under this Section 3.6 shall survive termination of this Lease for any reason.

            3.7 [Intentionally omitted.]

            3.8 Hotel Operations.

            (a) Lessee covenants to operate the Facility as a "full service hotel". A full service hotel is a hotel that operates a restaurant and meeting facilities and may have some or all of the following: conference facilities, banquet space, lounge areas, gift shops, recreational facilities (including swimming pool), and guest services (including room service, valet service and laundry). If, during the Term, Lessee desires to provide food and beverage operations at the Facility (other than those that are presently provided at the Facility and complimentary continental breakfast) or to discontinue any such operations which are presently provided (any such action, a "Change in Operations"), Lessee shall give notice of such desire to Lessor. Lessor and Lessee shall then commence negotiations to adjust Rent to reflect the proposed change to the operation of the Facility, each acting reasonably and in good faith. All other terms of this Lease will remain substantially the same. During negotiations, which shall not extend beyond 60 days, Lessee shall not implement the proposed Change in Operations and shall continue fulfilling its obligations under the existing terms of this Lease. If no agreement is reached after such 60-day period, (i) if Lessee in its reasonable judgment believes the failure to accomplish the proposed Change in Operations will have an adverse economic impact on Lessee's operation of the Facility, Lessee may submit the adjustment to Rent to arbitration in accordance with Section 40.1, otherwise, (ii) Lessee shall withdraw such notice and shall not be entitled to implement the proposed Change in Operations, and this Lease shall continue in full force. Lessee further covenants and agrees that at all times during the Term of this Lease when Manager is managing the Leased Property, Manager shall manage the Leased Property without compensation (except for reimbursement of its actual out-of-pocket expenses incurred on behalf of Lessee), and that Lessee shall not *** [All Leases except Crowne Plaza Las Vegas enter into any management agreement or other similar agreement]*** ***[Crowne Plaza Las Vegas Lease only voluntarily terminate the Management Agreement with Manager or terminate such agreement pursuant to a right to terminate therein, subject to Section 36.1 hereof]*** or otherwise engage any Person or Affiliate to act as manager of the Leased Property, without Lessor's prior written consent. Lessee hereby agrees that Lessee shall not have the right to terminate any manager of the Leased Property, including Manager, during the Term of this Lease without Lessor's prior written consent.

            (b) Notwithstanding anything to the contrary contained herein, no adjustment of Rent pursuant to a Change in Operations described above shall be implemented without the receipt by Lessor of an opinion from its tax counsel, satisfactory to Lessor in form and substance, that such adjustment will not adversely affect the Company's ability to qualify as a real estate investment trust under the applicable provisions of the Code.

            3.9 Allocation of Revenues. In the event that individuals or groups purchase rooms, food and beverage and/or the use of other hotel facilities or services together or as part of a package, Lessee agrees that revenues shall be allocated among Room Revenues, Food Sales, Beverage Sales and/or other revenue categories, as applicable, in a reasonable manner consistent with the historical allocation of such revenues.

            3.10 Performance Standard. (a) Within thirty (30) days after Lessor's receipt of documentation or other evidence of the occurrence of a RevPAR Decline for a Lease Year, Lessor shall have the option to terminate this Lease, upon 30 days' prior written Notice to Lessee thereof, unless such failure is caused by Unavoidable Occurrences or Lessor's failure to make Capital Expenditures to maintain the RevPAR Yield Index of the Leased Property or occurs during any Lease Year of the Term that the new Manager is responsible for managing and operating the Leased Property pursuant to Article XXXVI hereof. Notwithstanding the foregoing, in the event Lessee shall receive such Notice from Lessor and on or before the termination date set forth in such Notice Lessee pays to Lessor as additional Base Rent an amount (reasonably calculated by Lessor and specified in such notice) equal to the sum Lessor would have received had this Lease met the minimum criteria to avoid such RevPAR Decline (the "Shortfall Cure Amount"), then this Lease shall continue in full force and effect notwithstanding such Notice. Upon the occurrence of a RevPAR Decline at the Leased Property for three (3) consecutive Lease Years, except to the extent such failure is caused by an Unavoidable Occurrence or Lessor's failure to make Capital Expenditures to maintain the RevPAR Yield Index of the Leased Property or during any Lease Year of the Term that the new Manager is responsible for managing and operating the Leased Property pursuant to Article XXXVI hereof, then, notwithstanding any payments by Lessee of the Shortfall Cure Amount during such period, Lessor shall have the right to terminate this Lease by Notice to Lessee, and upon the date set forth in Lessor's Notice, this Lease shall automatically terminate and neither party shall have any further obligations or liabilities to the other hereunder, except as expressly stated in this Lease to survive such termination.

            (b) Prior to the commencement of each Lease Year, Lessor and Lessee shall work in good faith to determine any additions and deletions, if any, to the Competitive Set for the Leased Property. Any adjustments made to the Competitive Set shall be finalized on or before December 15th of each Lease Year, with such adjusted Competitive Set for the Leased Property to be applicable to the following Leased Year. In the event Lessor and Lessee are unable to agree to the Leased Property's Competitive Set, such matter shall be determined by a nationally recognized accounting firm with a hospitality division chosen by Lessor and Lessee.

                                   ARTICLE IV

            4.1 Payment of Impositions. Subject to the right of Lessor to contest the same, Lessor shall pay all Real Estate Taxes, Personal Property Taxes, and Capital Impositions before any fine, penalty, interest or cost may be added for non-payment, to the extent the failure to do so materially and adversely affects the rights of the Lessee under this Lease, such payments to be made directly to the taxing or other authorities where feasible. Subject to
Article XII relating to permitted contests, Lessee will pay, or cause to be paid, all Impositions (other than

Capital Impositions, Real Estate Taxes and Personal Property Taxes) before any fine, penalty, interest or cost may be added for nonpayment, such payments to be made directly to the taxing or other authorities where feasible, and will promptly furnish to Lessor copies of official receipts or other satisfactory proof evidencing such payments. Lessee's obligation to pay such Impositions shall be deemed absolutely fixed upon the date such Impositions become a lien upon the Leased Property or any part thereof subject to Lessee's right to contest pursuant to Article XII. If any such Imposition may, at the option of the taxpayer, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Lessee may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments and in such event, shall pay such installments and any unpaid balance of such Impositions prior to the expiration or earlier termination of the Term hereof (subject to Lessee's right of contest pursuant to the provisions of Article 12) as the same respectively come due and before any fine, penalty, premium, further interest or cost may be added thereto. Lessor, at its expense, shall, to the extent required or permitted by applicable law, prepare and file all tax returns in respect of Lessor's net income, gross receipts, sales and use, single business, transaction privilege, rent, ad valorem, franchise taxes, Real Estate Taxes, Personal Property Taxes and taxes on its capital stock, and Lessee, at its expense, shall, to the extent required or permitted by applicable laws and regulations, prepare and file all other tax returns and reports in respect of any Imposition as may be required by governmental authorities. If any refund shall be due from any taxing authority in respect of any Imposition paid by Lessee, the same shall be paid over to or retained by Lessee if no Event of Default shall have occurred hereunder and be continuing. If an Event of Default shall have been declared by Lessor and be continuing, any such refund shall be paid over to or retained by Lessor. Any such funds retained by Lessor due to an Event of Default shall be applied as provided in Article XVI. Lessor and Lessee shall, upon request of the other, cooperate with the other party and otherwise provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports. Notwithstanding the foregoing provisions of this Section, Lessee shall file all Personal Property Tax returns in such jurisdictions where it is legally required to so file. Lessor, to the extent it possesses the same, and Lessee, to the extent it possesses the same, will provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property classified as personal property. Where Lessor is legally required to file Personal Property Tax returns, Lessee shall provide Lessor with copies of assessment notices in sufficient time for Lessor to file a protest. Lessor, may, upon notice to Lessee, at Lessor's option and at Lessor's sole expense, protest, appeal, or institute such other proceedings (in its or Lessee's name) as Lessor may deem appropriate to effect a reduction of real estate or personal property assessments for those Impositions to be paid by Lessor, and Lessee, at Lessor's expense as aforesaid, shall fully cooperate with Lessor in such protest, appeal, or other action. Lessor hereby agrees to indemnify, defend, and hold harmless Lessee from and against any claims, obligations, and liabilities against or incurred by Lessee in connection with such cooperation. Lessee may, upon notice to Lessor, at Lessor's option and at Lessee's sole expense, protest, appeal or institute such other proceedings (in its or Lessor's name) as Lessee may deem appropriate to effect a reduction of Impositions to be paid by Lessee, and Lessor, at Lessee's expense, shall fully cooperate with Lessee in such protest, appeal or other action. Lessee hereby agrees to indemnify, defend and hold harmless Lessor from and against any claims, obligations and liabilities against or incurred by Lessor in connection with such cooperation. Billings for reimbursement of Personal Property Taxes by Lessee to Lessor shall be accompanied by copies of a bill therefor and payments thereof which identify the personal property with respect to which such payments are made. Lessor, however, reserves the right to effect any such protest, appeal or other action and, upon notice to Lessee, shall control any such activity, which shall then go forward at Lessor's sole expense. Upon such notice, Lessee, at Lessor's expense, shall cooperate fully with such activities. To the extent received by it, Lessee shall furnish Lessor with copies of all assessment notices for Real Estate Taxes and Personal Property Taxes in sufficient time for Lessor to file a protest and pay such taxes without penalty. Lessor shall within thirty (30) days after making such payment furnish Lessee with evidence of payment of Capital Impositions, Real Estate Taxes and Personal Property Taxes.

            4.2 Notice and Accrual of Impositions. Lessor shall give prompt Notice to Lessee of all Impositions payable by Lessee hereunder of which Lessor at any time has knowledge, provided that Lessor's failure to give any such Notice shall in no way diminish Lessee's obligations hereunder to pay such Impositions, but if Lessee did not otherwise have knowledge of such Imposition sufficient to permit it to pay same, such failure shall obviate any default hereunder for a reasonable time after Lessee receives Notice of any Imposition which it is obligated to pay during the first taxing period applicable thereto, and Lessor will reimburse Lessee for any fine, penalty or interest arising from such delay. If requested by Lessor or required by the holder of a Mortgage, Lessee shall accrue and set aside on a monthly basis a portion (as Lessor or such holder shall designate) of Rent for the payment of those Impositions that are payable by Lessor, and such accruals shall be deposited with such holder, if so required by it, or as otherwise approved by Lessor.

            4.3 Adjustment of Impositions. Impositions payable by Lessee which are imposed in respect of the tax-fiscal period during which the Term terminates shall be adjusted and prorated between Lessor and Lessee, whether or not such Imposition is imposed before or after such termination, and Lessee's obligation to pay its prorated share thereof after termination shall survive such termination.

            4.4 Utility Charges. Lessee will be solely responsible for obtaining and maintaining utility services to the Leased Property and will pay or cause to be paid all charges for electricity, gas, oil, water, sewer and other utilities used in the Leased Property during the Term.

            4.5 Franchise Fees. Lessee will pay or cause to be paid all fees and other charges payable pursuant to the Franchise Agreement with respect to the Facility.

            4.6 Ground Rent. In the event that Lessor's interest in the Land is pursuant to a ground lease or a sublease, Lessor shall be solely responsible for payment of any ground rent or subrent, as the case may be, due with respect to the Leased Property.

                                    ARTICLE V

            5.1 No Termination. Abatement. etc. Except as otherwise specifically provided in this Lease, Lessee, to the extent permitted by law, shall remain bound by this Lease in accordance with its terms and shall neither take any action without the written consent of Lessor to modify, surrender or terminate the same, nor seek nor be entitled to any abatement, deduction, deferment or reduction of the Rent, or setoff against the Rent, nor shall the obligations of Lessee be otherwise affected by reason of (a) any damage to, or destruction of, any Leased Property or any portion thereof from whatever cause or any Taking of the Leased Property or any portion thereof, (b) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Lessor or any assignee or transferee of Lessor, or (c) for any other cause whether similar or dissimilar to any of the foregoing other than a discharge of Lessee from any such obligations as a matter of law. Lessee hereby specifically waives all rights, arising from any default under this Lease by Lessor which may now or hereafter be conferred upon it by law to
(1) modify, surrender or terminate this Lease or quit or surrender the Leased Property or any portion thereof, or (2) entitle Lessee to any abatement, reduction, suspension or deferment of or set off against the Rent or other sums payable by Lessee hereunder, except to the extent that Lessor's action constitutes constructive eviction and except as otherwise specifically provided in this Lease. The obligations of Lessee hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Lessee hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated, abated or modified pursuant to the express provisions of this Lease or by termination of this Lease other than by reason of an Event of Default.

                                   ARTICLE VI

            6.1 Ownership of the Leased Property. Lessee acknowledges that the Leased Property is the property of Lessor and that Lessee has only the right to the possession and use of the Leased Property upon the terms and conditions of this Lease.

            6.2 Lessee's Personal Property.

            (a) Upon commencement of the Term, Lessor shall make available at no charge to Lessee, for Lessee's use in connection with the operation and management of the Facility, all Inventory located at the Facility on the Commencement Date (the "Initial Inventory"). The parties acknowledge and agree that as of the date of this Lease the amount of Initial Inventory at the Facility is consistent with the amount of Inventory customarily maintained in a hotel of the type and character of the Facility and as otherwise is required to operate the Leased Property in the manner contemplated by this Lease and in compliance with the Franchise Agreement and all Legal Requirements. Throughout the Term, Lessee shall maintain a full stock of Inventory at the Facility at the levels substantially similar to or greater than those existing on the date hereof. As the Initial Inventory is depleted, Lessee shall purchase, at its sole cost and expense, any replacement Inventory which may be required. The Inventory, including any additions and/or replacements thereof, shall be and remain the property of Lessee. Lessee may (and shall as provided hereinbelow), at its expense, install, affix or assemble or place on any parcels of the Land or in any of the Leased Improvements, any items of personal property (including Inventory, Furniture and Equipment) owned by Lessee (collectively, the "Lessee's Personal Property"). All of Lessee's Personal Property, other than Inventory, not removed by Lessee within thirty (30) days following the expiration or earlier termination of the Term shall be considered abandoned by Lessee and may be appropriated, sold, destroyed or otherwise disposed of by Lessor without first giving Notice thereof to Lessee without any payment to Lessee and without any obligation to account therefor. Lessee will, at its expense, restore the Leased Property to the condition required by Section 9.1(d), including repair of all damage to the Leased Property caused by the removal of Lessee's Personal Property, whether effected by Lessee or Lessor.

            (b) Upon the expiration or earlier termination of the Term for any reason, Lessee shall surrender the Inventory to Lessor in the amounts and at the levels existing on the date of this Lease. In the event that the amount of Inventory at the time of such expiration or termination is less than that provided by Lessor on the date hereof (an "Inventory Deficiency"), Lessee shall promptly pay to Lessor the amount equal to the Fair Market Value of the Inventory Deficiency.

            (c) If, during the Term, as a result of additions, modifications or improvements to the Leased Property, the ratio (expressed as a percentage) of
(x) the adjusted basis for Federal income tax purposes of that portion of the Leased Property consisting of personal property, to (y) the adjusted basis for such purposes of the Leased Property, shall exceed l5%, Lessor, at its option, may sell to Lessee (and Lessee shall purchase from Lessor) a sufficient quantity of such personal property as shall be necessary so that the aforesaid percentage does not exceed l5%. The aforesaid sale shall be at Fair Market Value for the items sold and shall otherwise be in accordance with the provisions of Section
18.1 below (including a contemporaneous equitable reduction of the Rent payable under Section 3.1).

                                   ARTICLE VII

            7.1 Condition of the Leased Property. Lessee acknowledges receipt and delivery of possession of the Leased Property. Lessee has examined and otherwise has knowledge of the condition of the Leased Property and has found the same to be satisfactory for its purposes hereunder. Lessee is leasing the Leased Property "as is", "with all faults", and in its present condition. Except as otherwise specifically provided herein, Lessee waives any claim or action against Lessor in respect of the condition of the Leased Property. LESSOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY, OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, AS TO QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY LESSEE. LESSEE ACKNOWLEDGES THAT THE LEASED PROPERTY HAS BEEN INSPECTED BY LESSEE AND IS SATISFACTORY TO IT. Lessor shall have the right to proceed against any predecessor in title for breaches of warranties or representations or for latent defects in the Leased Property, and Lessor shall, if requested by Lessee, assign any such right to Lessee if and to the extent Lessor determines not to exercise such right. If either party determines to exercise such right, the other party shall fully cooperate in the prosecution of any such claim, in Lessor's or Lessee's name, all at the cost and expense of the prosecuting party, who hereby agrees to indemnify, defend and hold harmless the other party from and against any claims, obligations and liabilities against or incurred by such other party in connection with such cooperation, and who further agrees to apply all amounts realized from the prosecution of such claim, less its expenses in connection therewith, to remedy such breach or cure such defect.

            7.2 Use of the Leased Property.

            (a) Lessee covenants that it will proceed with all due diligence and will exercise its best efforts to obtain and to maintain all approvals needed to use and operate the Leased Property and the Facility under applicable local, state and federal law.

            (b) Lessee shall use or cause to be used the Leased Property only as a hotel facility, and for such other uses as may be necessary or incidental to such use, or such other use as otherwise approved by Lessor (the "Primary Intended Use") Lessee shall not use the Leased Property or any portion thereof for any other use without the prior written consent of Lessor. No use shall be made or permitted to be made of the Leased Property, and no acts shall be done, which will cause the cancellation of any insurance policy covering the Leased Property or any part thereof (unless another adequate policy satisfactory to Lessor is available and Lessee pays any premium increase), nor shall Lessee sell or permit to be kept, used or sold in or about the Leased Property any article which is prohibited by law or fire underwriter's regulations. Lessee shall comply with all of the requirements pertaining to the Leased Property of any insurance board, association, organization or company necessary for the maintenance of insurance, as herein provided, covering the Leased Property and Lessee's Personal Property, which compliance shall be performed at Lessee's sole cost except to the extent that such compliance requires the performance of a Capital Improvement or the payment of a Capital Imposition which are Lessor's responsibilities.

            (c) Subject to the provisions of Articles XIV and XV, Lessee covenants and agrees that during the Term it will either directly or through an approved manager (1) operate continuously (subject to Unavoidable Occurrences) the Leased Property as a hotel facility, (2) keep in full force and effect and comply in all material respects with all the provisions of the Franchise Agreement, except Lessee shall have no obligation to complete any Capital Improvements required by Franchisor as set forth in Article XXXVII hereof, (3) not terminate or amend in any respect the Franchise Agreement without the consent of Lessor, (4) maintain appropriate certifications and licenses for such use and (5) keep Lessor advised of the status of any material litigation affecting the Leased Property.

            (d) Lessee shall not commit any waste on the Leased Property, or in the Facility nor shall Lessee cause or permit any nuisance thereon.

            (e) Lessee shall neither use nor permit the Leased Property or any portion thereof, or Lessee's Personal Property, to be used in such a manner as
(1) would impair Lessor's (or Lessee's, as the case may be) title thereto or to any portion thereof, or (2) would support a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of the Leased Property or any portion thereof.

            7.3 Lessor to Grant Easements. etc. Lessor will, from time to time, so long as no Event of Default has occurred and is continuing, at the request of Lessee and at Lessee's cost and expense (but subject to the approval of Lessor, which approval may be granted or denied in Lessor's sole discretion), (a) grant easements and other rights in the nature of easements with respect to the Leased Property to third parties, (b) release existing easements or other rights in the nature of easements which are for the benefit of the Leased Property, (c) dedicate or transfer unimproved portions of the Leased Property for road, highway or other public purposes, (d) execute petitions to have the Leased Property annexed to any municipal corporation or utility district, (e) execute amendments to any covenants and restrictions affecting the Leased Property and
(f) execute and deliver to any person any instrument appropriate to confirm or effect such grants, releases, dedications, transfers, petitions and amendments (to the extent of its interests in the Leased Property), but only upon delivery to Lessor of an Officer's Certificate stating that such grant, release, dedication, transfer, petition or amendment does not interfere with the proper conduct of the business of Lessee on the Leased Property and does not materially reduce the value of the Leased Property.

                                  ARTICLE VIII

            8.1 Compliance with Legal and Insurance Requirements, etc. Subject to Sections 8.2, 8.3(b) and Article XII or any other provision of this Agreement relating to permitted contests, Lessee, at its expense, will promptly (a) comply with all applicable Legal Requirements and Insurance Requirements in respect of the use, operation, maintenance, repair and restoration of the Leased Property, subject however to the provisions of Section 9.1(b), and (b) procure, maintain and comply with all appropriate licenses and other authorizations required for any use of the Leased Property and Lessee's Personal Property then being made, and for the proper erection, installation, operation and maintenance of the Leased Property or any part thereof. Notwithstanding the foregoing, in the event the parties are unable to agree as to whether (i) a Legal

Requirement requires an expenditure which is an obligation of Lessee hereunder or constitutes a Capital Improvement (it being agreed that Lessee has no obligation to make such a Capital Improvement notwithstanding anything to the contrary contained herein), and/or (ii) a Capital Improvement should be made to comply with a certain Legal Requirement (any such Capital Improvement to be made by Lessor, subject to Section 40.2 hereof), then Lessee shall have the right to terminate this Lease upon thirty (30) days prior written notice to Lessor whereupon, this Lease shall terminate and neither party shall have any further obligations hereunder except for (i) Lessee's obligation to pay all Rent accrued through the termination date and (ii) any other obligations or indemnities herein expressly stated to survive the termination hereof.

            8.2 Legal Requirements Covenants. Subject to Section 8.3(b) below, Lessee covenants and agrees that the Leased Property and Lessee's Personal Property shall not be used for any unlawful purpose, and that Lessee shall not permit or suffer to exist any unlawful use of the Leased Property by others. Lessee shall acquire and maintain all appropriate licenses, certifications, permits and other authorizations and approvals needed to operate the Leased Property in its customary manner for the Primary Intended Use, and any other lawful use conducted on the Leased Property as may be permitted from time to time hereunder including, but not limited to, the sale and service of alcoholic beverages (provided that Lessor shall cooperate at Lessee's sole cost and expense, in obtaining liquor licenses to the extent necessary). Lessee further covenants and agrees that Lessee's use of the Leased Property and maintenance, alteration, and operation of the same, and all parts thereof, shall at all times conform to and comply with all Legal Requirements, unless the same are finally determined by a court of competent jurisdiction to be unlawful (and Lessee shall cause all such subtenants, invitees or others to so comply with all Legal Requirements). Lessee may, however, upon prior notice to Lessor, contest the legality or applicability of any such Legal Requirement or any licensure or certification decision if Lessee maintains such action in good faith, with due diligence, without prejudice to Lessor's rights hereunder and at Lessee's sole expense. If compliance with a Legal Requirement pending the prosecution of any such proceeding may legally be delayed without the incurrence of any lien, charge or liability of any kind against the Facility and without subjecting Lessee or Lessor to any liability for failure to so comply therewith, Lessee may delay compliance therewith until final determination of such proceeding. If any lien, charge or liability would be incurred by reason of any such delay, Lessee, on the prior written consent of Lessor (which consent shall not be unreasonably withheld) and the Holder of any Mortgage, may nonetheless contest and delay as aforesaid, provided that such contest or delay would not subject Lessor to criminal liability and Lessee both (a) furnishes to


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

Lessor security reasonably satisfactory to Lessor against any loss or injury by reason of such contest or delay, and (b) prosecutes the contest with due diligence and good faith.

            8.3 Environmental Covenants. Lessor and Lessee (in addition to, and not in diminution of, Lessee's covenants and undertakings in Sections 8.1 and
8.2 hereof) covenant and agree as follows:

            (a) At all times hereafter until Lessee completely vacates the Leased Property and surrenders possession of the same to Lessor, Lessee shall fully comply with all Environmental Laws applicable to the Leased Property and the operations thereon, except to the extent that such compliance would require the remediation of Environmental Liabilities for which Lessee has no indemnity obligations under Section 8.3(b). Lessee agrees to give Lessor prompt written notice of (1) all Environmental Liabilities; (2) all pending, threatened or anticipated Proceedings, and all notices, demands, requests or investigations, relating to any Environmental Liability or relating to the issuance, revocation or change in any Environmental Authorization required for operation of the Leased Property; (3) all Releases at, on, in, under or in any way affecting the Leased Property, or any Release known by Lessee at, on, in or under any property adjacent to the Leased Property; and (4) all facts, events or conditions that could reasonably lead to the occurrence of any of the above-referenced matters.

            (b) Lessee hereby agrees to defend, indemnify and save harmless any and all Lessor Indemnified Parties from and against any and all Environmental Liabilities which relate to events or occurrences which occurred during the Term of this Lease EXCEPT TO THE EXTENT THAT THE SAME (I) ARE CAUSED BY LESSOR OR LESSOR'S AGENTS, EMPLOYEES OR CONTRACTORS, OR (II) RESULT FROM CONDITIONS EXISTING AT THE LEASED PROPERTY AT THE DATE OF THIS LEASE (AN "EXISTING CONDITION") OR FROM RELEASES OR OTHER VIOLATIONS OF ENVIRONNENTAL LAWS ORIGINATING ON ADJACENT PROPERTY BUT AFFECTING THE LEASED PROPERTY (A "MIGRATION"), provided that in either case such exclusions shall not apply to the extent that the Existing Condition or the Migration has been exacerbated by Lessee's intentional act, negligent act or negligent failure to act.

            (c) Lessor hereby agrees to defend, indemnify and save harmless any and all Lessee Indemnified Parties from and against any and all Environmental Liabilities to the extent that the same arise from an Existing Condition or Migration (except as provided in Section 8.3(b) above), were caused by Lessor or Lessor's agents, employees or contractors or relate to occurrences after the expiration of the Term.

            (d) If any Proceeding is brought against any Indemnified Party in respect of an Environmental Liability with


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

respect to which such Indemnified Party may claim indemnification under either
Section 8.3(b) or (c), the Indemnifying Party, upon request, shall at its sole expense resist and defend such Proceeding, or cause the same to be resisted and defended by counsel designated by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld; provided, however, that such approval shall not be required in the case of defense by counsel designated by any insurance company undertaking such defense pursuant to any applicable policy of insurance. Each Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel will be at the sole expense of such Indemnified Party unless a conflict of interest prevents representation of such Indemnified Party by the counsel selected by the Indemnifying Party and such separate counsel has been approved by the Indemnifying Party, which approval shall not be unreasonably withheld. The Indemnifying Party shall not be liable for any settlement of any such Proceeding made without its consent, which shall not be unreasonably withheld, but if settled with the consent of the Indemnifying Party, or if settled without its consent (if its consent shall be unreasonably withheld), or if there be a final, nonappealable judgment for an adversary party in any such Proceeding, the Indemnifying Party shall indemnify and hold harmless the Indemnified Parties from and against any liabilities incurred by such Indemnified Parties by reason of such settlement or judgment.

            (e) If at any time any Indemnified Party has reason to believe circumstances exist which could reasonably result in an Environmental Liability, upon reasonable prior written notice to Lessee or Lessor, as appropriate, stating such Indemnified Party's basis for such belief, an Indemnified Party shall be given immediate access to the Leased Property (including, but not limited to, the right to enter upon, investigate, drill wells, take soil borings, excavate, monitor, test, cap and use available land for the testing of remedial technologies), Lessee's employees, and to all relevant documents and records regarding the matter as to which a responsibility, liability or obligation is asserted or which is the subject of any Proceeding; provided that such access may be conditioned or restricted as may be reasonably necessary to ensure compliance with law and the safety of personnel and facilities or to protect confidential or privileged information. All Indemnified Parties requesting such immediate access and cooperation shall endeavor to coordinate such efforts to result in as minimal interruption of the operation of the Leased Property as practicable. In addition to the aforesaid access, Lessor shall also have similar access upon prior written notice to Lessee in the event that Lessor requires such access in connection with a proposed sale or mortgage of the Leased Property or for any other reasonable purpose. Lessor hereby agrees to indemnify and hold harmless Lessee from and against any and all liabilities, costs, damages, charges, fees or expenses arising from or related to the access to or use of the Leased Property by a Lessor Indemnified Party pursuant to this subparagraph (e).

            (f) The indemnification rights and obligations provided for in this
Article VIII shall be in addition to any indemnification rights and obligations provided for elsewhere in this Lease.

            (g) The indemnification rights and obligations provided for in this
Article VIII shall survive the termination of this Agreement.

            For purposes of this Section 8.3, all amounts for which any Indemnified Party seeks indemnification shall be computed net of (a) any actual income tax benefit resulting therefrom to such Indemnified Party, (b) any insurance proceeds received (net of tax effects) with respect thereto, and (c) any amounts recovered (net of tax effects) from any third parties based on claims the Indemnified Party has against such third parties which reduce the damages that would otherwise be sustained; provided that in all cases, the timing of the receipt or realization of insurance proceeds or income tax benefits or recoveries from third parties shall be taken into account in determining the amount of reduction of damages. Each Indemnified Party agrees to use its reasonable efforts to pursue, or assign to Lessee or Lessor, as the case may be, any claims or rights it may have against any third party which would materially reduce the amount of damages otherwise incurred by such Indemnified Party.

                                   ARTICLE IX

            9.1 Maintenance and Repair.

            (a) Except as provided in Section 9.1(b), Lessee will keep the Leased Property and all private roadways, sidewalks and curbs appurtenant thereto that are under Lessee's control, including windows and plate glass, parking lots, HVAC, mechanical, electrical and plumbing systems and equipment (including conduit and ductware), and non-load bearing interior walls, in good order and repair, except for ordinary wear and tear (whether or not the need for such repairs occurred as a result of Lessee's use, any prior use, the elements or the age of the Leased Property, or any portion thereof but subject to the obligation to make necessary and appropriate repairs and replacements as provided in this Section 9.1(a)), and, except as otherwise provided in Section 9.1(b), Article XIV, Article XV or Article XXXVIII, with reasonable promptness, make all necessary and appropriate repairs, replacements and improvements thereto of every kind and nature, whether interior or exterior, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the commencement of the Term of this Lease, or required by any governmental agency having jurisdiction over the Leased Property. Lessee, however, shall be permitted to prosecute claims against Lessor's predecessors in title for breach of any representation or warranty or for any latent defects in the Leased Property to be maintained by Lessee unless Lessor is already diligently pursuing such a claim. All repairs shall, to the extent reasonably achievable, be at least equivalent in quality to the original work. Lessee will not take or omit to take any action, the taking or omission of which might materially impair the value or the usefulness of the Leased Property or any part thereof for its Primary Intended Use (except to the extent such actions are the responsibility of Lessor pursuant to Section 9.1(b), Article XIV, Article XV or
Article XXXVIII). If Lessee fails to make any required repairs or replacements after fifteen (15) days' notice from Lessor, or after such longer period as may be reasonably required provided that Lessee at all times diligently proceeds with such repair or replacement, then Lessor shall have the right, but shall not be obligated, to make such repairs or replacements on behalf of and for the account of Lessee. In such event, such work shall be paid for in full by Lessee as Additional Charges.

            (b) Notwithstanding Lessee's obligations under Section 9.1(a) above but subject to the limitations on Lessor's obligations for Capital Expenditures set forth in Article XXXVIII, unless caused by Lessee's negligence or willful misconduct or that of its employees, contractors or agents, Lessor shall be required to make all Capital Expenditures. Except as set forth in the preceding sentence, Lessor shall not under any circumstances be required to build or rebuild any improvement on the Leased Property, or to make any repairs, replacements, alterations, restorations or renewals of any nature or description to the Leased Property, whether ordinary or extraordinary, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto, in connection with this Lease, or to maintain the Leased Property in any way. Lessee hereby waives, to the extent permitted by law, the right to make repairs at the expense of Lessor pursuant to any law in effect at the time of the execution of this Lease or hereafter enacted. Lessor shall have the right to give, record and post, as appropriate, notices of non-responsibility under any mechanic's lien laws now or hereafter existing.

            If Lessor fails to make any required Capital Expenditures after the expiration of all applicable notice and cure periods set forth in Article XXXIX, then Lessee shall have the right, but not the obligation, to make such Capital Expenditures on behalf of and for the account of Lessor, whereupon Lessor shall reimburse Lessee therefor promptly upon receipt of all documentation evidencing such Capital Expenditure.

Notwithstanding the foregoing, if Lessor shall fail to make any Emergency Expenditure after the expiration of all applicable notice and cure periods, Lessee shall have the right to terminate this Lease upon thirty (30) days' prior notice to Lessor, whereupon this Lease shall terminate and neither party shall have any further rights or obligations hereunder except for (i) Lessee's obligation to pay all Rent accrued through the termination date and (ii) any other obligations or indemnities herein expressly stated to survive the termination hereof.

            (c) Nothing contained in this Lease and no action or inaction by Lessor shall be construed as (1) constituting the request of Lessor, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Leased Property or any part thereof, or (2) giving Lessee any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Lessor in respect thereof or to make any agreement that may create, or in any way be the basis for any right, title, interest, lien, claim or other encumbrance upon the estate of Lessor in the Leased Property, or any portion thereof.

            (d) Lessee will, upon the expiration or prior termination of the Term, vacate and surrender the Leased Property to Lessor in the condition in which the Leased Property was originally received from Lessor, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease and except for ordinary wear and tear (subject to the obligation of Lessee to maintain the Leased Property in good order and repair in accordance with Section 9.1(a) above, or damage by casualty or Condemnation (subject to the obligation of Lessee or Lessor, as applicable, to restore or repair as set forth in this Lease)

                                    ARTICLE X

            10.1 Alterations. Subject to first obtaining the written approval of Lessor, which shall not be unreasonably withheld, Lessee shall have the right, but not the obligation, to make such additions, modifications or improvements to the Leased Property from time to time as Lessee deems desirable for its permitted uses and purposes, provided that such action will not alter the character or purposes of the Leased Property or detract from the value or operating efficiency thereof and will not impair the revenue-producing capability of the Leased Property or adversely affect the ability of the Lessee to comply with the provisions of this Lease. All such work shall be performed in a first class manner in accordance with all applicable governmental rules and regulations and after receipt of all required permits and licenses. If reasonably required by Lessor all such work shall be covered by performance bonds issued by bonding companies reasonably acceptable to Lessor. The cost of such additions, modifications or improvements to the Leased Property shall be paid by Lessee, and all such additions, modifications and improvements shall, without payment by Lessor at any time, be included under the terms of this Lease and upon expiration or earlier termination of this Lease shall pass to and become the property of Lessor. Subject to the terms and provisions of Article XXXVIII, nothing in this Section 10.1 shall abrogate or limit Lessor's obligation to make the Capital Expenditures set forth in the approved Capital Budget.

            10.2 Salvage. All materials which are scrapped or removed in connection with the making of repairs pursuant to Article IX or X shall be or become the property of Lessor or Lessee depending on which party is paying for or providing the financing of such work.

            10.3 Lessor Alterations. Lessor shall have the right, without Lessee's consent, to make or cause to be made alterations to the Leased Property required in connection with (i) Emergency Situations, (ii) Legal Requirements,
(iii) maintenance of the Franchise Agreement, (iv) any Mortgage (v) any Capital Improvement which Lessor has elected to build or install itself, as provided in
Section 3.5 hereof, or (vi) the performance by Lessor of its obligations under this Lease. Lessor shall further have the right, but not the obligation, to make such other additions to the Leased Property as it may reasonably deem appropriate during the term of the Lease, subject to Lessee's approval which shall not be unreasonably withheld. All such work unless necessitated by Lessee's acts or omissions or unless otherwise required to be performed by Lessee under this Lease (in which event work shall be paid for by Lessee) shall be performed at Lessor's expense and shall be done after reasonable notice to and coordination with Lessee, so as to minimize any disruptions or interference with the operation of the Facility. In the event such work materially interferes with the operation of the Facility, Base Rent shall be equitably abated. If Lessee withholds its consent to any additions or other work which Lessor has the right, but not the obligation, to make pursuant to the foregoing provisions of this Section 10.3, or if the extent of abatement of Rent cannot be agreed upon, the matter shall be referred to arbitration pursuant to the provisions of
Article XL.

                                   ARTICLE XI

            Liens. Subject to the provision of Article XII relating to permitted contests, Lessee will not directly or


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

indirectly create or allow to remain and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon the Leased Property resulting from the action or inaction of Lessee, or any attachment, levy, claim or encumbrance in respect of the Rent, excluding, however, (a) this Lease, (b) the matters, if any, included as exceptions or insured against in the title policy insuring Lessor's interest in the Leased Property, (c) restrictions, liens and other encumbrances which are consented to in writing by Lessor, (d) liens for those taxes which Lessee is not required to pay hereunder, (e) subleases permitted by Article XXI hereof, (f) liens for Impositions or for sums resulting from noncompliance with Legal Requirements to the extent Lessee is responsible hereunder for such compliance so long as (1) the same are not yet delinquent or (2) such liens are in the process of being contested as permitted by Article XII, (g) liens of mechanics, laborers, suppliers or vendors for sums either disputed or not yet due provided that any such liens for disputed sums are in the process of being contested as permitted by Article XII hereof, and (h) liens and encumbrances created by Lessor.

                                   ARTICLE XII

            Permitted Contests. Lessee shall have the right to contest the amount or validity of any Imposition to be paid by Lessee or any Legal Requirement or any lien, attachment, levy, encumbrance, charge or claim (any such Imposition, Legal Requirement, lien, attachment, levy, encumbrance, charge or claim herein referred to as "Claims") not otherwise permitted by Article XI, by appropriate legal proceedings in good faith and with due diligence (but this shall not be deemed or construed in any way to relieve, modify or extend Lessee's covenants to pay or its covenants to cause to be paid any such charges at the time and in the manner as in this Article provided), on condition, however, that such legal proceedings shall not operate to relieve Lessee from its obligations hereunder and shall not cause the sale or loss of any portion of the Leased Property, or any part thereof, or cause Lessor or Lessee to be in default under any Mortgage. Upon the request of Lessor, as security for the payment of such claims, Lessee shall either (a) provide a bond or other assurance reasonably satisfactory to Lessor (and to any Holder, if approval thereof is required by such Holder's Mortgage) that all Claims which may be assessed against the Leased Property together with interest and penalties, if any, thereon and legal fees anticipated to be incurred in connection therewith will be paid, or (b) deposit within the time otherwise required for payment with a bank or trust company as trustee upon terms reasonably satisfactory to Lessor or with any Holder upon terms satisfactory to such Holder, money in an amount sufficient to pay the same, together with interest and penalties thereon and legal fees anticipated to be incurred in connection therewith, as to all Claims which may be assessed against or become a Claim on the Leased Property, or any part thereof, in said legal proceedings. Lessee shall furnish Lessor and any Holder with reasonable evidence of such deposit within five days of the same. Lessor agrees to join in any such proceedings if the same be required to legally prosecute such contest of the validity of such Claims; provided, however, that Lessor shall not thereby be subjected to any liability for the payment of any costs or expenses in connection with any proceedings brought by Lessee; and Lessee covenants to indemnify and save harmless Lessor from any such costs or expenses. Lessee shall be entitled to any refund of any Claims and such charges and penalties or interest thereon which have been paid by Lessee or paid by Lessor and for which Lessor has been fully reimbursed. In the event that Lessee fails to pay any Claims when due or to provide the security therefor as provided in this paragraph and to diligently prosecute any contest of the same, Lessor may, upon ten days advance Notice to Lessee, pay such charges together with any interest and penalties and the same shall be repayable by Lessee to Lessor as Additional Charges at the next Payment Date provided for in this Lease. Lessor reserves the right to contest any of the Claims not pursued by Lessee at Lessor's expense. Lessor and Lessee agree to cooperate in coordinating the contest of any Claims.

                                  ARTICLE XIII

            13.1 General Insurance Requirements.

            (a) Coverages. During the Term of this Lease, the Leased Property shall at all times be insured with the kinds and amounts of insurance described below. This insurance shall be written by companies authorized to issue insurance in the State. The policies must name the party obtaining the policy as the insured and the other party as an additional named insured, and the Manager shall also be named as an additional insured under the coverages described in Sections 13.1(a)(iii) through (xi). The Holder of any Mortgage shall be named as an additional insured and loss payee, to the extent required under the terms of the Mortgage. Losses shall be payable, for the benefit of the respective insureds, to Lessor or Lessee as provided in this Lease (subject to the rights of the Holder of any Mortgage). Any loss adjustment for coverage insuring multiple parties shall require the written consent of each of them, each acting reasonably and in good faith. Evidence of insurance shall be deposited with Lessor. The policies on the Leased Property, including the Leased Improvements, Fixtures and Lessee's Personal Property, shall at all times satisfy the requirements of the Franchise Agreement and of any Mortgage (so long as Lessee has been furnished with a copy of such Mortgage), affecting the Leased Property and at a minimum shall include:

                  (i) Building insurance on the "Special Form" (formerly "All Risk" form) (including earthquake, flood and sink hole in reasonable amounts if and as determined by Lessor) in an amount not less than 100% of the then full replacement cost thereof (as defined in Section 13.2) or such other amount which is acceptable to Lessor, and personal property insurance on the "Special Form" in the full amount of the replacement cost thereof;

                  (ii) Insurance for loss and damage (direct and indirect) from steam boilers, pressure vessels or similar apparatus, air conditioning systems, piping and machinery, and sprinklers, if any, now or hereafter installed in the Facility, in the minimum amount of $5,000,000 or in such greater amounts as are then customary;

                  (iii) Loss of income insurance on the "Special Form", in the amount of one year of the greater of Base Rent or Participating Rent (based on the last Lease Year of operation or, to the extent the Leased Property has not been operated for an entire 12-month Lease Year, based on prorated Participating
Rent) for the benefit of Lessor, and business interruption insurance on the "Special Form" in the amount of one year of gross profit, for the benefit of Lessee;

                  (iv) Commercial general liability insurance, with amounts not less than $1,000,000 combined single limit for each occurrence and $2,000,000 for the aggregate of all occurrences within each policy year, as well as excess liability (umbrella) insurance with limits of at least $25,000,000 per occurrence, covering each of the following: bodily injury, death, or property damage liability per occurrence, personal and advertising injury, general aggregate, products and completed operations, with respect to Lessor, Lessee and Manager, and "all risk legal liability" (including liquor law or "dram shop" liability, if liquor or alcoholic beverages are served on the Leased Property) with respect to Lessor, Lessee and Manager;

                  (v) Fidelity bonds or blanket crime policies with limits and deductibles as may be reasonably determined by Lessor, covering Lessee's or Manager's employees in job classifications normally bonded under prudent hotel management practices in the United States or otherwise required by law;

                  (vi) Workers' compensation insurance to the extent necessary to protect Lessor, Lessee and Manager and the Leased Property against Lessee's or Manager's worker's compensation claims to the extent required by applicable state laws;

                  (vii) Comprehensive form vehicle liability insurance for owned, non-owned and hired vehicles, in the amount of $1,000,000;

                  (viii) Garagekeeper's legal liability insurance covering both comprehensive and collision-type losses with a limit of liability in keeping with prudent hotel management practice;

                  (ix) Innkeeper's legal liability insurance covering property of guests while on the Leased Property for which Lessor is legally responsible (other than property in a safe deposit box), with a limit of not less than $5,000 for any one occurrence or $25,000 in the aggregate;

                  (x) Safe deposit box legal liability insurance covering property of guests while in a safe deposit box on the Leased Property for which Lessor is legally responsible, with a limit of not less than $100,000 for any one occurrence; and

                  (xi) Insurance covering such other liabilities or hazards (such as plate glass or other common risks) and in such amounts as may be (A) required by a Holder or (B) customary for comparable properties in the area of the Leased Property and is available from insurance companies, insurance pools or other appropriate companies authorized to do business in the State at rates which are economically practicable in relation to the risks covered as may be reasonably determined by Lessor.

            (b) Responsibility for Insurance. Lessee shall obtain the insurance and pay the premiums for the coverages described in Sections 13.1(a)(iii) through (x), and Lessor shall obtain the insurance and pay the premiums for the coverage described in Sections 13.1(a)(i) and (ii), provided that Lessee shall reimburse Lessor immediately after demand therefor for any premiums paid by Lessor for the coverages required under Sections 13.1(a)(i) and (ii) to the extent that the premiums relate to coverages for property owned by Lessee or coverages which benefit Lessee or Manager. Insurance required by Section 13.1(a)(xi) shall be obtained and paid for by Lessor to the extent that it relates to risks of the type covered by the insurance obtained pursuant to
Section 13.1(a)(i) through (ii), and obtained and paid for by Lessee if it relates to risks of the type covered by the insurance obtained pursuant to Sections 13.1(a)(iv) through (x). The party responsible for the premium for any insurance coverage shall also be responsible for any and all deductibles and self-insured retentions in connection with such coverages. In the event that either party can obtain comparable insurance coverage required to be carried by the other party from comparable insurers and at a cost significantly less than that at which such other party can obtain such coverage, the parties shall cooperate in good faith to obtain such coverage at the lower cost and shall allocate the premiums therefor in accordance with the provisions of the first sentence of this Section 13.1(b).

            13.2 Replacement Cost. The term "full replacement cost" as used herein shall mean the actual replacement cost of the Leased Property requiring replacement from time to time including an increased cost of construction endorsement, if available, and the cost of debris removal. In the event either party believes that full replacement cost has increased or decreased at any time during the Lease Term, it shall have the right to have such full replacement cost redetermined.

            13.3 [Intentionally omitted.]

            13.4 Waiver of Subrogation. All insurance policies carried by Lessor or Lessee covering the Leased Property, the Fixtures, the Facility or Lessee's Personal Property, including, without limitation, contents, fire and casualty insurance, shall expressly waive any right of subrogation on the part of the insurer against the other party and Manager to the extent available without additional cost, provided, however, if there is an additional cost, the other party may, but shall not be obligated to, pay the same.

            13.5 Form Satisfactory, etc. All of the policies of insurance referred to in this Article XIII shall be written in a form, with deductibles and by insurance companies satisfactory to Lessor and Lessee and shall satisfy the requirements of any ground lease, Mortgage, and the Franchise Agreement. The party responsible for obtaining any policy shall pay all of the premiums therefor, and deliver copies of such policies or certificates thereof to the other party prior to their effective date (and, with respect to any renewal policy, 10 days prior to the expiration of the existing policy), and in the event of the failure of the responsible party either to effect such insurance as herein called for or to pay the premiums therefor, or to deliver such policies or certificates thereof to the other party at the times required, such other party shall be entitled, but shall have no obligation, after 10 days' Notice to the responsible party, to effect such insurance and pay the premiums therefor, and to be reimbursed for any such premiums upon written demand therefor. Each insurer mentioned in this Article XIII shall agree, by endorsement to the policy or policies issued by it, or by independent instrument furnished to the party not responsible hereunder for obtaining such policy, that it will give to such party 10 days' Notice before the policy or policies in question shall be materially altered, allowed to expire or canceled.

            13.6 Increase in Limits. If either Lessor or Lessee at any time deems the limits of the personal injury or property damage under the comprehensive public liability insurance then carried to be either excessive or insufficient, Lessor and Lessee shall endeavor in good faith to agree on the proper and reasonable limits for such insurance to be carried and such insurance shall thereafter be carried with the limits thus agreed on until further change pursuant to the provisions of this Section. If the parties fail to agree on such limits, the matter shall be referred to arbitration as provided for in Article XL. In no event, however, shall such limits fail to satisfy the requirements of the Franchise Agreement and of any ground lease or Mortgage.

            13.7 Blanket Policy. Notwithstanding anything to the contrary contained in this Article XIII, Lessee or Lessor may bring the insurance provided for herein within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Lessee or Lessor; provided, however, that the coverage afforded to Lessor, Lessee and Manager will not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Lease by reason of the use of such blanket policy of insurance, and provided further that the requirements of this Article XIII are otherwise satisfied.

            13.8 Separate Insurance. Neither Lessor nor Lessee shall on its own initiative or pursuant to the request or requirement of any third party, take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article XIII to be furnished, or increase the amount of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Lessor, are included therein as additional insureds, and the loss is payable under such additional separate insurance in the same manner as losses are payable under this Lease. Each party shall immediately notify the other party that it has obtained any such separate insurance or of the increasing of any of the amounts of the then existing insurance.

            13.9 Reports on Insurance Claims. Lessee shall promptly investigate and make a complete and timely written report to the appropriate insurance company as to all accidents, all claims for damage relating to the ownership, operation, and maintenance of the Facility, and any damage or destruction to the Facility and the estimated cost of repair thereof and shall prepare any and all reports required by any insurance company in connection therewith. All such reports shall be timely filed with the insurance company as required under the terms of the insurance policy involved, and a copy of all such reports shall be furnished to Lessor. Lessee shall not adjust, settle or compromise any insurance loss, or execute proofs of such loss, without Lessor's prior written consent in each instance, except that such consent shall not be required with respect to any single casualty or other event which does not exceed the aggregate amount of $5,000. Notwithstanding anything to the contrary set forth in this Section 13.9, with respect to any insurance loss under liability policies relating to any single liability claim, Lessee may adjust, settle or compromise any such loss without Lessor's consent so long as Lessee shall deliver to Lessor a release relinquishing Lessor from all liability under such claim.

                                   ARTICLE XIV

            14.1 Insurance Proceeds. All proceeds of the insurance contemplated by Sections 13.1(a)(i) and (ii) payable by reason of any loss or damage to the Leased Property, or any portion thereof, and insured under any policy of insurance required by Article XIII of this Lease shall, subject to the terms of any Mortgage and/or ground lease, be paid to Lessor and held in trust by Lessor in an interest-bearing account, and made available, if applicable, for reconstruction or repair, as the case may be, of any damage to or destruction of the Leased Property or any portion thereof, and, if applicable, shall be paid out by Lessor from time to time for the reasonable costs of such reconstruction or repair upon satisfaction of reasonable terms and conditions specified by Lessor. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Leased Property shall be paid to Lessor. If neither Lessor nor Lessee is required or elects to repair and restore, and the Lease is terminated as described in Section 14.2, all such insurance proceeds shall be retained by Lessor except for any amount thereof paid with respect to Lessee's Personal Property. All salvage resulting from any risk covered by insurance shall belong to Lessor, except to the extent of salvage relating to Lessee's Personal Property.

            14.2 Reconstruction in the Event of Damage or Destruction Covered by Insurance. Except as provided in Section 14.6, if during the Term the Leased Property is totally or partially destroyed by a risk covered by the insurance, and the limits thereof, described in Article XIII and the Facility thereby is not rendered Unsuitable for its Primary Intended Use, Lessor shall restore the Facility to substantially the same condition as existed immediately before the damage or destruction and otherwise in accordance with the terms of this Lease. Except as provided in Section 14.6, if during the Term the Leased Property is totally or partially destroyed by a risk covered by the insurance, and the limits thereof, described in Article XIII and the Facility thereby is rendered Unsuitable for its Primary Intended Use, Lessor may, at Lessor's option, either
(1) restore the Facility to substantially the same condition as existed immediately before the damage or destruction and otherwise in accordance with the terms of this Lease, or (2), terminate this Lease. If Lessor terminates the Lessee as aforesaid, Lessor shall be entitled to retain all insurance proceeds.

            14.3 Reconstruction in the Event of Damage or Destruction Not Covered by Insurance. Except as provided in Section 14.6, if during the Term the Facility is totally or partially damaged or destroyed by a risk not covered by the insurance described in Article XIII, whether or not such damage or destruction renders the Facility Unsuitable for its Primary Intended Use, Lessor may at its option either, (a) at Lessor's sole cost and expense, restore the Facility to substantially the same condition it was in immediately before such damage or destruction and such damage or destruction shall not terminate this Lease, or (b) terminate this Lease. Notwithstanding the foregoing, if such damage or destruction is not material, Lessor shall, at Lessor's sole cost and expense, restore the Facility to substantially the same condition as existed immediately before the damage or destruction and otherwise in accordance with the terms of the Lease, and such damage or destruction shall not terminate the Lease.

            14.4 Lessee's Property and Business Interruption Insurance. All insurance proceeds payable by reason of any loss of or damage to any of Lessee's Personal Property and the business interruption insurance maintained for the benefit of Lessee shall be paid to Lessee; provided, however, no such payments shall diminish or reduce the insurance payments otherwise payable to or for the benefit of Lessor hereunder.

            14.5 Abatement of Rent. Any damage or destruction due to casualty notwithstanding, this Lease shall remain in full force and effect but Lessee's obligation to make rental payments and to pay all other charges required by this Lease shall abate during any period required for the applicable repair and restoration to the extent the Facility is Unsuitable for its Primary Intended Use (unless such damage was caused by Lessee's negligence or wilful misconduct and then only to the extent such rental payments and charges are not paid to Lessor from proceeds of insurance).

            14.6 Damage Near End of Term. Notwithstanding any provisions of
Section 14.2 or 14.3 appearing to the contrary, if damage to or destruction of the Facility rendering it Unsuitable for its Primary Intended Use occurs during the last 24 months of the Term, then Lessee shall have the right to terminate this Lease by giving Notice to Lessor within 30 days after the date of damage or destruction, whereupon all accrued Rent shall be paid immediately, and this Lease shall automatically terminate five (5) days after the date of such notice and the parties shall have no further liabilities or obligations hereunder, except as expressly stated in this Lease to survive such termination.

                                   ARTICLE XV

            15.1 Definitions.

            (a) "Condemnation" means a Taking resulting from (1) the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor, and (2) a voluntary sale or transfer by Lessor to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending.

            (b) "Date of Taking" means the date the Condemnor has the right to possession of the property being condemned.

            (c) "Award" means all compensation, sums or anything of value awarded, paid or received on a total or partial Condemnation.

            (d) "Condemnor" means any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

            15.2 Parties' Rights and Obligations. If during the Term there is any Condemnation of all or any part of the Leased Property or any interest in this Lease, the rights and obligations of Lessor and Lessee shall be determined by this Article XV, subject to the provisions of any Mortgage.

            15.3 Total Taking. If title to the fee of the whole of the Leased Property is condemned by any Condemnor, this Lease shall cease and terminate as of the Date of the Taking by the Condemnor. If title to the fee of less than the whole of the Leased Property is so taken or condemned, which nevertheless renders the Leased Property Unsuitable or Uneconomic for its Primary Intended Use, then either Lessee or Lessor shall have the option, by notice to the other, at any time prior to the Date of Taking, to terminate this Lease as of the Date of Taking. Upon such date, if such Notice has been given, this Lease shall thereupon cease and terminate. All Base Rent, Participating Rent and Additional Charges paid or payable by Lessee hereunder shall be apportioned as of the Date of Taking, and Lessee and Lessor shall promptly pay the other any amounts due thereby.

            15.4 Allocation of Award. The total Award made with respect to the Leased Property or for loss of rent, or for Lessor's loss of business beyond the Term, shall be solely the property of and payable to Lessor. Any Award made for loss of Lessee's business during the remaining Term, if any, for the taking of Lessee's Personal Property, or for removal and relocation expenses of Lessee in any such proceedings shall be the sole property of and payable to Lessee. In any Condemnation proceedings Lessor and Lessee shall each seek its Award in conformity herewith, at its respective cost. Neither Lessor nor Lessee shall initiate, prosecute or acquiesce in any proceedings that may result in a diminution of any Award payable to the other, except that Lessor and Lessee shall equitably apportion their respective Awards to the extent that they can not comply with the provisions of this Section.

            15.5 Partial Taking. If title to less than the whole of the Leased Property is condemned, and the Leased Property is still suitable for its Primary Intended Use, and not Uneconomic for its Primary Intended Use, or if Lessee or Lessor is entitled but neither elects to terminate this Lease as provided in
Section 15.3, Lessee at its cost shall with all reasonable dispatch, but only to the extent of any condemnation awards made available to Lessee and other sums advanced by Lessor pursuant to the next sentence, restore the untaken portion of any Leased Improvements so that such Leased Improvements constitute a complete architectural unit of the same general character and condition (as nearly as may be possible under the circumstances) as the Leased Improvements existing immediately prior to the Condemnation. If the condemnation awards are not adequate to restore the Facility as aforesaid, each of the Lessor and Lessee shall have the right to terminate this Lease, without in any way affecting any Other Leases for Other Properties then in effect between Lessor and Lessee, by giving Notice to the other; provided, however, that if such termination is by Lessee, Lessor shall have the right, in Lessor's sole discretion, to keep this Lease in full force and effect by providing, within thirty (30) days after Lessee's Notice of termination, a Notice to Lessee of Lessor's unconditional, legally binding obligation to be responsible for all restoration costs in excess of the condemnation awards. Lessor shall in good faith seek a fair and equitable allocation of any Award among restoration, taken Leasehold Improvements and other elements. Lessor shall contribute to the cost of restoration that part of its Award specifically allocated to such restoration, together with severance and other damages awarded for the taken Leased Improvements; provided, however, that the amount of such contribution shall not exceed such cost. In the event of a partial taking after which this Lease shall not be terminated, the Base Rent shall be abated in the manner and to the extent that is fair, just and equitable to both Lessee and Lessor, taking into consideration, among other relevant factors, the number of usable rooms, or the revenues affected by such partial taking. If Lessor and Lessee are unable to agree upon the amount of such abatement within thirty (30) days after such partial taking, the matter may be submitted by either party to arbitration in accordance with Section 40.1 below for resolution.

            15.6 Temporary Taking. If the whole or any part of the Leased Property or of Lessee's interest under this Lease is condemned by any Condemnor for its temporary use or occupancy, this Lease shall not terminate by reason thereof, and Lessee shall continue to pay, in the manner and at the times herein specified, the full amounts of Base Rent and Additional Charges, but only to the extent of the net (i.e. after deduction of all costs, expenses, and other obligations attendant to such Condemnation have been paid) Award made to Lessee for such Condemnation allocable to the term of this Lease. In addition, to the extent of the remaining balance, if any, of the net Award made for such Condemnation allowable to the term of this Lease (after payment of Base Rent and Additional Charges), Lessee shall pay Participating Rent at a rate equal to the average Participating Rent during the last three preceding Lease Years (or if three Lease Years shall not have elapsed, the average during the preceding Lease Years). Except only to the extent that Lessee may be prevented from so doing pursuant to the terms of the order of the Condemnor, Lessee shall continue to perform and observe all of the other terms, covenants, conditions and obligations hereof on the part of the Lessee to be performed and observed, as though such Condemnation had not occurred. In the event of any Condemnation as in this Section 15.6 described, the entire amount of any Award made for such Condemnation allocable to the Term of this Lease, whether paid by way of damages, rent or otherwise, shall be paid to Lessee. Lessee covenants that upon the termination of any such period of temporary use or occupancy it will, to the extent that its Award is sufficient therefor and subject to Lessor's contribution as set forth below, restore the Leased Property as nearly as may be reasonably possible to the condition in which the same was immediately prior to such Condemnation, unless such period of temporary use or occupancy extends beyond the expiration of the Term, in which case Lessee shall not be required to make such restoration. If restoration is required hereunder, Lessor shall, having sought a fair and equitable allocation as provided in Section 15.5 above, contribute to the cost of such restoration that portion of its entire Award that is specifically allocated to such restoration in the judgment or order of the court, if any.

                                   ARTICLE XVI

            16.1 Events of Default. Any one or more of the following events shall constitute an Event of Default hereunder:

            (a) if Lessee fails to make any payment of Base Rent, Participating Rent or Additional Charges within ten (10) days after receipt by the Lessee of Notice from Lessor that the same has become due and payable; or

            (b) if Lessee fails to observe or perform any other term, covenant or condition of this Lease and such failure is not curable, or if curable is not cured by Lessee within a period of 30 days after receipt by the Lessee of Notice thereof from

Lessor, unless such failure is curable but cannot with due diligence be cured within a period of 30 days, in which case it shall not be deemed an Event of Default if (i) Lessee, within such 30 day period, proceeds with due diligence to commence to cure the failure and thereafter diligently completes the curing thereof within 180 days, and (ii) the failure does not result in a notice or declaration of default under any material contract or agreement to which Lessor, the Company, or any Affiliate of either of them is a party or by which any of their assets are bound; or

            (c) if Lessee shall (i) be generally not paying its debts as they become due, (ii) file, or consent by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, (iii) make a general assignment for the benefit of its creditors, (iv) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its assets, (v) be adjudicated insolvent or (vi) take corporate action for the purpose of any of the foregoing; or if a court or governmental authority of competent jurisdiction shall enter an order appointing, without consent by Lessee, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its assets, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of Lessee, or if any petition for any such relief shall be filed against Lessee and such order or petition shall not be rescinded or dismissed within 120 days; or

            (d) if Lessee is liquidated or dissolved, or commences proceedings toward such liquidation or dissolution, or, in any manner, ceases to do business or permits the sale or divestiture of all or substantially all of its assets; or

            (e) if the estate or interest of Lessee in the Leased Property or any part thereof is voluntarily or involuntarily transferred, assigned, conveyed, levied upon or attached in any Proceeding, except (i) where Lessee is contesting and is diligently prosecuting the contest of such lien or attachment in good faith in accordance with the terms of this Agreement, (ii) the transfer of the ownership interest of the Lessee in the case of a merger, consolidation or sale of all of the assets of Prime Hospitality Corp., subject to the provisions of Section 36.1, and; or (iii) as otherwise expressly permitted in this Agreement.

            (f) if, except as a result of and to the extent required by damage, destruction, Condemnation or Unavoidable Delay, Lessee voluntarily ceases operations on the Leased Property for a period in excess of three (3) days; or

            (g) if notice of a default or an event of default has been given by the franchisor under the Franchise Agreement with respect to the Facility on the Leased Property as a result of any action or failure to act by the Lessee or any Person with whom the Lessee contracts for management services approved by Lessor at the Facility (including any Manager) which default or event of default is not cured within applicable cure periods and does not arise from Lessor's breach of any of its obligations under this Lease which are required to maintain the Franchise Agreement in effect; provided that if Lessee is in good faith disputing an assertion of default by the franchisor or is proceeding diligently to cure such default, there shall be no default or event of default pursuant to this subsection (g) for such reasonable period of time as Lessee continues to dispute in good faith or diligently proceeds to cure and so long as the Facility continues to be operated under the Franchise Agreement.

            (h) if an Event of Default occurs under any of the Other Leases.

            An Event of Default under this Section 16.1 shall constitute an Event of Default hereunder and under all of the Other Leases.

            No Event of Default (other than a failure to make a payment of money) shall be deemed to exist under clause (b) during any time the curing of a failure described in clause (b) is prevented by an Unavoidable Delay, provided that upon the cessation of such Unavoidable Delay, Lessee proceeds to remedy such failure as provided in clause (b) without further delay.

            If litigation is commenced with respect to any alleged default under this Lease, the prevailing party in such litigation shall receive, in addition to its damages incurred, such sum as the court shall determine as its reasonable attorneys' fees, and all costs and expenses incurred in connection therewith.

            16.2 Remedies. Upon the occurrence of an Event of Default, Lessor shall have the right, at Lessor's option, to elect to do any one or more of the following without further notice or demand to Lessee: (a) terminate this Lease, in which event Lessee shall immediately surrender the Leased Property and the Inventory to Lessor, and, if Lessee fails to so surrender, Lessor shall have the right, without notice, to enter upon and take possession of the Leased Property and the Inventory and to expel or remove Lessee and its effects without being liable for prosecution or any claim for damages therefor, to the extent permitted by applicable law; and Lessee shall, and hereby agrees to, indemnify Lessor for all loss and damage which Lessor suffers by reason of such termination, including without limitation, damages in an amount equal to the total of (1) the reasonable costs of recovering the Leased Property and the Inventory in the event that Lessee does not promptly surrender the same, and all other reasonable expenses incurred by Lessor in connection with Lessee's default, including without limitation the following: (i) expenses for cleaning, repairing or restoring the Leased Property; (ii) expenses for removing, transporting, and storing any of Lessee's property left at the Leased Property (although Lessor shall have no obligation to remove, transport, or store any such property); (iii) expenses of reletting the Leased Property including without limitation, brokerage commissions and reasonable attorneys' fees; (iv) reasonable attorneys' fees and court costs; and (v) costs of carrying the Leased Property such as repairs, maintenance, taxes and insurance premiums, utilities and security precautions (if any); (2) the worth at the time of award of the unpaid Rent which had been earned at the time of termination; (3) the worth at the time of award of the amount by which the Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Lessee proves could have been reasonably avoided; (4) the worth at the time of award (computed by discounting at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent) of the amount by which the Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Lessee proves could be reasonably avoided; and
(5) all other sums of money and damages owing by Lessee to Lessor; or (b) enter upon and take possession of the Leased Property without terminating this Lease and without being liable to prosecution or any claim for damages therefor, to the extent permitted by applicable law, and, if Lessor elects, relet the Leased Property on such terms as Lessor deems advisable, in which event Lessee shall pay to Lessor on demand the reasonable cost of repossessing the Leased Property and any deficiency between the Rent payable hereunder (including Participating Rent as determined below) and the rent paid under such reletting; provided, however, that Lessee shall not be entitled to any excess payments received by Lessor from such reletting. Lessor's failure to relet the Leased Property shall not release or affect Lessee's liability for Rent or for damages; or (c) enter the Leased Property without terminating this Lease and without being liable for prosecution or any claim for damages therefor, and maintain the Leased Property and repair or replace any damage thereto or do anything for which Lessee is responsible hereunder. Lessee shall reimburse Lessor immediately upon demand for any expense which Lessor incurs in thus effecting Lessee's compliance under this Lease, and Lessor shall not be liable to Lessee for any damages with respect thereto. Notwithstanding anything herein to the contrary, Lessee shall not be liable to Lessor for consequential, punitive or exemplary damages.

            The rights granted to Lessor in this Section 16.2 shall be cumulative of every other right or remedy provided in this Lease or which Lessor may otherwise have at law or in equity or by statute, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies or constitute a forfeiture or waiver of Rent or damages accruing to Lessor by reason of any Event of Default under this Lease.

            Participating Rent for the purposes of this Section 16.2 shall be a sum equal to (i) the average of the annual amounts of the Participating Rent for the three 12-month Lease Years immediately preceding the Lease Year in which the termination, re-entry or repossession takes place, or (ii) if three 12-month Lease Years shall not have elapsed, the average of the Participating Rent during the preceding 12-month Lease Years during which the Lease was in effect, or
(iii) if one 12-month Lease Year has not elapsed, the amount derived by annualizing the Participating Rent from the effective date of this Lease.

            16.3 [Intentionally omitted.]

            16.4 Waiver. Lessee waives, to the extent permitted by applicable law, any rights of redemption available to Lessee upon the occurrence of an Event of Default. Each party waives, to the extent permitted by applicable law, any right to a trial by jury in any proceedings brought by either party to enforce the provisions of this Lease, including, without limitation, proceedings to enforce the remedies set forth in this Article XVI. Lessee waives, to the extent permitted by applicable law, the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt, and Lessor waives, to the extent permitted by applicable law, any right to assert an "alter ego" of Lessee or its partners or to "pierce the corporate veil" of Lessee or its partners other than to the extent funds shall have been inappropriately paid following a default resulting in an Event of Default to any Person directly or indirectly having an ownership interest in Lessee.

            16.5 Application of Funds. Any payments received by Lessor under any of the provisions of this Lease during the existence or continuance of any Event of Default shall be applied to Lessee's obligations in the order that Lessor may determine or as may be prescribed by the laws of the State.

                                  ARTICLE XVII

            Lessor's Right to Cure Lessee's Default. If Lessee fails to make any payment or to perform any act required to be made or performed under this Lease including, without limitation, Lessee's failure to comply with the terms of any Franchise

Agreement, and fails to cure the same within the relevant time periods, if any, provided in Section 16.1, Lessor, without waiving or releasing any obligation or default, may (but shall be under no obligation to) at any time thereafter upon Notice to Lessee make such payment or perform such act for the account and at the expense of Lessee, and may, to the extent permitted by law, enter upon the Leased Property for such purpose and, subject to Section 16.2, take all such action thereon as, in Lessor's opinion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Lessee. All sums so paid by Lessor and all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses, in each case to the extent permitted by law) so incurred, together with a late charge thereon (to the extent permitted by law) at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Lessor, shall be paid by Lessee to Lessor on demand. The obligations of Lessee and rights of Lessor contained in this Article shall survive the expiration or earlier termination of this Lease.

                                  ARTICLE XVIII

            18.1 Personal Property Limitation. Anything contained in this Lease to the contrary notwithstanding, the average of the adjusted tax bases of the items of Lessor's personal property that are leased to the Lessee under this Lease at the beginning and at the end of any Lease Year shall not exceed 15% of the average of the aggregate adjusted tax bases of the Leased Property at the beginning and at the end of such Lease Year (the "Personal Property Limitation"). Lessor and Lessee shall at all times cooperate in good faith and use their best efforts to permit Lessor to comply with the Personal Property Limitation, which compliance may include, by way of example only and not by way of limitation, the purchase by Lessee at Fair Market Value of personal property in excess of the Personal Property Limitation and an equitable reduction of the Rent payable by Lessee. All such compliance shall be effected in a manner which has no material net economic detriment to Lessee and will not jeopardize the Company's status as a real estate investment trust under the applicable provisions of the Code. This Section 18.1 is intended to ensure that the Rent qualifies as "rents from real property," within the meaning of Section 856(d) of the Code, or any similar or successor provisions thereto, and shall be interpreted in a manner consistent with such intent.

            18.2 Sublease Rent Limitation. Anything contained in this Lease to the contrary notwithstanding, Lessee shall not sublet the Leased Property or enter into any similar arrangement on any basis such that the rental or other amounts to be paid by the sublessee thereunder would be based, in whole or in part, on either (a) the net income or profits derived by the business activities of the sublessee, or (b) any other formula such that any portion of the Rent would fail to qualify as "rents from real property" within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto.

            18.3 Sublease Lessee Limitation. Anything contained in this Lease to the contrary notwithstanding, Lessee shall not sublease the Leased Property to, or enter into any similar arrangement with, any Person in which the Company owns, directly or indirectly, a 10% or more interest, within the meaning of
Section 856(d)(2)(B) of the Code, or any similar or successor provisions thereto.

            18.4 Lessee Ownership Limitation. Anything contained in this Lease to the contrary notwithstanding, Lessor shall not take, or permit an Affiliate of Lessor to take, any action that would cause the Company to own, directly or indirectly, a 10% or more interest in the Lessee within the meaning of Section 856(d)(2)(B) of the Code, including applicable attribution rules provide in Sections 856(d) and 318(a) of the Code, or any similar or successor provision thereto. Anything contained in this Lease to the contrary notwithstanding, Lessee shall not take, or permit an Affiliate of Lessee to take, any action that would cause the Company to own, directly or indirectly, a 10% or more interest in the Lessee within the meaning of Section 856(d)(2)(B) of the Code, including applicable attribution rules provide in Sections 856(d) and 318(a) of the Code, or any similar or successor provision thereto.

            18.5 Lessee Net Worth. At all times during the Term of this Lease, Lessee shall maintain a Net Worth equal to or greater than the following: (i) from the Commencement Date through December 31, 1998, $3,400,000, and (ii) from January 1, 1999 through the end of the Term, an amount equal to seventeen and one-half percent (17.5%) of the Rent paid or payable under this Lease and the Other Leases on account of the prior Lease Year. Such Net Worth shall be in the form of cash or marketable securities or an irrevocable, unconditional letter of credit payable to Lessor (the "LC"), or any combination thereof. In the event that all or any portion of the foregoing Net Worth requirement is maintained by an LC, such LC shall be in a form reasonably acceptable to Lessor and Lessee and issued by a bank rated AA or better by a recognized financial institution rating service such as Moodys or Standard & Poor's and otherwise reasonably acceptable to Lessor. Lessee shall deposit any LC with an escrow agent reasonably acceptable to Lessor and Lessee (the "Escrow Agent") pursuant to an escrow agreement reasonably acceptable to Lessor and Lessee (the "Escrow Agreement"). The LC shall permit partial draws. The Escrow Agreement shall provide, among other things, (i) that the Escrow Agent shall release the LC to Lessor or a partial draw, as applicable, at such time as Lessor has obtained a final non-appealable judgment against

Lessee for an amount certain, (ii) that the Escrow Agent shall notify the parties to the Escrow Agreement not less than thirty (30) nor more than sixty
(60) days prior to the expiration of the LC of the scheduled expiration date of the LC, (iii) that if an extension of the LC or a replacement LC with an expiration date not less than one (1) year after the expiration date of the existing LC is not delivered to Escrow Agent within ten (10) business days prior to the expiration date of the existing LC, the existing LC shall be drawn down by Escrow Agent and the proceeds received therefrom held in escrow pursuant to the Escrow Agreement, (iv) that the amount of the LC shall be increased or decreased in accordance with the Net Worth requirements of this Section 18.5, and (v) such other reasonable terms and provisions as to which the parties shall agree in good faith. Upon the execution of a New Management Agreement (as defined in Section 36.1) pursuant to Section 36.1 of this Lease, Lessee's Net Worth requirement may be satisfied by way of a demand note from Prime Hospitality Corp in the required amount payable upon an unsatisfied final non-appealable judgement and in such case, Escrow Agent shall release the LC to Lessee promptly upon receipt by Escrow Agent of evidence of such demand note. *** [FOR LEASES IN WHICH MAHWAH HOLDING CORP. OR FAIRFIELD HOLDING CORP. IS THE LESSEE. Notwithstanding the foregoing, Lessee's Net Worth requirements under this Section 18.5 will be satisfied by delivering to Lessor a guaranty of the Lessee's obligations hereunder in the form attached hereto (the "Guaranty") made by its Affiliate, Clifton Holding Corp. ("Clifton"), provided Clifton has satisfied such Net Worth requirements. Any LC posted by Clifton pursuant to the provisions of the Other Leases to which it is a party shall also secure Clifton's obligations under any such Guaranty.

            18.6 No Other Business. It is a material inducement to Lessor that Lessee covenant and agree, and Lessee hereby covenants and agrees, that at all times during the Term of this Lease, Lessee will not engage, participate in, or otherwise enter into any business of any kind, nature or description, individually or with others, other than the leasing and operation of the Leased Property and the Other Properties.

                                   ARTICLE XIX

            Holding Over. If Lessee for any reason remains in possession of the Leased Property after the expiration or earlier termination of the Term, such possession shall be as a tenant at sufferance during which time Lessee shall pay as rental each month two times the aggregate of (a) one-twelfth of the aggregate Base Rent and Participating Rent payable with respect to the last Lease Year of the Term, (b) all Additional Charges accruing during the applicable month and
(c) all other sums, if any, payable by Lessee under this Lease with respect to the Leased


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

Property. During such period, Lessee shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right to the extent given by law to tenancies at sufferance, to continue its occupancy and use of the Leased Property. Nothing contained herein shall constitute the consent, express or implied, of Lessor to the holding over of Lessee after the expiration or earlier termination of this Lease.

                                   ARTICLE XX

            Indemnification. Lessee will protect, indemnify, hold harmless and defend Lessor Indemnified Parties from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) to the extent permitted by law, EXCLUDING THOSE RESULTING FROM A LESSOR INDEMNIFIED PARTY'S NEGLIGENCE OR WILLFUL MISCONDUCT, imposed upon or incurred by or asserted against Lessor Indemnified Parties by reason of: (a) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Leased Property or adjoining sidewalks during the Term, including without limitation any claims under liquor liability, "dram shop" or similar laws, (b) any present or future use, misuse, non-use, condition, management, maintenance or repair by Lessee or any of its agents, employees or invitees of the Leased Property or Lessee's Personal Property or any litigation, proceeding or claim by governmental entities or other third parties to which a Lessor Indemnified Party is made a party or participant related to such use, misuse, non-use, condition, management, maintenance, or repair thereof by Lessee or any of its agents, employees or invitees, including any failure of Lessee or any of its agents, employees or invitees to perform any obligations under this Lease or imposed by applicable law (other than arising out of Condemnation proceedings and save and except any capital improvements mandated by law which shall be the responsibility of Lessor), (c) any impositions that are the obligations of Lessee pursuant to the applicable provisions of this Lease, (d) any failure on the part of Lessee to perform or comply with any of the terms of this Lease on the part of Lessee to be performed or complied with, and (e) the nonperformance of any of the terms and provisions of any and all existing and future subleases of the Leased Property to be performed by the landlord thereunder.

            Lessor shall indemnify, save harmless and defend Lessee Indemnified Parties from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses imposed upon or incurred by or asserted against Lessee Indemnified Parties as a result of (a) the negligence or willful misconduct of a Lessor Indemnified Party arising in connection with this Lease or (b) any failure on the part of the

Lessor to perform or comply with any of the terms of this Lease or (c) any events occurring subsequent to the expiration or earlier termination of this Lease.

            Any amounts that become payable by an Indemnifying Party under this Section shall be paid within ten days after liability therefor on the part of the Indemnifying Party is determined by litigation or otherwise, and if not timely paid, shall bear a late charge (to the extent permitted by law) at the Overdue Rate from the date of such determination to the date of payment. Any such amounts shall be reduced by insurance proceeds received and any other recovery (net of costs) obtained by the Indemnified Party. An Indemnifying Party, at its expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against the Indemnified Party. The Indemnified Party, at its expense, shall be entitled to participate in any such claim, action, or proceeding, and the Indemnifying Party, at its expense, shall be entitled to participate in any such claim, action, or proceeding, and the Indemnifying Party may not compromise or otherwise dispose of the same without the consent of the Indemnified Party, which may not be unreasonably withheld. Nothing herein shall be construed as indemnifying a Lessor Indemnified Party against its own negligent acts or omissions or willful misconduct.

            Lessee's or Lessor's liability for a breach of the provisions of this Article shall survive any termination of this Lease.

                                   ARTICLE XXI

            21.1 Subletting and Assignment. Subject to the provisions of Article XVIII, Section 21.2 and any other express consents, conditions, limitations or other provisions set forth herein, Lessee shall not, either directly or indirectly, assign this Lease or hereafter sublease all or any part of the Leased Property, or mortgage, pledge or encumber this Lease, or the Lessee's leasehold estate in and to the Land or the Leased Improvements or any portion thereof, without first obtaining the prior written consent of Lessor, which consent may be granted or withheld in Lessor's sole and absolute discretion. Notwithstanding the foregoing consents, Lessor's consent shall not be unreasonably withheld for any sublease of a retail portion (excluding a restaurant portion) of the Leased Improvements provided that (i) the annual rent to be derived from such sublease does not equal or exceed 5% of Gross Revenues for the preceding Lease Year, and (ii) in Lessor's judgment reasonably exercised, such sublease will not materially and adversely change the character of the Facility. For the purposes of the foregoing, the transfer of a majority equity interest in Lessee or the transfer of control of Lessee shall be deemed an assignment of this Lease. In the case of a permitted subletting, the sublease shall comply with the provisions of Section 21.2, and in the case of a permitted assignment, the assignee shall assume in writing and agree to keep and perform all of the terms of this Lease on the part of Lessee to be kept and performed and shall be, and become, jointly and severally liable with Lessee for the performance thereof. In case of either an assignment or subletting made during the Term, Lessee shall remain primarily liable, as principal rather than as surety, for the prompt payment of the Rent and for the performance and observance of all of the covenants and conditions to be performed by Lessee hereunder. An original counterpart of any such sublease or assignment and assumption, duly executed by Lessee and such sublessee or assignee, as the case may be, in form and substance satisfactory to Lessor, shall be delivered promptly to Lessor. Notwithstanding anything contained in this Lease to the contrary, Lessee shall not enter into any sublease which sublease would have the effect of producing income for the Lessor that is not "rents from real property" as such term is defined in Section 856(d) of the Code.

            21.2 Attornment. Lessee shall insert in each future sublease permitted under Section 21.1 provisions to the effect that (a) such sublease is subject and subordinate to all of the terms and provisions of this Lease and to the rights of Lessor hereunder, (b) if this Lease terminates before the expiration of such sublease, the sublessee thereunder will, at Lessor's option, attorn to Lessor and waive any right the sublessee may have to terminate the sublease or to surrender possession thereunder as a result of the termination of this Lease, and (c) if the sublessee receives a written Notice from Lessor or Lessor's assignees, if any, stating that an uncured Event of Default exists under this Lease, the sublessee shall thereafter be obligated to pay all rentals accruing under said sublease directly to the party giving such Notice, or as such party may direct. All rentals received from the sublessee by Lessor or Lessor's assignees, if any, as the case may be, shall be credited against the amounts owing by Lessee under this Lease.

                                  ARTICLE XXII

            Officer's Certificates; Financial Statements; Lessor's Estoppel Certificates and Covenants.

            (a) At any time and from time to time upon not less than 10 days Notice by Lessor, Lessee will furnish to Lessor an Officer's Certificate certifying that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications), the date to which the Rent has been paid, whether to the knowledge of Lessee there is any existing default or Event of Default hereunder by Lessor or Lessee, and such other information as may be reasonably requested by Lessor. Any such certificate furnished pursuant to this Section may be relied upon by Lessor, any lender, any underwriter and any prospective purchaser of the Leased Property.

            (b) Lessee will furnish the following statements and operating information to Lessor:

                  (1) the most recent Consolidated Financials of Lessee within 20 days after each quarter of any fiscal year (or, in the case of the final quarter in any fiscal year, the most recent audited Consolidated Financial of Lessee within 45 days);

                  (2) with reasonable promptness, such other information respecting the financial condition, operations and affairs of Lessee and the Leased Property (A) as Lessor or the Company may be required or may deem desirable in its reasonable discretion to file with or provide to the SEC or any other governmental agency or any other Person, all in the form, and either audited or unaudited, as Lessor may request in Lessor's reasonable discretion and all to be prepared at Lessor's expense to the extent that such information is not otherwise maintained by Lessee in the normal course of its business.

                  (3) on the second business day after the 7th, 14th, 21st and the last day of each month a weekly report of revenues, by department for the then current month which shall compare actual revenues to the prior year period. Such weekly revenue report shall contain the adjusted daily rate, occupancy, RevPAR, the total Food and Beverage Sales and Room Revenues of the Leased Property. Such weekly revenue report shall also contain the revenue budget for the month and a new revenue forecast for the month. Such forecast shall be updated with the weekly revenue report due on the second business day after the 14th of the month. In addition, Lessee will inform Lessor of any material changes to the revenue budget for the two months immediately following the then current month.

                  (4) on the tenth (10th) day of each month, a monthly lease calculation of the then current month, prepared in the format required by Lessor and forwarded to Lessor via e-mail or facsimile, reflecting the revenues at the Facility, by department, and the actual lease calculation for the month and year to date.

                  (5) on the tenth (10th) Business Day of each month, complete financial reporting statements shall be forwarded to Lessor. The financial reporting statements shall include, but shall not be limited to, an income statement, balance sheet and statistical reports.

                  (6) on the 20th day of each month, a balance sheet, and detailed profit and loss and cash flow statements showing the financial position of the Facility as at the end of the preceding month (including the average daily rate and occupancy of the Facility), and the results of operation of the Facility for such preceding month and the Lease Year to date (including a comparison to the Operating Budget as approved); and

                  (7) at the end of each of March, June and September of each year, Lessee shall engage Coopers & Lybrand or other nationally recognized accounting firm, approved by Lessor, at Lessor's expense, to review the revenues of the Facility and the monthly Lease calculations. Such review shall be completed by the 20th day following the end of each of March, June and September of each year and Lessee shall cause such auditor's to provide Lessor with a letter stating that the review has been completed and such letter shall also state whether any material errors were found and the nature of such errors. The quarterly operating statements reviewed at such dates prepared by the Manager, shall be accompanied by explanations of any variances, which explanations shall be in a form suitable for use in the Security Exchange Commission ("SEC") required disclosure analysis.

                  (8) in January of each year, Lessee shall engage Coopers & Lybrand or other nationally recognized accounting firm, approved by Lessor, at Lessor's expense, to review the revenues of the Facility and the monthly Lease calculations. Such review shall be completed by the 20th day of January of each year and Lessee shall cause such auditor's to provide Lessor with a letter stating that the review has been completed and such letter shall also state whether any material errors were found and the nature of such errors. A complete audit financial package must be provided to Lessor by the tenth (10th) Business day of February of each year. The quarterly operating statement reviewed at such date, prepared by Manager, shall be accompanied by explanations of any variances, which explanations shall be in a form suitable for use in the SEC required disclosure analysis.

                  (9) within ten (10) days of Lessee's receipt thereof, any inspection reports or notices of default received from the franchisor under the Franchise Agreement.

            (c) Lessee shall at all times during the term of this Lease, at no cost or expense to Lessee, cooperate with Lessor's accountants and provide them with access to all financial and other information relating to Lessee and the Leased Property, and access to Lessee's accountants, work papers and to otherwise assist in minimizing the cost of the audit, sufficient to enable the Company to prepare audited financial statements in conformity with Regulation S-X of the SEC and to enable the Company to satisfy its reporting obligations under the Securities Exchange

Act of 1934, as amended, or to prepare a registration statement, report or disclosure statement for filing with the SEC on behalf of the Company and/or its Affiliates and Lessee shall execute any representation letters reasonably requested by Lessor's accountants in connection with the foregoing.

            (d) At any time and from time to time upon not less than 10 days notice by Lessee, Lessor will furnish to Lessee or to any person designated by Lessee an estoppel certificate certifying that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications), the date to which Rent has been paid, whether to the knowledge of Lessor there is any existing default or Event of Default on Lessee's part hereunder, and such other information as may be reasonably requested by Lessee. Any such certificate furnished pursuant to this section may be relied upon by Lessee, any lender, any underwriter and any purchaser of the assets of Lessee.

                                  ARTICLE XXIII

            Lessor's Right to Inspect. Lessee shall permit Lessor and its authorized representatives as frequently as reasonably requested by Lessor to inspect the Leased Property and Lessee's accounts and records pertaining thereto and make copies thereof, during usual business hours upon reasonable advance notice, subject only to any business confidentiality requirements reasonably requested by Lessee. In conducting such inspections Lessor shall not unreasonably interfere with the conduct of Lessee's business. Lessee will provide customary gratuitous accommodations, services and amenities at the Leased Property to Lessor and its authorized representatives in connection with such inspections.

                                  ARTICLE XXIV

            No Waiver. No failure by Lessor or Lessee to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term. To the extent permitted by law, no waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

                                   ARTICLE XXV

            Remedies Cumulative. To the extent permitted by law but subject to
Article XXXIX and any other provisions of this Lease expressly limiting the rights, powers and remedies of either Lessor or Lessee, each legal, equitable or contractual right, power and remedy of Lessor or Lessee now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Lessor or Lessee of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Lessor or Lessee of any or all of such other rights, powers and remedies.

                                  ARTICLE XXVI

            Acceptance of surrender. No surrender to Lessor of this Lease or of the Leased Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Lessor, and no act by Lessor or any representative or agent of Lessor, other than such a written acceptance by Lessor, shall constitute an acceptance of any such surrender.

                                  ARTICLE XXVII

            No Merger of Title. There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same person or entity may acquire, own or hold, directly or indirectly: (a) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate and (b) the fee estate in the Leased Property.

                                 ARTICLE XXVIII

            28.1 Conveyance by Lessor. Lessor shall have the unrestricted right to mortgage or otherwise convey the Leased Property to a Holder. If Lessor conveys the Leased Property in accordance with the terms hereof other than to a Holder, and the grantee or transferee of the Leased Property expressly assumes all obligations of Lessor hereunder arising or accruing from and after the date of such conveyance or transfer, Lessor shall thereupon be released from all future liabilities and obligations of Lessor under this Lease arising or accruing from and after the date of such conveyance or other transfer as to the Leased Property and all such future liabilities and obligations shall thereupon be binding upon the new owner. If Lessee is not reasonably satisfied that the new owner is a capable, reliable and qualified Person of good reputation and character, Lessee may terminate this Lease upon sixty (60) days' Notice to Lessor given within thirty
(30) days after Lessee receives Notice of such conveyance. Notwithstanding any of the foregoing to the contrary, Lessor shall not, without the prior written consent of Lessee, convey the Leased Property to anyone other than a Subsidiary of Lessor or a Holder during the No Sale Period.

            28.2 Other Interests. Without the consent of Lessee, Lessor may from time to time, directly or indirectly, create or otherwise cause to exist deeds to secure debt, deeds of trust, mortgages, heretofore or hereafter granted by Lessor or which otherwise encumber or affect the Leased Property and to any and all advances to be made thereunder and to all renewals, modifications, consolidations, replacements, substitutions, and extensions thereof (all of which are herein called the "Mortgage"). This Lease and Lessee's interest hereunder shall at all times be subject and subordinate to the lien and security title of any Mortgage, provided, however, that such subordination is conditioned upon delivery to Lessee of a subordination, nondisturbance and attornment agreement, in form and substance reasonably satisfactory to Lessee and Holder, which agreement shall provide, among other things, that, provided an Event of Default is not then continuing under this Lease, Lessee (i) shall be entitled to receive all Gross Revenues of the Facility, and (ii) shall not be disturbed in its possession of the Leased Property hereunder following a foreclosure of such Mortgage. In confirmation of such subordination Lessee shall, at Lessor's request, promptly execute, acknowledge and deliver any instrument which may be required to evidence subordination to any Mortgage and to the holder thereof. In the event of Lessee's failure to deliver such subordination and if the Mortgage does not change any term of this Lease, Lessor may, in addition to any other remedies for breach of covenant hereunder, execute, acknowledge, and deliver the instrument as the agent or attorney-in-fact of Lessee, and Lessee hereby irrevocably constitutes Lessor its attorney-in-fact for such purpose, Lessee acknowledging that the appointment is coupled with an interest and is irrevocable.

            Lessee shall, upon the request of Lessor or any existing or future Holder, (i) provide Holder with copies of all licenses, permits, occupancy agreements, operating agreements, leases, contracts and similar agreements reasonably requested in connection with any existing or proposed financing of the Leased Property, and (ii) execute, or cause the Manager or other appropriate party to execute, such estoppel agreements and collateral assignments with respect to the Facility's liquor license and any of the other aforementioned agreements as Holder may reasonably request in connection with any such financing, provided that no such estoppel agreement or collateral assignment shall in any way affect the Term or affect adversely in any material respect any rights of Lessee under this Lease.

            No act or failure to act on the part of Lessor which would entitle Lessee under the terms of this Lease, or by law, to be relieved of any of Lessee's obligations hereunder (including, without limitation, its obligation to pay Rent) or to terminate this Lease, shall result in a release or termination of such obligations of Lessee or a termination of this Lease unless, subject to the provisions of the next succeeding paragraph: (i) Lessee shall have first given written notice of Lessor's act or failure to act to the Holder, specifying the act or failure to act on the part of Lessor which would give basis to Lessee's rights; and (ii) the Holder, after receipt of such notice, shall have failed or refused to correct or cure the condition complained of within a reasonable time thereafter (in no event more than sixty (60) days), provided that such cure period shall include a reasonable time for such Holder to obtain possession of the Leased Property, if possession is reasonably necessary for the Holder to correct or cure the condition, or to foreclose such Mortgage, if the Holder notifies the Lessee of its intention to take possession of the Leased Property or to foreclosure such Mortgage commences necessary foreclosure actions within said sixty (60) days, unconditionally commits to correct or cure such condition, and diligently pursues such cure to completion. If such Holder is prohibited by any process or injunction issued by any court or by reason of any action by any court having jurisdiction or any bankruptcy, debtor rehabilitation or insolvency proceedings involving Lessor from commencing or prosecuting foreclosure or other appropriate proceedings in the nature thereof, provided however, that the Lease shall continue to be in full force and effect, the times for commencing or prosecuting such foreclosure or other proceedings shall be extended for the period of such prohibition.

            Lessee shall deliver by notice delivered in the manner provided in
Article XXX to any Holder who gives Lessee written notice of its status as a Holder, at such Holder's address stated in the Holder's written notice or at such other address as the Holder may designate by later written notice to Lessee, a duplicate copy of any and all notices regarding any default which Lessee may from time to time give or serve upon Lessor pursuant to the provisions of this Lease. Copies of such notices given by Lessee to Lessor shall be delivered to such Holder simultaneously with delivery to Lessor. No such notice by Lessee to Lessor hereunder shall be deemed to have been given unless and until a copy thereof has been mailed to such Holder.

            At any time, and from time to time, upon not less than ten (10) days' notice by a Holder to Lessee, Lessee shall deliver to such Holder an estoppel certificate certifying as to the information required in paragraph (a) of Article XXII, and such other information as may be reasonably requested by such Holder. Any such certificate may be relied upon by such Holder.

            Lessee shall cooperate in all reasonable respects, and, as generally described in Section 33.2 of this Lease, with any transfer of the Leased Property to a Holder that succeeds to the interest of Lessor in the Leased Property (including, without limitation, in connection with the transfer of any franchise, license, lease, permit, contract, agreement, or similar item to such Holder or such Holder's designee necessary or appropriate to operate the Leased Property), provided that all costs and expenses associated with such transfer shall be the responsibility of Lessor or Holder, as they shall choose. Lessor and Lessee shall cooperate in (i) including in this Lease by suitable amendment from time to time any provision which may be requested by any proposed lender, or may otherwise be reasonably necessary, to implement the provisions of this Article and (ii) entering into any further agreement with or at the request of any Holder which may be reasonably requested or required by such Holder in furtherance or confirmation of the provisions of this Article; provided, however, that any such amendment or agreement shall not in any way affect the Term nor affect adversely in any material respect any rights of Lessor or Lessee under this Lease.

            Lessee acknowledges and agrees that Lessor may assign to a Holder, as further security for the obligations secured by its Mortgage, the rights, titles and interests assigned to Lessor by Lessee as security for this Lease, pursuant to Article XXXII.

                                  ARTICLE XXIX

            Quiet Enjoyment. So long as Lessee pays all Rent as the same becomes due and complies with all of the terms of this Lease and performs its obligations hereunder, in each case within the applicable grace and/or cure periods, if any, Lessee shall peaceably and quietly have, hold and enjoy the Leased Property for the Term hereof, free of any claim or other action by Lessor or anyone claiming by, through or under Lessor and not claiming by, through or under Lessee, but subject to all liens and encumbrances subject to which the Leased Property was conveyed to Lessor or hereafter consented to by Lessee or provided for herein. Lessee shall have the right by separate and independent action to pursue any claim it may have against Lessor as a result of a breach by Lessor of the covenant of quiet enjoyment contained in this Section.

                                  ARTICLE XXX.

            Notices. All notices, demands, requests, consents approvals and other communications ("Notice" or "Notices") hereunder shall be in writing and shall be delivered by express mail, overnight courier or commercial overnight mail service, or registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

                  (i)  if to Lessor at:

                       5605 MacArthur Blvd.
                       Suite 1200
                       Irving, Texas 75038

                       Attention: Steven D. Jorns and
                                  Bruce G. Wiles

                  (ii) if to Lessee at:

                       700 Route 46 East
                       P.O. Box 2700
                       Fairfield, New Jersey 07007

                       Attention: General Counsel

or to such other address or addresses as either party may hereafter designate. Notice given by express mail, overnight courier or overnight mail service shall be effective on the day of timely delivery of such Notice to such company, and Notice given by registered or certified mail shall be complete at the time of deposit in the U.S. Mail system, but any prescribed period of Notice and any right or duty to do any act or make any response within any prescribed period or on a date certain after the service of such Notice given by registered or certified mail shall be extended five days.

                                  ARTICLE XXXI

            Appraisers. If it becomes necessary to determine the fair market value or fair market rental of the Leased Property for any purpose of this Lease, then, except as otherwise expressly provided in this Lease, the party required or permitted to give Notice of such required determination shall include in the Notice the name of a person selected to act as appraiser on its behalf. Within 10 days after Notice, Lessor (or Lessee, as the case may be) shall by Notice to Lessee (or Lessor, as the case may be) appoint a second person as appraiser on its behalf. The appraisers thus appointed, each of whom must be a member of the American Institute of Real Estate Appraisers (or any successor organization thereto) with at least five years experience in the State appraising property similar to the Leased Property, shall, within 10 days after the date of the Notice appointing the second appraiser, proceed to appraise the Leased Property to determine the fair market value or fair market rental thereof as of the relevant date (giving effect to the impact, if any, of inflation from the date of their decision to the relevant date); provided, however, that if only one appraiser shall have been so appointed, then the determination of such appraiser shall be final and binding upon the parties. If two appraisers are appointed and if the difference between the amounts so determined does not exceed 5% of the lesser of such amounts, then the fair market value or fair market rental shall be an amount equal to 50% of the sum of the amounts so determined. If the difference between the amounts so determined exceeds 5% of the lesser of such amounts, then such two appraisers shall have 10 days to appoint a third appraiser. If no such appraiser shall have been appointed within such 10 days or within 60 days of the original request for a determination of fair market value or fair market rental, whichever is earlier, either Lessor or Lessee may apply to any court having jurisdiction to have such appointment made by such court. Any appraiser appointed by the original appraisers or by such court shall be instructed to determine the fair market value or fair market rental within 30 days after appointment of such appraiser. The determination of the appraiser which differs most in the terms of dollar amount from the determinations of the other two appraisers shall be excluded, and 50% of the sum of the remaining two determinations shall be final and binding upon Lessor and Lessee as the fair market value or fair market rental of the Leased Property, as the case may be. This provision for determining by appraisal shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the parties except as otherwise provided by applicable law. Lessor and Lessee shall each pay the fees and expenses of the appraiser appointed by it and each shall pay one-half of the fees and expenses of the third appraiser and one-half of all other costs and expenses incurred in connection with each appraisal.

                                  ARTICLE XXXII

            Security Assignment of Agreements. As security for Lessee's performance of the terms and provisions of this Lease, Lessee shall, to the extent permitted by law and which will not result in a default under the Franchise Agreement, assign to Lessor and grant to Lessor a perfected first lien security interest in all interests, agreements, contracts and other assets of Lessee related to the Leased Property including, without limitation, (i) all management, franchise, concession and license agreements (including the management or .agency agreement with Manager, if any, and the Franchise Agreement, (ii) all of Lessee's right, title and interest in and to the rents, issues, profits, revenues, rights and benefits from the Leased Property and all leases affecting the Leased Property and the guaranties thereof and security deposits thereunder, and (iii) all of Lessee's right, title and interest in and to funds on deposit, accounts receivable, and income and revenues generated by the Leased Property or arising from the use or enjoyment of the


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Leased Property. The aforesaid assignments shall be by such instruments as
Lessor may reasonably request.

                                 ARTICLE XXXIII

            33.1 Miscellaneous. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities of, Lessee or Lessor arising prior to any date of termination of this Lease shall survive such termination. If any term or provision of this Lease or any application thereof is invalid or unenforceable, the remainder of this Lease and any other application of such term or provisions shall not be affected thereby. If any late charges or any interest rate provided for in any provision of this Lease is based upon a rate in excess of the maximum rate permitted by applicable law, the parties agree that such charges shall be fixed at and limited to the maximum permissible rate. Neither this Lease nor any provision hereof may be changed, waived, discharged or terminated except by a written instrument signed by Lessor and Lessee. All the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The headings in this Lease are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. This Lease shall be governed by and construed in accordance with the laws of the State, but not including its conflicts of laws rules. Lessor shall not become or be deemed a partner or joint venturer with Lessee by reason of the provisions of this Lease.

            33.2 Transition Procedures. Upon the expiration or termination of the Term of this Lease, for whatever reason, Lessor and Lessee shall do the following (and the provisions of this Section 33.2 shall survive the expiration or termination of this Lease until they have been fully performed) and, in general, shall cooperate in good faith to effect an orderly transition of the Facility. Nothing contained herein shall limit Lessor's rights and remedies under this Lease if such termination occurs as the result of an Event of Default.

            (a) Transfer of Licenses. Upon the expiration or earlier termination of the Term, Lessee shall use its best efforts (i) to transfer to Lessor or Lessor's nominee all licenses, operating permits and other governmental authorizations and all contracts, including contracts with governmental or quasi-governmental entities, that may be necessary for the operation of the Facility (collectively, "Licenses"), or (ii) if such transfer is prohibited by law or Lessor otherwise elects, to cooperate with Lessor or Lessor's nominee in connection with the processing by Lessor or Lessor's nominee of any applications for all Licenses, including Lessee continuing to operate the liquor operations under its licenses (in which case Lessor hereby agrees

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to indemnify and hold Lessee harmless as a result thereof, except for the negligence or willful misconduct of Lessee); provided, in either case, that the costs and expense of any such transfer or the processing of any such application shall be paid by Lessor or Lessor's nominee.

            (b) Leases and Concessions. Lessee shall assign to Lessor or Lessor's nominee simultaneously with the termination of this Agreement, and the assignee shall assume, all leases, contracts, concessions agreements and agreements in effect with respect to the Facility then in Lessee's name; provided, however, that Lessor need not assume any contract whose term will expire more than one year after the date of the assignment by Lessee unless (i) Lessor has previously consented to the provisions of such contract (which consent shall not be unreasonably withheld), or (ii) this Agreement shall have been terminated by Lessor pursuant to the provisions of Article XXXVI.

            (c) Books and Records. To the extent that Lessor has not already made or received copies thereof, all books and records (including computer records) for the Facility kept by Lessee pursuant to Section 3.6 shall be promptly made available to Lessor or Lessor's nominee for photocopying or other duplication.

            (d) Receivables and Payables, etc. Lessee shall be entitled to retain all cash, bank accounts and house banks, and to collect all Gross Revenues and accounts receivable accrued through the termination date. Lessee shall be responsible for the payment of Rent, all operating expenses of the Facility and all other obligations of Lessee accrued under this Lease as of the termination date, and Lessor shall be responsible for all operating expenses of the Facility accruing after the termination date, and any such operating expenses relating to periods both prior to and after the termination date shall be prorated. Lessee shall surrender the Leased Property with the amount of inventory required by Section 6.2(b), or otherwise pay Lessor for the amount of the Inventory Deficiency as provided in that Section.

            (e) Hotel Employees. Upon the expiration or termination of this Lease, Lessee shall pay or cause to be paid, with respect to all of the employees working at the Facility (the "Hotel Employees"), all sums due or payable to them, for the period up to an including the termination date, all accrued (whether or not earned) wages, salaries, bonuses, vacation, sick, bereavement, personal and other similar days or benefits, workers' compensation, welfare benefits, deferred compensation, savings, pension, profit-sharing, 401K and other retirement plan payments, and similar payments, reimbursements or benefits, and Lessee expressly indemnifies Lessor and any successor employer of any or all of the Hotel Employees from and against any and all liability therefor.

            33.3 Standard of Discretion. In any provision of this Lease requiring or permitting the exercise by Lessor or Lessee of such party's approval, election, decision, consent, judgment, determination or words of similar import (collectively, an "Approval"), such Approval may, unless otherwise expressly specified in such provision, be given or withheld in such party's reasonable discretion. Any Approval which by the terms of this Lease may not be unreasonably withheld shall also not be unreasonably delayed.

            33.4 Action for Damages. In any suit or other claim brought by either party seeking damages against the other party for breach of its obligations under this Lease, the party against whom such claim is made shall be liable to the other party only for actual damages and not for consequential, punitive or exemplary damages.

            33.5 Limitation on Liability. Notwithstanding any provision to the contrary contained in this Lease, none of the directors, officers, shareholders, partners, employees or agents of Lessee or Lessor shall have any personal liability with respect to this Lease and the matters covered by this Lease.

            33.6 *** [FOR CROSSROADS, MAHWAH, NEW JERSEY ONLY Condominium Association Voting Rights. It is agreed and understood that Lessor or any Person representing Lessor on the Board of Trustees of the Crossroads Condominium Association, Inc. shall at all times vote in a manner it deems appropriate and consistent with Lessor's interest in the Leased Property, provided that Lessee shall have the right to pre-approve the vote of Lessor or its representative, as applicable, which pre-approval shall not be unreasonably withheld or delayed, with respect to any assessments being considered by said Board of Trustees for items of an extraordinary nature which would materially impact the Lessee's obligations to operate and maintain the Leased Property under this Lease.]***

                                  ARTICLE XXXIV

            Memorandum of Lease. Lessor and Lessee shall promptly upon the request of either enter into a short form memorandum of this Lease, in form suitable for recording under the laws of the State in which reference to this Lease, and all options contained herein, shall be made. The party requesting the short form memorandum shall pay all costs and expenses of recording such memorandum of this Lease.

                                  ARTICLE XXXV

                            [Intentionally omitted.]

                                  ARTICLE XXXVI

            36.1 Option to Terminate Lease-Appointment of Manager. (a) Lessor may terminate this Lease for any reason or no reason, in its sole and absolute discretion, by giving not less than 60 days prior Notice to Lessee of Lessor's election to terminate this Lease; provided that such termination shall not occur prior to the earlier of (i) the third (3rd) anniversary of the date of this Agreement or (ii) December 31, 2000. In addition, in the event that there is a change of control (as defined below) in Lessee or Manager at any time, Lessor shall have the right to terminate this Lease on not less than 60 days Notice to Lessee. Effective as of the date set forth in any such Notice (which date shall not be less than 60 days after the giving of such Notice), this Lease shall terminate and be of no further force and effect except as to any obligations of the parties existing as of such date that survive termination of this Lease, and all Rent shall be adjusted as of the termination date. Notwithstanding the foregoing, in the event Lessee shall receive Notice from Lessor of an election to terminate this Lease pursuant to this Section 36.1, Lessee shall have the right to keep this Lease in full force and effect by appointing American General Hospitality, Inc ("AGHI") as the Manager of the Leased Property and (prior to the stated termination date) entering into a New Management Agreement with AGHI, for the remainder of the Term of this Lease, commencing on the termination date set forth in such Notice. In the event that AGHI refuses or is otherwise unwilling to accept such appointment, Lessee shall then have the right to keep this Lease in full force and effect by appointing as Manager of the Leased Property any experienced hotel management company (which is not an Affiliate of Lessee), subject to Lessor's reasonable approval, and Lessee and such new Manager shall enter into a New Management Agreement on terms satisfactory to Lessor, Lessee and such new Manager by not later than the termination date set forth in Lessor's Notice of termination. Any New Management Agreement entered into pursuant to this Article XXXVI shall include, inter alia, an indemnification of Lessee against any and all liability, damage, cost, or expense (including reasonable attorneys' fees and disbursements) as a result of any claims arising from or related to the Leased Property or any contractual obligation related to the management, repair, maintenance or operation of the Leased Property from and after the commencement date thereof.

            Any New Management Agreement entered into pursuant to this Section
36.1 shall provide that as compensation for such management services, the new manager shall be entitled to a management fee equal to 95% of Lessee's Profit under this Lease (defined as Lessee's Gross Revenues minus (i) all expenses for which Lessee is liable under this Lease and (ii) all Rent). The new Manager shall pay all operating expenses at the Leased Property and shall remit the Rent and the balance of Lessee's Profit directly to Lessee. In the event that Lessee does not generate a Lessee's Profit, as defined above, no management fee will be paid to the new Manager. Upon transfer of the management of the Leased Property to the new Manager, the Franchise Agreement will be transferred to the new Manager, at no cost or expense to Lessee (other than Lessee's obligation to pay all charges incurred thereunder through the date of such transfer), and all of Lessee's obligations under the Lease will be assumed by the new Manager with the exception of Lessee's obligation to pay Rent under Section 3.1 and Lessee's obligation to maintain the Net Worth required under Section 18.5 hereof and except for this
Article XXXVI and Article XXXVII hereof, Lessor and the new manager shall have the right to amend the terms of this Lease, including the Rent payable hereunder, in their sole discretion, and Lessee agrees to promptly execute any such amendment to this Lease pursuant to this Article XXXVI. The new Manager shall indemnify Lessee, in a form reasonably satisfactory to Lessee and such new Manager, from and against any and all liability, damage, cost or expense (including reasonable attorneys' fees and disbursements) resulting from such Manager's failure to perform and observe all of the Lessee's obligations assumed by such new Manager. Without limiting the foregoing, Lessee may require that the new Manager maintain a Net Worth as required by Section 18.5 of this Lease as of the date hereof in cash, marketable securities or an LC (as defined in Section 18.5) or any combination thereof, as such Net Worth may be increased or decreased pursuant to such Section.

            For purposes of this Section, the term "change of control" shall mean: (x) any merger or consolidation of Lessee or Manager or the parent of either of them (each an "Entity"), as the case may be, with or into any Person, or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the beneficial ownership of Entity, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction any Person, is or becomes, directly or indirectly the beneficial owner of more than fifty percent (50%) of the shares of the total voting power of the Entity; or (y) any Person obtains the power to direct or cause the direction of the management policies of the Entity, whether through voting securities or by contract or otherwise.

            (b) As compensation for the transfer of management services or the early termination of this Lease under this Article XXXVI, as applicable, Lessor shall pay to Lessee an amount equal to (i) two and one-half (2.5) times the Lessee's Profit for the preceding 12 months, minus (ii) five percent (5%) of Lessee's Profit under this Lease estimated for the remainder of the Term of this Lease, discounted to present value using a discount rate equal to the Base Rate plus two (2%) percent.

            (c) In the event that AGHI (or if AGHI is unwilling to manage the Leased Property, such other new Manager designated by Lessee and approved by Lessor), enters into the New Management Agreement pursuant to the provisions of this Article XXXVI, the parties agree that, on and after the effective date of such New Management Agreement, Hotel Employees employed by Lessee or Manager immediately prior to the effective date will either be employed by the new manager, or the new manager will take such other action with respect to their employment, which may include notification of the prospective termination of their employment, so as, in any case, to insure that Lessee does not incur any liability pursuant to the WARN Act. Lessor hereby agrees to defend, indemnify and hold harmless Lessee from and against any and all manner of claims, actions, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) relating to or arising from the new manager's breach of this covenant, including, without limitation, any liability, costs and expenses arising out of asserted or actual violation of the requirements of the WARN Act. Further, the new manager shall assume all severance pay, accrued vacation or personal leave, COBRA and similar liabilities and obligations to the Hotel Employees, which Lessee and Manager shall or may incur in connection with the New Management Agreement, and Lessor hereby agrees to defend, indemnify and hold harmless Lessee and Manager from and against any and all manner of claims, actions, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) relating to or resulting from Lessor's breach of the foregoing covenant, including, without limitation, any liability, costs and expenses arising out of asserted or actual violation of the requirements of the COBRA legislation; provided, however, that Lessee or Manager shall pay to such Hotel Employees all sums due or payable to them for the period prior to the date of the commencement of the New Management Agreement as provided in Section 33.2 above. Upon Lessor's written request to Lessee, Lessee shall take all action prudent and proper as Lessee, to notify, advise and cooperate with Lessor in order to assist Lessor to comply with the WARN Act or COBRA legislation and to mitigate Lessor's expense or liability with respect to the WARN Act and COBRA legislation. In the event that a new Manager is appointed for the management of the Lease Property pursuant to this Section 36.1, Lessee shall be released from all obligations and liabilities accruing pursuant to this Lease from and after the date of such transfer of management, other than the obligation to pay Rent and the maintenance of Net Worth under Section 18.5 hereof, and Lessor acknowledges that, in enforcing its rights hereunder or in satisfaction of any judgment obtained for any matter other than non-payment of Rent or the maintenance of the Net Worth requirement, Lessor shall proceed solely against such new Manager and in no event shall proceed against Lessee, its directors, officers, shareholders, agents, employees or successors.

            (d) At any time during the Term of this Lease after the appointment of the new Manager, if Lessor notifies Lessee of a default hereunder, Lessee shall promptly terminate the New Management Agreement, appoint a replacement Manager and enter into a management agreement with such replacement Manager, all subject to Lessor's reasonable approval and all in accordance with the provisions and within the time periods set forth in this Article XXXVI. Notwithstanding the foregoing, during the period after the termination of the New Management Agreement but prior to the execution of the replacement management agreement, Lessee agrees to operate and manage the Leased Property in accordance with the terms of this Lease.

                                 ARTICLE XXXVII

            37.1 Compliance with Franchise Agreement. To the extent any of the provisions of the Franchise Agreement impose a greater obligation on Lessee than the corresponding provisions of this Lease, Lessee shall be obligated to comply with, and to take all reasonable actions necessary to prevent breaches or defaults under the provisions of the Franchise Agreement, except to the extent that Lessee is prevented from complying with the Franchise Agreement because of Lessor's acts such as its breach of its obligations pursuant to Article
XXXVIII. In the event Lessor's failure to fund any Capital Expenditure and/or to fulfill any PIP requirements of the franchisor under the Franchise Agreement, required to comply with the Franchise Agreement shall result in a termination thereof, Lessee shall not be deemed in default hereunder and Lessor shall pay all termination fees and penalties incurred in connection therewith. It is the intent of the parties hereto that Lessee shall comply in every respect with the provisions of the Franchise Agreement so as to avoid any default thereunder during the term of this Agreement. Lessee shall not terminate or enter into any modification of the Franchise Agreement without in each instance first obtaining Lessor's written consent. Lessor and Lessee agree to cooperate fully with each other in the event it becomes necessary (in the sole determination of Lessor) to obtain, at Lessor's sole cost and expense, a franchise extension or modification or a new franchise for the Leased Property, and in any transfer, at Lessor's sole cost and expense, of the Franchise Agreement to Lessor or any Affiliate thereof or any other successor to Lessee upon the termination of this Lease. Notwithstanding anything contained in this Article XXXVII, at any time after the Commencement Date, Lessor may, in Lessor's sole and absolute discretion, terminate (or direct Lessee to terminate) the Franchise Agreement and enter (or direct Lessee to enter) into a new franchise for the Leased

Property, provided that Lessor shall pay all termination fees and penalties including, but not limited to, liquidated damages, if any, arising from or related to such termination and any application fees, costs or expenses payable in connection with any new franchise of the Leased Property obtained by Lessor.

            37.2 For Crowne Plaza Las Vegas Only Compliance with Management Agreement. Lessee shall comply with the provisions of the Management Agreement with Manager so as to avoid any default thereunder during the term of this Agreement, except to the extent that Lessee is prevented from complying with such Management Agreement because of Lessor's acts such as its breach of its obligations pursuant to Article XXXVIII. Lessee shall not terminate the Management Agreement without first obtaining Lessor's written consent. Lessor and Lessee agree to cooperate fully with each other in the event it becomes necessary to obtain a modification of such Management Agreement.

                                 ARTICLE XXXVIII

            38.1 Capital Expenditures.

            (a) Lessor shall be obligated to set up and maintain a reserve (the "Capital Expenditures Reserve") in an amount equal to 4% of Gross Revenues from the Facility during each Lease Year for Capital Expenditures at the Facility and/or the Other Properties during such Lease Year. Upon written request by Lessee to Lessor stating the specific use to be made and subject to the reasonable approval thereof by Lessor, such funds shall be made available by Lessor for Capital Expenditures set forth in the Capital Budget; provided, however, that no Capital Expenditures shall be used to purchase property (other than "real property" within the meaning of Treasury Regulations Section 1.856-3(d)), to the extent that doing so would cause the Lessor to recognize income other than "rents from real property" as defined in Section 856(d) of the Code. Lessor's obligation to fund the Capital Expenditures Reserve shall be cumulative, but not compounded, and any amounts that have accrued hereunder shall be payable in future periods for such uses and in accordance with the procedure set forth herein. Lessee shall have no interest in any accrued obligation of Lessor hereunder after the termination of this Lease. All Capital Improvements shall be owned by Lessor subject to the provisions of this Lease.

            (b) Lessor's obligation for Capital Expenditures and for compliance with the provisions of this Lease which may require the availability of funds for Capital Improvements shall be limited to amounts available in the Capital Expenditures Reserve and such additional amounts as Lessor may agree to make available to Lessee in Lessor's sole discretion; provided, however, that if additional Capital Expenditures are required to meet Emergency Situations, Lessor shall make such amounts available to Lessee and receive a pro rata credit therefor against amounts which Lessor is obligated to contribute to the Capital Expenditures Reserve during the ensuing five (5) Lease Years. No arbitration resulting from the failure of Lessor and Lessee to agree on the Capital Budget shall increase Lessor's obligation for Capital Expenditures beyond the amount set forth in the immediately preceding sentence. In the event there is a Capital Improvement in the Capital Budget which exceeds the amounts Lessor is obligated to provide under this Article XXXVIII and Lessor declines to make such Capital Improvement, if Lessee shall disagree with such decision, the matter may be submitted to arbitration pursuant to Section 40.2 hereof. To the extent that Lessee's obligations under this Lease (including, without limitation, the obligations set forth in Sections 7.2, 8.1 and 9.1 and in Article XXXVII) are dependent upon the availability of amounts for Capital Expenditures which exceed the amounts that Lessor is obligated to provide pursuant to this Article XXXVIII, such obligations of Lessee shall be correspondingly diminished.

            (c) Prior to the final three (3) Lease Years of the Term, the implementation of all Capital Improvements made pursuant to the requirements of the Capital Budget shall be subject to the approval of Lessor and Lessee. Such approval shall extend both to the plans and specifications (including matters of design and decor) and to the contracting and purchasing of all labor, services and materials. In the event that Lessor and Lessee are unable to agree on any aspect of the implementation of a Capital Improvement to be made pursuant to the Capital Budget prior to the final three (3) Lease Years, such matter shall be referred to arbitration as provided in Section 40.2. During the final three (3) Lease Years, Lessor shall have sole authority with regard to the implementation of all such Capital Improvements but shall consult Lessee in connection therewith.

            (d) If requested by Lessor, Lessee (or Manager, if Lessee so directs) shall be responsible for supervising the design, installation and construction of all Capital Improvements. Lessor shall reimburse Lessee for Lessee's (or Manager's) actual reasonable expenses incurred in performing these services, provided that any such reimbursement shall be in an approved Capital Budget, shall be paid as a Capital Expenditure and shall be subject to the limitations of the provisions of subsection (b) and Section 3.5(e) hereof. These reimbursements shall include a reasonable allocation (as determined in good faith by Lessee) of the salaries, bonuses, benefits, travel, and related expenses incurred by Lessee's (or Manager's) personnel in the performance of these services.

            38.2 Major Renovation. If in any Lease Year during the Term of this Lease, a renovation of the Facility is required, either pursuant to (i) the agreed upon Capital Budget, or (ii) as otherwise agreed to by Lessor, and the total cost of such renovation (including, but not limited to, any termination fees and penalties, including liquidated damages, if such renovation is incurred in connection with a change of the existing franchise), is or will be equal to or greater than eight percent (8%) of actual or projected Gross Revenues derived or to be derived from the Leased Property for such Lease Year (a "Major Renovation"), Lessor and Lessee hereby agree that the Rent payable under Section 3.1 hereof shall be adjusted, based upon the following formula: First, an amount equal to the sum of 4% of the actual Gross Revenues derived from the Leased Property for each Lease Year of the Term for the period commencing from January, 1998 to and including the then current Lease Year, based upon 4% of the actual or projected Gross Revenues for such Lease Year in which the Major Renovation shall occur (the "Cumulative Capital Expenditure Reserve") shall be compared to the total amount of Capital Expenditures actually paid by Lessor for the Leased Property during such period (the "Cumulative Capital Expenditures"). If the Cumulative Capital Expenditure Reserve exceeds the Cumulative Capital Expenditures, the excess amount shall be subtracted from the total cost of the Major Renovation, and the Rent shall be increased by an amount equal to 7% of the difference from and after the date on which such Major Renovation has been substantially completed (the "Completion Date"). If the Cumulative Capital Expenditures exceed the Cumulative Capital Expenditure Reserve, the excess amount shall be added to the total cost of the Major Renovation, and the Rent shall be increased by an amount equal to 7% of the sum from and after the Completion Date. In the event that Lessor and Lessee are unable to agree to the Rent adjustment or the Completion Date pursuant to this Section, after using good faith efforts to do so, the matter shall be submitted to arbitration under Section 40.2 hereof.

                                  ARTICLE XXXIX

            39.1 Lessor's Default. It shall be a breach of this Lease if Lessor fails to observe or perform any term, covenant or condition of this Lease on its part to be performed and such failure continues for a period of 30 days after Notice thereof from Lessee, unless such failure cannot with due diligence be cured within a period of 30 days, in which case such failure shall not be deemed a breach if Lessor proceeds within such 30-day period, with due diligence, to commence to cure the failure and thereafter diligently completes the curing thereof. The time within which Lessor shall be obligated to cure any such failure also shall be subject to extension of time due to the occurrence of any Unavoidable Delay. If Lessor does not cure any such failure within the applicable time period as aforesaid, Lessee may declare the existence of a "Lessor Default" by a second Notice to Lessor. Thereafter, subject to the provisions of the following paragraph, Lessee may forthwith cure the same. Except as otherwise expressly provided in this Lease or in the event of a constructive eviction by Lessor, Lessee shall have no right to terminate this Lease for any Lessor Default and no right, for any such Lessor Default, to offset or counterclaim against any Rent or other charges due hereunder.

            If Lessor shall in good faith dispute the occurrence of any Lessor Default and Lessor, before the expiration of the applicable cure period, shall give Notice thereof to Lessee, setting forth, in reasonable detail, the basis therefor, no Lessor Default shall be deemed to have occurred and Lessor shall have no obligation with respect thereto until final adverse determination thereof, whether through arbitration or otherwise; provided, however, that in the event of any such adverse determination, Lessor shall pay to Lessee interest on any disputed funds at the Overdue Rate, from the date demand for such funds was made by Lessee until paid. If Lessee and Lessor shall fail, in good faith, to resolve any such dispute within ten (10) days after Lessor's Notice of dispute, either may submit the matter for determination by arbitration, but only if such matter is required to be submitted to arbitration pursuant to any provision of this Lease, or otherwise by a court of competent jurisdiction.

            39.2 Limitation of Lessor's Liability. Notwithstanding any provision to the contrary contained in this Lease, Lessee acknowledges that, in enforcing its rights hereunder or in satisfaction of any judgment obtained against Lessor, Lessee's sole recourse shall be the right, title and interest of Lessor in and to the Leased Property.

                            ARTICLE XL - ARBITRATION

            40.1 Arbitration. Except as set forth in Section 40.2, in each case specified in this Lease in which it shall become necessary to resort to arbitration, such arbitration shall be determined as provided in this Section
40.1. The party desiring such arbitration shall give Notice to that effect to the other party, and an arbitrator shall be selected by mutual agreement of the parties, or if they cannot agree within thirty (30) days of such notice, by appointment made by the American Arbitration Association ("AAA") from among the members of its panels who are qualified and who have experience in resolving matters of a nature similar to the matter to be resolved by arbitration.

            40.2 Alternative Arbitration. In each case specified in this Lease for a matter to be submitted to arbitration pursuant to the provisions of this Section 40.2, Lessor and Lessee shall designate any nationally recognized accounting firm with a hospitality division to serve as arbitrator of such dispute within fifteen (15) days after written demand for arbitration is received or sent by a party. In the event the parties shall fail to make such designation within such fifteen (15) day period, or no nationally recognized accounting firm satisfying such qualifications is available and willing to serve as arbitrator, the arbitration shall instead be administered as set forth in Section 40.1.

            40.3 Arbitration Procedures. In any arbitration commenced pursuant to Section 40.1 or 40.2, a single arbitrator shall be designated and shall resolve the dispute. The arbitrator's decision shall be binding on all parties and shall not be subject to further review or appeal except as otherwise allowed by applicable law. Upon the failure of either party (the "non-complying party") to comply with his decision, the arbitrator shall be empowered, at the request of the other party, to order such compliance by the non-complying party and to supervise or arrange for the supervision of the non-complying party's obligation to comply with the arbitrator's decision, all at the expense of the non-complying party. To the maximum extent practicable, the arbitrator and the parties, and the AAA if applicable, shall take any action necessary to insure that the arbitration shall be concluded within ninety (90) days of the filing of such dispute. The fees and expenses of the arbitrator shall be shared equally by Lessor and Lessee except as otherwise specified in this Section 40.3. Unless otherwise agreed in writing by the parties or required by the arbitrator or AAA, if applicable, arbitration proceedings hereunder shall be conducted in the State. Notwithstanding formal rules of evidence, each party may submit such evidence as each party deems appropriate to support its position and the arbitrator shall have access to and right to examine all books and records of Lessee and Lessor regarding the Facility during the arbitration.

            IN WITNESS WHEREOF, the parties have executed this Lease by their duly authorized representatives as of the date first above written.

                                     LESSOR

                                     LESSEE

                           ADDENDUM TO LEASE AGREEMENT

                                    GUARANTY

      In order to induce Lessor to lease the Leased Property to Lessee, notwithstanding the Lessee's failure to satisfy the Net Worth requirements set forth in Section 18.5 of the Lease, Clifton Holding Corp., a Delaware corporation ("Clifton"), an affiliate of Lessee and the lessee under certain of the Other Leases referred to in the Lease, hereby guarantees to Lessor, and Lessor's successors and assigns, the full and timely performance of all of the obligations of Lessee under the Lease (the "Lessee's Obligations"). This Guaranty is a primary obligation of Clifton, joint and several with that of Lessee, and Clifton acknowledges that this Guaranty and its obligations under this Guaranty are and shall at all times be absolute and unconditional in all respects, and is and shall at all times be valid and enforceable irrespective of any other agreements or circumstances of any nature whatsoever which might otherwise constitute a defense to this Guaranty and the obligations of the undersigned under this Guaranty or the obligations of Lessee relating to this Guaranty or otherwise with respect to the Lessee's Obligations. Clifton agrees that, with or without notice or demand; provided that if and to the extent any such notice is required under the applicable provision of the Lease Lessor agrees to provide the same, Clifton will promptly reimburse Lessor for all costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred by Lessor in connection with any action or proceeding brought by Lessor to enforce the obligations of the undersigned under this Guaranty. The undersigned hereby irrevocably and unconditionally waives any and all right to trial by jury in any action, suit or counterclaim arising in connection with, out of or otherwise relating to this Guaranty.

      In Witness Whereof, the undersigned has set forth its hand and seal this __ day of January, 1998.

WITNESS                                 CLIFTON HOLDING CORP., a
                                          Delaware corporation

-------------------------
                                        By:
                                           -----------------------------
-------------------------                  Name:
                                           Title:

                          EXHIBIT A - Other Properties

Sheraton
15 Howard Blvd.
Mt. Arlington, NJ 07445

St. Tropez Hotel
455 East Harmon Avenue
Las Vegas, NV 89109

Crowne Plaza
4255 Paradise Road
Las Vegas, NV 89109-7111

Ramada Inn
275 Research Parkway
Meriden, CT 06450

Sheraton Crossroads
Crossroads Corporate Center
Mahwah, NJ 07495

Ramada Inn
180 Route 17 South
Mahwah, NJ 07430

Crowne Plaza
14811 Kruse Oaks Blvd.
Portland (Lake Oswego), OR 97035

Ramada Plaza Hotel
780 Bridgeport Avenue
Shelton, CT 06484

                                    EXHIBIT B

                        [See attached legal description]

                                    EXHIBIT C

      Effective _________________, ___, the following applies:

Base Rent -

First Tier Room Revenue Percentage -

Second Tier Room Revenue Percentage -

Third Tier Room Revenue Percentage -

Annual Room Revenue First Break Point -

Annual Room Revenue Second Break Point -

First Tier Food Sales Percentage -

Second Tier Food Sales Percentage -

Annual Food Sales Break Point -

Other Income Percentage -

      Effective ________________, ____, the preceding parameters shall be replaced by the following:

Base Rent -

First Tier Room Revenue Percentage -

Second Tier Room Revenue Percentage -

Third Tier Room Revenue Percentage -

Annual Room Revenue First Break Point -

Annual Room Revenue Second Break Point -

First Tier Food Sales Percentage -

Second Tier Food Sales Percentage -

Annual Food Sales Break Point -

Other Income Percentage -

There will be an additional adjustment to the room department Participating Rent thresholds of _____ in _____ and _____ in _____.

The portion of Base Rent and Participating Rent attributable to the Franchise Agreement is ________%.

                                    Exhibit D

SUBJECT:    Fixed Asset and Repair and Maintenance Accounting Policies

I.    General Policies

      A.    Capitalization Classifications

            1. Addition - Extension, enlargement or expansion made to an existing asset.

            2. Renovation/Remodeling - Major remodeling of an existing asset or replacement of an existing asset or unit by an improved or superior asset or unit that would extend the life.

            3. Replacement - The removal of an existing asset or a major component of an existing asset and the replacement with a new unit of essentially the same type.

                  Expenditures represented by these three classifications must extend the original useful asset lives and/or increase the quality, quantity or services obtained from the assets, must have a minimum useful life of three years and must have a unit cost greater than $300 (unless part of a major renovation, hotel addition, new hotel construction or an exception noted in Part II and Addendum A).

      B.    Repairs and Maintenance

            1. Recurring expenditures necessary to maintain a given quantity and quality of services that do not add to the original useful value of the asset, but are necessary to keep the asset in operating condition are charged to Repairs and Maintenance as a period expense. See Addendum B for examples of repairs and maintenance items.

            2. Minor additions, improvements, replacements and renewals are charged to repairs and maintenance as a period expense unless they meet the unit cost criteria as specified in Section II A.

II.   Fixed Asset Policies

      A. Capitalization Policy Guidelines - The following criteria must be satisfied for capitalization of an expenditure:

            1. Generally, if a capital project has a unit cost price of $300 or greater (including freight, sales tax, installation and fees) and the project acquired has an expected useful service life of at least three years, or extends the useful life of an existing asset for more than three years, the item is capitalized as a fixed asset. If the item acquired meets the useful life criteria but the unit cost amount is less than $300, the expenditure is charged to Repairs and Maintenance as a period expense.

            2.    Exceptions to the capitalization guidelines are:

                  a. If an item costs less than $300 but is a component of a capital project such as a hotel addition, renovation or construction of a new hotel.

                  b. Certain items will always be treated as a capital project and are not subject to the unit cost guidelines. See Addendum A for these items.

                  c. Managed properties will follow these same guidelines during the operating year. Once per year the owner may elect to charge certain items to Repairs and Maintenance as a period expense, in accordance with their own capitalization policy. These adjustments will have no impact on the reported operating performance of the property and are solely for the owner's tax return.

      B. Capitalized Cost - The cost of the capital project to be capitalized is determined as follows:

            1. Outside Vendors - Total billed price on invoice including freight, sales tax, labor and wiring for installation and any other costs related to the acquisition. "Total Item Cost" excludes consideration of available cash discounts.

            2. Fees Charged by Managing Agent for services rendered will also be considered a component cost of the capital project.

            3. Freight Billed or Paid Separately - Amounts for freight that are billed or paid separately from vendors invoices should be identified and charged to the appropriate project number.

                  As a practical guideline, freight billed or paid separately will be expenses as a period expense if the amount is under $100. Freight in the amount of $100 or more should be capitalized in the appropriate asset category.

      C. Additions - An addition is not a replacement of an existing fixed asset; it is an increase to fixed assets. This increase may be represented by separate units, such as chairs and mattresses, or by component parts, such as floor or wall tile where there was none previously. Additions which meet the service life criteria for fixed asset should be treated similar to original expenditures.

            To allow the Finance and Construction department to determine if the purchase is an addition or replacement, Hotel personnel should provide them with sufficient information for a proper decision. In instances where the nature of the expenditure cannot be ascertained from information available, the expenditure will be treated as a replacement and either capitalized or expensed in accordance with the guidelines for replacements.

      D.    Capital Improvement/Replacement and Renewal

            1. General - For those replacement expenditures which are not clearly repairs and maintenance, if it can be determined that any part of the expenditure is a capital improvement (substitution of an improved or superior unit), that part of the expenditure should be capitalized. Similarly, a change in or modification of an asset should be capitalized, such as cutting a new entrance and extending air conditioning ducts. Relocations and alterations which increase the value of the asset and/or prolong the service life should also be capitalized.

      E. Linen, China, Glass & Silver - When linen, china, glassware or silver are purchased as a result of a room addition, enlargement, renovation, or a construction of a new hotel property, such expenditures will be capitalized and accounted for on fixed par basis.

            All replacements of linen, china, glassware or silver will be expensed.

      F. Automobiles - All vehicle purchases are capitalized. Whenever an automobile, van, bus, etc. is sold, the Home Office Facilities Management and Finance departments must be notified immediately in order to prepare the proper paperwork and record the gain or loss on the sale.

            The Finance department will need to know the selling price or, if the car was traded in, the trade-in value.

III. Capital Improvement - It is very important for each hotel property to be aware of all their approved capital improvement projects as described in the Annual Capital Improvement Plan. If there is an active project at your location, but you are unaware of the project number, please call the Home Office Construction department Project Administrator to insure that a project number has been assigned.

      The project number must be written on the transmittal form as well as on the vendor invoice when submitting invoices for payment.

      Each Capital Improvement project will either be capitalized or expensed depending on the nature of the project. Please be as specific and accurate as possible in describing the nature of the project in order to provide the Finance Department with sufficient information to make a capitalization decision.

                           FIXED ASSET CLASSIFICATIONS
                              AND DEPRECIABLE LIVES

GENERAL                                              FINANCIAL     TAX
LEDGER                                               STATEMENT     RETURN
ACCOUNT          ACCOUNT DESCRIPTION                 LIVES         LIVES
-------          -------------------                 ---------     ------

149-00           Land                                N/A           N/A

148-00           Land Improvements                   15 years      15 years
(New Account)      Parking Lots
                   Curbing
                   Landscaping - New area

156-00           Buildings                           40 years      31 1/2 years
                   Original Structure

156-01           Building - Addition                 Remaining     31 1/2 years
(New Account)      Guest Rooms                       Life of
                   Public Space                      Building
                   Restaurant & Banquet

166-01           Building Improvement                Lesser of
(New Account)      Roofs                             15 year or    31 1/2 years
                   Swimming Pool                     Remaining     31 1/2 years
                   Sewer                             Life of       31 1/2 years
                   Satellite Dish                    Building      7 years
                   Signs Owned                                     7 years
                   Interior Walls Relocation                       expense
                   Central A/C and Cooling                         31 1/2 years
                   Equipment                                       31 1/2 years

166-00           Leasehold Improvements              Lesser of     31 1/2 years
                   Same as building                  15 years or
                   Improvements                      Remaining
                                                     Life of
                                                     Lease

160-00           Furniture Fixtures & Equip.         10 years
                   Office Furniture                                7 years
                   Laundry Equipment                               7 years
                   Permanent Restaurant &                          31 1/2 years
                     Bar Equipment
                   Telephone Equipment                             7 years

154-00           Other Furniture & Equip. -5 yr      5 years       5 years
                   Office Equipment                                5 years
                   Televisions                                     7 years
                   A/C Window Units                                7 years
                   A/C Parts
                   Hotel Furniture

GENERAL                                              FINANCIAL     TAX
LEDGER                                               STATEMENT     RETURN
ACCOUNT          ACCOUNT DESCRIPTION                 LIVES         LIVES
-------          -------------------                 ---------     ------

157-00           Other Furniture & Equip.-3 yr       3 years       3 years
                   Vacuum Cleaners                                 7 years
                   Removable Restaurant,
                     Banquet & Bar Equipment                       7 years
                   Misc. Hotel Equipment                           7 years

168-00           Refurbishing                        5 years       7 years
                   Mattresses & Box Springs
                   Carpeting
                   Curtains, Lamps, Drapes
                   Bedspreads
                   Vinyl Wall Coverings

172-00           Motor Vehicles                      3 years       5 years
(New Account)      Automobiles
                   Vans

Addendum A

Items Not Subject to the $300 Unit Cost Guidelines That are Capitalized at All Times

Drapes/Curtains
Bedspreads
Air Conditioning Parts - Compressors, Condensers, etc.
Television Sets
Vinyl/Wallpaper
Ballroom Tables
Conference Chairs (Ballroom and Restaurant)
Office Desks and Chairs

Addendum B

Items Classified as Repair and Maintenance Expense

      The following items are considered repair and maintenance and are not subject to the unit cost guidelines except where noted. They may only be capitalized as part of a hotel addition, major renovation (including newly instituted franchise requirements) or construction of a new hotel.

Painting
Sealing and Caulking
Landscaping (only trees with a unit cost over $300 may be capitalized) Waterproofing
Telephone Parts
Auto Parts
Patching Parking Lots
Tile Replacement
Locks (unless part of a new security system)
Sidewalk & Concrete Repair

                                   SCHEDULE A

PRIME HOSPITALITY PORTFOLIO
  12/03/97

CALCULATION OF LEASE RENT-1998
PER DIEM
           COST BASIS OF PORTFOLIO                             $138,407,000
           RENT FACTOR                                              10.500%
           ANNUAL YIELD                                         $14,532,735

           DAILY PER DIEM RENT                                      $39,816

                                Cost Basis   10.5 Annual Rent  Daily Rental
Sheraton Crossroads            $24,695,000         $2,592,975     $7,104.04
Ramada Shelton                  14,225,000          1,493,625     54,092.12
Crowne Plaza-Las Vegas          26,500,000          2,782,500     57,623.29
Four Points-Mt. Arlington        4,690,000            492,450     $1,349.18
Crowne Plaza-Portland           24,575,000          2,580,375     $7,069.52
Ramada-Mahwah                    8,182,000            859,110     $2,353.73
Ramada-Meriden                   9,485,000            995,925     $2,728.56
St. Tropez-Las Vegas            26,055,000          2,735,775     $7,495.27
                              $138,407,000        $14,532,735    $39,815.71

                                    Exhibit I

        List of Personal Property and Equipment Subject to UCC Financing
                                   Statements

Certain of the Leased FF&E listed on Exhibit T below.

                                   Exhibit J

                         Registration Rights Agreement

      THIS REGISTRATION RIGHTS AGREEMENT (this "Agreement") is made and entered into as of _____, 1997 by and among American General Hospitality Corporation, a Maryland corporation, which operates as a real estate investment trust (the "Company"), American General Hospitality Operating Partnership, L.P., a Delaware limited partnership (the "Operating Partnership"), and the other parties, if any, which are signatories hereto (each a "Holder" and collectively the "Holders").

      WHEREAS, on the date hereof, the Operating Partnership is acquiring, among other things, certain partnership interests in which the Holders own direct or indirect interests pursuant to a Purchase and Sale agreement dated as of ____, 1997 (the "Purchase Agreement") by and among the Operating Partnership and Prime Hospitality Corp., and in connection therewith the Holders will receive units of limited partnership interest in the Operating Partnership (such units of limited partnership interest being referred to hereinafter as the "OP Units");

      WHEREAS, the Company, the Operating Partnership and the Holders are parties to an Exchange Rights Agreement which provides the Holders, among other things, with the right to demand the Operating Partnership redeem their limited partnership units for cash and, at the option of the Company, the Company may satisfy that redemption request on behalf of the Operating Partnership through the issuance of Common Stock; and

      WHEREAS, in order to induce the Holders to consummate the closings contemplated under the Purchase Agreement, the Company has agreed to grant to Holders the registration rights set forth in Section 2 hereof,

      NOW, THEREFORE, the parties hereto, in consideration of the foregoing, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, hereby agree as follows:

      1. Definitions.

      As used in this Agreement, the following capitalized defined terms shall have the following meanings:

      "Common Stock" shall mean shares of common stock, $0.01 par value per share, of the Company.

      "Company" shall have the meaning set forth in the Preamble and also shall include the Company's successors.

      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

      "Exchange Rights Agreement" shall mean the Exchange Rights Agreement, dated as of the date hereof, among the Company, the Operating Partnership and the other parties thereto.

      "Holder" or "Holders" shall have the meaning set forth in the Preamble and each successor and assign thereof pursuant to Section 6(c).

      "NASD" shall mean the National Association of Securities Dealers, Inc.

      "OP Units" shall have the meaning set forth in the Preamble.

      "Operating Partnership" shall have the meaning set forth in the Preamble and also shall include the Operating Partnership's successors.

      "Person" shall mean an individual, partnership, corporation, trust, estate, or unincorporated organization, or other entity, or a government or agency or political subdivision thereof.

      "Prospectus" shall mean the prospectus included in a Registration Statement, including any preliminary prospectus, and any such prospectus as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by a Shelf Registration Statement, and by all other amendments and supplements to such prospectus, including post-effective amendments, and in each case including all material incorporated by reference therein.

      "Registrable Securities" shall mean the Stock, excluding (i) Stock for which a Registration Statement relating to the sale thereof shall have become effective under the Securities Act and which have been disposed of under such Registration Statement or (ii) Stock sold or eligible for sale pursuant to Rule 144 promulgated under the Securities Act.

      "Registration Expenses" shall mean any and all expenses incident to performance of or compliance with this Agreement, including, without limitation:
(i) all SEC, stock exchange or NASD registration and filing fees; (ii) all fees and expenses incurred in connection with compliance with state securities or "blue sky" laws (including reasonable fees and disbursements of counsel in connection with "blue sky" qualification of any of the Registrable Securities and the preparation of a Blue Sky Memorandum) and compliance with the rules of the NASD; (iii) all expenses of any Persons in preparing or assisting in preparing, word processing, printing and distributing any Registration Statement, any Prospectus, certificates and other documents relating to the performance of and compliance with this Agreement; (iv) all fees and expenses incurred in connection with the listing, if any, of any of the Registrable Securities on any securities exchange or exchanges pursuant to Section 3(1) hereof; and (v) the fees and disbursements of counsel for the Company and of the independent public accountants of the Company, including the expenses of any special audits or "cold comfort" letters required by or incident to such performance and compliance. Registration Expenses shall specifically exclude underwriting discounts and commissions, the fees and disbursements of counsel representing a selling Holder, and transfer taxes, if any, relating to the sale or disposition of Registrable Securities by a selling Holder, all of which shall be borne by such Holder in all cases.

      "Registration Statement" or "Shelf Registration Statement" shall mean a "shelf" registration statement of the Company and any other Person required to be a registrant with respect to such shelf registration statement pursuant to the requirements of the Securities Act which covers the issuance or resale of the Registrable Securities on Form S-3 or otherwise under Rule 415 promulgated under the Securities Act, or any similar rule that may be adopted by the SEC, and all amendments and supplements to such registration statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all materials incorporated by reference therein.

      "SEC" shall mean the Securities and Exchange Commission.

      "Securities Act" shall mean the Securities Act of 1933, as amended from time to time.

      "Shelf Registration" shall mean a registration required to be effected pursuant to Section 2 hereof.

      "Stock" shall mean any Common Stock issued or to be issued to the Holders upon the exchange of their OP Units pursuant to the Exchange Rights Agreement.

      2. Shelf Registration Under the Securities Act.

            (a) Filing of Shelf Registration Statement. Within 60 days after the six month anniversary date of the date hereof, the Company shall cause to be filed a Shelf Registration Statement providing for the sale by the Holders of the Registrable Securities and will use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective by the SEC as soon as practicable. The Company agrees to use its reasonable best efforts to keep the Shelf Registration Statement continuously effective for a period expiring on the date on which all of the Registrable Securities covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement or have become eligible for sale pursuant to Rule 144 promulgated under the Securities Act and, subject to Section 3(b) and Section 3(i) hereof, further agrees to supplement or amend the Shelf Registration Statement, if and as required by the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration Statement or by the Securities Act or by any other rules and regulations thereunder for shelf registration; provided, however, that the Company shall not be deemed to have used its reasonable efforts to keep a Registration Statement effective during the applicable period if it voluntarily takes any action that would result in selling Holders covered thereby not being able to sell such Registrable Securities during that period, unless such action is required under applicable law or the Company has filed a post-effective amendment to the Registration Statement and the SEC has not declared it effective. Notwithstanding the foregoing, the Company shall not be required to file a Registration Statement or to keep a Registration Statement effective if the negotiation or consummation of a transaction is pending or an event has occurred, which negotiation, consummation or event would require additional disclosure by the Company in the Registration Statement of material information which the Company has a bona fide business purpose for keeping confidential and the nondisclosure of which in the Registration Statement might cause the Registration Statement to fail to comply with applicable disclosure requirements; provided, however, that the Company may not delay, suspend or withdraw a Registration Statement for such reason for more than 60 days or more often than twice during any period of 12 consecutive months. The Company is not required to file a separate Registration Statement, but may file one Registration Statement covering the Registrable Securities held by more than one Holder.

      (b) Expenses. The Company shall pay all Registration Expenses in connection with any registration pursuant to Section 2(a). Each Holder shall pay all underwriting discounts, if any, sales commissions, the fees and disbursements of counsel representing such Holder and transfer taxes, if any relating to the sale or disposition of such Holder's Registrable Securities pursuant to the Shelf Registration Statement or Rule 144 promulgated under the Securities Act.

      (c) Inclusion in Shelf Registration Statement. Any Holder who does not within 10 days of a request provide the information reasonably requested by the Company in connection with the Shelf Registration Statement shall not be entitled to have its Registrable Securities included in the Shelf Registration Statement.

      3. Registration Procedures.

      In connection with the obligations of the Company with respect to the Registration Statement required to be filed pursuant to Section 2 hereof, the Company shall, to the extent applicable:

      (a) prepare and file with the SEC within the time period set forth in
Section 2 hereof, a Shelf Registration Statement, which Shelf Registration Statement (i) shall be available for the sale of the Registrable Securities in accordance with the intended method or methods of distribution by the selling Holders thereof, and (ii) shall comply as to form in all material respects with the requirements of the applicable form of registration statement and include all financial statements required by the SEC to be filed therewith;

      (b) subject to the last two sentences of this Section 3(b), (1) prepare and file with the SEC such amendments and post-effective amendments to each such Registration Statement as may be necessary to keep such Registration Statement effective for the applicable period; (ii) cause each such Prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 or any similar rule that may be adopted under the Securities Act; (iii) respond as promptly as practicable to any comments received from the SEC with respect to the Shelf Registration Statement, or any amendment, post-effective amendment or supplement relating thereto; and (iv) comply with the provisions of the Securities Act with respect to the disposition of all securities covered by each Registration Statement during the applicable period in accordance with the intended method or methods of distribution by the selling Holders thereof. All Holders shall promptly provide to the Company such information as the Company reasonably requests in order to identify such Holder and the method of distribution in a post-effective amendment to the Registration Statement or a supplement to the Prospectus. Such Holder also shall notify the Company in writing upon completion of any offer or sale or at such time as such Holder no longer intends to make offers or sales under the Registration Statement;

      (c) furnish to each Holder of Registrable Securities, without charge, as many copies of each Prospectus, including each preliminary Prospectus, and any amendment or supplement thereto and such other documents as such Holder may reasonably request, in order to facilitate the public sale or other disposition of the Registrable Securities; the Company consents to the use of the Prospectus, including each preliminary Prospectus, by each such Holder of Registrable Securities in connection with the offering and sale of the Registrable Securities covered by the Prospectus or the preliminary Prospectus;

      (d) use its reasonable efforts to register or qualify the Registrable Securities by the time the applicable Registration Statement is declared effective by the SEC under all applicable state securities or "blue sky" laws of such jurisdictions as any Holder of Registrable Securities covered by a Registration Statement shall reasonably request in writing, keep each such registration or qualification effective during the period such Registration Statement is required to be kept effective, and do any and all other acts and things which may be reasonably necessary or advisable to enable such Holder to consummate the disposition in each such jurisdiction of such Registrable Securities owned by such Holder; provided, however, that the Company shall not be required to (i) qualify generally to do business in any jurisdiction or to register as a broker or dealer in such jurisdiction where it would not otherwise be required to qualify but for this Section 3(d), (ii) subject itself to taxation in any such jurisdiction, or (iii) submit to the general service of process in any such jurisdiction;

      (e) notify each Holder of Registrable Securities promptly and, if requested by such Holder, confirm such notification in writing (i) when a Registration Statement has become effective and when any post-effective amendments and supplements thereto become effective, (ii) of the issuance by the SEC or any state securities authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose, (iii) if the Company receives any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation of any proceeding for such purpose, and (iv) of the happening of any event during the period a Registration Statement is effective which is of a type specified in the last sentence of Section 2(a) hereof or as a result of which such Registration Statement or the related Prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the Prospectus), not misleading;

      (f) make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement at the earliest possible moment;

      (g) furnish to each Holder of Registrable Securities, without charge, at least one conformed copy of each Registration Statement and any post-effective amendment thereto (without documents incorporated therein by reference or exhibits thereto, unless requested);

      (h) cooperate with the selling Holders of Registrable Securities to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any Securities Act legend; and enable certificates for such Registrable Securities to be issued for such numbers of shares of Common Stock and registered in such names as the selling Holders may reasonably request at least two business days prior to any sale of Registrable Securities;

      (i) subject to the last sentence of Section 2(a) hereof and the last two sentences of Section 3(b) hereof, upon the occurrence of any event contemplated by Section 3(e)(iv) hereof, use its reasonable efforts promptly to prepare and file a supplement or prepare, file and obtain effectiveness of a post-effective amendment to a Registration Statement or the related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities, such Prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

      (j) make available for inspection by representatives of the Holders of the Registrable Securities and any counsel or accountant retained by such Holders, all financial and other records, pertinent corporate documents and properties of the Company, and cause the respective officers, directors and employees of the Company to supply all information reasonably requested by any such representative, counsel or accountant in connection with a Registration Statement; provided, however, that such records, documents or information which the Company determines, in good faith, to be confidential and notifies such representatives, counsel or accountants in writing that such records, documents or information are confidential shall not be disclosed by such representatives, counsel or accountants unless (i) the disclosure of such records, documents or information is necessary to avoid or correct a material misstatement or omission in a Registration Statement, (ii) the release of such records, documents or information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, or (iii) such records, documents or information have been generally made available to the public;

      (k) a reasonable time prior to the filing of any Registration Statement, any Prospectus, any amendment to a Registration Statement or amendment or supplement to a Prospectus, provide copies of such document (not including any documents incorporated by reference therein unless requested) to the Holders of Registrable Securities;

      (l) use its reasonable efforts to cause all Registrable Securities to be listed on any securities exchange on which similar securities issued by the Company are then listed;

      (m) provide a CUSIP number for all Registrable Securities, not later than the effective date of a Registration Statement;

      (n) otherwise use its reasonable efforts to comply with all applicable rules and regulations of the SEC and make available to its security holders, as soon as reasonably practicable, an earnings statement covering at least 12 months which shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder; and

      (o) use its reasonable efforts to cause the Registrable Securities covered by a Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable Holders to consummate the disposition of such Registrable Securities.

      The Company may require each Holder of Registrable Securities to furnish to the Company in writing such information regarding the proposed distribution by such Holder of such Registrable Securities as the Company may from time to time reasonably request in writing.

      In connection with and as a condition to the Company's obligations with respect to the Registration Statement required to be filed pursuant to Section 2 hereof and this Section 3, each Holder agrees that (i) it will not offer or sell its Registrable Securities under the Registration Statement until it has received copies of the supplemental or amended Prospectus contemplated by
Section 3(b) hereof and receives notice that any post-effective amendment has become effective, (ii) upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3(e)(iv) hereof, such Holder will forthwith discontinue disposition of Registrable Securities pursuant to a Registration Statement until such Holder receives copies of the supplemented or amended Prospectus contemplated by Section 3(i) hereof and receives notice that any post-effective amendment has become effective, and, if so directed by the Company, such Holder will deliver to the Company (at the expense of the Company) all copies in its possession, other than permanent file copies then in such Holder's possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice.

      4. Indemnification; Contribution.

      (a) Indemnification by the Company. The Company agrees to indemnify and hold harmless each Holder and its officers and directors and each Person, if any, who controls any Holder within the meaning of Section 15 of the Securities Act as follows:

                  (a) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement (or any amendment thereto) pursuant to which Registrable Securities were registered under the Securities Act, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact contained in any Prospectus (or any amendment or supplement thereto), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

                  (b) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of the Company, which consent shall not be unreasonably withheld or delayed; and

                  (c) against any and all expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), reasonably incurred in investigating, preparing or defending against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not a party, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under subparagraph (i) or (ii) above;

provided, however, that the indemnity provided pursuant to this Section 4(a) does not apply to any Holder with respect to any loss, liability, claim, damage or expense to the extent arising out of (x) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by such Holder expressly for use in a Registration Statement (or any amendment thereto) or any Prospectus (or any amendment or supplement thereto) or (y) such Holder's failure to deliver an amended or supplemental Prospectus, after having been provided copies of any such amended or supplemental Prospectus by the Company, if such loss, liability, claim, damage or expense would not have arisen had such delivery occurred.

      (b) Indemnification by Holders. Each Holder severally agrees to indemnify and hold harmless the Company and the other selling Holders, and each of their respective directors and officers (including each director and officer of the Company who signed the Registration Statement), and each Person, if any, who controls the Company or any other selling Holder within the meaning of Section 15 of the Securities Act, to the same extent as the indemnity contained in
Section 4(a) hereof (except that any settlement described in Section 4(a)(ii) shall be effected with the written consent of such Holder which consent shall not be unreasonably withheld or delayed), but only insofar as such loss, liability, claim, damage or expense arises out of or is based upon any untrue statement or omission, or alleged untrue statements or omissions, made in a Registration Statement (or any amendment thereto) or any Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Company by such selling Holder expressly for use in such Registration Statement (or any amendment thereto) or such Prospectus (or any amendment or supplement thereto).

      (c) Conduct of Indemnification Proceedings. Each indemnified party shall give reasonably prompt notice to each indemnifying party of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party (i) shall not relieve it from any liability which it may have under the indemnity agreement provided in Section 4(a) or 4(b) above, unless and to the extent it did not otherwise learn of such action and the lack of notice by the indemnified party results in the forfeiture by the indemnifying party of substantial rights and defenses and
(ii) shall not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided under Section 4(a) or 4(b) above. If the indemnifying party so elects within a reasonable time after receipt of such notice, the indemnifying party may assume the defense of such action or proceeding at such indemnifying party's own expense with counsel chosen by the indemnifying party and approved by the indemnified parties defendant in such action or proceeding, which approval shall not be unreasonably withheld; provided, however, that, if such indemnified party or parties reasonably determine that a conflict of interest exists where it is advisable for such indemnified party or parties to be represented by separate counsel or that, upon advice of counsel, there may be legal defenses available to them which are different from or in addition to those available to the indemnifying party, then the indemnifying party shall not be entitled to assume such defense and the indemnified party or parties shall be entitled to one separate counsel at the indemnifying party's or parties' expense. If an indemnifying party is not entitled to assume the defense of such action or proceeding as a result of the proviso to the preceding sentence, such indemnifying party's counsel shall be entitled to conduct such indemnifying party's defense and counsel for the indemnified party or parties shall be entitled to conduct the defense of such indemnified party or parties, it being understood that both such counsel will cooperate with each other to conduct the defense of such action or proceeding as efficiently as possible. If an indemnifying party is not so entitled to assume the defense of such action or does not assume such defense, after having received the notice referred to in the first sentence of this paragraph, the indemnifying party or parties will pay the reasonable fees and expenses of counsel for the indemnified party or parties as incurred. In such event, however, no indemnifying party will be liable for any settlement effected without the written consent of such indemnifying party, which consent may not be unreasonably withheld or delayed. If an indemnifying party is entitled to assume, and assumes, the defense of such action or proceeding in accordance with this paragraph, such indemnifying party shall not be liable for any fees and expenses of counsel for the indemnified parties incurred thereafter in connection with such action or proceeding.

      (d) Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in this Section 4 is for any reason held to be unenforceable although applicable in accordance with its terms, the Company and the selling Holders shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement incurred by the Company and the selling Holders, in such proportion as is appropriate to reflect the relative fault of and benefits to the

Company on the one hand and the selling Holders on the other (in such proportions that the selling Holders are severally, not jointly, responsible for the balance), in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits to the indemnifying party and indemnified parties shall be determined by reference to, among other things, the total proceeds received by the indemnified party and indemnified parties in connection with the offering to which such losses, claims, damages, liabilities or expenses relate. The relative fault of the indemnifying party and indemnified parties shall be determined by reference to, among other things, whether the action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or the indemnified parties, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action.

      The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 4(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 4(d), no selling Holder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of such selling Holder were offered to the public exceeds the amount of any damages which such selling Holder would otherwise have been required to pay by reason of such untrue statement or omission.

      Notwithstanding the foregoing, no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 4(d), each Person, if any, who controls a Holder within the meaning of Section 15 of the Securities Act and directors and officers of a Holder shall have the same rights to contribution as such Holder, and each director of the Company, each officer of the Company who signed the Registration Statement and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as the Company.

      5. Filing of Exchange Act Reports: Rule 144 Sales.

      (a) The Company covenants that it will file the reports required to be filed by the Company under the Securities Act and the Exchange Act so as to enable any Holder to sell Stock pursuant to Rule 144 promulgated under the Securities Act.

      (b) In connection with any sale, transfer or other disposition by any Holder of any Stock pursuant to Rule 144 promulgated under the Securities Act, the Company shall cooperate with such Holder to facilitate the timely preparation and delivery of certificates representing Stock to be sold and not bearing any Securities Act legend, and enable certificates for such Stock to be for such number of shares and registered in such names as the selling Holders may reasonably request at least two business days prior to any sale of Stock.

      6. Miscellaneous.

      (a) Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given without the written consent of the Company and the Holders of a majority in amount of the outstanding Registrable Securities; provided, however, that no amendment, modification or supplement or waiver or consent to the departure with respect to the provisions of Sections 2, 4 or 5 hereof shall be effective as against any Holder unless consented to in writing by such Holder. Notice of any amendment, modification or supplement to this Agreement adopted in accordance with this Section 6(a) shall be provided by the Company to each Holder at least thirty (30) days prior to the effective date of such amendment, modification or supplement.

      (b) Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, registered first-class mail, telex, telecopier, or any courier guaranteeing overnight delivery, to the parties at their respective addresses set forth opposite their signatures below or at such other address as a party may indicate by written notice to the other party or parties and with respect to the Company at 5605 MacArthur Boulevard, Suite 1200, Irving, Texas 75038, Attn: President.

      All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; three (3) business days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt is acknowledged, if telecopied; or at the time delivered, if delivered by an air courier guaranteeing overnight delivery.

      (c) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors, assigns and transferees of each of the parties, including, without limitation and without the need for an express assignment, subsequent Holders. If any successor, assignee or transferee of any Holder shall acquire Registrable Securities, in any manner, whether by operation of law or otherwise, such Registrable Securities shall be held subject to all of the terms of this Agreement, and by taking and holding such Registrable Securities such Person shall be entitled to receive the benefits hereof and shall be conclusively deemed to have agreed to be bound by all of the terms and provisions hereof.

      (d) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

      (e) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

      (f) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PROVISIONS THEREOF.

      (g) Specific Performance. The parties hereto acknowledge that there would be no adequate remedy at law if any party fails to perform any of its obligations hereunder, and accordingly agree that each party, in addition to any other remedy to which it may be entitled as law or in equity, shall be entitled to compel specific performance of the obligations of any other party under this Agreement in accordance with the terms and conditions of this Agreement in any court of the United Stares or any State thereof having jurisdiction.

      (h) Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

      Signature Page to Registration Rights Agreement by and among American General Hospitality Corporation, American General Hospitality Operating Partnership, L.P., the undersigned and the other parties thereto.

Address:

5605 MacArthur Blvd.                    AMERICAN GENERAL HOSPITALITY
Suite 1200                              CORPORATION
Irving, Texas 75038

                                        By:
                                           --------------------------------
                                           Name:
                                           Title:

5605 MacArthur Blvd.                    AMERICAN GENERAL HOSPITALITY
Suite 1200                              OPERATING PARTNERSHIP, L.P.
Irving, Texas 75038

                                        By: AGH GP, INC., General Partner


                                            By:
                                               ----------------------------
                                               Name:
                                               Title

      Signature Page to Registration Rights Agreement by and among American General Hospitality Corporation, American General Hospitality Operating Partnership, L.P., the undersigned and the other parties thereto, if any.

                                        HOLDER(S):

Address:

700 Route 46 East                       PRIME HOSPITALITY CORP.
Fairfield, NJ 07007-2700

                                        By:
                                           --------------------------------
                                           Name:
                                           Title:

================================================================================

                          REGISTRATION RIGHTS AGREEMENT

                            Dated as of ______, 1997

                                  by and among

                    AMERICAN GENERAL HOSPITALITY CORPORATION

                                       and

      Certain Direct and Indirect Holders of Limited Partnership Interests

           of American General Hospitality Operating Partnership, L.P.

================================================================================

                                    Exhibit K

                   List of Space Leases and Security Deposits

Mahwah Sheraton Crossroads

None

                                    Exhibit L

         Form of Subordination, Nondisturbance and Attornment Agreement

            THIS SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT (the "Agreement ") is made as of the ____ day of January, 1998 by and between MAHWAH HOLDING CORP., a Delaware corporation ("Tenant") and Bank One, Texas, N.A., as administrative agent (the "Agent") for the Banks (as hereinafter defined).

                                    RECITALS:

            A. Tenant is the tenant of those certain premises located on that certain lot, tract and parcel of real property in the Crossroads Corporate Center, Mahwah, New Jersey and more particularly described on Exhibit A attached hereto and made a part hereof (the "Premises") pursuant to that certain Operating Lease dated January __, 1998 between Tenant, as tenant, and American General Hospitality Operating Partnership, L.P., a Delaware limited partnership ("Owner"), as owner (the "Lease").

            B. Owner, Administrative Agent, as Administrative Agent, Societe Generale, Southwest Agency, as Arranger, Syndication Agent and Documentation Agent, The Bank of Nova Scotia, as Co-Agent, Wells Fargo Bank, National Association as Co-Agent and the banks and other lenders party thereto (collectively the "Banks") entered into that certain Amended and Restated Credit Agreement dated as of June 25, 1997 (as amended or modified from time to time, the "Credit Agreement"). The Banks have agreed to make a loan (the "Loan") pursuant to the Credit Agreement to Owner in the original principal amount of Three Hundred Million Dollars ($300,000,000) to be secured by a mortgage (the "Mortgage") on the Premises to Agent for the benefit of the Banks, subject to the condition that the Lease be subordinated to the lien of the Mortgage. The documents evidencing and securing the Loan shall be referred to collectively in this Agreement as the "Loan Documents".

            C. Pursuant to that certain Amended and Restated Purchase and Sale Agreement dated January ___, 1998 and the Lease, Tenant has agreed to subordinate the Lease and fees and other sums due to it as Tenant under the Lease to the lien and security interests of Mortgage on certain terms and conditions as set forth herein.

            NOW THEREFORE, in consideration of the mutual covenants and promises set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Tenant and Lender agree as follows:

            1. Tenant's Representations. Tenant represents and warrants to Lender, as of the date hereof, that the following are true and correct:

            (a) The document attached hereto as Exhibit B is a true, correct and complete copy of the Lease, including all modifications and amendments thereto, if any.

            (b) Owner is not in default in the performance of any of its obligations under the Lease and all payments and fees required to be paid by Owner to Tenant thereunder have been paid to the date hereof, except as set forth on Exhibit C attached hereto.

            2. Tenant's Agreements. Notwithstanding the terms of the Lease, Tenant hereby consents to and covenants and agrees as follows:

            (a) Notices of Defaults. Tenant shall deliver to Agent at the address stated above or such other address as Agent shall notify Tenant thereof in writing, by certified mail, a copy of any notice of default served upon Owner relating to defaults of Owner with respect to the Lease contemporaneously with the delivery of such notice to Owner. No notice to Owner shall be effective, no applicable cure period shall begin to run and neither Agent nor the Banks nor any person succeeding to their respective interests shall have any obligation to cure defaults of Owner unless and until Agent has received a copy of such notice. Before Tenant may exercise any remedies available to Tenant under a Lease by virtue of Owner's default thereunder, Agent, on behalf of Banks, shall be permitted (but shall not be obligated) to cure any such default by Owner with respect to the Lease within thirty (30) days after receipt of such notice. If such default cannot be cured within the aforesaid thirty (30) days, then Agent shall have such additional period of time as may be necessary to cure such default, if within such thirty (30) days, Agent has commenced and is diligently pursuing the remedies necessary to cure such default (including without limitation the commencement of foreclosure proceedings if necessary to effect such a cure), in which event any remedies of Tenant under the Lease, including, without limitation, such right, if any, as Tenant might otherwise have to terminate the Lease, shall not be exercised while such remedies are being so diligently pursued. [In addition, Tenant agrees to promptly deliver to Agent a copy of any written notice of default received from or given to any franchisor, licensor, manager, or liquor license company with which Tenant has entered into an agreement or contract related to the Premises.]

            (b) No Termination of Lease. Tenant shall not terminate the Lease without Agent's prior written consent. Notwithstanding the foregoing, but subject to the provisions in the Section 2(a) above, Tenant shall have the right to terminate the Lease for default by Owner with respect to non-payment of any fee due thereunder or any costs of operating the Premises in accordance with the Lease by giving Agent thirty (30) days' prior written notice of such termination. In the event Agent (or Owner) shall cure such non-payment default in the aforesaid thirty (30) day period, then any termination notice related to such cause shall be of no further force or effect.

            (c) Subordination of Lease to Lien of Mortgage. The Lease and any and all liens, rights and interests (whether constitutional, statutory, contractual, choate or inchoate and including, without limitations all mechanic's and materialmen's liens under applicable law) owed, claimed or held by Tenant in and to the Premises and/or the rents, issues, profits and income therefrom, are and shall be in all respects subordinate and inferior to Agent's right to payment under the Loan Documents and the liens and security interests created or to be created for the benefit of Agent for the benefit of the Banks and securing the repayment of the Loan including, without limitation, those created under the Mortgage covering, among other things, the Premises, and filed or to be filed of record in the public records maintained for the recording of mortgages in the jurisdiction where the Premises is located, and all renewals, extensions, increases, supplements, amendments, modifications and replacements thereof, provided, however, that notwithstanding the foregoing subordination, neither Lender not any successor or assignee thereof shall name or join Tenant as a party defendant in any foreclosure or otherwise in any suit, action or proceeding commenced or maintained for the purpose of foreclosure of the Mortgage or to recover possession of the Premises or any portion thereof unless Tenant or any person claiming through or under Tenant is deemed a necessary party under the law of the applicable jurisdiction or by the court, in which event the Tenant or such party may be so named or joined but such naming or joinder shall not otherwise be in derogation of the rights of Tenant set forth in this Agreement.

            3. Nondisturbance and Attornment.

            (a) If at any time Agent or any entity controlled by the Banks (a "Successor Owner") shall succeed to the rights of Owner under the Lease or otherwise obtain possession of the Premises as a result of the exercise of Agent's rights upon the occurrence of an event of default under the Mortgage or any other Loan Document prior to the expiration date of the Lease, each Successor Owner, by and upon acquiring title to the Premises, agrees that: (a) Tenant shall not be disturbed in the right to manage the Premises pursuant to the Lease, (b) the Lease shall not terminate as result of the Agent's actions and (c) such Successor Owner shall assume the obligations and liabilities of Owner under the Lease (including without limitation the obligation to pay Tenant the sums due with respect to the Premises under the terms of the Lease) which accrue from and after the date of such succession; in such circumstances, Tenant agrees that Tenant shall attorn to and recognize the Successor Owner as the "Owner" under the Lease and shall continue performance, on behalf of and for the benefit of such Successor Owner of Tenant's obligations under the Lease. The Lease thereafter shall continue in full force and effect as, or as if it were, a direct Lease with the successor Owner and Tenant upon and subject to all of the executory terms, conditions and covenants as are set forth in the Lease.

            (b) In the event of such succession or possession by a Successor Owner, no such successor shall: (w) be liable to Tenant for any act, omission or default of Owner under the Lease which shall have occurred prior to the Successor Owner taking title to the Premises; (x) be subject to any offset, defense, counterclaim, credit, deduction or abatement which shall have accrued to the Tenant against Owner under such Lease at any time prior to the Successor Owner taking title to the Premises; (y) be bound to make any payment to Tenant required under the Lease or otherwise required to be made prior to the Successor Owner taking title to the Premises; or (z) be bound by any agreement amending, modifying or terminating the Lease made without Agent's prior written consent; provided that neither the provisions of this subparagraph (b) or any other provision of this Agreement shall not be deemed to relieve a Successor Owner of the obligation to cure Owner defaults relating to payment of real estate taxes, insurance premiums and ground rents, to the extent set forth in the Lease, which accrued prior to such Successor Owner obtaining title to the Premises.

            (c) If the Lease is rejected or disaffirmed pursuant to any bankruptcy law or any other law affecting creditors rights generally or terminated by the actions of a receiver, should any Successor Owner thereafter become a successor Owner by foreclosure or by deed in lieu thereof, it and Tenant shall, within thirty (30) days after Lender shall obtain ownership of the Premises, enter into a new agreement for the management of the Premises on substantially the same terms and conditions as are contained in the Lease and applicable provisions of this Agreement for the remainder of the term of the Lease.

            4. Further Assurances. Tenant further agrees to (i) execute such affidavits and certificates as Agent may reasonably require to further evidence the agreements herein contained, (ii) on request from Agent, furnish Agent with copies of such information as Owner is entitled to receive under the Lease, and
(iii) cooperate with Agent's representative in any inspection of all or any portion of the Premises.

            5. No Amendment Without Agent's Consent. Tenant shall not amend, modify, supplement or replace the Lease without Agent's prior written consent.

            6. No Joint Venture. Tenant shall not be a third party beneficiary with respect to any of Agent's or the Banks' obligations to Owner set forth in the Loan Documents. The relationship of the Banks to Owner, is one of a creditor to a debtor, and Agent and the Banks are not a joint venturer or partner of Owner or Tenant.

            7. Books, Records. On the effective date of termination of the Lease in accordance with the terms of this Agreement, Tenant shall turn over to any Successor Owner all books and records relating to the Premises (copies of which may be retained by Tenant at Tenant's expense), together with such authorizations and letters of direction addressed to tenants, suppliers, employees, banks and other parties, lists of all hotel guests, and such other information relating to the Property, all as such Successor Owner may reasonably require at Owner's expense unless such termination of the Lease is for cause, and Tenant shall cooperate with such Successor Owner in the transfer of the management responsibilities to such Successor Owner or its designee at Owner's expense unless such termination of the Lease is for cause. A final accounting of unpaid fees (if any) due to Tenant under the Lease shall be made by Tenant and reasonably approved by the Successor Owner within 60 days after the effective date of termination, but such Successor Owner shall not have any liability or obligation to Tenant for unpaid fees or other amounts payable to Tenant under the Lease which accrue before such Successor Owner acquires title to the Premises or for any other matter for which such party would not be liable under
Section 3(b) hereof.

            8. Estoppel Certificate. Tenant shall deliver to Agent, within ten
(10) days after written request, a written statement duly acknowledged by an authorized representative of Tenant certifying (i) whether or not the Lease has been modified (and, if it has, specifying the date of each modification), (ii) whether or not the Lease is in full force and effect, (iii) that, to the best knowledge of Tenant, there exists no default, or condition or event which, with the giving of notice and/or lapse of time would constitute a default under the Lease or, if any such default, condition or event exists, specifying to the knowledge of Tenant the nature and period of the existence thereof and what action is being taken or is proposed to be taken with respect thereto and (iv) that, to the knowledge of Tenant, it has no rights of offset, defenses or counterclaims under the Lease (or, if it has any, specifying the same).

            9. Irrevocable Directions to Pay; Payment of Rents to Banks. Tenant hereby acknowledges receipt of that certain Irrevocable Direction to Pay (the "Direction to Pay") executed by Owner and certain affiliates of Owner. Tenant hereby agrees that Tenant shall pay all base rent, participating rent and all other amounts as may become due and payable by Tenant to Owner under and pursuant to the Lease directly to the Agent pursuant to the Direction to Pay until such time as the Agent shall notify the Tenant that the Loan has been paid and performed in full.

            10. Consent Waiver. Tenant hereby consents to the collateral assignment by Owner to Agent of the Lease and Owner's rights, title and interests thereunder, including without limitation any liens or security interests held by Owner, pursuant to the Loan Documents as security for the repayment of the Loan and agrees that Owner shall not be in default under the Lease by reason of having made such assignments. Tenant acknowledges and agrees that until the Loan Documents burdening the Premises are released [(a) no consent by Owner under the Lease shall be effective without the written consent of Agent] and (b) Agent shall have the right, but not the obligation, to take any action permitted Owner under the Lease in connection with a default by Tenant thereunder to the extent permitted by the Loan Documents.

            11.   Miscellaneous.

            (a) Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, Tenant, Agent, and their respective successors and assigns.

            (b) Choice of Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey.

            (c) Entire Agreement. This Agreement is the entire agreement between the parties in connection with the subordination of the Lease. There are no oral promises, conditions, representations, understandings, interpretations, or terms of any kind as conditions or inducements to the execution hereof or in effect between the parties. No change or addition may be made to this Agreement except by written agreement executed by both parties hereto.

            (d) Notices. All notices, requests, demands and other communications (collectively, the "Notices") to or upon the parties hereto shall be in writing and shall be deemed to have been duly given or made when received or refused, if personally delivered by messenger or national overnight courier service, or three (3) business days after deposit in the United States mail, if sent by registered or certified mail, postage prepaid, return receipt requested, addressed to the party to which such Notice is being given at the address set forth below, or at such other address as any of the parties hereto may hereafter notify the others by notice given hereunder:

         If to Tenant:

         Mahwah Holding Corp.
         c/o Prime Hospitality Corp.
         700 Route 46 East
         Fairfield, New Jersey 07707-2700
         Attention:  General Counsel
         with a copy to:

         Willkie Farr & Gallagher
         One Citicorp Center
         153 East 53rd Street
         New York, NY 10022
         Attention: Eugene A. Pinover, Esq.

         If to Lender:

         1717 Main Street, 4th Floor
         Commercial Real Estate Department
         Dallas, Texas 75201
         Attention:  Mr. Eddie Hodges, Vice President

         with a copy to:

         Bracewell & Patterson, L.L.P.
         711 Louisiana, Suite 2900
         Houston, Texas  77002
         Attention:  David W. Locascio

      (e) This Agreement may be executed in counterparts each of which shall be an original and all of which together shall constitute one and the same document.

      (f) This Agreement may be recorded in the real property records for the county in which the Premises are located by any party hereto.

            IN WITNESS WHEREOF, Tenant and Lender have caused this Assignment to be duly and properly executed under seal as of the date and year first above written.


                                    TENANT:

                                    MAHWAH HOLDING CORP.


                                    By:   ________________________
                                          Richard Szymanski
                                          Vice President

                                    Attest:   _____________________
                                              Joseph Bernadino
                                              Secretary

                                    AGENT:

                                    BANK ONE, TEXAS, N.A., as Agent

                                    By:   ___________________________
                                          Name:
                                          Title:

                                    Attest:   _______________________
                                              Name:
                                              Title:

Consent of Owner

            The undersigned, as owner of the Premises (as defined in that certain Subordination, Non-Disturbance and Attornment Agreement (the "Agreement") between Mahwah Holding Corp., as Tenant and Bank One, Texas, N.A., as Agent, attached hereto), hereby consents to the terms, covenants and conditions set forth in Agreement and agrees to be bound by the provisions thereof.



                                    AMERICAN GENERAL HOSPITALITY OPERATING
                                    PARTNERSHIP, L.P., a Delaware limited
                                    partnership



                                    By: AGH GP, Inc., its sole general partner



                                    By:   __________________________
                                          Bruce G. Wiles
                                          Executive Vice President

[NEW JERSEY]

STATE OF ____________)
                     :  ss.:
COUNTY OF ___________)


            I certify that on January __, 1998 _______________ personally came before me and this person acknowledged under oath, to my satisfaction, that:

            (a) this person signed, sealed and delivered the attached document as the _________ of BANK ONE TEXAS, N.A., as Agent, the corporation named in this document;

            (b) this document was signed, and made by the corporation as its voluntary act and deed by virtue of authority from its Board of Directors.



                              ---------------------

                              Notary Public
                              My commission expires: ___________



STATE OF NEW YORK)
                      :  ss.:
COUNTY OF NEW YORK)

            I certify that on January __, 1998, Richard Szymanski personally came before me and this person acknowledged under oath, to my satisfaction, that:

            (a) this person signed, sealed and delivered the attached document as the Vice President of MAHWAH HOLDING CORP., the corporation named in this document;

            (b) this document was signed, and made by the corporation as its voluntary act and deed by virtue of authority from its Board of Directors.

                              ---------------------

                              Notary Public
                              My commission expires: ___________

                                    EXHIBIT A

                          LEGAL DESCRIPTION OF PREMISES

                                    EXHIBIT B

                                  COPY OF LEASE

                                    EXHIBIT C

                      EXCLUSIONS TO TENANT REPRESENTATIONS

                                    Exhibit L

         Form of Subordination, Nondisturbance and Attornment Agreement

            THIS SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT (the "Agreement ") is made as of the ____ day of January, 1998 by and between CLIFTON HOLDING CORP., a Delaware corporation ("Tenant") and Bank One, Texas, N.A., as administrative agent (the "Agent") for the Banks (as hereinafter defined).

                                    RECITALS:

            A. Tenant is the tenant of those certain premises located on that certain lot, tract and parcel of real property at 275 Research Parkway, Meriden, Connecticut and more particularly described on Exhibit A attached hereto and made a part hereof (the "Premises") pursuant to that certain Operating Lease dated January, 1998 between Tenant, as tenant, and American General Hospitality Operating Partnership, L.P., a Delaware limited partnership ("Owner"), as owner (the "Lease").

            B. Owner, Administrative Agent, as Administrative Agent, Societe Generale, Southwest Agency, as Arranger, Syndication Agent and Documentation Agent, The Bank of Nova Scotia, as Co-Agent, Wells Fargo Bank, National Association as Co-Agent and the banks and other lenders party thereto (collectively the "Banks") entered into that certain Amended and Restated Credit Agreement dated as of June 25, 1997 (as amended or modified from time to time, the "Credit Agreement"). The Banks have agreed to make a loan (the "Loan") pursuant to the Credit Agreement to Owner in the original principal amount of Three Hundred Million Dollars ($300,000,000) to be secured by a mortgage (the "Mortgage") on the Premises to Agent for the benefit of the Banks, subject to the condition that the Lease be subordinated to the lien of the Mortgage. The documents evidencing and securing the Loan shall be referred to collectively in this Agreement as the "Loan Documents".

            C. Pursuant to that certain Amended and Restated Purchase and Sale Agreement dated January __, 1998 between Prime Hospitality Corp., a Delaware corporation, and Owner, and the Lease, Prime Hospitality Corp. has agreed to cause Tenant, and Tenant has agreed, to subordinate the Lease and fees and other sums due to it as Tenant under the Lease to the lien and security interests of Mortgage on certain terms and conditions as set forth herein.

            NOW THEREFORE, in consideration of the mutual covenants and promises set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Tenant and Lender agree as follows:

            1. Tenant's Representations. Tenant represents and warrants to Lender, as of the date hereof, that the following are true and correct:

            (a) The document attached hereto as Exhibit B is a true, correct and complete copy of the Lease, including all modifications and amendments thereto, if any.

            (b) Owner is not in default in the performance of any of its obligations under the Lease and all payments and fees required to be paid by Owner to Tenant thereunder have been paid to the date hereof, except as set forth on Exhibit C attached hereto.

            2. Tenant's Agreements. Notwithstanding the terms of the Lease, Tenant hereby consents to and covenants and agrees as follows:

            (a) Notices of Defaults. Tenant shall deliver to Agent at the address stated above or such other address as Agent shall notify Tenant thereof in writing, by certified mail, a copy of any notice of default served upon Owner relating to defaults of Owner with respect to the Lease contemporaneously with the delivery of such notice to Owner. No notice to Owner shall be effective, no applicable cure period shall begin to run and neither Agent nor the Banks nor any person succeeding to their respective interests shall have any obligation to cure defaults of Owner unless and until Agent has received a copy of such notice. Before Tenant may exercise any remedies available to Tenant under a Lease by virtue of Owner's default thereunder, Agent, on behalf of Banks, shall be permitted (but shall not be obligated) to cure any such default by Owner with respect to the Lease within thirty (30) days after receipt of such notice. If such default cannot be cured within the aforesaid thirty (30) days, then Agent shall have such additional period of time as may be necessary to cure such default, if within such thirty (30) days, Agent has commenced and is diligently pursuing the remedies necessary to cure such default (including without limitation the commencement of foreclosure proceedings if necessary to effect such a cure), in which event any remedies of Tenant under the Lease, including, without limitation, such right, if any, as Tenant might otherwise have to terminate the Lease, shall not be exercised while such remedies are being so diligently pursued. [In addition, Tenant agrees to promptly deliver to Agent a copy of any written notice of default received from or given to any franchisor, licensor, manager, or liquor license company with which Tenant has entered into an agreement or contract related to the Premises.]

            (b) No Termination of Lease. Tenant shall not terminate the Lease without Agent's prior written consent. Notwithstanding the foregoing, but subject to the provisions in the Section 2(a) above, Tenant shall have the right to terminate the Lease for default by Owner with respect to non-payment of any fee due thereunder or any costs of operating the Premises in accordance with the Lease by giving Agent thirty (30) days' prior written notice of such termination. In the event Agent (or Owner) shall cure such non-payment default in the aforesaid thirty (30) day period, then any termination notice related to such cause shall be of no further force or effect.

            (c) Subordination of Lease to Lien of Mortgage. The Lease and any and all liens, rights and interests (whether constitutional, statutory, contractual, choate or inchoate and including, without limitations all mechanic's and materialmen's liens under applicable law) owed, claimed or held by Tenant in and to the Premises and/or the rents, issues, profits and income therefrom, are and shall be in all respects subordinate and inferior to Agent's right to payment under the Loan Documents and the liens and security interests created or to be created for the benefit of Agent for the benefit of the Banks and securing the repayment of the Loan including, without limitation, those created under the Mortgage covering, among other things, the Premises, and filed or to be filed of record in the public records maintained for the recording of mortgages in the jurisdiction where the Premises is located, and all renewals, extensions, increases, supplements, amendments, modifications and replacements thereof, provided, however, that notwithstanding the foregoing subordination, neither Lender not any successor or assignee thereof shall name or join Tenant as a party defendant in any foreclosure or otherwise in any suit, action or proceeding commenced or maintained for the purpose of foreclosure of the Mortgage or to recover possession of the Premises or any portion thereof unless Tenant or any person claiming through or under Tenant is deemed a necessary party under the law of the applicable jurisdiction or by the court, in which event the Tenant or such party may be so named or joined but such naming or joinder shall not otherwise be in derogation of the rights of Tenant set forth in this Agreement.

            3. Nondisturbance and Attornment.

            (a) If at any time Agent or any entity controlled by the Banks (a "Successor Owner") shall succeed to the rights of Owner under the Lease or otherwise obtain possession of the Premises as a result of the exercise of Agent's rights upon the occurrence of an event of default under the Mortgage or any other Loan Document prior to the expiration date of the Lease, each Successor Owner, by and upon acquiring title to the Premises, agrees that: (a) Tenant shall not be disturbed in the right to manage the Premises pursuant to the Lease, (b) the Lease shall not terminate as result of the Agent's actions and (c) such Successor Owner shall assume the obligations and liabilities of Owner under the Lease (including without limitation the obligation to pay Tenant the sums due with respect to the Premises under the terms of the Lease) which accrue from and after the date of such succession; in such circumstances, Tenant agrees that Tenant shall attorn to and recognize the Successor Owner as the "Owner" under the Lease and shall continue performance, on behalf of and for the benefit of such Successor Owner of Tenant's obligations under the Lease. The Lease thereafter shall continue in full force and effect as, or as if it were, a direct Lease with the successor Owner and Tenant upon and subject to all of the executory terms, conditions and covenants as are set forth in the Lease.

            (b) In the event of such succession or possession by a Successor Owner, no such successor shall: (w) be liable to Tenant for any act, omission or default of Owner under the Lease which shall have occurred prior to the Successor Owner taking title to the Premises; (x) be subject to any offset, defense, counterclaim, credit, deduction or abatement which shall have accrued to the Tenant against Owner under such Lease at any time prior to the Successor Owner taking title to the Premises; (y) be bound to make any payment to Tenant required under the Lease or otherwise required to be made prior to the Successor Owner taking title to the Premises; or (z) be bound by any agreement amending, modifying or terminating the Lease made without Agent's prior written consent; provided that neither the provisions of this subparagraph (b) or any other provision of this Agreement shall not be deemed to relieve a Successor Owner of the obligation to cure Owner defaults relating to payment of real estate taxes, insurance premiums and ground rents, to the extent set forth in the Lease, which accrued prior to such Successor Owner obtaining title to the Premises.

            (c) If the Lease is rejected or disaffirmed pursuant to any bankruptcy law or any other law affecting creditors rights generally or terminated by the actions of a receiver, should any Successor Owner thereafter become a successor Owner by foreclosure or by deed in lieu thereof, it and Tenant shall, within thirty (30) days after Lender shall obtain ownership of the Premises, enter into a new agreement for the management of the Premises on substantially the same terms and conditions as are contained in the Lease and applicable provisions of this Agreement for the remainder of the term of the Lease.

            4. Further Assurances. Tenant further agrees to (i) execute such affidavits and certificates as Agent may reasonably require to further evidence the agreements herein contained, (ii) on request from Agent, furnish Agent with copies of such information as Owner is entitled to receive under the Lease, and (iii) cooperate with Agent's representative in any inspection of all or any portion of the Premises.

            5. No Amendment Without Agent's Consent. Tenant shall not amend, modify, supplement or replace the Lease without Agent's prior written consent.

            6. No Joint Venture. Tenant shall not be a third party beneficiary with respect to any of Agent's or the Banks' obligations to Owner set forth in the Loan Documents. The relationship of the Banks to Owner, is one of a creditor to a debtor, and Agent and the Banks are not a joint venturer or partner of Owner or Tenant.

            7. Books, Records. On the effective date of termination of the Lease in accordance with the terms of this Agreement, Tenant shall turn over to any Successor Owner all books and records relating to the Premises (copies of which may be retained by Tenant at Tenant's expense), together with such authorizations and letters of direction addressed to tenants, suppliers, employees, banks and other parties, lists of all hotel guests, and such other information relating to the Property, all as such Successor Owner may reasonably require at Owner's expense unless such termination of the Lease is for cause, and Tenant shall cooperate with such Successor Owner in the transfer of the management responsibilities to such Successor Owner or its designee at Owner's expense unless such termination of the Lease is for cause. A final accounting of unpaid fees (if any) due to Tenant under the Lease shall be made by Tenant and reasonably approved by the Successor Owner within 60 days after the effective date of termination, but such Successor Owner shall not have any liability or obligation to Tenant for unpaid fees or other amounts payable to Tenant under the Lease which accrue before such Successor Owner acquires title to the Premises or for any other matter for which such party would not be liable under
Section 3(b) hereof.

            8. Estoppel Certificate. Tenant shall deliver to Agent , within ten
(10) days after written request, a written statement duly acknowledged by an authorized representative of Tenant certifying (i) whether or not the Lease has been modified (and, if it has, specifying the date of each modification), (ii) whether or not the Lease is in full force and effect, (iii) that, to the best knowledge of Tenant, there exists no default, or condition or event which, with the giving of notice and/or lapse of time would constitute a default under the Lease or, if any such default, condition or event exists, specifying to the knowledge of Tenant the nature and period of the existence thereof and what action is being taken or is proposed to be taken with respect thereto and (iv) that, to the knowledge of Tenant, it has no rights of offset, defenses or counterclaims under the Lease (or, if it has any, specifying the same).

            9. Irrevocable Directions to Pay; Payment of Rents to Banks. Tenant hereby acknowledges receipt of that certain Irrevocable Direction to Pay (the "Direction to Pay") executed by Owner and certain affiliates of Owner. Tenant hereby agrees that Tenant shall pay all base rent, participating rent and all other amounts as may become due and payable by Tenant to Owner under and pursuant to the Lease directly to the Agent pursuant to the Direction to Pay until such time as the Agent shall notify the Tenant that the Loan has been paid and performed in full.

            10. Consent Waiver. Tenant hereby consents to the collateral assignment by Owner to Agent of the Lease and Owner's rights, title and interests thereunder, including without limitation any liens or security interests held by Owner, pursuant to the Loan Documents as security for the repayment of the Loan and agrees that Owner shall not be in default under the Lease by reason of having made such assignments. Tenant acknowledges and agrees that until the Loan Documents burdening the Premises are released [(a) no consent by Owner under the Lease shall be effective without the written consent of Agent] and (b) Agent shall have the right, but not the obligation, to take any action permitted Owner under the Lease in connection with a default by Tenant thereunder to the extent permitted by the Loan Documents.

            11. Miscellaneous.

            (a) Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, Tenant, Agent, and their respective successors and assigns.

            (b) Choice of Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Connecticut.

            (c) Entire Agreement. This Agreement is the entire agreement between the parties in connection with the subordination of the Lease. There are no oral promises, conditions, representations, understandings, interpretations, or terms of any kind as conditions or inducements to the execution hereof or in effect between the parties. No change or addition may be made to this Agreement except by written agreement executed by both parties hereto.

            (d) Notices. All notices, requests, demands and other communications (collectively, the "Notices") to or upon the parties hereto shall be in writing and shall be deemed to have been duly given or made when received or refused, if personally delivered by messenger or national overnight courier service, or three (3) business days after deposit in the United States mail, if sent by registered or certified mail, postage prepaid, return receipt requested, addressed to the party to which such Notice is being given at the address set forth below, or at such other address as any of the parties hereto may hereafter notify the others by notice given hereunder:

            If to Tenant:

            Clifton Holding Corp.
            c/o Prime Hospitality Corp.
            700 Route 46 East
            Fairfield, New Jersey 07707-2700
            Attention:  General Counsel

            with a copy to:

            Willkie Farr & Gallagher
            One Citicorp Center
            153 East 53rd Street
            New York, NY 10022
            Attention: Eugene A. Pinover, Esq.

            If to Lender:

            1717 Main Street, 4th Floor
            Commercial Real Estate Department
            Dallas, Texas 75201
            Attention:  Mr. Eddie Hodges, Vice President

            with a copy to:

            Bracewell & Patterson, L.L.P.
            711 Louisiana, Suite 2900
            Houston, Texas  77002
            Attention:  David W. Locascio

            (e) This Agreement may be executed in counterparts each of which shall be an original and all of which together shall constitute one and the same document.

            (f)This Agreement may be recorded in the real property records for the county in which the Premises are located by any party hereto.

            IN WITNESS WHEREOF, Tenant and Lender have caused this Assignment to be duly and properly executed under seal as of the date and year first above written.

                                    TENANT:

                                    CLIFTON HOLDING CORP., a Delaware
                                    corporation


                                    By:
                                        ------------------------
                                        Richard Szymanski
                                        Vice President


                                    Attest:
                                            ---------------------
                                            Joseph Bernadino
                                            Secretary

                                    AGENT:

                                    BANK ONE, TEXAS, N.A., as Agent


                                    By:
                                        ---------------------------
                                        Name:
                                        Title:


                                    Attest:
                                            -----------------------
                                            Name:
                                            Title:

Consent of Owner

            The undersigned, as owner of the Premises (as defined in that certain Subordination, Non-Disturbance and Attornment Agreement (the "Agreement") between Clifton Holding Corp., as Tenant and Bank One, Texas, N.A., as Agent, attached hereto), hereby consents to the terms, covenants and conditions set forth in Agreement and agrees to be bound by the provisions thereof.

                                    AMERICAN GENERAL HOSPITALITY OPERATING
                                    PARTNERSHIP, L.P., a Delaware limited
                                    partnership

                                    By: AGH GP, Inc., its sole general partner


                                    By:
                                        --------------------------
                                        Bruce G. Wiles
                                        Executive Vice President

[CONNECTICUT]

STATE OF NEW YORK)
                          :  ss.:
COUNTY OF NEW YORK)

            On the ___ day of January, 1998, before me personally appeared Richard Szymanski, to me known, who, being by me duly sworn did depose and say that (s)he is the Vice President of CLIFTON HOLDING CORP., the corporation described in and which executed the above instrument; that (s)he signed his/her name thereto by authority of the Board of Directors of said corporation.


                              ---------------------
                              Notary Public,
                              My commission expires:
                                                     -----------

STATE OF NEW YORK)
                          :  ss.:
COUNTY OF NEW YORK)

            On the ___ day of January, 1998, before me personally appeared _____________, to me known, who, being by me duly sworn did depose and say that
(s)he is the ________________ of BANK ONE, TEXAS, N.A., as Agent, the corporation described in and which executed the above instrument; that (s)he signed his/her name thereto by authority of the Board of Directors of said corporation.


                              ---------------------
                              Notary Public,
                              My commission expires:
                                                     -----------

                                    EXHIBIT A

                          LEGAL DESCRIPTION OF PREMISES

                                    EXHIBIT B

                                  COPY OF LEASE

                                    EXHIBIT C

                      EXCLUSIONS TO TENANT REPRESENTATIONS

                                    Exhibit O

                    Form of Accountant Representation Letter

[current date]

Coopers & Lybrand, L.L.P.
1999 Bryan Suite 3000
Dallas, Texas 75201

Gentlemen:

In connection with your audits of the trial balances of the hotel properties listed on Exhibit A attached hereto (collectively the "Acquisition Hotels") to be acquired by American General Hospitality Operating Partnership, L.P. and presented and reported on as a group for the purpose of expressing an opinion as to whether the Acquisition Hotels financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Acquisition Hotels in conformity with generally accepted accounting principles, we confirm, to the best of our knowledge and belief, as of _____, the following representations made to you during your audits.

Certain representations in this letter are described as being limited to those matters that are material. Solely for the purpose of preparing this letter, the term "material," when used in this letter, means any item or group of similar items involving potential amounts of more than 50% of assets, liabilities, shareholders' equity, or net income, as appropriate for the item. These percentages are not intended to represent the materiality threshold for financial reporting and disclosure purposes. Notwithstanding this, an item is considered material, regardless of size, if it involves an omission or misstatement of accounting information that, in the light of surrounding circumstances, makes it probable that the judgment of a reasonable person relying on the information would have been changed or influenced by the omission or misstatement.

1. We are responsible for the fair presentation in the trial balances of the financial position and results of operations of the Acquisition Hotels in conformity with generally accepted accounting principles.

2. We have made available to you all financial and accounting records and related data for the Acquisition Hotels.

3. There are no material transactions that have not been properly recorded in the accounting records underlying the financial statements for the Acquisition Hotels.

4.    With respect to each of the Acquisition Hotels, there have been no:

      a. Irregularities involving management or those employees who have significant roles in the internal control structure.

      b. Irregularities involving other employees that could have a material effect on the financial statements.

      c. Violations or possible violations of laws or regulations whose effects should be considered for disclosure in the financial statements or as a basis for recording a loss contingency.

      We understand the term "irregularities" to mean those matters described in Statement on Auditing Standards No. 53.

5. There have been no communications from regulatory agencies concerning noncompliance with or deficiencies in financial reporting practices with respect to the Acquisition Hotels that could have a material effect on the trial balances in the event of noncompliance.

6. The Acquisition Hotels have complied with all aspects of debt and other contractual agreements that would have a material effect on the trial balances in the event of noncompliance.

7. All liens, encumbrances, and security interests requiring disclosure in the trial balances for each Acquisition Hotel have been properly disclosed. Title insurance is carried with respect to each Acquisition Hotel by the owner thereof.

8. The receivables recorded in the trial balances for each Acquisition Hotel represent the valid claims against guests for charges arising on or before the balance sheet date and are not subject to discount. These receivables have been appropriately reduced to their estimated net realizable value.

9. Provision has been made to reduce excess or obsolete inventories for each of the Acquisition Hotels to their estimated net realizable value.

10. There are no material liabilities or gain or loss contingencies for any of the Acquisition Hotels that are required to be accrued or disclosed by Statement of Financial Accounting Standards No. 5 that have not been accrued or disclosed. There are no unasserted claims or assessments that our legal counsel has advised us are probable of assertion and must be disclosed in accordance with that Statement.

11. Commitments for future purchases for each of the Acquisition Hotels are for quantities not in excess of anticipated requirements and at prices that are not anticipated to result in loss. Provision has been made for any material loss to be sustained in the fulfillment of, or from the inability to fulfill, any sales commitments with respect to each Acquisition Hotel.

12. The following have been properly recorded or disclosed in the trial balances for each of the Acquisition Hotels [if none, include under a separate item with the introduction "There are no..."]:

      a. Related party transactions and related amounts receivable or payable, including sales, purchases, loans, transfers, leasing arrangements, and guarantees.

            (We understand the term "related party" to include those entities described in Statement of Financial Accounting Standards No. 57.)

      b. Capital stock repurchase options or agreement or capital stock reserved for options, warrants, conversions, or other requirements.

      c. Arrangements with financial institutions involving compensating balances, arrangements involving restrictions on cash balances and lines of credit, or similar arrangements.

      d. Financial instruments with off-balance-sheet risk and financial instruments with concentrations of credit risk.

      e. Guarantees, whether written or oral, under which the Hotel is contingently liable to a bank or other lending institution.

      f. Estimates for which both (a) it is at least reasonably possible that the estimates will change in the near future (i.e., within one year from the date of the trial balances) due to one or more future confirming events, and (b) the effect of the change would be material to the trial balances.

      g. Concentrations that make the entity vulnerable to the risk of a near-term severe impact and for which it is at least reasonably possible that events that could cause the severe impact will occur in the near term. For the purpose of this letter, a "severe impact" is a significant financially disruptive effect on the normal functioning of the entity.

No events have occurred subsequent to the balance sheet date for each of the Acquisition Hotels that would require adjustment to, or disclosure in, the trial balances.

This letter may be relied upon solely by Coopers & Lybrand, L.L.P. in connection with the acquisition by American General Hospitality Operating Partnership, L.P. of the Acquisition Hotels. No other party shall be, or be deemed to be, a third party beneficiary of this letter.


                                    --------------------------------------------
                                    [Name and title of chief executive officer]


                                    --------------------------------------------
                                    [Name and title of chief financial officer]

                                    Exhibit R

                  Form of Bill of Sale and Assignment Agreement

            THIS BILL OF SALE AND ASSIGNMENT AGREEMENT (the "Bill of Sale and Assignment") is made as of the ____ day of January, 1998 by and between MAHWAH HOLDING CORP., a Delaware corporation ("Seller") and AMERICAN GENERAL HOSPITALITY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership ("Purchaser").

                                    RECITALS:

            A. Seller and Purchaser have entered into that certain Amended and Restated Purchase and Sale Agreement dated January __, 1998 (the "Purchase Agreement") pursuant to which Seller agreed to sell, assign, transfer and deliver or to cause to be sold, assigned, transferred and delivered, and Assignee agreed to assume, with respect to that certain property located in the Crossroads Corporate Center, Mahwah, New Jersey and more specifically described on Exhibit A attached hereto (the "Property"), the following (collectively referred to as the "Assets"):

                  (i) all supplies, appliances, machinery, devices, fixtures, appurtenances, equipment, furniture, furnishings and articles of tangible personal property of every kind and nature whatsoever owned by Seller and located in or at, or used exclusively in connection with the ownership, operation or maintenance of the Property;

                  (ii) all books, records and files relating to the leasing, maintenance, management or operation of the Property; and

                  (iii) all transferable or assignable permits, certificates of occupancy, operating permits, sign permits, development rights and approvals, certificates, licenses, warranties and guarantees, telephone exchange numbers identified with the Property held by Seller and all other transferable intangible property, miscellaneous rights, benefits and privileges of any kind or character with respect to the Property held by Seller (other than certain contract rights), including without limitation all trademarks, trade names, copyrights, patents or technical processes, owned and used by Seller which pertain solely to the Property and expressly excluding all trademarks, trade names, copyrights, patents or technical processes owned or used by Seller with respect to any other property owned, leased or managed by Seller or with respect to Seller itself or Seller's affiliates.

            B. All capitalized terms in this Bill of Sale and Assignment Agreement not otherwise defined herein shall have the meaning ascribed to them in the Purchase Agreement.

            NOW THEREFORE, in consideration of the mutual covenants and promises set forth in this Bill of Sale and Assignment and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Purchaser agree as follows:

            1. Sale, Transfer and Assignment of Assets.

            Seller hereby sells, assigns, transfers, conveys and delivers unto Purchaser, its successors and assigns, all right, title and interest of Seller in, to and under the Assets from and after the date hereof (the "Effective Date").

            2. Assumption of Assets.

            Purchaser hereby accepts the Assets and assumes all covenants, duties and obligations of Seller, if any, which may arise, directly or indirectly, in connection with such Assets from and after the Effective Date.

            3. Indemnity in favor of Purchaser.

            Seller hereby agrees to indemnify, defend and hold Purchaser harmless from and against any and all claims, demands, suits, causes of action, judgments, damages, losses, fines, penalties, costs and expenses, including without limitation, reasonable attorneys' fees and disbursements (collectively, the "Liabilities") arising from or relating to the Assets prior to the Effective Date.

            4. Indemnity in favor of Seller.

            Purchaser hereby agrees to indemnify, defend and hold Seller harmless from and against any and all Liabilities arising from or relating to the Assets from and after the Effective Date.

            5.    Grant of License.

            Notwithstanding anything to the contrary contained in this Bill of Sale and Assignment, Seller hereby grants to Purchaser a non-exclusive license to use those certain trademarks, trade names, copyrights, patents or technical processes which or owned or used in connection with the Property and other properties of Seller or with respect to Seller itself or Seller Subsidiaries (all as defined in the Purchase Agreement), on the limited terms set forth in the Purchase Agreement.

            6.    Miscellaneous.

            (a) Successors and Assigns. This Bill of Sale and Assignment shall be binding upon, and inure to the benefit of, Seller, Purchaser and their respective successors and assigns.

            (b) Choice of Law. This Bill of Sale and Assignment shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey.

            (c) Entire Agreement. This Bill of Sale and Assignment and the Purchase Agreement are the entire agreement between the parties in connection with the sale, transfer, assignment, acceptance and assumption of the Assets. There are no oral promises, conditions, representations, understandings, interpretations, or terms of any kind as conditions or inducements to the execution hereof or in effect between the parties. No change or addition may be made to this Bill of Sale and Assignment except by written agreement executed by both parties hereto.

            IN WITNESS WHEREOF, Seller and Purchaser have caused this Bill of Sale and Assignment to be duly and properly executed as of the date and year first above written.


                                    SELLER:

                                    MAHWAH HOLDING CORP., a Delaware
                                    corporation


                                    By:   ________________________
                                          Richard Szymanski
                                          Vice President


                                   PURCHASER:

                                   AMERICAN GENERAL HOSPITALITY OPERATING
                                   PARTNERSHIP, L.P., a Delaware limited
                                   partnership



                                   By: AGH GP, Inc., its sole general partner



                                   By:   __________________________
                                         Bruce G. Wiles
                                         Executive Vice President

                                    Exhibit S

                Form of Assignment and Assumption of Space Leases

            THIS ASSIGNMENT AND ASSUMPTION OF SPACE LEASES (the "Assignment") is made as of the ____ day of January, 1998 by and between PRIME HOSPITALITY CORP., a Delaware corporation ("Assignor") and MAHWAH HOLDING CORP., a Delaware corporation ("Assignee").

RECITALS:

            A. Pursuant to that certain Amended and Restated Purchase and Sale Agreement dated January __, 1998 between Assignor and American General Hospitality Operating Partnership, L.P. (the "Purchase Agreement"), Assignor has on the date hereof granted, sold, transferred and conveyed all of its right, title and interest in and to that certain property, more particularly described on Exhibit A attached hereto (the "Property") to [American General Hospitality Operating Partnership, L.P. **[or]** ___________] ("Owner").

            B. Contemporaneously with the sale of the Property, Assignee is entering into a Lease with Owner pursuant to which the Property will be leased to Assignee.

            C. At the direction of Owner, Assignor hereby assigns, transfers and delivers to Assignee all of its right, title and interest under those certain leases of all or a portion of the Premises which are listed on Exhibit B attached hereto and made a part hereof (collectively, the "Space Leases").

            NOW THEREFORE, in consideration of the mutual covenants and promises set forth in this Assignment and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee agree as follows:

            1.    Assignment of Space Leases.

            Assignor hereby sells, assigns, transfers, conveys and delivers unto Assignee, its successors and assigns, all right, title and interest of Assignor in, to and under the Space Leases from and after the date hereof (the "Effective Date").

            2.    Assumption of Space Leases.

            Assignee hereby accepts such assignment and assumes all of Assignor's right, title and interest in and to the Space Leases and agrees to perform all covenants, duties and obligations of Assignor pursuant to the Space Leases which may arise, directly or indirectly, or are applicable to, the period from and after the Effective Date.

            3. Indemnity in favor of Assignee.

            Assignor hereby agrees to indemnify, defend and hold Assignee harmless from and against any and all claims, demands, suits, causes of action, judgments, damages, losses, fines, penalties, costs and expenses, including without limitation, reasonable attorneys' fees and disbursements (collectively, the "Liabilities") arising from or relating to the Assignor's performance of, or failure to perform, the obligations of landlord under the Space Leases prior to the Effective Date.

            4. Indemnity in favor of Assignor.

            Assignee hereby agrees to indemnify, defend and hold Assignor harmless from and against any and all Liabilities arising from or relating to the Assignee's performance of, or failure to perform, the obligations of landlord under the Space Leases from and after the Effective Date.

            5.    Miscellaneous.

            (a) Successors and Assigns. This Assignment shall be binding upon, and inure to the benefit of, Assignor, Assignee and their respective successors and assigns.

            (b) Choice of Law. This Assignment shall be governed by and construed and enforced in accordance with the laws of the State of [insert jurisdiction in which Premises is located].

            (c) Entire Agreement. This Assignment and the Agreement are the entire agreement between the parties in connection with the assignment and assumption of the Space Leases. There are no oral promises, conditions, representations, understandings, interpretations, or terms of any kind as conditions or inducements to the execution hereof or in effect between the parties. No change or addition may be made to this Assignment except by written agreement executed by both parties hereto.

            IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be duly and properly executed as of the date and year first above written.


                                    ASSIGNOR:

                                    PRIME HOSPITALITY CORP.

                                    By:   __________________________
                                          Name:
                                          Title:


                                    Attest:   _____________________
                                              Name:
                                              Title:

                                    ASSIGNEE

                                    By:   _______________________
                                          Name:
                                          Title:

                                    Attest:   __________________
                                              Name:
                                              Title:

[NEW JERSEY]

STATE OF _________________)
                          :  ss.:
COUNTY OF ________________)


            I certify that on _________, 1998 _______________ personally came before me and this person acknowledged under oath, to my satisfaction, that:

            (a) this person signed, sealed and delivered the attached document as the _________ of PRIME HOSPITALITY CORP., the corporation named in this document;

            (b) this document was signed, and made by the corporation as its voluntary act and deed by virtue of authority from its Board of Directors.



                              ---------------------
                              Notary Public
                              My commission expires: ___________



STATE OF _________________)
                          :  ss.:
COUNTY OF ________________)


            I certify that on _________, 1998 _______________ personally came before me and this person acknowledged under oath, to my satisfaction, that:

            (a) this person signed, sealed and delivered the attached document as the _________ of _______________________, the corporation named in this document;

            (b) this document was signed, and made by the corporation as its voluntary act and deed by virtue of authority from its Board of Directors.



                              ---------------------
                              Notary Public
                              My commission expires: ___________

                                    EXHIBIT A

                                LEGAL DESCRIPTION

                                    EXHIBIT B

                              LIST OF SPACE LEASES

                                      NONE

                                    Exhibit T

                      List Of Leased FF&E For Each Property

RENT OF FURNISHINGS:

Represents payments under long-term leases for furnishings and equipment which if not leased would be purchased and capitalized. Listed below are the copier and auto leases included in this category:

                                                                                                         Monthly    Cost per
              Location           Vendor                  Description                      Term           Amount       Copy
-----------------------------------------------------------------------------------------------------------------------------
Copier
Leases:

  MS           Mahwah         Mita Copystar       DC3060 Copier, RAD F6 Feeder,    01/09/97-03/09/2000   279.00      0.0135
             Crossroads                           AS 2120 Staple Sorter, Stand

  MS           Mahwah         Mita Copystar       DC5590 Copier, AS5120            01/09/97-03/09/2000   628.00      0.0115
             Crossroads                           Stapler/Sorter

  MS           Mahwah         Mita Copystar       DC5590 Copier, AS5120            01/09/97-03/09/2000   628.00      0.0115
             Crossroads                           Stapler/Sorter

  MS           Mahwah         Pitney Bowes        Mailing Machine - (2) Model      06/30/96-09/30/2000   123.02        N/A
             Crossroads                           #5500/8560

  MS           Mahwah       Hotel Services Inc.   Robo Bar Rent                    08/01/92-07/31/99     5,200.00      N/A
             Crossroads

Vehicle
Leases:

  MS           Mahwah       United States Fleet   Super Cargo Van 138"             05/25/96-02/24/00     915.43
             Crossroads

                                    Exhibit U

                          List of Employment Agreements
                               and Union Contracts

None

                                    EXHIBIT V


             EXCLUSIONS TO REPRESENTATIONS REGARDING COMPLIANCE WITH
                                APPLICABLE LAWS

Mahwah Sheraton
State Housing violations to be reinspected
Elevator violation to be reinspected

                                    Exhibit W

                 Form of Assignment and Assumption of Contracts

            THIS ASSIGNMENT AND ASSUMPTION OF CONTRACTS (the "Assignment") is made as of the ____ day of January, 1998 by and between PRIME HOSPITALITY CORP., a Delaware corporation ("Assignor") and CLIFTON HOLDING CORP., a Delaware corporation ("Assignee").

                                  RECITALS:

            A. Pursuant to that certain Amended and Restated Purchase and Sale Agreement (the "Purchase Agreement") dated January __, 1998 between Assignor and American General Hospitality Operating Partnership, L.P. ("Owner"), Assignor has on the date hereof granted, sold, transferred and conveyed all of its right, title and interest in and to that certain property located at 275 Research Parkway, Meriden, Connecticut and more particularly described on Exhibit A attached hereto (the "Property") to Owner.

            B. Contemporaneously with the sale of the Property, Assignee is entering into a Lease with Owner pursuant to which the Property will be leased to Assignee.

            C. At the direction of Owner, Assignor hereby assigns, transfers and delivers to Assignee all of its right, title and interest in and to all hotel licensing agreements, service contracts, equipment leases, booking agreements and other arrangements or agreements to which Assignor is a party affecting the ownership, repair, maintenance, management, leasing or operation of the Property, to the extent Assignor's interest therein is assignable (collectively, the "Contracts").

            D. All capitalized terms in this Assignment Agreement not otherwise defined herein shall have the meaning ascribed to them in the Purchase Agreement.

            NOW THEREFORE, in consideration of the mutual covenants and promises set forth in this Assignment and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee agree as follows:

            1. Assignment of Contracts.

            Assignor hereby sells, assigns, transfers, conveys and delivers unto Assignee, its successors and assigns, all right, title and interest of Assignor in, to and under the Contracts from and after the date hereof (the "Effective Date").

            2. Assumption of Contracts.

            Assignee hereby accepts such assignment and assumes all covenants, duties and obligations of Assignor, if any, which may arise, directly or indirectly, in connection with such Contracts from and after the Effective Date.

            3. Indemnity in favor of Assignee.

            Assignor hereby agrees to indemnify, defend and hold Assignee harmless from and against any and all claims, demands, suits, causes of action, judgments, damages, losses, fines, penalties, costs and expenses, including without limitation, reasonable attorneys' fees and disbursements (collectively, the "Liabilities") arising from or relating to Assignor's performance of, or failure to perform, the obligations of the owner/manager under the Contracts prior to the Effective Date.

            4. Indemnity in favor of Assignor.

            Assignee hereby agrees to indemnify, defend and hold Assignor harmless from and against any and all Liabilities arising from or relating to the Assignee's performance of, or failure to perform, the obligations of the owner/manager under the Contracts from and after the Effective Date.

            5. Miscellaneous.

            (a) Successors and Assigns. This Assignment shall be binding upon, and inure to the benefit of, Assignor, Assignee and their respective successors and assigns.

            (b) Choice of Law. This Assignment shall be governed by and construed and enforced in accordance with the laws of the State of Connecticut.

            (c) Entire Agreement. This Assignment and the Purchase Agreement are the entire agreement between the parties in connection with the sale, transfer, assignment, acceptance and assumption of the Contracts. There are no oral promises, conditions, representations, understandings, interpretations, or terms of any kind as conditions or inducements to the execution hereof or in effect between the parties. No change or addition may be made to this Assignment except by written agreement executed by both parties hereto.

            IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be duly and properly executed as of the date and year first above written.

                                    ASSIGNOR:

                                    PRIME HOSPITALITY CORP., a Delaware
                                    corporation


                                    By:
                                        ------------------------
                                        Richard Szymanski
                                        Vice President

                                    ASSIGNEE:

                                    CLIFTON HOLDING CORP., a Delaware
                                    corporation


                                    By:
                                        -------------------------
                                        Richard Szymanski
                                        Vice President

                                    Exhibit A

                                Legal Description

                                    Exhibit A

                                Legal Description

                                    Exhibit X

                          List of Environmental Reports

Prime Hospitality Corp.
Leaseback Properties - Turnpike

------------------------------------------------------------------------------------------------
Name                        Group  Appraisal            Date      Environmental  Phase  Date
------------------------------------------------------------------------------------------------
Mahwah Crossroads Sheraton         Cushman & Wakefield  06/25/91
------------------------------------------------------------------------------------------------

      This document is one of several agreements which are substantially identical in form and substance except as to the description of the property and purchase price which is outlined as follows:


Property Description                   Sales Amount
--------------------                   ------------
Las Vegas Crowne Plaza                  $26,500,000
Las Vegas St. Tropez                     26,055,000
Mahwah Ramada                             8,182,000
Mahwah Sheraton                          24,695,000
Meriden Ramada                            9,485,000
Mount Arlington Four Points               4,690,000
Portland Crowne Plaza                    24,575,000
Shelton Ramada                           14,225,000
                                       ------------
                                       $138,407,000
                                       ============